As filed with the Securities and Exchange Commission on November 6, 2024

Registration No. 333-282164

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yuanbao Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	6411	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 2, No.8 Beichen West Road,

Chaoyang District, Beijing, 100101,

The People’s Republic of China

+86 10 64849901

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mengyu Lu, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3300	Justin You Zhou, Esq. Kirkland & Ellis International LLP 58th Floor, China World Tower A No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10 5737-9315	Benjamin Su, Esq. Daying Zhang, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place Central, Hong Kong People’s Republic of China +852 2912-2500

Approximate date of commencement of proposed sale to the public:

as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated    , 2024.

American Depositary Shares

Yuanbao Inc.

Representing      Class A Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, of Yuanbao Inc. We are offering      ADSs. Each ADS represents     of our Class A ordinary shares, par value US$0.0001 per share.

Prior to this offering, there has been no public market for the ADSs or our Class A ordinary shares. We anticipate that the initial public offering price will be between US$     and US$     per ADS.

We intend to apply for the listing of the ADSs on the Nasdaq Stock Market (“Nasdaq”) under the symbol “YB.”

Yuanbao Inc. is not an operating company but a Cayman Islands holding company with operations primarily conducted by its wholly-owned mainland China subsidiaries and through contractual arrangements with variable interest entity (the “VIE”) and the VIE’s subsidiaries based in mainland China. However, we and our shareholders do not have any equity interests in the VIE due to the current legal restrictions of mainland China on foreign ownership of value-added telecommunication business and qualification requirements on foreign investors in the insurance intermediary business. As a result, we operate a significant portion of the PRC Operating Entities’ business in mainland China through certain contractual arrangements with the VIE, which provides investors with exposure to foreign investment in China-based companies where Chinese laws and regulations prohibit or restrict direct foreign investment in certain operating companies. This structure allows us to be considered the primary beneficiary of the VIE for accounting purposes, which serves the purpose of consolidating the financial results of the VIE in our consolidated financial statements under generally accepted accounting principles in the U.S. For a summary of these contractual arrangements, see “Corporate History and Structure.” The VIE is consolidated for accounting purpose only and Yuanbao Inc. does not own any equity interest in the VIE. Investors in our ADSs are purchasing equity interests in Yuanbao Inc., the Cayman Islands holding company, and are not purchasing, and may never directly hold, equity interests in the VIE. As used in this prospectus, “we,” “us,” “our company,” “our” or “Yuanbao” refers to Yuanbao Inc. and its subsidiaries, and, in the context of describing our consolidated financial information, business operations and operating data, refers to Yuanbao Inc., its subsidiaries, the VIE and its subsidiaries.

Our corporate structure is subject to risks relating to our contractual arrangements with the VIE and its respective shareholders. Such contractual arrangements have not been tested in any of the courts in mainland China. There may be changes regarding the interpretation and application of current and future laws, regulations and rules of mainland China relating to these contractual arrangements. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant laws, regulations and rules of mainland China or the interpretation thereof change in the future, we could be subject to severe penalties or, as a result, lose our interests in the VIE or forfeit our rights under the contractual arrangements. Yuanbao Inc. and investors in the ADSs may face uncertainty about potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIE and, consequently, significantly affect our ability to consolidate the financial results of the VIE and the financial performance of our company as a whole. If we are unable to claim our contractual rights over the assets of the VIE, the ADSs may decline in value or become worthless. If the VIE structure is restricted or disallowed in the future, it would likely result in a material adverse change in our operations and the ADSs may significantly decline in value or become worthless. See “Risk Factors—Risks Related to Our Corporate Structure.”

Our ability to pay dividends, if any, to the shareholders and ADSs investors and to service any debt we may incur will depend upon dividends paid by our mainland China subsidiary. Relevant laws and regulations of mainland China permit the mainland China companies to pay dividends only out of distributable profits, if any, as determined in accordance with mainland China accounting standards and regulations. Our mainland China subsidiary may pay dividends only out of its accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with mainland China accounting standards and regulations; and our mainland China subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. At its discretion, our mainland China subsidiary may allocate a portion of their after-tax profits based on PRC GAAP to discretional funds. Additionally, our mainland China subsidiary and the VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the statutory reserves. If we fail to obtain sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. Such laws and regulations would limit our ability to transfer cash between Yuanbao Inc., our mainland China subsidiary, the VIE and their shareholders, or investors.

Under laws of mainland China, Yuanbao Inc. may, via its intermediary holding companies, provide funding to our mainland China subsidiary only through capital contributions or loans, and to the VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. In 2022, 2023 and the nine months ended September 30, 2024, transfers of cash were made across our organization through capital contributions, intragroup loans and payments for services provided. In 2022, 2023 and the nine months ended September 30, 2024, Yuanbao Inc. transferred RMB66.8 million, nil and nil to our mainland China subsidiary, respectively, by way of capital contribution, and our mainland China subsidiary transferred RMB78.2 million, RMB36.0 million (US$5.1 million) and RMB1.5 million (US$0.2 million) to the VIE, respectively, through intra-group loans and payment for services. In 2022, 2023 and the nine months ended September 30, 2024, the VIE transferred RMB11.9 million, RMB73.3 million (US$10.4 million) and RMB550.7 million (US$78.5 million) to our mainland China subsidiary, respectively, through repayment of loans and payment for services. Apart therefrom, as of the date of this prospectus, no other cash or asset was transferred within our organization. Yuanbao Inc. has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Prospectus Summary—Transfer of Funds and Other Assets.” As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable laws and regulations of mainland China without limitations, subject to satisfaction of applicable government registration and approval requirements.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020 and amended by the Consolidated Appropriations Act, 2023 enacted on December 29, 2022. The amended HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The Consolidated Appropriations Act, 2023 reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years. On December 16, 2021, the PCAOB issued its report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, including our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a “Commission-Identified Issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “Commission-Identified Issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in the PRC Operating Entities’ operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For more details, see “Risk Factors—Risks Related to Doing Business in Mainland China—Our ADSs will be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

We face risks and uncertainties associated with being based in or having the PRC Operating Entities’ operations primarily in mainland China and the evolving laws and regulations of mainland China. For example, we face risks associated with regulatory approvals and filing procedures on offerings conducted overseas by and foreign investment in mainland China-based issuers, the use of the VIE structure, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. These risks could result in a material adverse change in the PRC Operating Entities’ operations and the value of our ADSs, impact our ability to conduct the PRC Operating Entities’ business, accept foreign investment, significantly limit or completely hinder our ability to continue to offer securities to investors or list on a U.S. or foreign stock exchange, or cause the value of such securities to significantly decline or be of little or no value. For a detailed description of risks related to doing business in mainland China, please refer to risks disclosed under “Risk Factors—Risks Related to Doing Business in Mainland China.”

Upon the completion of this offering, Mr. Rui Fang, our chairman of board of directors and chief executive officer, who currently own 41.0% of our ordinary shares issued and outstanding and voting power will beneficially own     of the ordinary shares issued and outstanding and      of our total voting power as the result of our adopting a dual-class share structure and his holding of Class B ordinary shares upon the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. Therefore, Mr. Rui Fang will have the ability to control or exert significant influence over important corporate matters. Immediately following the completion of this offering, we will be a “controlled company” within the meaning of the Nasdaq rules. See “Principal Shareholders.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 29 for factors you should consider before buying the ADSs.

PRICE US$     PER ADS

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional information regarding compensation payable by us to the underwriters.

To the extent the underwriters sell more than     ADSs, the underwriters have a 30-day option to purchase up to an additional     ADSs from us at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the ADSs against payment in U.S. dollars to purchasers on or about     , 2024.

Goldman Sachs (Asia) L.L.C.	Citigroup	CICC

US Tiger Securities

The date of this prospectus is     , 2024.

Our Business Model

WE ARE UNIQUELY POSITIONED TO CAPTURE GROWTH OPPORTUNITY

Insurance Carriers | **Insurance Consumers**

Insurance Carrier A
Insurance Carrier B
Insurance Carrier C
Insurance Carrier D
Insurance Carrier E
Diversified, High-quality Products
Product Customization and Technical Support
Big Data
Machine Learning
Tailored Products and Services
Feedback and Data Insights
Basic Info
Occupation
Age
Income

Our Partnered Insurance Carriers

69
Insurance Carriers Provided Products[1]

12.5mm
New Insurance Policies Distributed[1]

Insurance Products on Our Platform

By Duration

Primarily Short-term (1 Year Policies)

Long-term

By Type

Medical

Critical Illness

Life & Others

Our Insurance Consumers

8.1mm
Consumers Served[1]

78%
Insurance Consumers Aged Between 30-60[1]

Majority from Regions Where Insurance Industry is **Underdeveloped**

Note: [1] In 2023.

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside the United States.

Until     , 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors,” before deciding whether to invest in the ADSs. This prospectus contains information from an industry report commissioned by us dated May 10, 2024 and prepared by Frost & Sullivan Limited, or Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position in mainland China. We refer to this report as the “Frost & Sullivan Report.”

Our Mission

Our mission is to protect health and well-being through technology.

Overview

We are a leading technology-driven online insurance distributor in China. We take pride in pioneering the seamless integration of insurance with cutting-edge technologies, and have constructed a highly efficient full consumer service cycle engine. Through this engine, we successfully distribute suitable and high-quality insurance products to millions of insurance consumers. According to Frost & Sullivan, we were the largest independent insurance distributor in China’s personal life and accident & health (A&H) insurance market in terms of first year premiums in 2023.

Our engine enables us to provide customized services for each insurance consumer across personalized recommendation, purchasing, policy management, claim settlements and post-sales services. Built upon a scalable architecture, our engine is equipped with effective predictive capabilities generated from interconnected networks of models. This allows us to continually optimize model outcomes across different media channels, diverse consumer preferences and product depth and breadth. As of September 30, 2024, we had over 4,500 models supporting our operations.

Our engine offers significant value propositions for insurance consumers and insurance carriers. We act as a unique and efficient gateway to distribute customized insurance products underwritten by our partnered insurance carriers. We have robust collaboration with insurance carriers by empowering them to tailor a variety of flagship insurance products, which in turn enables us to attract and retain a vast consumer base and stimulate their demand for insurance products. By accumulating and analyzing more big data, we gain deeper and wider understanding of consumer demands and behavior. Through all this, we are able to fulfill consumers’ evolving needs and enhance insurance carriers’ sales at the same time.

We believe there is substantial untapped market potential for online insurance distribution. According to Frost & Sullivan, the penetration rate of online insurance sales still lags behind the penetration rate of online retail sales. Moreover, the penetration rate of online distribution for personal life and A&H insurance in China, in terms of gross written premium (“GWP”), is anticipated to double over the next five years. Driven by our engine and our market leading position, we are well-positioned to further penetrate this rapidly growing market.

We have achieved both growth and profitability. Our revenue increased by 140.5% from RMB850.3 million in 2022 to RMB2,045.2 million (US$291.4 million) in 2023. Compared to the revenue of RMB1,501.1 million in the nine months ended September 30, 2023, our revenue increased by 59.6% to RMB2,395.8 million (US$341.4 million) in the nine months ended September 30, 2024. We achieved profitability within three years. We recorded a net loss from continuing operations of RMB2.4 million in 2022, and recorded a net income from continuing operations of RMB205.2 million (US$29.2 million) in 2023. We also recorded net income from continuing operations of RMB116.0 million and RMB573.5 million (US$81.7 million) in the nine months ended September 30, 2023 and 2024, respectively. In addition, we generated a net cash inflow by continuing operating activities of RMB55.1 million in 2022, RMB426.6 million (US$60.8 million) in 2023 and RMB930.4 million (US$132.6 million) in the nine months ended September 30, 2024.

Our Full Consumer Service Cycle Engine

Our full consumer service cycle engine is composed of a deeply integrated and highly scalable model architecture, networks of interconnected models developed specifically for each phase of the service cycle and a suite of systems and tools that improves model outcomes and optimizes consumer experience.

This model architecture serves a few key functions: (i) allow data to flow seamlessly across all phases of the consumer service cycle, (ii) allow similar models to be utilized and strengthened simultaneously at different service phases, (iii) enable model outcomes at each layer or phase to potentially serve as inputs across different service paths for subsequent service phases, and (iv) scale the number and layers of models within each service phase at ease for deeper scenario analysis. As a result, we can continuously train and improve our engine’s predictive precision without compromising our existing architecture.

On top of this architecture, we have developed networks of interconnected models across media, user and product dimensions based on the data we have accumulated. We had developed over 700 media models, approximately 3,100 user models and over 700 product models as of September 30, 2024. These networks allow us to run large numbers of scenarios from the initial user targeting and acquisition to post-sales services to determine and continuously optimize service paths for each potential consumer. This is run recursively before we spend any ad dollars and at each phase as we gain additional information on each potential consumer.

Our suite of systems and tools is embedded throughout the cycle to improve our model outcomes, as well as consumer experience. These include content databases tailored to specific terms of different products, chatbot that can understand dialects, and software processes for automated review, risk control and claims settlement.

Our consumer service cycle spans across three key phases, targeting and acquisition, conversion and post-sales services.

Targeting and Acquisition

In this phase, we employ a network of models to allocate resources effectively across the most impactful media channels, specifically targeting user traits and behavior. Based on analysis of such user traits and behavior, we generate initial predictions on user demands. Based on different demand predictions, we tailor each potential type of demand with unique advertising content to ensure personalization, enhancing the chance of an individual user becoming intrigued by our content and accessing our platform. We maintain a database of millions of advertising contents, including videos, pictures and texts.

As user time spent shifts across different online platforms, we are able to update our models or develop new networks of media models to ensure that we maintain our reach effectiveness.

Conversion

Once a user is directed to our platform, we can acquire and analyze additional user information, including factual data and behavioral insights. This process allows us to validate our initial predictions and further enhance our recommendations.

At the same time, leveraging the interconnectedness between user models and product models, we can match individual consumers with products across multiple dimensions, including insurance types, insurance terms, carriers, and premiums.

Post-Sales Services

This phase includes multiple functions, including retention, cross-selling recommendations, consumer service and claims processing, among others. Leveraging additional consumer behavior inputs, models in this phase of the process are used to facilitate a number of above functions. This is combined with our suite of systems and tools to maximize the lifetime value of our insurance consumers.

These systems and tools include Digital Intelligent Staff, an industry-leading robotic process automation system and Intelligent Claim Settlement services, which incorporate cutting-edge technologies such as medical knowledge mapping, robot review, and intelligent risk control, to provide consumers with efficient claim settlement experience.

Our Strengths

•	Largest Independent Insurance Distributor Combining Growth and Profitability

•	Deeply Integrated and Scalable Model Architecture

•	Comprehensive and Evolving Model Networks

•	Optimized User Experience Driven by Technological Innovation

•	Experienced Management Team with Serial Entrepreneurial Endeavors, Combining Technology DNA with Insurance Expertise

Our Strategies

•	Enhancing Our Consumer Service Cycle Engine

•	Investing in Technology

•	Extending Our Geographical Reach

•	Expanding Product Offerings

•	Broadening Partnership Network

Summary of Risk Factors

Investing in our ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section and the other information contained in this prospectus before you decide whether to purchase our ADSs.

Risks Related to the PRC Operating Entities’ Business and Industry

•

The Affiliated Entities have a limited history in providing online insurance distribution and services and have grown rapidly. The PRC Operating Entities’ historical operating and financial performance as well as growth rate, however, may not be indicative of their future performance. If we fail to manage our growth or implement future business strategies effectively, the success of the PRC Operating Entities’ business may be compromised.

•

The PRC Operating Entities operate in the emerging, rapidly evolving and highly competitive insurance distribution industry, and they may fail to compete successfully against existing or new competitors, which could reduce demand for their products and services, reduce operating margins, and further result in loss of market share, and loss of qualified employees, and also make it difficult to predict their future prospects.

•

The PRC Operating Entities’ business is highly regulated, and the administration, interpretation and enforcement of the laws, regulations and regulatory requirements currently applicable to them are evolving and may change from time to time. Non-compliance with applicable laws, regulations and regulatory requirements or failure to respond to legal and regulatory changes may materially and adversely affect the PRC Operating Entities’ business and prospects.

•

Any failure to obtain, renew or maintain the requisite approvals, licenses or permits applicable to the PRC Operating Entities’ business operation may have a material and adverse impact on their business and results of operations.

•

A significant portion of our revenue generated from insurance distribution and services is contributed by a limited category of insurance products. If the Affiliated Entities cannot continue to offer these insurance products on our platform for any reason or the popularity of these products declines, and if the PRC Operating Entities cannot be successful in increasing the sales of other insurance products or source, design and develop insurance products catering to the evolving needs of insurance consumers, the PRC Operating Entities may not be able to retain existing insurance consumers or attract new insurance consumers to our online platform, our revenue may decrease, and the PRC Operating Entities’ results of operations and financial condition may be materially and adversely affected.

•

The PRC Operating Entities’ models may not operate properly as we expect or cause the unpredictable errors in insurance product display, recommendation or claims, and the PRC Operating Entities’ business, financial condition and results of operations may be adversely affected by the evolving political and regulatory framework for technology and machine learning.

•	We recorded net loss in the past, and we may not be able to maintain profitability in the future.

•

The PRC Operating Entities’ business, results of operations and financial condition could be materially adversely affected if the PRC Operating Entities continue to rely on a small group of insurance carriers for a substantial portion of their business or if they fail to maintain relationships with their partnered insurance carriers or cooperate with new insurance carriers.

•

The PRC Operating Entities’ business is subject to risks related to partnered insurance carriers’ industry and could be adversely affected if partnered insurance carriers fail in their business operation.

•

Because the revenue we earn is based on commission rates and service fees set by or negotiated with insurance carriers, any decrease in these commission rates and service fees may have an adverse effect on the PRC Operating Entities’ results of operation.

Risks Related to Our Corporate Structure

•

There may be changes from time to time regarding the interpretation and application of current and future laws, regulations and rules of mainland China relating to the agreements that establish the VIE structure for the PRC Operating Entities’ operations in mainland China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIE and materially and significantly affect our financial condition and results of operations performance. If the PRC government finds such agreements non-compliant with relevant laws, regulations and rules of mainland China, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or, as a result, lose our interests in the VIE.

•

We rely on contractual arrangements with the VIE and its shareholders for the PRC Operating Entities’ business operations, which may not be as effective as direct ownership in providing operational control.

•	Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on the PRC Operating Entities’ business.

•

The interpretation and implementation of the newly enacted Foreign Investment Law is still evolving and may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

•

The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect the PRC Operating Entities’ business, financial condition and results of operations.

•

The contractual arrangements among our WFOE, the VIE and its shareholders may be subject to scrutiny by the mainland China tax authorities and if we or the VIE is deemed as owing additional taxes, it could substantially reduce our consolidated net income and the value of your investment.

•	We are subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that may increase both our costs and the risk of non-compliance.

Risks Related to Doing Business in Mainland China

•

The legal system of mainland China is based on written statutes. Although court decisions may be cited for reference, they may have limited precedent value in certain areas. Many laws, regulations and legal requirements are relatively new and may change from time to time. The PRC legal system is evolving quickly. Uncertainties may arise in the interpretation and enforcement of relevant laws and regulations. New laws and regulations may be promulgated and existing laws and regulations, as well as the interpretation and enforcement thereof, may change quickly with little advance notice. Laws and regulations concerning the PRC Operating Entities’ industry and operations may continue to develop and change from time to time. For a detailed description of the underlying risks, see “Risk Factors—Risks Related to Doing Business in Mainland China—There may be changes from time to time in the interpretation and application of the laws of mainland China, and any failure to comply with laws and regulations could have a material adverse effect on the PRC Operating Entities’ business, results of operations, financial condition and the value of our ADSs” on page 58 in this prospectus.

•

We conduct our business operations in mainland China primarily through the PRC Operating Entities. Their operations in China are governed by PRC laws and regulations. The PRC government has significant oversight and discretion over the conduct of their business, which could result in a material adverse change in their operations, and our ADSs may decline in value or become worthless. For a detailed description of the underlying risks, see “Risk Factors—Risks Related to Doing Business in Mainland China—The PRC government’s significant oversight and discretion over the PRC Operating Entities’ business operations could result in a material adverse change in the PRC Operating Entities’ operations and the value of our ADSs” on page 59 in this prospectus.

•

Changes in economic, political, social conditions or government policies of the countries or jurisdictions in which the PRC Operating Entities operate could have a material adverse effect on the PRC Operating Entities’ business, results of operations, financial condition.

•

The PRC government may exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of the underlying risks, see “Risk Factors—Risks Related to Doing Business in Mainland China—We have completed the required fillings with the CSRC for this offering. However, the approval, filing or other requirements of the CSRC or other mainland China government authorities may be required in connection with our future securities offerings under laws of mainland China” on page 59 in this prospectus.

•

Recent greater oversight by the CAC over data security could materially affect our ability in capital raising activities, which could materially and adversely affect the PRC Operating Entities’ business and the value of your investment.

•

The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct future inspections over our auditor could deprive our investors with the benefits of such inspections.

•

Our ADSs will be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Risks Related to Our ADSs and This Offering

•	The trading price of our ADSs may be volatile, which could result in substantial losses to you.

•	Techniques employed by short sellers may drive down the market price of the ADSs.

•

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with such corporate governance listing standards.

•

We are an emerging growth company within the meaning of the Securities Act, and may take advantage of certain reduced reporting requirements. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the ADSs less attractive to investors.

•

You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiary and the VIE that have substantive business operations in mainland China. As a result, certain judgments obtained against us by our shareholders may not be enforceable.

Corporate History

Yuanbao Inc. is an exempted company with limited liability incorporated in the Cayman Islands in December 2019.

In March 2020, we entered into a series of contractual agreements and commenced the PRC Operating Entities’ operations in mainland China through Yuanbao Kechuang (Beijing) Technology Co., Ltd., or our WFOE, our WFOE’s subsidiary, and Yuanbao Shuke (Beijing) Technology Co., Ltd., or the VIE, and the VIE’s subsidiaries in mainland China.

In June 2020 and December 2021, the Affiliated Entities successfully obtained the nationwide license to operate their insurance brokerage and agency businesses (collectively, the insurance distribution business).

In order to facilitate offshore financing and listing, we carried out a series of corporate restructuring activities, or the Restructuring, to separate the pre-Restructuring corporate structure into two groups of companies. One group comprises Yuanbao Inc., our WFOE, our WFOE’s subsidiary and the VIE and certain of the VIE’s subsidiaries in mainland China to focus on insurance distribution business. The other group, including other mainland China subsidiaries of the VIE under pre-Restructuring corporate structure, such as Beijing Yixue Niuniu Technology Ltd. and Beijing Lemon Jieyou Technology Development Co., Ltd., primarily focuses on knowledge sharing services. Currently, the PRC Operating Entities operate their business primarily focusing on insurance distribution services.

Contractual Arrangements and Corporate Structure

Yuanbao Inc. is a Cayman Islands holding company and conducts its business operations in mainland China primarily through (i) its wholly-owned mainland China subsidiary, our WFOE, namely, Yuanbao Kechuang (Beijing) Technology Co., Ltd., and our WFOE’s subsidiary, in which we hold equity ownership interests, and (ii) the VIE, namely, Yuanbao Shuke (Beijing) Technology Co., Ltd., with which we have maintained contractual arrangements, and its subsidiaries.

The PRC Operating Entities operate their business this way due to the current legal restrictions of mainland China on foreign ownership of value-added telecommunication business and qualification requirements on foreign investors in the insurance intermediary business. We do not have any equity interests in the VIE. However, the contractual arrangements entered into with the VIE allow us to be considered the primary beneficiary of the VIE for accounting purposes, and to consolidate the financial results of the VIE in our consolidated financial statements under U.S. GAAP. These contractual arrangements include the exclusive business cooperation agreement, exclusive equity option agreement, equity pledge agreement, exclusive asset purchase agreement, shareholder entrustment agreement, power of attorney, spousal consent letter, undertaking letter and loan agreement, as the case may be. For a summary of these contractual arrangements, see “Corporate History and Structure—Contractual Arrangements with the VIE and Its Shareholders.” If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements that enable us to direct the activities of the VIE that most significantly impact its economic performance and to receive economic benefits that may be significant to the VIE. Furthermore, if we are unable to maintain such direction, we would not be able to continue to consolidate the financial results of the VIE and its subsidiaries in our financial statements. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Risk Factors — Risks Related to Our Corporate Structure.” As of the date of this prospectus, such contractual arrangements have not been tested in any of the courts in mainland China.

Our corporate structure is subject to risks relating to our contractual arrangements with the VIE and its respective shareholders. We do not have any equity interests in the VIE which is owned by certain nominee shareholders. As a result, these contractual arrangements may be less effective than direct ownership. There may be changes from time to time regarding the interpretation and application of current and future laws, regulations and rules of mainland China relating to these contractual arrangements. If the PRC government finds these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant laws, regulations and rules of mainland China or the interpretation thereof change in the future, we could be subject to severe penalties or, as a result, lose our interests in the VIE or forfeit our rights under the contractual arrangements. Yuanbao Inc. and investors in the ADSs may face uncertainty about potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIE and, consequently, significantly affect our ability to consolidate the financial results of the VIE and the financial performance of our company as a whole. If we are unable to claim our contractual rights over the assets of the VIE, the ADSs may decline in value or become worthless. The PRC government could disallow the VIE structure completely, which would likely result in a material adverse change in the PRC Operating Entities’ operations and the ADSs may significantly decline in value or become worthless. See “Risk Factors—Risks Related to Our Corporate Structure.”

The following chart illustrates our corporate structure, including our principal subsidiaries, the VIE and its principal subsidiaries, as of the date of this prospectus.

Note:

(1)	Mr. Rui Fang and Beijing Yibao Technology Limited Partnership hold 79% and 21% equity interests in Yuanbao Shuke (Beijing) Technology Co., Ltd., respectively.

Following the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares, and Mr. Rui Fang, our chairman of board of directors and chief executive officer, who currently own 41.0% of our ordinary shares issued and outstanding and voting power will hold     our issued and outstanding Class B ordinary shares, representing    % of our total voting power, assuming that the underwriters do not exercise their option to purchase additional ADSs, or    % of our total issued and outstanding ordinary shares, representing    % of our total voting power, assuming that the option to purchase additional ADSs is exercised by the underwriters in full. Accordingly, Mr. Rui Fang will be able to control matters requiring shareholders’ approval, including the amendments of its memorandum and articles of association, liquidation, increase or subdivision of share capital, or change of name and approval of major corporate transactions, such as a Cayman Islands statutory merger or consolidation. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote per share, while each Class B ordinary share is entitled to 20 votes per share. Holders of Class A and Class B ordinary shares will vote together as one class on all matters that require a shareholders’ vote. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while each Class A ordinary share is not convertible into Class B ordinary shares under any circumstance. The capital structure and/or disparate voting rights may have antitakeover effects preventing a change in control transaction that shareholders might consider in their best interest. Please refer to the section headed “Description of Share Capital” for more information.

Permissions Required from the PRC Authorities for the PRC Operating Entities’ Operations and Our Offerings

Prerequisite Regulatory Licenses, Permits and Approvals

We conduct our business operations in mainland China primarily through the PRC Operating Entities. The PRC Operating Entities’ operations in mainland China are governed by laws and regulations of mainland China. As of the date of this prospectus, the PRC Operating Entities have obtained the requisite licenses, permits and approvals from the mainland China government authorities that are material for the business operations of our holding company and the PRC Operating Entities in mainland China, including, among others, the insurance intermediary license for providing the insurance agency and insurance brokerage business and the value-added telecommunication business operation license for providing online data processing and transaction processing services (only limited to e-commerce business) and information services business (only limited to internet information services). Given that the interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant governmental authorities may change from time to time, the PRC Operating Entities may be required to obtain additional licenses, permits or approvals for business operations in the future. If any of the PRC Operating Entities is found to be in violation of any existing or future laws or regulations of mainland China, or fail to obtain or maintain any of the requisite licenses, permits and approvals, the relevant mainland China government authorities would have discretion to take action in dealing with such violations or failures. For details of the associated risks, see “Risk Factors—Risks Related to the PRC Operating Entities Business and Industry—Any failure to obtain, renew or maintain the requisite approvals, licenses or permits applicable to the PRC Operating Entities’ business operation may have a material and adverse impact on their business and results of operations.”

Cybersecurity Review

On December 28, 2021, the Cyberspace Administration of China, or the CAC, together with certain other mainland China government authorities, jointly released the revised Cybersecurity Review Measures, which took effect on February 15, 2022. Pursuant to the revised Cybersecurity Review Measures, (i) operators of critical information infrastructure, or a CIIO, that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security,

(ii) operators of network platforms seeking listing abroad that are in possession of more than one million users’ personal information must apply for a cybersecurity review, and (iii) relevant mainland China government authorities may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security. The revised Cybersecurity Review Measures set out certain general factors which would be the focus in assessing the national security risk during a cybersecurity review, including without limitation, risks of influence, control or malicious use of critical information infrastructure, core data, important data or large amounts of personal information by foreign governments in relation to listing abroad. As of the date of this prospectus, the interpretation and implementation of the revised Cybersecurity Review Measures is subject to change, especially the explanation or interpretation as to how to determine what may “affect national security.”

As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures, we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures. Further, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the existing regulations and policies by the CAC regarding the Cybersecurity Review as of the date of this prospectus. However, the interpretation and implementation of existing measures is evolving and subject to change and the mainland China regulatory agencies, including the CAC, may further adopt new laws, regulations, rules, or detailed implementation and interpretation related to the above-mentioned measures, which may have a material adverse impact on this offering and our future capital raising activities.

Data Security and Personal Information Protection

The PRC Operating Entities have been committed to protecting data security and personal information since their inception. In accordance with the PRC Personal Information Protection Law, the PRC Operating Entities have implemented comprehensive and rigorous internal rules and policies to govern how they may acquire, use and share data and personal information, as well as protocols, technologies and systems in place to ensure that such information will not be accessed or disclosed improperly. Users on our platform must acknowledge the terms and conditions of the “personal information protection policy” before purchasing insurance products, under which they consent to the PRC Operating Entities’ collection, use and disclosure of their data in compliance with applicable laws and regulations. The PRC Operating Entities’ limit access to their servers that store user and internal data to the minimized extent that is necessary for providing services and all user information the PRC Operating Entities provide to third parties, such as insurance carriers, also to such extent. The PRC Operating Entities adopt an encryption system intended to ensure the secured storage and transmission of data and personal information, and prevent any unauthorized member of the public or third parties from accessing or using the data and personal information in any unauthorized manner. Furthermore, the PRC Operating Entities employ multiple other safety solutions to prevent and address risks in data security, user privacy and others, such as data encryption and de-sensitization, installing firewall, establishing data backup system, vulnerability scanning and regular safety auditing of database. Our board of directors has general oversight power over cybersecurity issues and delegates the daily supervision responsibility to our chief technology officer, Mr. Bo Wang. The head of our maintenance and operations department responsible for cybersecurity directly reports cybersecurity status to Mr. Bo Wang, and in case of a significant cybersecurity incident, Mr. Bo Wang will report the incident to our board of directors to take appropriate and timely measures in response to the incident.

Overseas Listing

On February 17, 2023, the China Securities and Regulatory Commission, or the CSRC, released the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies and several ancillary interpretive guidelines, or collectively, the Overseas Listing Trial Measures, which took effect on March 31, 2023. According to the Overseas Listing Trial Measures, Chinese domestic companies that seek to offer and list shares, depository receipts, convertible corporate bonds, or other equity-like securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. Pursuant to the Overseas Listing Trial Measures, we are required to complete the filing procedures with the CSRC in connection with this offering. Specifically, the filing for initial public offering and listing of an issuer conducted overseas should be submitted to the CSRC within three business days after the initial filing of such issuer’s listing application overseas. As of the date of this prospectus, we have duly completed the required filings with the CSRC for this offering in accordance with the requirements under the Overseas Listing Rules. The CSRC has concluded the filing procedure and published the filing results on the CSRC website on May 30, 2024. However, any future securities offerings and listings outside of mainland China by our company, including but not limited to follow on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Trial Measures and we can not assure you that we will be able to complete such filling requirements in a timely manner. For details of the associated risks, see “Risk Factors—Risks Related to Doing Business in Mainland China—We have completed the required fillings with the CSRC for this offering. However, the approval, filing or other requirements of the CSRC or other mainland China government authorities may be required in connection with our future securities offerings under laws of mainland China.”

The Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020 and amended by the Consolidated Appropriations Act, 2023 enacted on December 29, 2022. The amended HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The Consolidated Appropriations Act, 2023 reduced the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two years. On December 16, 2021, the PCAOB issued its report notifying the SEC of its determination that it was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China or Hong Kong, including our auditor. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms.

Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, we would be identified as a “Commission-Identified Issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “Commission-Identified Issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. These risks could result in a material adverse change in the PRC Operating Entities’ operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless. For more details, see “Risk Factors—Risks Related to Doing Business in Mainland China—Our ADSs will be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.”

Transfer of Funds and Other Assets

We conduct our business operations in mainland China primarily through the PRC Operating Entities. Under laws of mainland China, Yuanbao Inc. may, via its intermediary holding companies, provide funding to our mainland China subsidiary only through capital contributions or loans, and to the VIE only through loans, subject to satisfaction of applicable government registration and approval requirements.

In 2022, 2023 and the nine months ended September 30, 2024, transfers of cash were made across our organization through capital contributions, intragroup loans and payments for services provided. In 2022, 2023 and the nine months ended September 30, 2024, Yuanbao Inc. transferred RMB66.8 million, nil and nil to our mainland China subsidiary, respectively, by way of capital contribution, and our mainland China subsidiary transferred RMB78.2 million, RMB36.0 million (US$5.1 million) and RMB1.5 million (US$0.2 million) to the VIE, respectively, through intra-group loans and payment for services. In 2022, 2023 and the nine months ended September 30, 2024, the VIE transferred RMB11.9 million, RMB73.3 million (US$10.4 million) and RMB550.7 million (US$78.5 million) to our mainland China subsidiary, respectively, through repayment of loans and payment for services. Apart therefrom, as of the date of this prospectus, no other cash or asset was transferred within our organization. Yuanbao Inc. has not previously declared or paid any cash dividend or dividend in kind, and has no plan to declare or pay any dividends in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand the PRC Operating Entities’ business.

Cash Transfers and Dividend Distributions

As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable laws and regulations of mainland China without limitations, subject to satisfaction of applicable government registration and approval requirements.

In the future, if and when we become profitable, our ability to pay dividends, if any, to our shareholders and ADS holders and to service any debt it may incur will depend upon dividends paid by our mainland China subsidiary. Under laws and regulations of mainland China, our mainland China subsidiary is subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to Yuanbao Inc. In particular, under the current effective laws and regulations of mainland China, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Our mainland China subsidiary is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At its discretion, our mainland China subsidiary may allocate a portion of their after-tax profits based on PRC GAAP to discretional funds. As a result, our mainland China subsidiary may not have sufficient distributable profits to pay dividends to us in the near future. In addition, if any mainland China subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Yuanbao Inc.

Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange, or the SAFE, or its local branches. However, where RMB is to be converted into foreign currency and remitted out of mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or their authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange policies prevent us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in our ADSs. We cannot assure you, in light of the laws, regulations and policies in place, or any amendment to be made from time to time, or new regulations or policies that may be promulgated, that our current or future mainland China subsidiary will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of mainland China. See “Regulation—Regulations Related to Foreign Exchange” for a detailed discussion.

For PRC and United States federal income tax considerations of an investment in the ADSs, see “Taxation.”

Implication of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Controlled Company

Following the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote per share, while each Class B ordinary share is entitled to 20 votes per share. The capital structure and/or disparate voting rights may have antitakeover effects preventing a change in control transaction that shareholders might consider in their best interest.

Upon the completion of this offering, Mr. Rui Fang who currently own 41.0% of our ordinary shares issued and outstanding and voting power will beneficially own    % of our total issued and outstanding ordinary shares, representing    % of our total voting power, assuming that the underwriters do not exercise their option to purchase additional ADSs, or % of our total issued and outstanding ordinary shares, representing     % of our total voting power, assuming that the option to purchase additional ADSs is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under the Nasdaq corporate governance listing standards because Mr. Rui Fang will hold more than 50% of the voting power for the election of directors due to our adopting such a dual-class share structure and his holding of Class B ordinary shares upon the completion of this offering. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that we have to establish a nominating and corporate governance committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

For any matter required to be passed by an ordinary resolution, it has to be passed by a simple majority of votes cast by the shareholders of the Company. As long as the total Class B ordinary shares account for at least    % of our total issued and outstanding shares, which equals to approximately     shares as of the date of this prospectus and     shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, these Class B ordinary shares will give the holders voting rights of at least 50.0%.

For any matter required to be passed by a special resolution, it has to be passed by two-thirds of the votes cast by the shareholders of the Company. As long as the total Class B ordinary shares account for at least    % of our total issued and outstanding shares, which equals to approximately     shares as of the date of this prospectus and     shares immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, these Class B ordinary shares will give the holders voting rights of at least 66.7%.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

Corporate Information

Our principal executive offices are located at Building 2, No.8 Beichen West Road, Chaoyang District, Beijing, 100101, the People’s Republic of China. Our telephone number at this address is +86 10 64849901. Our registered office in the Cayman Islands is located at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbor Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is https://www.yuanbaobaoxian.cn/. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions that Apply to This Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADRs” refers to the American depositary receipts that may evidence the ADSs;

•	“ADSs” refers to the American depositary shares, each of which represents the right to receive ordinary shares;

•	“Affiliated Entities” refers to the VIE and its subsidiaries;

•	“CAGR” refers to compound annual growth rate;

•

“China” or the “PRC” refers to the People’s Republic of China, and only in the context of describing laws, regulations and other legal or tax matters of mainland China in this prospectus, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Taiwan Region. To the extent that mainland China laws and regulations are applied in Hong Kong and Macau, the legal and operational risks associated with operating in mainland China also apply to operations in Hong Kong and Macau;

•	“long-term policy” refers to an insurance policy with a covered tenor that is longer than one year;

•	“PRC Operating Entities” refers to our WFOE, our WFOE’s subsidiary, the VIE and the VIE’s subsidiaries;

•

“preferred shares” refers to our convertible redeemable preferred shares of US$0.0001 par value per share, including series seed convertible redeemable preferred shares of US$0.0001 par value per share, or “series seed preferred shares,” series angel convertible redeemable preferred shares of US$0.0001 par value per share, or “series angel preferred shares,” series B convertible redeemable preferred shares of US$0.0001 par value per share, or “series B preferred shares,” series C1 convertible redeemable preferred shares of US$0.0001 par value per share, or “series C1 preferred shares,” and series C2 convertible redeemable preferred shares, or “series C2 preferred shares.” The preferred shares will automatically convert into our ordinary shares immediately prior to the completion of this offering.

•

“retention rate of active users” in a certain year refers to the proportion of users who made payments on our platform in the previous year and purchased insurance policies in the current year, out of the total number of users who made payments on our platform in the previous year;

•	“RMB” and “Renminbi” refers to the legal currency of China;

•

“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.0001 per share, and upon and after the completion of this offering, are to our Class A ordinary shares and Class B ordinary shares, par value     per share;

•	“short-term policy” refers to an insurance policy with a covered tenor that is one year or shorter;

•	“US$,” “U.S. dollars,” “$,” or “dollars” refers to the legal currency of the United States;

•

“VIE” refers to the variable interest entity, Yuanbao Shuke (Beijing) Technology Co., Ltd., which is a PRC company whose financial results have been consolidated into our consolidated financial statements for accounting purposes, but is not an entity in which we own equity interest;

•

“we,” “us,” “our company,” “our” or “Yuanbao” refers to Yuanbao Inc. and its subsidiaries, and, only in the context of describing our consolidated financial information also includes the VIE and its respective subsidiaries. For the avoidance of confusion, “our holding company” only refers to Yuanbao Inc.; “our subsidiaries” refers to the entities in which Yuanbao Inc. holds direct or indirect equity ownership, and thus consolidates their financial information; for “Affiliated Entities,” “PRC Operating Entities,” “VIE,” and “WFOE,” see stand-alone definitions set forth above. Yuanbao Inc. is a holding Company with operations primarily conducted by its wholly-owned mainland China subsidiaries and through contractual arrangements with the VIE and the VIE’s subsidiaries; and

•	“WFOE” refers to our wholly foreign-owned enterprise, Yuanbao Kechuang (Beijing) Technology Co., Ltd.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB7.0176 to US$1.00, the exchange rate in effect as of the date of September 30, 2024 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares issued and outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

The ADSs	Each ADS represents the right to receive ordinary shares, par value US$0.0001 per share.

The depositary will hold ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs issued thereunder.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary for cancelation in exchange for the underlying ordinary shares. The depositary will charge you fees for any cancelation.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	We estimate that we will receive net proceeds of approximately US$ million from this offering, assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

See “Use of Proceeds” for more information.

Lock-up	We [and each of our officers, directors and existing shareholders, and holders of our outstanding share incentive awards] have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities for a period of [180] days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

[Directed Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.]

Listing	We intend to apply to have the ADSs listed on the Nasdaq under the symbol “YB.” The ADSs and our ordinary shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2024.

Depositary	Citibank, N.A.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the option granted to the underwriters to purchase up to additional     ADSs, if any, in connection with the offering.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

The following summary consolidated statement of operations for the years ended December 31, 2022 and 2023, summary consolidated balance sheet data as of December 31, 2022 and 2023, and summary consolidated cash flow data for the years ended December 31, 2022 and 2023 have been derived from our consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations for the nine months ended September 30, 2023 and 2024, summary consolidated balance sheet data as of September 30, 2024, and summary consolidated cash flow data for the nine months ended September 30, 2023 and 2024, have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The audited consolidated financial statements as of and for the years ended December 31, 2022 and 2023 present the knowledge sharing and related business as discontinued operations. Since June 2023, the knowledge sharing and related business has no longer been part of our business. Therefore, the knowledge sharing and related business is presented as discontinued operations in the unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2023, but not in those as of and for the nine months ended September 30, 2024. For details related to the disposal of the knowledge sharing and related business, see “Corporate History and Structure”.

The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of the total revenues.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenue	850,250	100.0	2,045,152	291,432	100.0	1,501,087	100.0	2,395,768	341,394	100.0

Operating costs and expenses:
Operations and support	(62,878)	(7.4)	(137,962)	(19,659)	(6.7)	(98,545)	(6.6)	(123,754)	(17,635)	(5.2)
Selling and marketing expenses	(656,687)	(77.2)	(1,461,773)	(208,301)	(71.5)	(1,150,444)	(76.6)	(1,415,915)	(201,766)	(59.1)
General and administrative expenses	(68,416)	(8.1)	(141,531)	(20,168)	(6.9)	(84,677)	(5.6)	(135,980)	(19,377)	(5.7)
Research and development expenses	(78,434)	(9.2)	(128,528)	(18,315)	(6.3)	(74,143)	(4.9)	(150,721)	(21,478)	(6.3)

Total operating costs and expenses	(866,415)	(101.9)	(1,869,794)	(266,444)	(91.4)	(1,407,809)	(93.8)	(1,826,370)	(260,256)	(76.2)

Other income:
Interest income	6,618	0.8	19,697	2,807	1.0	14,144	0.9	18,431	2,626	0.8
Exchange gains	3,534	0.4	860	123	0.0	1,167	0.1	(2,087)	(297)	(0.1)
Investment income	900	0.1	628	89	0.0	501	0.0	2,561	365	0.1
Others, net	2,775	0.3	8,934	1,273	0.4	7,015	0.5	1,777	253	0.1

(Loss)/income before income taxes from continuing operations	(2,338)	(0.3)	205,477	29,280	10.0	116,105	7.7	590,080	84,086	24.6

Income tax expense	(12)	(0.0)	(291)	(41)	(0.0)	(139)	(0.0)	(16,533)	(2,356)	(0.7)
Net (loss)/income from continuing operations	(2,350)	(0.3)	205,186	29,239	10.0	115,966	7.7	573,547	81,730	23.9
Net income/(loss) from discontinued operations	21,102	2.5	(2,069)	(295)	(0.1)	26,352	1.8	—	—	—
Net income	18,752	2.2	203,117	28,944	9.9	142,318	9.5	573,547	81,730	23.9

Accretion to preferred shares redemption value	(454,121)	(53.4)	(536,059)	(76,388)	(26.2)	(352,412)	(23.5)	(332,922)	(47,441)	(13.9)

Net (loss)/income attributable to Yuanbao Inc.’s ordinary shareholders	(435,369)	(51.2)	(332,942)	(47,444)	(16.3)	(210,094)	(14.0)	240,625	34,289	10.0

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Including:
Net (loss)/income from continuing operations attributable to Yuanbao Inc.’s ordinary shareholders	(456,471)	(53.7)	(330,873)	(47,149)	(16.2)	(236,446)	(15.8)	240,625	34,289	10.0
Net income/(loss) from discontinued operations attributable to Yuanbao Inc.’s ordinary shareholders	21,102	2.5	(2,069)	(295)	(0.1)	26,352	1.8	—	—	—

The following table presents our summary consolidated balance sheets data as of the dates presented:

	As of December 31,			As of September 30,
	2022	2023		2024
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data
Total current assets	990,575	1,410,229	200,956	2,318,442	330,375
Total non-current assets	86,438	110,416	15,734	107,382	15,302
Total assets	1,077,013	1,520,645	216,690	2,425,824	345,677
Total current liabilities	472,480	634,151	90,366	914,405	130,302
Total non-current liabilities	29,988	32,928	4,692	43,032	6,132
Total liabilities	502,468	667,079	95,058	957,437	136,434
Total mezzanine equity:	2,454,892	2,990,951	426,207	3,323,873	473,648
Total shareholders’ deficit:	(1,880,347)	(2,137,385)	(304,575)	(1,855,486)	(264,405)
Total liabilities, mezzanine equity and shareholders’ deficit	1,077,013	1,520,645	216,690	2,425,824	345,677

The following table presents our summary consolidated cash flow data for the periods presented:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data
Net cash provided by operating activities	87,719	441,972	62,981	280,442	930,414	132,583
Net cash used in investing activities	(218,932)	(45,255)	(6,449)	(33,927)	(4,134)	(589)
Net cash provided by/ (used in) financing activities	—	18,046	2,572	—	(2,800)	399
Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	24,840	6,588	939	6,540	(2,812)	401
Net (decrease)/increase in cash and cash equivalents and restricted cash	(106,373)	421,351	60,042	253,055	920,668	131,194
Cash and cash equivalents and restricted cash at beginning of the period	558,932	452,559	64,489	452,559	873,910	124,531
Cash and cash equivalents and restricted cash at end of the period	452,559	873,910	124,531	705,614	1,794,578	255,725

Financial Information Relating to the VIE

The following tables set forth the summary consolidated statement of operations, summary consolidated balance sheet data and summary consolidated cash flow data for the year presented or as of the dates indicated of (i) Yuanbao Inc., our Cayman parent holding company, (ii) Yuanbao Kechuang (Beijing) Technology Co., Ltd., or the WFOE, the primary beneficiary of the VIE under U.S. GAAP, and its subsidiary, and (iii) Yuanbao Shuke (Beijing) Technology Co., Ltd., or the VIE, and its subsidiaries. The VIE’s subsidiaries are primarily engaged in and generate revenue from the provision of insurance distribution services to partnered insurance carriers and incur various types of related expenses. The WFOE and its subsidiary and the VIE, on the other hand, are primarily engaged in and generate revenue from the provision of system services to partnered insurance carriers to optimize the efficiency of insurance distribution. You should read the following tables together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Nine Months Ended September 30, 2024
	Yuanbao Inc.	Other Subsidiary	WFOE and WFOE’s subsidiary	The VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Third-party revenues	—	—	1,334,859	1,060,909	—	2,395,768
Inter-company revenues(1)	—	—	611,020	—	(611,020)	—
Operating costs and expenses
Operations and support	—	—	(78,137)	(45,617)	—	(123,754)
Selling and marketing expenses	—	—	(1,068,718)	(347,197)	—	(1,415,915)
General and administrative expenses	(10,289)	(61)	(93,366)	(31,724)	—	(135,980)
Research and development expenses	—	—	(125,285)	(636,456)	611,020	(150,721)
Total operating costs and expenses	(10,289)	(61)	(1,365,506)	(1,060,994)	611,020	(1,826,370)

Income from subsidiaries and the VIE(2)	577,000	579,160	7,523	—	(1,163,683)	—
Others, net	7,376	(2,099)	9,805	5,600	—	20,682
Income tax expense	—	—	(18,541)	2,008	—	(16,533)
Net income	573,547	577,000	579,160	7,523	(1,163,683)	573,547

	For the Year Ended December 31, 2023
	Yuanbao Inc.	Other Subsidiary	WFOE and WFOE’s subsidiary	The VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Third-party revenues	—	—	1,241,246	803,906	—	2,045,152
Inter-company revenues(1)	—	—	51,258	—	(51,258)	—
Operating costs and expenses
Operations and support	—	—	(58,943)	(79,019)	—	(137,962)
Selling and marketing expenses	—	—	(831,094)	(630,679)	—	(1,461,773)
General and administrative expenses	(16,875)	(27)	(107,267)	(17,362)	—	(141,531)
Research and development expenses	—	—	(104,542)	(75,244)	51,258	(128,528)
Total operating costs and expenses	(16,875)	(27)	(1,101,846)	(802,304)	51,258	(1,869,794)

Income from subsidiaries and the VIE(2)	213,269	213,298	12,237	—	(438,804)	—
Others, net	8,792	(2)	10,403	10,926	—	30,119
Income tax expense	—	—	—	(291)	—	(291)
Net income from continuing operations	205,186	213,269	213,298	12,237	(438,804)	205,186
Net loss from discontinued operations	—	—	—	(2,069)	—	(2,069)
Net income	205,186	213,269	213,298	10,168	(438,804)	203,117

	For the Year Ended December 31, 2022
	Yuanbao Inc.	Other Subsidiary	WFOE and WFOE’s subsidiary	VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Third-party revenues	—	—	411,897	438,353	—	850,250
Inter-company revenues(1)	—	—	6,053	—	(6,053)	—
Operating costs and expenses
Operations and support	—	—	(23,042)	(39,836)	—	(62,878)
Selling and marketing expenses	—	—	(282,068)	(374,619)	—	(656,687)
General and administrative expenses	(325)	(25)	(48,816)	(19,250)	—	(68,416)
Research and development expenses	—	—	(53,026)	(31,461)	6,053	(78,434)
Total operating costs and expenses	(325)	(25)	(406,952)	(465,166)	6,053	(866,415)

Income/(Loss) from subsidiaries and the VIE(2)	17,093	17,119	(3,628)	—	(30,584)	—
Others, net	1,984	(1)	9,749	2,095	—	13,827
Income tax expense	—	—	—	(12)	—	(12)
Net income/(loss) from continuing operations	18,752	17,093	17,119	(24,730)	(30,584)	(2,350)
Net income from discontinued operations	—	—	—	21,102	—	21,102
Net income/(loss)	18,752	17,093	17,119	(3,628)	(30,584)	18,752

	As of September 30, 2024
	Yuanbao Inc.	Other Subsidiary	WFOE and WFOE’s subsidiary	The VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash and cash equivalents	71,272	4,570	896,536	807,200	—	1,779,578
Time deposits	201,533	—	38,961	—	—	240,494
Restricted cash	—	—	—	15,000	—	15,000
Short-term investments	—	—	5	21,431	—	21,436
Accounts receivable, net	—	—	160,259	79,909	—	240,168
Prepayments and other current assets	5,873	—	6,121	9,772	—	21,766
Intangible assets, net	—	—	378	57,695	—	58,073
Amount due from group companies(3)	17,645	70,074	429,710	—	(517,429)	—
Investment in subsidiaries(4)	1,253,400	1,255,411	—	—	(2,508,811)	—
Other non-current assets	—	—	40,172	9,137	—	49,309
Total assets	1,549,723	1,330,055	1,572,142	1,000,144	(3,026,240)	2,425,824

Current liabilities	11,262	—	234,647	668,496	—	914,405
Amount due to group companies(3)	70,074	76,655	17,645	353,055	(517,429)	—
Deficit in VIE	—	—	38,094	—	(38,094)	—
Non-current liabilities	—	—	26,345	16,687	—	43,032
Total liabilities	81,336	76,655	316,731	1,038,238	(555,523)	957,437

Total mezzanine equity	3,323,873	—	—	—	—	3,323,873
Total shareholders’ (deficit)/equity	(1,855,486)	1,253,400	1,255,411	(38,094)	(2,470,717)	(1,855,486)

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	1,549,723	1,330,055	1,572,142	1,000,144	(3,026,240)	2,425,824

	As of December 31, 2023
	Yuanbao Inc.	Other Subsidiary	WFOE and WFOE’s subsidiary	The VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash and cash equivalents	6,031	59	484,143	372,885	—	863,118
Time deposits	203,203	—	37,538	—	—	240,741
Restricted cash	—	—	792	10,000	—	10,792
Short-term investments	—	—	—	21,079	—	21,079
Accounts receivable, net	—	—	191,413	55,674	—	247,087
Prepayments and other current assets	3,533	—	6,736	12,586	—	22,855
Amount due from related parties	—	—	—	4,557	—	4,557
Intangible assets, net	—	—	454	57,756	—	58,210
Amount due from group companies(3)	17,835	—	250,379	59	(268,273)	—
Investment in subsidiaries(4)	633,025	632,966	—	—	(1,265,991)	—
Other non-current assets	—	—	47,473	4,733	—	52,206
Total assets	863,627	633,025	1,018,928	539,329	(1,534,264)	1,520,645

Current liabilities	10,061	—	300,402	323,688	—	634,151
Amount due to group companies(3)	—	—	17,894	250,379	(268,273)	—
Deficit in VIE	—	—	51,896	—	(51,896)	—
Non-current liabilities	—	—	15,770	17,158	—	32,928
Total liabilities	10,061	—	385,962	591,225	(320,169)	667,079

Total mezzanine equity	2,990,951	—	—	—	—	2,990,951
Total shareholders’ (deficit)/equity	(2,137,385)	633,025	632,966	(51,896)	(1,214,095)	(2,137,385)

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	863,627	633,025	1,018,928	539,329	(1,534,264)	1,520,645

	As of December 31, 2022
	Yuanbao Inc.	Other Subsidiary	WFOE and WFOE’s subsidiary	The VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash and cash equivalents	1,747	18	206,734	165,060	—	373,559
Time deposits	206,849	—	35,537	—	—	242,386
Restricted cash	—	—	—	10,000	—	10,000
Short-term investments	—	—	—	25,435	—	25,435
Accounts receivable, net	—	—	145,623	71,778	—	217,401
Prepayments and other current assets	867	—	2,214	11,411	—	14,492
Current assets of discontinued operations	—	—	—	107,302	—	107,302
Intangible assets, net	—	—	556	57,568	—	58,124
Amount due from group companies(3)	—	—	235,541	—	(235,541)	—
Investment in subsidiaries(4)	365,382	365,364	—	—	(730,746)	—
Non-current assets of discontinued operations	—	—	—	5,340	—	5,340
Other non-current assets	—	—	3,195	19,779	—	22,974
Total assets	574,845	365,382	629,400	473,673	(966,287)	1,077,013

Current liabilities	300	—	142,275	329,905	—	472,480
Amount due to group companies(3)	—	—	—	235,541	(235,541)	—
Deficit in VIE	—	—	121,253	—	(121,253)	—
Non-current liabilities of discontinued operations	—	—	—	1,473	—	1,473
Non-current liabilities	—	—	508	28,007	—	28,515
Total liabilities	300	—	264,036	594,926	(356,794)	502,468

Total mezzanine equity	2,454,892	—	—	—	—	2,454,892
Total shareholders’ (deficit)/equity	(1,880,347)	365,382	365,364	(121,253)	(609,493)	(1,880,347)

Total liabilities, mezzanine equity and shareholders’ (deficit)/equity	574,845	365,382	629,400	473,673	(966,287)	1,077,013

	For the Nine Months Ended September 30, 2024
	Yuanbao Inc.	Other Subsidiary	WFOE and WFOE’s subsidiary	The VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash flows from operating activities:
Net operating cash received from/(paid to) Group companies(5)	—	—	505,270	(505,270)	—	—
Net operating cash (paid to)/received from third parties	(1,794)	33	(58,271)	990,446	—	930,414
Net cash (used in)/provided by operating activities	(1,794)	33	446,999	485,176	—	930,414
Cash flows from investing activities:
Net cash provided by/(used in) investing activities	440	(70,074)	(35,368)	(1,861)	102,729	(4,134)
Cash flows from financing activities:
Net cash provided by/(used in) financing activities	67,274	76,655	—	(44,000)	(102,729)	(2,800)
Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	(679)	(2,101)	(32)	—	—	(2,812)
Net increase in cash and cash equivalents and restricted cash	65,241	4,513	411,599	439,315	—	920,668
Cash and cash equivalents and restricted cash at beginning of the period	6,031	59	484,935	382,885	—	873,910
Cash and cash equivalents and restricted cash at end of the period	71,272	4,572	896,534	822,200	—	1,794,578

	For the Year Ended December 31, 2023
	Yuanbao Inc.	Other subsidiary	WFOE and WFOE’s subsidiary	The VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash flows from operating activities:
Net operating cash received from/(paid to) group companies(5)	—	—	65,083	(65,083)	—	—
Net operating cash (paid to)/received from third parties	(1,703)	(33)	240,104	188,239	—	426,607

Net cash (used in)/provided by continuing operating activities	(1,703)	(33)	305,187	123,156	—	426,607
Net cash provided by discontinued operating activities	—	—	—	15,365	—	15,365
Cash flows from investing activities:
Payments for loans to staff	—	—	(14,677)	—	—	(14,677)
Payments for advances to group companies(6)	(73)	—	(27,800)	—	27,873	—
Other investing activities	2,548	—	(5,630)	4,203	—	1,121

Net cash provided by/(used in) continuing investing activities	2,475	—	(48,107)	4,203	27,873	(13,556)
Net cash used in discontinued investing activities	—	—	—	(31,699)	—	(31,699)
Cash flows from financing activities:
Receipts of advances repayment from group companies(6)	—	73	—	27,800	(27,873)	—
Proceeds from exercise of share options	—	—	18,046	—	—	18,046

Net cash provided by financing activities	—	73	18,046	27,800	(27,873)	18,046
Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	3,512	1	3,075	—	—	6,588
Net increase in cash and cash equivalents and restricted cash	4,284	41	278,201	138,825	—	421,351
Cash and cash equivalents and restricted cash at beginning of the year	1,747	18	206,734	244,060	—	452,559

Cash and cash equivalents and restricted cash at end of the year	6,031	59	484,935	382,885	—	873,910

	For the Year Ended December 31, 2022
	Yuanbao Inc.	Other Subsidiary	WFOE and WFOE’s subsidiary	The VIE and VIE’s subsidiaries	Elimination	Consolidated
	(RMB in thousands)
Cash flows from operating activities:
Net operating cash (paid to)/received from group companies(5)	—	—	(1,104)	1,104	—	—
Net operating cash received from/(paid to) third parties	928	(26)	(6,195)	60,403	—	55,110

Net cash provided by/(used in) continuing operating activities	928	(26)	(7,299)	61,507	—	55,110
Net cash provided by discontinued operating activities	—	—	—	32,609	—	32,609
Cash flows from investing activities:
Payments for advances to group companies(6)	(67,421)	(66,756)	(65,200)	—	199,377	—
Other investing activities	(206,849)	—	(38,222)	16,581	—	(228,490)

Net cash (used in)/provided by continuing investing activities	(274,270)	(66,756)	(103,422)	16,581	199,377	(228,490)
Net cash provided by discontinued investing activities	—	—	—	9,558	—	9,558
Cash flows from financing activities:
Receipts of advances repayment from group companies(6)	—	67,421	66,756	65,200	(199,377)	—

Net cash provided by financing activities	—	67,421	66,756	65,200	(199,377)	—
Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	21,170	(662)	4,332	—	—	24,840
Net (decrease)/increase in cash and cash equivalents and restricted cash	(252,172)	(23)	(39,633)	185,455	—	(106,373)
Cash and cash equivalents and restricted cash at beginning of the year	253,919	41	246,367	58,605	—	558,932

Cash and cash equivalents and restricted cash at end of the year	1,747	18	206,734	244,060	—	452,559

Notes:

(1)

This represents the inter-company service charged by WFOE and WFOE’s subsidiary. The cost of the charges is reflected in the “research and development expenses” of the VIE and VIE’s subsidiaries. All amounts are eliminated in consolidation.

(2)	This represents the elimination of the investments among Yuanbao Inc., other subsidiaries, WFOE and WFOE’s subsidiary, the VIE and VIE’s subsidiaries.
(3)	This represents the elimination of inter-company balances among Yuanbao Inc., other subsidiaries, WFOE and WFOE’s subsidiary, the VIE and VIE’s subsidiaries.
(4)	This represents the elimination of the investments among Yuanbao Inc., other subsidiaries, WFOE and WFOE’s subsidiary, the VIE and VIE’s subsidiaries that we consolidate under U.S. GAAP (ASC 810).
(5)

For the years ended December 31, 2022 and 2023 and the nine months ended September 30, 2024, cash paid or received by WFOE and WFOE’s subsidiary to the VIE for technical development and consulting service fees was RMB1.1 million, RMB65.1 million (US$9.3 million) and RMB505.3 million (US$72.0 million), respectively.

(6)

This represents the investment in and loans to WFOE and WFOE’s subsidiary and other subsidiary by Yuanbao Inc., and inter-company loans among WFOE and WFOE’s subsidiary and VIE and VIE’s subsidiaries, and the elimination among them. Yuanbao Inc. transfers cash to other subsidiary by making capital contributions, and other subsidiary transfer cash to WFOE and WFOE’s subsidiary by making capital contributions. WFOE and WFOE’s subsidiary also has inter-company loans with the VIE as part of our cash management program.

Key Operating Metrics

The following table sets forth key operating metrics for the years indicated:

	For the Year Ended December 31,
	2022	2023
Key Operating Metrics
Number of insurance consumers (in thousands)	4,603.1	8,103.1
Number of new policies (in thousands)	6,467.6	12,486.2
First year premiums (RMB in millions)	8,549.7	17,587.4

RISK FACTORS

An investment in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material adverse effect on the PRC Operating Entities’ business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment. In particular, as we are a mainland China-based company incorporated in the Cayman Islands, you should pay special attention to the subsection headed “Risks Related to Doing Business in Mainland China” below.

Risks Related to the PRC Operating Entities’ Business and Industry

The Affiliated Entities have a limited history in providing online insurance distribution and services and have grown rapidly. The PRC Operating Entities’ historical operating and financial performance as well as growth rate, however, may not be indicative of their future performance. If we fail to manage our growth or implement future business strategies effectively, the success of the PRC Operating Entities’ business may be compromised.

The Affiliated Entities began to offer online insurance distribution and services in 2020. As such, their limited history under the current business model may not serve as an adequate basis for evaluating their prospect and future operating and financial results, including, among others, their revenue growth, operating cash flows, operating margins, conversion, and repeat purchase rate. The Affiliated Entities have experienced rapid growth in recent periods. For instance, the Affiliated Entities have achieved significant growth in terms of the number of insurance consumers and insurance products available on our platform since the inception. Our revenue increased by 140.5% from RMB850.3 million in 2022 to RMB2,045.2 million (US$291.4 million) in 2023. Compared to the revenue of RMB1,501.1 million in the nine months ended September 30, 2023, our revenue increased by 59.6% to RMB2,395.8 million (US$341.4 million) in the nine months ended September 30, 2024. However, we believe the PRC Operating Entities’ business model is relatively new and subject to many uncertainties. As a result, there is no assurance that we will be able to maintain the PRC Operating Entities’ historical growth rates and profitability in future periods. If our growth rates slow down or decline, investors’ perceptions of the PRC Operating Entities’ business and prospects may be adversely affected and the market price of our ADSs could decline.

The online insurance market and the interests and needs of the industry participants have also been evolving rapidly in recent years. The PRC Operating Entities have encountered, and may continue to encounter, risks, challenges and uncertainties associated with operating in the online insurance market, such as expanding the insurance consumer base, improving the diversity of the online insurance products, increasing the number of customized insurance products, ensuring the effectiveness of their sales and marketing efforts, addressing regulatory compliance and uncertainty, engaging and retaining high-quality staff, maintaining competitive advantages and reputation, increasing brand recognition, and building and managing reliable and secure IT systems and infrastructure. If we do not manage these risks successfully, the PRC Operating Entities’ operating and financial results may suffer and differ materially from the PRC Operating Entities’ historical performance and expectations.

The PRC Operating Entities’ operate in the emerging, rapidly evolving and highly competitive insurance distribution industry, and they may fail to compete successfully against existing or new competitors, which could reduce demand for their products and services, reduce operating margins, and further result in loss of market share, and loss of qualified employees, and also make it difficult to predict their future prospects.

The insurance distribution industry in mainland China is rapidly evolving and may not develop as we anticipate. This industry is relatively new, and business models of such industry continue to evolve. The regulatory framework governing the insurance distribution industry is also developing and may change and evolve in the near future. In addition, the insurance distribution industry may be affected by, from the issuance carrier side, the close integration with and improvements in online infrastructure and technology, efficient access to insurance consumer base and insights, efficiency in acquiring insurance consumers, and the separation of insurance product design and sales, and from the consumer side, by the continued formation of consumers’ online insurance policy purchasing habits, the selection, price and popularity of insurance products and services available on our platform, the demand for convenience, the reliability and security of insurance distribution channels and the online insurance policy buying or claim settlement experience. As the PRC Operating Entities’ business continues to meet existing consumers’ demand and discover new consumers’ demand, and as market competition continues to evolve, they will introduce new insurance products and services, improve their existing products and services, or adjust and optimize the PRC Operating Entities’ business model. In response to new regulatory requirements or industry standards and in the process of introducing new products and services, the PRC Operating Entities may impose more rigorous risk management system and policies, which may negatively affect the growth and profitability of the PRC Operating Entities’ business. Any significant change to the PRC Operating Entities’ business model may not achieve expected results and may have a material and adverse impact on their financial condition and results of operations. Therefore, it is difficult to effectively predict their future prospects.

The risks and challenges the PRC Operating Entities encounter or may encounter in this emerging, dynamic and competitive market may have impacts on the PRC Operating Entities’ business and prospects. These risks and challenges include their ability to, among other things, grow insurance consumer base in a cost-efficient manner, develop and launch diversified and distinguishable insurance products and services to effectively address the evolving needs of insurance consumers, and develop and maintain relationships with insurance carrier customers. If the PRC Operating Entities fail to educate insurance carriers and consumers about the value of our platform and the PRC Operating Entities’ services, if the online insurance market does not develop as we expect, if the PRC Operating Entities fail to address the needs of their target consumers, or if they are not able to effectively address other risks and challenges that they may encounter, the PRC Operating Entities’ business and results of operations may be harmed.

The PRC Operating Entities’ current or potential competitors include (i) other online independent insurance product and service platforms, (ii) traditional insurance intermediaries, (iii) online direct sales channels of large insurance carriers, (iv) major internet companies that have commenced insurance distribution business and (v) other online insurance technology companies. With the introduction of new market entrants, we expect competition to continue to intensify in the future. Existing or potential competitors may have greater financial, operational, marketing, technological and other resources, better brand recognitions and larger sales and marketing budgets and they may offer more attractive terms of employment, which may lead to the loss of the PRC Operating Entities’ qualified employees. The PRC Operating Entities’ competitors may introduce more attractive products, content and features, or services or solutions with competitive pricing or enhanced performance that the PRC Operating Entities cannot match. Some of the PRC Operating Entities’ competitors may have more resources to develop or acquire new technologies and react more quickly and effectively to changing requirements of consumers and insurance carriers. In addition, the PRC Operating Entities’ target insurance consumers, mainland China residents with potential insurance needs, may seek insurance products and services in neighboring insurance markets. The PRC Operating Entities may fail to compete effectively with their competitors and industry participants in neighboring insurance markets, which may reduce demand for their products and services, result in loss of market share, and further result in reduction of operating margins and materially impact their future growth.

The PRC Operating Entities’ business is highly regulated, and the administration, interpretation and enforcement of the laws, regulations and regulatory requirements currently applicable to them are evolving and may change from time to time. Non-compliance with applicable laws, regulations and regulatory requirements or failure to respond to legal and regulatory changes may materially and adversely affect the PRC Operating Entities’ business and prospects.

The PRC Operating Entities operate in a highly regulated industry in mainland China, and the regulatory regime continues to evolve. Before the establishment of the National Administration of Financial Regulation, or

the NAFR, the China Banking and Insurance Regulatory Commission, or the CBIRC, has authority to supervise and regulate the insurance industry in mainland China. Pursuant to the Plan for the Institution Reform of the State Council issued by the National People’s Congress on March 10, 2023, CBIRC would be incorporated into the NAFR and would no longer be retained, and the daily regulatory responsibilities of the People’s Bank of China for financial holding companies and other financial groups, as well as the responsibilities for consumer protection in the financial sector, and the investor protection responsibilities of the CSRC are also transferred to the NAFR. On May 18, 2023, the NAFR was officially established as new financial regulator of mainland China. Since the online insurance distribution industry in mainland China has emerged and keeps evolving rapidly, either the former CBIRC, or the NAFR (formed on the basis of the former CBIRC), has been enhancing its supervision over this industry in recent years, and new laws, regulations and regulatory requirements have been promulgated and implemented from time to time. The PRC Operating Entities face challenges brought by these new laws, regulations and regulatory requirements, as well as adjustments and changes of their interpretation and application from time to time.

Further development of applicable regulations in the jurisdictions the PRC Operating Entities operate may impose additional requirements and restrictions on the PRC Operating Entities’ business and they may need to spend significant time and resources in order to comply with the new or changed regulations, which could trigger significant changes to the competitive landscape of their industry and they may lose some or all of their competitive advantages during this process. The PRC Operating Entities may change the insurance product mix in response to the changing market demands following any change of regulatory requirements. The PRC Operating Entities may adjust, reduce or cease the offering of insurance products and services that used to be popular, as it may be instructed or requested by regulatory authorities, which may adversely affect their results of operations. The attention of our management team could be diverted to the efforts to cope with an evolving regulatory or competitive environment.

According to the Provisions on the Supervision and Administration of Insurance Brokers issued by the China Insurance Regulatory Commission, or the CIRC in February 2018, and the Provisions on the Supervision and Administration of Insurance Agencies issued by the CBIRC in November 2020, the companies engaged in insurance brokerage business or insurance agency business shall conduct such business only in the places where they are registered or their local branches are registered. Additionally, on October 12, 2021, the CBIRC issued the Notice on Further Regulating Matters Concerning Internet Personal Insurance Business, which became effective on the same day. The notice aims to further regulate the operation of internet personal insurance business of insurance carriers and require the internet personal insurance products to be dedicatedly managed by insurance carriers. Pursuant to the notice, internet personal insurance products include accident insurance, health insurance (except nursing insurance), term life insurance, ordinary life insurance with a policy period of more than ten years (except term life insurance) and ordinary annuity insurance with a policy period of more than ten years, and other personal insurance products stipulated by the CBIRC. Internet personal insurance products that do not meet the requirements thereof are prohibited from being offered online, and public display of, or direction to, hyperlinks to the webpages of placing orders on the internet of such internet personal insurance products are prohibited as well. The notice puts forward higher standards for insurance carriers to carry out internet personal insurance business in terms of technical capabilities, online operation capabilities and service capabilities. Moreover, it introduces classification requirements regarding different forms of internet personal insurance business that the insurance carriers can carry out based on different types of insurance products. Insurance intermediaries also need to satisfy the corresponding basic requirements. The notice also provides that consumer service personnel of insurance intermediaries are not allowed to actively conduct marketing activities with regard to internet personal insurance products, and their compensation shall not be linked to the sales results of internet personal insurance products. The PRC Operating Entities have made adjustments to their business operations to comply with the notice. However, we cannot assure you that the PRC Operating Entities can always adjust their business operations to achieve and maintain full compliance, and the regulatory authority may take different views on whether the PRC Operating Entities have fully complied with the notice.

The insurance carriers may adjust their business models and their insurance products available on our platforms may be affected by the regulatory requirements from time to time, which could adversely affect the PRC Operating Entities’ business, financial condition, results of operations and prospects. We also cannot assure you that the PRC Operating Entities’ business current and future business operations will fully satisfy regulatory requirements applicable to them, or that they will not be subject to any future regulatory reviews and inspections where other non-compliance incidents may be identified. If they fail to do so, their business, financial condition, results of operations and prospects will be materially and adversely affected. In addition, there are uncertainties regarding how the changing laws, regulations and regulatory requirements would apply to the PRC Operating Entities’ business. The NAFR and its local counterparts have discretion in administration, interpretation and enforcement of these laws, regulations and regulatory requirements, as well as the authority to impose regulatory sanctions on industry participants in accordance with applicable laws and regulations. In certain circumstances it may be difficult to determine which actions or omissions may be deemed to be in violation of applicable laws, regulations or regulatory requirements. If some of the PRC Operating Entities’ business activities are deemed in violation of applicable laws and regulations, we may be subject to penalties and other regulatory actions and their business operations may be materially and adversely affected. Meanwhile, staying compliant with the restrictions may affect their business scope, limit their product and service offerings, and reduce their attraction to consumers. Furthermore, misconduct of partnered insurance carriers, user traffic channels or other business partners in violation of any of these laws, regulations or regulatory requirements may subject the PRC Operating Entities to fines, civil or criminal liabilities, being required to modify or terminate part or all of the PRC Operating Entities’ business operations or even being disqualified from providing services to partnered insurance carriers or insurance consumers. The occurrence of any of the above could have a material adverse effect on the PRC Operating Entities’ business, results of operations, financial condition and prospects.

Moreover, Chinese regulatory authorities may conduct reviews, regulatory inquiries and inspections on the PRC Operating Entities’ business operations from time to time, which could cover a broad range of aspects, including financial reporting, tax reporting, internal control and compliance with applicable laws, rules and regulations. If any non-compliance incidents in the PRC Operating Entities’ business operation are identified, they may be required to take certain rectification measures in accordance with applicable laws and regulations, or they may be subject to other regulatory actions such as administrative penalties. We cannot assure you that the PRC Operating Entities will be able to successfully and fully detect all non-compliance incidents in a timely manner or fully satisfy the regulatory requirements, or the PRC Operating Entities will not be subject to any future regulatory reviews and inspections where non-compliance incidents may be identified, which may materially and adversely affect the PRC Operating Entities’ business, financial condition, results of operations and prospects. Furthermore, as we expand the PRC Operating Entities’ business scope and explore new business initiatives, the business measures we have adopted or may adopt in the future may be challenged under the laws and regulations in the jurisdictions we operate or further subject to the requirements of the relevant local regulators.

Any failure to obtain, renew or maintain the requisite approvals, licenses or permits applicable to the PRC Operating Entities’ business operation may have a material and adverse impact on their business and results of operations.

The PRC Operating Entities’ business is subject to governmental supervision and regulation by various mainland China government authorities, and we are required to obtain, renew and maintain applicable approvals, licenses and permits from and make registrations and filings with different mainland China regulatory authorities in order to conduct or expand the PRC Operating Entities’ business. The PRC Operating Entities have obtained all requisite approvals, licenses and permits material to their business as required by the mainland China regulatory authorities, such as the insurance intermediary license for providing the insurance agency business, insurance brokerage business and the value-added telecommunication business operation license for providing online data processing and transaction processing services (only limited to e-commerce business) and information services business (only limited to internet information services). As of the date of this prospectus, the PRC Operating Entities have not been subject to any material fines or other form of material regulatory or administrative penalties or sanctions due to failure to obtain, renew or maintain any approvals, licenses and permits. However, due to the large number of different service categories the PRC Operating Entities offered, we cannot assure you that the mainland China government authorities will not take a different view or will not require the PRC Operating Entities to obtain any additional approvals, licenses and permits in accordance with applicable laws and regulations for conducting their business in the future. For detailed discussion of certain approvals, licenses and permits relevant to the PRC Operating Entities’ business, see relevant discussion in the section headed “Regulation” in this prospectus. We cannot assure you that the PRC Operating Entities will be able to maintain existing approvals, licenses and permits or renew any of them when their term expires or make timely registrations or filings. If the PRC Operating Entities are unable to maintain one or more of the existing approvals, licenses, permits, registrations or filings, or obtain such renewals, the operations and prospects of the PRC Operating Entities’ business could be materially disrupted. As we expand the PRC Operating Entities’ business scope, the PRC Operating Entities may be required to apply for and obtain additional approvals, licenses and permits, make additional registrations and filings, update their registrations or filings or expand the scope of their approvals, licenses and permits. We cannot assure you that the PRC Operating Entities will be able to meet these requirements in a timely manner, or at all. Furthermore, if the PRC Operating Entities are not able to obtain, renew or maintain such approvals, licenses, permits, registrations and filings, or adjust their business model in a timely manner or at all, the relevant government authorities shall have the power, in accordance with applicable laws and regulations, among other things, to levy fines, confiscate our income, revoke the PRC Operating Entities’ business licenses, and require the PRC Operating Entities to discontinue their relevant business or impose restrictions on their business. Any of these actions may have a material adverse effect on the PRC Operating Entities’ business and results of operations.

A significant portion of our revenue generated from insurance distribution and services is contributed by a limited category of insurance products. If the Affiliated Entities cannot continue to offer these insurance products on our platform for any reason or the popularity of these products declines, and if the PRC Operating Entities cannot be successful in increasing the sales of other insurance products or source, design and develop insurance products catering to the evolving needs of insurance consumers, the PRC Operating Entities may not be able to retain existing insurance consumers or attract new insurance consumers to our online platform, our revenue may decrease, and the PRC Operating Entities’ results of operations and financial condition may be materially and adversely affected.

We generate a significant portion of our revenue from insurance distribution and services from a limited category of popular insurance products, primarily short-term insurance products. For the years ended December 31, 2022 and 2023 and the nine months ended September 30, 2024, the first year premiums of short-term insurance products accounted for approximately 92.6%, 96.0% and 99.6% of total first year premiums, respectively. We believe such product concentration was partially due to the comprehensive protection coverage, competitive price and reasonable policy terms of such products, also supported by the PRC Operating Entities’ data analytics and other technologies, making these customized insurance products more attractive than others. Although we plan to continue to diversify the Affiliated Entities’ product offerings and therefore generate revenue generated from insurance distribution and services from a wider variety of insurance products, we cannot guarantee you that we will be able to succeed, and that such concentration will decrease. If the Affiliated Entities cannot continue to offer these popular insurance products for any reason or the popularity of these products decline, our revenue may decrease, and the PRC Operating Entities’ results of operations and financial condition may be materially and adversely affected.

The insurance products available on our platform can be categorized as short-term insurance and long-term insurance, with short-term insurance currently being the dominant product. Though the PRC Operating Entities have been endeavoring to raise insurance consumers’ awareness and recognition towards their business and services and making efforts to demonstrate the value and importance of long-term insurance, many insurance consumers on our platform start with purchases of short-term protection products. For the years ended December 31, 2022 and 2023 and the nine months ended September 30, 2024, the first year premiums of long-term insurance products available on our platform accounted for approximately 7.4%, 4.0% and 0.4% of the total first year premiums of insurance products sold on our platform. The Affiliated Entities’ short-term insurance consumers may choose not to purchase long-term insurance policies for a variety of reasons, including but not limited to, their perception of the value and benefits of long-term insurance policies, their financial resources, their risk tolerance, their specific insurance needs, or their satisfaction with our platform and the PRC Operating Entities’ services. Additionally, competition from other insurance providers or platforms, evolving consumer preferences, and changes in the insurance industry and regulatory environment may also impact the Affiliated Entities’ ability to convert short-term insurance consumers to long-term insurance consumers. Failure to convert a significant number of short-term insurance consumers to long-term insurance consumers may have an adverse impact on the PRC Operating Entities’ business, revenue, and financial condition. This could also lead to increased selling and marketing expenses, as the PRC Operating Entities may have to invest more resources in acquiring new insurance consumers to maintain or grow their market share.

Our future growth depends on the PRC Operating Entities’ ability to continue to attract new insurance consumers and to generate new purchases from existing consumers. The PRC Operating Entities must stay abreast of emerging consumer preferences and product trends that will appeal to existing and potential insurance consumers. Our platform makes personalized recommendations of insurance products to consumers based on their needs, and offers a comprehensive suite of services to ensure a smooth and efficient insurance experience. The PRC Operating Entities also assist partnered insurance carriers in customizing insurance products to meet the evolving needs of insurance consumers. The PRC Operating Entities’ ability to provide these products and services is dependent on their insurance expertise, technology, big data analytics capabilities. However, there is no assurance that certain insurance products and services that the PRC Operating Entities assisted partnered insurance carriers in designing and developing will cater to the needs of potential or existing insurance consumers, sustain for a period of time that we expect them to, or be welcomed or accepted by the market at all. If insurance consumers cannot find their desired products and services on our platform at attractive prices and terms, or find their experience dissatisfactory, they may lose trust and turn to other channels for their insurance needs, which in turn may materially and adversely affect the PRC Operating Entities’ business, financial condition and results of operations.

The PRC Operating Entities’ models may not operate properly as we expect or cause the unpredictable errors in insurance product display, recommendation or claims, and the PRC Operating Entities’ business, financial condition and results of operations may be adversely affected by the evolving political and regulatory framework for technology and machine learning.

The PRC Operating Entities utilize the data gathered from the insurance browsing, searching and applying process to determine how to wisely select or accurately customize the insurance products and services the PRC Operating Entities may launch online, precisely display the product information that insurance consumers are more likely to care about, in order to attract more potential consumers, and most importantly, with the support of the PRC Operating Entities’ proprietary algorithms, to match insurance consumers with the most suitable insurance products and services. The data that the PRC Operating Entities gather through their interactions with their consumers are evaluated and curated by proprietary algorithms. The continuous development, maintenance and operation of the PRC Operating Entities’ deep-learned backend data analytics engine is expensive and complex, and may involve unforeseen difficulties including material performance problems and undetected defects or errors. The PRC Operating Entities may encounter technical obstacles, and it is possible that they may discover additional problems that prevent our proprietary algorithms from operating properly. If the PRC Operating Entities’ data analytics do not function reliably, or if their technology driven consumer service does not function properly, the PRC Operating Entities may introduce incorrect information or provide improper guidance to consumers and they may lose trust in our platform, which potentially damages their marketing and consumer acquisition efficiency and negatively impacts their model precision. Such situations could result in dissatisfaction with them, which could prevent prospective insurance consumers from purchasing new insurance products and services. Any of these eventualities could result in a material and adverse effect on their business, results of operations and financial condition.

The policies and regulatory framework for technology and machine learning are evolving and remain uncertain. It is possible that new laws and regulations will be adopted in mainland China, or existing laws and regulations, including interpretation thereof, may be further amended, that would affect the PRC Operating Entities’ operation and the way in which they use technology and machine learning. For instance, mainland China government authorities have taken steps to regulate the method and manner that the enterprises may apply when using the algorithms. On September 17, 2021, the CAC, together with eight other government authorities, jointly issued the Guidelines on Strengthening the Comprehensive Regulation of Algorithm for Internet Information Services, which provides that daily monitoring of data use, application scenarios and effects of algorithms shall be carried out by the relevant regulators, and security assessments of algorithm shall be conducted by the relevant regulators. The guidelines also provide that an algorithm filing system shall be established and classified security management of algorithms shall be promoted. On December 31, 2021, the CAC, the Ministry of Industry and Information Technology of the PRC, or the MIIT, the Ministry of Public Security of PRC, or the MPS, and the State

Administration for Market Regulation, or the SAMR, jointly issued Administrative Provisions on Algorithm Recommendation of Internet Information Services, which stipulates that algorithm recommendation service providers shall inform users of their provision of algorithm recommendation services in a conspicuous manner, and publicize the basic principles, purpose intentions, and main operating mechanisms of algorithm recommendation services in an appropriate manner. The provider of algorithmic recommendation services shall not use the services to (i) engage in any illegal activity which may endanger national security and social public interest, disturb economic and social order, or infringe others’ legitimate rights and interest, or (ii) disseminate any information prohibited by laws or regulations. In addition, the Interim Administrative Measures on Generative AI Services was issued by the CAC and six other government authorities including NDRC on July 10, 2023, and came into effect on August 15, 2023, which imposes compliance requirements for providers of generative AI services. Pursuant to such measures, among others, individuals or organizations that utilize generative AI technology to provide and generate content services, such as text, image, sound or video, shall assume the responsibilities as the producers of such internet information content and shall apply for security assessment and complete the filing formalities of algorithms in accordance with the applicable laws and regulations before providing such generative AI services with opinion attributes or social mobilization capabilities to the public. For more information about the laws and regulations of mainland China relating to algorithms, see “Regulation—Regulation Related to Cybersecurity, Data Security and Privacy Protection.”

Our future success depends on the PRC Operating Entities’ ability to continue to develop and implement their proprietary AI algorithms, and to maintain the confidentiality of this technology. Changes to existing regulations, their interpretation or implementation, or the introduction of the new laws and regulations, or their failure to comply with such requirements could impede their use of this technology, which could further impair their competitive position and result in a material adverse effect on their business, business, results of operations, and financial condition.

We recorded net loss in the past, and we may not be able to maintain profitability in the future.

In 2022, we recorded a net loss from continuing operations of RMB2.4 million. In 2023, we achieved profitability as we recorded a net income from continuing operations of RMB205.2 million (US$29.2 million). Our net income from continuing operations increased by 394.6% from RMB116.0 million for the nine months ended September 30, 2023 to RMB573.5 million (US$81.7 million) for the nine months ended September 30, 2024. We cannot assure you that we will remain profitable in the future. Our operating costs and expenses may increase in the foreseeable future as we continue to grow the PRC Operating Entities’ business, acquire new consumers and further develop the PRC Operating Entities’ insurance product and service offerings and increase brand recognition. These efforts may prove more costly than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. There are other factors that could negatively affect our financial condition. For instance, if the PRC Operating Entities fail to compete successfully with their existing or potential competitors, or if customized insurance products and services available on our platform are not accepted by the market as we expect, we will receive lower-than-expected revenue, and our financial results will be adversely affected. If regulatory authorities promulgate new laws, regulations and regulatory requirements that limit the PRC Operating Entities’ business operations, especially with regard to their fee or cost model, their results of operations will suffer. As a result of the foregoing and other factors, our net profit margins may decline or we may incur net losses again in the future and may not be able to maintain profitability on a quarterly or annual basis.

The PRC Operating Entities’ business, results of operations and financial condition could be materially adversely affected if the PRC Operating Entities continue to rely on a small group of insurance carriers for a substantial portion of their business or if they fail to maintain relationships with partnered insurance carriers or cooperate with new insurance carriers.

The PRC Operating Entities depend on their cooperation with insurance carriers and their relationship with insurance carriers is crucial to their success. We generate a substantial portion of our revenue from commission fees and service fees paid by insurance carriers. Certain insurance carriers have accounted for a significant portion of our revenue in the past. The revenue generated from the top three customers accounted for 69%, 56% and 59% of our total revenue in 2022, 2023 and the nine months ended September 30, 2024, respectively. While the PRC Operating Entities continually seek to diversify their partnered insurance carriers, there can be no assurance that the insurance carriers concentration will further decrease. Their ability to attract consumers depends on the quantity and quality of insurance products and services available on our platform. Their arrangements with partnered insurance carriers are typically not exclusive, and they may have similar arrangements with their peers. If insurance carriers are dissatisfied with the PRC Operating Entities’ services or find the PRC Operating Entities ineffective in enhancing their profitability, they may terminate their relationships with the PRC Operating Entities and decide to cooperate with the PRC Operating Entities’ peers. Moreover, insurance carriers the PRC Operating Entities work with may develop their own technology capabilities or platform to attract insurance consumers online. If the PRC Operating Entities fail to prove that their technology capabilities or platform could help improve their operating efficiency or profitability or are otherwise valuable to insurance carriers, the PRC Operating Entities’ business, financial performance and prospects could be materially and adversely affected.

If the PRC Operating Entities are unable to maintain existing relationships with insurance carriers, or unable to cooperate with new insurance carriers, they may be unable to offer their insurance consumers the convenient and ample online insurance distribution services they expect. This deficiency could reduce our consumers’ confidence in our platform, making them less popular with consumers. As a result, the PRC Operating Entities’ consumers could cease to use our platform, or use our platform at a decreasing rate. There can be no assurance that the PRC Operating Entities can maintain relationships with their existing partnered insurance carriers on commercially desirable terms.

The PRC Operating Entities’ business is subject to risks related to our partnered insurance carriers’ industry and could be adversely affected if partnered insurance carriers fail in their business operation.

As a technology-empowered online insurance distributor, the PRC Operating Entities have cooperated with insurance carriers to offer insurance products and services to consumers. If insurance carriers experience large or unexpected losses, these carriers may choose to decrease the amount of money they spend with the PRC Operating Entities. Furthermore, if the PRC Operating Entities’ partnered insurance carriers fail to properly fulfill their obligations under the insurance policies sold on our platform, the PRC Operating Entities’ insurance consumers may lose faith in our platform. In addition, if insurance carriers cannot or decide not to distribute certain insurance products sold on our platform, the PRC Operating Entities’ insurance consumers may turn to other insurance purchasing platforms and be reluctant to build up the loyal relationship with the PRC Operating Entities. If the PRC Operating Entities’ partnered insurance carriers become insolvent, their consumers may not be able to realize the protection expected from the insurance policies, which could negatively affect their reputation and results of operations.

Because the revenue we earn is based on commission rates and service fees set by or negotiated with insurance carriers, any decrease in these commission rates and service fees may have an adverse effect on The PRC Operating Entities’ results of operation.

The PRC Operating Entities are engaged in insurance distribution and services, and derive revenue primarily from providing insurance distribution and services for insurance carriers. The commission rates and service fees are set by insurance carriers or negotiated between insurance carriers and the PRC Operating Entities, and are based on the premiums that the insurance products charge and the service fees are based on the specific services provided to insurance carriers. Commission rates and service fees can change based on the prevailing economic, regulatory, taxation and competitive factors that affect partnered insurance carriers. These factors, which are not within our control, include the capacity of insurance carriers to place new business, profits of insurance carriers, consumer demand for insurance products and services, the availability of comparable products and services from other insurance carriers at lower costs, and the availability of alternative insurance products and services, such as government benefits and self-insurance plans, to consumers. Because we do not determine, and cannot predict, the timing or extent of the changes in premium or commission rates and service fees, we cannot predict the effect any of these changes may have on the PRC Operating Entities’ operations. Any decrease in premiums or commission rates and service fees may significantly affect the PRC Operating Entities’ profitability.

The PRC Operating Entities’ business, results of operations and financial condition could be materially and adversely affected if the PRC Operating Entities cannot target users and achieve user-to-consumer conversion in an efficient and cost-effective manner.

As a leading technology-driven online insurance distributor in China, our success is dependent on the PRC Operating Entities’ ability to access the massive base of internet users and convert such users into their insurance consumers. Since the commencement of the PRC Operating Entities’ business, they have worked closely with third-party user traffic channels, primarily including mainstream social media platforms in China, to promote insurance products available on our platform. Their partnerships with third-party user traffic channels have been key to consumer acquisition efforts. While the PRC Operating Entities have generally maintained good relationships with these user traffic channels, we cannot assure you that such relationships will not deteriorate or end. If user traffic channels terminate their cooperation with the PRC Operating Entities, do not renew their agreements with the PRC Operating Entities, or choose to exclusively work with the PRC Operating Entities’ peers, the PRC Operating Entities may lose potential consumers and the PRC Operating Entities’ business and results of operations will be negatively affected. In addition, if user traffic channels lose influence over their traffic or otherwise fail to effectively convert their users to the PRC Operating Entities’ consumers, the PRC Operating Entities’ business and results of operations may suffer.

The PRC Operating Entities’ user targeting and consumer acquisition strategies have been effective, primarily attributable to the application of their interconnected networks of models. Their models provide them with valuable help and guidance in choosing user traffic channels, targeting specific user groups, tailoring advertising materials, and providing precise product recommendations, among others. If the PRC Operating Entities cannot continue to scale, refine or optimize their interconnected networks of predictive models, they may fail in targeting user groups that are interested in insurance products available on our platform and matching these users with customized insurance products. That will prevent the PRC Operating Entities from maintaining and improving the efficiency and effectiveness of their consumer acquisition strategies. In consequence, their efforts to expand our insurance consumer base may fail and the number of policies distributed on our platform may drop, which could have a material and adverse impact on the PRC Operating Entities’ business, results of operations, and financial condition.

We have been conscious of cost efficiency in user targeting and consumer acquisition efforts. From 2022 to 2023, while our revenue experienced significant growth, our selling and marketing expenses to revenue ratio decreased markedly. This achievement was largely attributable to the PRC Operating Entities’ interconnected networks of predictive models, which enable the PRC Operating Entities to analyze numerous user scenarios to determine the optimal advertising and conversion path. Such analysis, in turn, allows the PRC Operating Entities to bid for media exposure through third-party user traffic channels at appropriate prices. If we cannot maintain and enhance the predictive capabilities and precision of the PRC Operating Entities’ interconnected networks of predictive models, the technology support underpinning our cost efficiency in user targeting and consumer acquisition may no longer be effective. Meanwhile, our cost control of selling and marketing expenses is also impacted by the pricing strategies adopted by third-party user traffic channels. If we cannot continue the PRC Operating Entities’ cooperation with third-party user traffic channels at commercial favorable terms, we may have to incur much higher selling and marketing expenses.

In addition to the PRC Operating Entities’ cooperation with third-party user traffic channels, we also intend to develop the PRC Operating Entities’ proprietary user traffic, such as long-term insurance operation center, to expand consumer base. If our endeavors in this connect do not deliver results as anticipated, the PRC Operating Entities may have to fall back on third-party user traffic channels for user targeting and consumer acquisition, which could require significant and continuous investment of management attention and financial resources.

The PRC Operating Entities’ cooperation with user traffic channels is subject to changes in regulatory requirements.

The PRC Operating Entities currently engage third-party user acquisition channels to attract consumers for the insurance products and services available on our platform. On December 7, 2020, the CBIRC published the Regulatory Measures for Online Insurance Business, or the Online Insurance Measures, which became effective on February 1, 2021, and replaced the Interim Regulatory Measures for Online Insurance Business, promulgated by the predecessor of CBIRC on July 22, 2015. If the PRC Operating Entities’ cooperation with such user acquisition channels is deemed to be in violation of the Online Insurance Measures, we may be required to modify the PRC Operating Entities’ business practice, which may result in reduction in their attraction to consumers. The Online Insurance Measures changed regulatory requirements for online insurance business in various aspects. For instance, it sets a higher standard for insurance institutions and online industry participants to improve IT infrastructure and cybersecurity protection. In particular, insurance carriers engaged in online insurance business shall have IT systems that are equipped with the insurance sales or insurance application function, and are certified as Safety Level III Computer Information Systems or above level. It might be costly for the PRC Operating Entities to stay in compliance with the heightened requirements and standards in the Online Insurance Measures. As of the date of this prospectus, the PRC Operating Entities have taken measures to comply with the requirements in the Online Insurance Measures. We, however, cannot assure you that current business operations or cooperation with user traffic channels will remain fully compliant with the Online Insurance Measures at all times, or the PRC Operating Entities or their cooperated user traffic channels will be able to rectify the non-compliance incidents in a timely manner. Failure of the PRC Operating Entities’ user traffic channels to comply with relevant regulatory requirements could subject the PRC Operating Entities’ or the user traffic channels to warnings, fines, confiscation of illegal gains and revocation of licenses.

The PRC Operating Entities’ business highly relies on the use of data, including data from external sources. If the PRC Operating Entities cannot access or accumulate sufficient data, if they lose the ability to use such data, or if such data contains gaps or inaccuracies, the PRC Operating Entities may not be able to recommend the insurance products and services most suitable to our insurance consumers and the PRC Operating Entities’ business could be adversely affected.

The PRC Operating Entities highly rely on the use of data in every step of the PRC Operating Entities’ business, including market research and assistance to partnered insurance carriers in product customization, recommendation of insurance products and services to insurance consumers, provision of consumer services to promptly answer insurance consumers’ inquiries, risk management and facilitation of claim application and settlement. If the PRC Operating Entities cannot access or accumulate sufficient data, or they are unable to access and use such data, or their access to such data is limited due to various factors, such as data security risk and regulatory restrictions, their ability to accurately evaluate our insurance consumers’ preference in suitable insurance products and services would be compromised. the PRC Operating Entities and insurance carriers may not fully understand consumers’ insurance needs and they may not recommend suitable products and services to their insurance consumers, insurance consumers may lose trust in us and insurance carriers may find recommendation ineffective. As a result, consumers and insurance carriers may lose trust in our platform and consequently be reluctant to continue to use our platform, which may further reduce the amount of data that the PRC Operating Entities can accumulate and use. Any of the foregoing could negatively impact the precision and effectiveness of the PRC Operating Entities’ technology and data analytics for intelligent marketing and recommendation of insurance products and services.

In addition, such data may be inaccurate or may not accurately reflect the consumers’ behavior pattern and purchase preferences for a variety of reasons, including errors, staleness or incompleteness resulting in inaccurate reporting of such data. If third-party data used to improve the PRC Operating Entities’ technology or train the model architecture is inaccurate, or access to such third-party data is limited or becomes unavailable to the PRC Operating Entities, the efficacy of the PRC Operating Entities’ technology and the ability to continue to improve their technology would be adversely affected. Any of the foregoing could adversely affect their services’ credibility and their ability to attract new consumers and insurance carriers and adversely affect their business, financial condition and results of operations.

The PRC Operating Entities’ business generates and processes a large amount of data and is subject to Chinese laws and regulations regarding privacy, data protection and cybersecurity. Any failure to protect the confidential information of third parties or improper use or disclosure of such data may subject the PRC Operating Entities to liabilities imposed by data privacy and protection laws and regulations, negatively impact their reputation, and deter their consumers from using our online platform.

Our platform stores and processes certain personal and other data provided by insurance consumers, and in order to facilitate the PRC Operating Entities services to insurance consumers, the PRC Operating Entities make certain personal information provided by consumers or third-party data providers, available to insurance carriers with consumer consent to the extent necessary. There are numerous laws and regulations regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and data. Specifically, personally identifiable and other confidential information is increasingly subject to legislation and regulations in mainland China and numerous foreign jurisdictions. Government authorities in mainland China have enacted a series of laws and regulations relating to the protection of privacy and personal information, under which internet service providers and other network operators are required to clearly indicate the purposes, methods and scope of any information collection and usage, to obtain explicit consumer consent and to establish consumer information protection systems with appropriate remedial measures. See “Regulation — Regulation Related to Cybersecurity, Data Security and Privacy Protection” for a detailed discussion, including, among others, the Decision of the Standing Committee of the National People’s Congress on Strengthening Network Information Protection promulgated by the Standing Committee of the National People’s Congress of China, or the SCNPC, in December 2012; the Cybersecurity Law promulgated by the SCNPC in November 2016, which took effect in June 2017; the Civil Code promulgated by National People’s Congress of China in May 2020, which took effect in January 2021; the Data Security Law promulgated by the SCNPC in June 2021, which took effect in September 2021; the Personal Information Protection Law promulgated by the SCNPC in August 2021, which took effect in November 2021. However, the regulatory framework for privacy issues all around the world is currently rapidly evolving and is likely to remain uncertain for the foreseeable future.

The PRC Operating Entities are subject to such laws and regulations regarding privacy, data protection and cybersecurity, as well as the terms of their own privacy policies. Compliance with any existing and additional laws could be expensive, and may place restrictions on the conduct of their business and the manner in which they interact with their consumers. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against them, and misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against them by government authorities or other authorities, damage to our reputation and credibility and could have a negative impact on our profits and performance.

Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with privacy-related legal obligations or privacy policies. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. However, we cannot assure that the PRC Operating Entities will always successfully prevent data security breach. Any failure or perceived failure by the PRC Operating Entities to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other consumer data, could cause consumers to lose trust in them and could expose them to legal claims. Any perception by the public that online transactions or the privacy of consumer information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally, which may affect the Affiliated Entities’ sale of insurance products.

We cannot assure you that the PRC Operating Entities’ existing privacy and personal protection system and technical measures will be considered sufficient under applicable laws and regulations regarding privacy, data protection and cybersecurity. The PRC Operating Entities could be adversely affected if legislation or regulations in mainland China are expanded to require changes in business practices or privacy policies, or if the government authorities in mainland China interpret or implement their legislation or regulations in ways that negatively affect their business, financial condition and results of operations. In addition to laws, regulations and other applicable rules regarding privacy and privacy advocacy, industry groups or other private parties may propose new and different privacy standards. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with the PRC Operating Entities’ practices. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability, damage our reputation, inhibit the use of our platform and harm the PRC Operating Entities’ business.

The PRC Operating Entities’ business model may be replicated by other online insurance intermediaries or product and service platforms, and internet companies and traditional insurance companies aiming to engage in online insurance distribution business.

The PRC Operating Entities’ business model, which revolves around the provision of online insurance distribution services, may be subject to replication by various market participants, including other online insurance intermediaries, product and service platforms, as well as internet companies and traditional insurance companies with aspirations to enter the online insurance distribution service sector. This potential for duplication arises from the inherent nature of the internet and digital technologies, which facilitate the rapid dissemination of information and the ability to swiftly adopt successful business models. Consequently, the PRC Operating Entities may face increased competition in the marketplace, as these emerging players seek to capitalize on the growing demand for online insurance distribution services. In such a competitive landscape, it will be imperative for our company to continuously innovate and differentiate offerings to maintain a competitive edge and preserve the PRC Operating Entities’ market share. However, we cannot guarantee that our efforts to adapt and evolve will be sufficient to counteract the challenges posed by potential replication of the PRC Operating Entities’ business model by other industry players.

The sophisticated and innovative technologies the PRC Operating Entities use for the operation of their business are new and require continuous developments and upgrades. We cannot assure you that these technologies will effectively maintain competitive strength and fully support the PRC Operating Entities’ business.

We regard technology as critical to the PRC Operating Entities’ ability to provide high-quality products and superior consumer services. Although we have invested substantial resources in developing the sophisticated and innovative technology systems that the PRC Operating Entities use for their daily operations, we must continue to stay abreast of the constantly evolving industry trends and to enhance and improve the functionality and features of our platform and services. We expect these technologies to support the smooth performance of key functions in our platform, such as recommending suitable insurance products and services to consumers, payment and settlement, and consumer service. To adapt to evolving consumer needs, requirements of insurance carriers, and emerging industry trends, the PRC Operating Entities must continue to develop other new technologies or upgrade existing platform and systems. If our efforts to invest in the development of new technologies or the upgrade of existing technologies are unsuccessful, the PRC Operating Entities’ business, financial condition and results of operations may be materially and adversely affected.

In addition, the maintenance and processing of data is essential to the PRC Operating Entities’ data analytical capabilities and the day-to-day operation of their business. The PRC Operating Entities’ ability to provide products and services and to conduct day-to-day business operations depend, in part, on their ability to effectively maintain competitive strength of their technologies and make timely and cost-effective enhancement and upgrade to their technology and respond to technological advances and emerging industry standards and practices. Failure to do so could put them at a disadvantage to their peers and cause economic losses. There can be no assurance that they will be able to keep up with technological improvements or that the technology developed by others will not render their services less competitive or attractive. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions or consumer preferences, whether for technical, legal, financial or other reasons, the PRC Operating Entities’ business may be materially and adversely affected.

The PRC Operating Entities may face disruption to their technology systems and infrastructure and resulting interruptions in the availability of their services.

The satisfactory performance, reliability and availability of the PRC Operating Entities’ technology systems and infrastructure are critical to their success. We rely on the PRC Operating Entities’ scalable technology infrastructure and corresponding self-operated internet platforms such as our websites, WeChat official account and mini program connecting the PRC Operating Entities’ network with those of their consumers. However, the PRC Operating Entities’ technology systems or infrastructure may not function properly at all times. We may be unable to monitor and ensure high-quality maintenance and upgrade of the PRC Operating Entities’ technology systems and infrastructure, and consumers may experience service outages and delays in accessing and using our platforms as we seek to source additional capacity. Any of the foregoing may materially affect consumer satisfaction with our platform and our reputation, and further, the PRC Operating Entities’ business performance, financial position and results of operations.

The PRC Operating Entities’ technology systems may also experience telecommunications failures, computer viruses, failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, user errors, or other attempts to harm their technology systems, which may result in the unavailability or slowdown of our platform or other certain functions, delays or errors in transaction processing, loss of data, inability to accept and fulfill consumers request, and thus decrease the attractiveness of our platform. Further, hackers, acting individually or in coordinated groups, may also launch distributed denial of service attacks or other coordinated attacks that may cause service outages or other interruptions in the PRC Operating Entities’ business. Any of the foregoing may substantially increase our costs and expenses to maintain or upgrade the PRC Operating Entities’ technology systems and infrastructure.

In addition, the PRC Operating Entities rely in part upon third-party suppliers, including cloud service provider and payment processing platforms, to operate our platform. We cannot predict whether such third-party suppliers will modify or terminate the cooperation with the PRC Operating Entities, whether additional network capacity will be available from these vendors as we need it, and the PRC Operating Entities’ network or suppliers’ networks may be unable to achieve or maintain a sufficiently high capacity of data transmission to allow the Affiliated Entities to process insurance purchases in a timely manner or effectively download data, especially if our platform traffic increases. The PRC Operating Entities also have little, if any, control over the stability of the services provided by cloud service providers. For instance, there may be instances where these providers’ hardware equipment fails to function well, their machine rooms encounter unexpected disruptions, and/or their softwares provided to them do not work as anticipated. Any system failure, service level reduction or service quality inadequacy that causes an interruption to, or decreases the responsiveness of, the PRC Operating Entities’ services would impair our revenue-generating capabilities and damage our reputation.

The PRC Operating Entities may be subject to payment processing risk.

The PRC Operating Entities accept a wide variety of payment methods, such as online payments through third-party payment platforms, in order to ensure smooth consumer experience. For certain payment methods, the PRC Operating Entities pay varying transaction fees, which may increase as required by such payment platforms and increase our operating costs and lower our profit margins. The PRC Operating Entities may also be subject to fraud, money laundering and other illegal activities in connection with the various payment methods they accept if they cannot implement risk management measures effectively.

The PRC Operating Entities may be also subject to various regulations, rules and requirements, including but not limited to the rules set by third-party payment platforms or government authorities, governing online payment processing and fund transfers, which could change or be reinterpreted to make it difficult or impossible for them to comply with. If they fail to comply with these rules or requirements, they may be subject to fines and higher transaction fees and lose their ability to accept payments through third-party payments platforms from consumers, process electronic fund transfers or facilitate other types of online payments. In addition, if the third-party payment platforms the PRC Operating Entities cooperate with encounter the technical disruption and fail to take timely recovery measures, the online trading process of their insurance products may be affected and they may be further exposed to payment processing risk.

Failure to conduct the PRC Operating Entities’ branding and marketing activities in a cost-effective manner may materially and adversely affect the PRC Operating Entities’ business and results of operations.

If the PRC Operating Entities are unable to conduct their branding and marketing activities cost-effectively, their financial condition and results of operations may be materially and adversely affected. The PRC Operating Entities have incurred expenses on a variety of different sales and marketing efforts designed to enhance brand recognition and increase sales of insurance products on our platform. The PRC Operating Entities’ marketing and promotional activities may not be well received by consumers and may not achieve anticipated results. Marketing approaches and tools in insurance market in mainland China are evolving. This further requires the PRC Operating Entities to enhance their marketing approaches and experiment with new marketing methods to keep pace with industry developments and consumer preferences, which may not be as cost-effective as their marketing activities in the past and may lead to significantly higher marketing expenses in the future. Failure to refine their existing marketing approaches or to introduce new effective marketing approaches in a cost-effective manner could impact their revenue and profitability.

Any harm to our brand or reputation may materially and adversely affect the PRC Operating Entities’ business. Negative publicity involving us, the PRC Operating Entities’ consumers, content on our platform, the PRC Operating Entities’ partnered insurance carriers and user traffic channels, any other third parties the PRC Operating Entities cooperated with, our shareholders, our management or business model may materially and adversely affect our reputation, the PRC Operating Entities’ business, financial condition, results of operations and prospects.

The brand recognition and reputation of our “Yuanbao” brand and the successful maintenance and enhancement of our brand and reputation have contributed and will continue to contribute significantly to our success and growth.

Any negative perception and publicity, whether or not justified, involving us, the PRC Operating Entities’ consumers, content on our platform, our shareholders, our management or business model, such as complaints and rumors in relation to consumer experience, quality of products and services, or false marketing activities, could harm our reputation and reduce the value of our brand. Further, our peers may fabricate complaints or negative publicity about us for the purpose of vicious competition. With the increased use of social network, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to respond and mitigate effectively.

We are also subject to negative publicity regarding the PRC Operating Entities’ partnered insurance carriers, user traffic channels and any other third parties the PRC Operating Entities cooperated with, whose activities are out of their control. Negative public perception on the insurance products and services available on our platform or on the insurance carriers or that insurance carriers on our platform do not provide satisfactory consumer services or accurate information, or isolated consumer complaints against insurance carriers on our platform or with respect to the products and services available on our platform, could undermine the trust and credibility we have established and have a negative impact on the PRC Operating Entities’ ability to attract new consumers or retain current consumers. Negative publicity about user traffic channels and any other third parties the PRC Operating Entities cooperated with may materially affect the effectiveness of marketing activities and further reduce our revenue and profitability.

Our future growth depends on the general acceptance of online distribution of products and services.

The internet, and particularly the mobile internet, has gained increasing popularity in mainland China as a platform for insurance products and services in recent years. However, certain participants in the industry, especially traditional insurance carriers, and many insurance consumers have limited experience in handling insurance products and services online, and some insurance consumers may have doubts about using online platforms. For instance, consumers may not find online content to be reliable sources of insurance product information. Some insurance carriers may not believe online platforms are secure for risk assessment and risk management. Others may not find online platforms effective when promoting and providing their products and services. If we fail to educate the insurance carriers and insurance consumers about the value of our platform and the PRC Operating Entities’ services, our growth will be limited and the PRC Operating Entities’ business, financial performance and prospects may be materially and adversely affected. The general acceptance of the internet and particularly the mobile internet as an effective and trusted platform for insurance products and services is also affected by factors beyond our control, including negative publicity and restrictive regulatory measures. If online and mobile networks do not achieve adequate acceptance in the market, our growth prospects, results of operations and financial condition could be harmed.

The Affiliated Entities may not be able to ensure disclosure of certain information related to insurance products and services is accurate or complete.

The Affiliated Entities’ insurance consumers rely on certain information related to insurance products and services the Affiliated Entities provide on our platform. While we believe that such information is generally accurate, complete and reliable, and comply with legal and regulatory requirements, there can be no assurance that the accuracy, completeness or reliability of the information can be maintained in the future. If the Affiliated Entities provide any inaccurate or incomplete information on our platform due to either their own fault or that of insurance carriers, their consumers making the insurance purchase relying on the information may fail to receive the protection they expect and they may be subject to penalty or other regulatory actions. In addition, the Affiliated Entities are required to provide certain information related to insurance products and services, to the insurance consumers and obtain their explicit consent before they purchase the insurance products and services. However, the Affiliated Entities may fail to provide those legally required disclosure on our platform to the attention of the Affiliated Entities’ consumers. In the event the Affiliated Entities are penalized by regulatory authorities for failing to provide accurate, complete and/or required insurance product information or obtain consumers’ explicit consent, our reputation could be harmed and we could experience reduced user traffic to our platform, which may adversely affect the PRC Operating Entities’ business and financial performance.

The PRC Operating Entities may be held liable for information or content displayed on, retrieved from or linked to our platform, which may materially and adversely affect the PRC Operating Entities’ business and operating results.

The Chinese government has adopted regulations governing the distribution of content over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet any content that, among other things, violates local laws and regulations, impairs the national dignity of mainland China or the public interest, or is obscene, superstitious, frightening, gruesome, offensive, fraudulent or defamatory. At the end of 2019, the CAC issued the Provisions on the Management of Network Information Content Ecology, or the CAC Order No. 5, which became effective on March 1, 2020, to further strengthen the regulation and management of illegal and harmful network information content. The PRC Operating Entities have implemented internal control procedures to review in advance the information and content on our websites, WeChat mini program and other platforms to ensure their compliance. However, we cannot assure you that all information or content displayed on, retrieved from or linked to our platforms complies with the requirements of laws and regulations of mainland China at all times. If our platforms found to be violating laws and regulations of mainland China, The PRC Operating Entities may be subject to administrative penalties, including warning and service suspension, which may materially and adversely affect their business and operating results.

Moreover, the PRC Operating Entities may face liability for negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that are published on our platform. They may be involved in intellectual property infringement claims or actions from time to time. The PRC Operating Entities may incur significant costs in investigating and defending these claims, which may also materially and adversely affect their business and operating results.

The Affiliated Entities may be subject to penalties for failure to manage their personnel practiced in insurance intermediary institutions.

The practice of personnel in professional insurance intermediary institutions is strictly regulated under the laws and regulations of mainland China. Personnel who engage in insurance brokerage or agency business in professional insurance intermediary institutions are required to conduct the registration with the insurance intermediary regulatory information system of the CBIRC. Insurance brokerage or agency companies that fail to comply with the regulations for proper engagement, registration or management of such personnel may be subject to warnings, fines and other penalties by regulatory authorities. As of the date of this prospectus, the Affiliated Entities have complied with such registration requirement for personnel in professional insurance intermediary institutions and have not received any official notice, warning and investigation from the former CBIRC or the NAFR in this regard. We cannot assure you that the Affiliated Entities will be able to complete the registration for all of insurance brokerage personnel and/or insurance agency personnel in a timely manner due to the increasing number of practiced personnel, or that the relevant regulatory authorities would not retrospectively find deficiency in the registration of these personnel and subject them to penalties. The Affiliated Entities have implemented policies to ensure their personnel to practice in compliance with the relevant PRC regulations. Nevertheless, there can be no assurance that all of such personnel will not practice outside the scope specified by the Affiliated Entities, or that such personnel will strictly abide by these policies or take their responsibilities under the applicable laws and regulations in connection with insurance intermediary services, which may subject to fines and other administrative proceedings.

The PRC Operating Entities’ business may be negatively impacted if they are exposed to risks of fraudulent consumer behavior and the information that they receive from third parties for consumer verification purpose is inaccurate.

In order to verify the personal information provided by the PRC Operating Entities’ consumers, the PRC Operating Entities compare the names and identity card numbers they collect with the information from the relevant authorities. However, as credit reporting systems for individuals in mainland China are still developing, there are limited public sources available to them to verify the information of individual consumer, and the relevant individual credit reporting systems may not be able to reflect the actual profiles of these consumers constantly and accurately. Although the PRC Operating Entities have developed their risk management and control procedures and policies and have devoted efforts to verifying the information provided by the consumers before the offering of products or services, the effectiveness of such risk management is conditioned on the accuracy and completeness of the consumer information they obtain. We cannot guarantee the completeness or accuracy of any information the PRC Operating Entities obtain with respect to any particular consumer. If the data and information the PRC Operating Entities rely on are inaccurate or obsolete, they could be exposed to higher risks of fraudulent consumer behavior. As a result, the PRC Operating Entities’ business and operations could be materially and adversely affected.

The PRC Operating Entities may from time to time be subject to infringement claims relating to intellectual properties of third parties, which could divert our management attention on business.

Companies in the internet and technology industries could be frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause the PRC Operating Entities to incur substantial costs defending against the claim, could distract our management from the PRC Operating Entities business and could require the PRC Operating Entities to cease use of such intellectual property. Furthermore, because of the substantial amount of evidence discovery, collection and verification required in connection with intellectual property claims they risk compromising their confidential information during this type of claims. The PRC Operating Entities may be required to pay substantial damages, royalties or other fees in connection with a claimant securing a judgment against them, they may be subject to an injunction or other restrictions that prevent them from using or distributing their intellectual property, or from operating under our brand, or we may agree to a settlement that prevents the PRC Operating Entities from distributing their offerings or a portion thereof, which could adversely affect the PRC Operating Entities’ business, results of operations and financial condition.

The PRC Operating Entities may be subject to intellectual property rights claims from time to time. In the event that the PRC Operating Entities need to get additional intellectual property licenses to continue their operations, we cannot assure that the PRC Operating Entities will be able to obtain the licenses timely or on favorable or commercially reasonable terms and may significantly increase their operating expenses. Some licenses may be non-exclusive, and therefore their peers may have access to the same technology licensed to them. If a third party does not offer the PRC Operating Entities a license to its intellectual property on reasonable terms, or at all, the PRC Operating Entities may be required to develop alternative, non-infringing technology, which could require significant time (during which the PRC Operating Entities would be unable to continue to offer their affected offerings), effort and expense and may ultimately not be successful. In addition, the PRC Operating Entities are in the process of registering some of their trademarks. In the event the PRC Operating Entities cannot successfully register these trademarks, they may have to license them or cease using any of these trademarks, or they may be subject to infringement claims.

The PRC Operating Entities have adopted policies and procedures to prohibit their employees from infringing upon third-party intellectual property rights. However, we cannot ensure that they or other third party involved in the PRC Operating Entities’ product design and development will not, against their policies, use unauthorized copyrighted materials or intellectual property in our platform or via any platform through which they provide products and services. The PRC Operating Entities may incur liability for unauthorized duplication or distribution of materials posted on our online platform. They may from time to time be subject to claims against them alleging their infringement of third-party intellectual property rights in the future. Any such intellectual property infringement claim could result in costly litigation and divert our management attention and resources, which in turn could adversely affect the PRC Operating Entities’ business, results of operations and financial condition.

Failure to protect or enforce intellectual property rights could harm the PRC Operating Entities’ business, results of operations and financial condition.

Our success is dependent in part on protecting the PRC Operating Entities’ intellectual property rights and technology, such as source code, information, data, processes and other forms of information, knowhow and technology. We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect the PRC Operating Entities’ intellectual property. However, there are steps that we have not yet taken to protect the PRC Operating Entities’ intellectual property. Additionally, the steps that we have already taken to protect the PRC Operating Entities’ intellectual property may not be sufficient or effective. Even if the PRC Operating Entities do detect violations, they may need to engage in complicated procedures, such as complaint and legal proceedings, to enforce their rights.

While the PRC Operating Entities take precautions designed to protect their intellectual property, it may still be possible for their peers and other unauthorized third parties to copy their technology and use their proprietary brand, content and information to create or enhance competing solutions and services, which could adversely affect their competitive position in rapidly evolving and highly competitive industry. The PRC Operating Entities enter into confidentiality agreements with our employees, which contain invention assignment clauses, and also enter into confidentiality arrangements with their consultants, third-party providers and strategic partners. We cannot assure you that these agreements or arrangements will be effective in controlling access to, and use and distribution of, our platform and proprietary information. Further, these agreements or arrangements do not prevent peers from independently developing technologies that are substantially equivalent or superior to the PRC Operating Entities’ offerings.

The PRC Operating Entities have filed, and may continue in the future to file, applications to protect certain of their innovations and intellectual property. We do not know whether any of such applications will result in the issuance of a patent, trademark or copyright, as applicable, or whether the examination process will require the PRC Operating Entities to narrow their claims. In addition, we may not receive competitive advantages from the rights granted under the PRC Operating Entities’ intellectual property. The PRC Operating Entities’ existing intellectual property, and any intellectual property granted to them or that they otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing their rights to their intellectual property. Therefore, the exact effect of the protection of this intellectual property cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, the PRC Operating Entities may choose not to seek patent protection for certain innovations. Any failure to adequately obtain such patent protection, or other intellectual property protection, could later prove to adversely impact the PRC Operating Entities’ business.

Although we take measures to protect the PRC Operating Entities’ intellectual property, if we are unable to prevent the unauthorized use or exploitation of the PRC Operating Entities’ intellectual property, the value of our brand, content, and other intangible assets may be diminished, our peers may be able to more effectively mimic the PRC Operating Entities’ service and methods of operations, the perception of the PRC Operating Entities’ business and service to consumers and potential consumers may become confused, and the PRC Operating Entities’ ability to attract consumers may be adversely affected. Any inability or failure to protect the PRC Operating Entities’ intellectual property could adversely impact the PRC Operating Entities’ business, results of operations and financial condition.

Regulatory actions, legal proceedings and complaints against the PRC Operating Entities could harm our reputation and have a material adverse effect on the PRC Operating Entities’ business, results of operations, financial condition and prospects.

The PRC Operating Entities may from time to time be involved in disputes with various parties involved in the development and offering of insurance products and services, or receive complaints, even after they dispose certain lines of business. Along with growth and expansion of the PRC Operating Entities’ business, they may be involved in litigations, regulatory proceedings, arbitrations and other disputes arising outside the ordinary course of the PRC Operating Entities’ business. Such litigations, arbitrations and disputes may result in claims for actual damages, freezing of our assets, diversion of our management’s attention and reputational damage to us and our management, as well as legal proceedings against our directors, officers or employees, and the probability and amount of liability, if any, may remain unknown for long periods of time. Given the uncertainty, complexity and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. Therefore, the PRC Operating Entities’ reserves for such matters may be inadequate. Moreover, even if they eventually prevail in these matters, they could incur significant legal fees or suffer significant reputational harm, or they may be unable to enforce the prevailing judgment.

If insurance carriers, user traffic channels, other business partners, cooperated personnel or other ecosystem participants or third-party service providers engage in any misconduct or cause errors to occur in the PRC Operating Entities’ operation, the PRC Operating Entities’ business could be materially and adversely affected.

The PRC Operating Entities are exposed to the risk of misconduct by partnered insurance carriers, third-party user traffic channels, cooperated personnel or other ecosystem participants and/or other business partners to interact with consumers and provide various products and services. Misconduct could include, among others, making misrepresentations when marketing insurance products and services to consumers, hiding or falsifying material information in relation to insurance contracts, failing to disclose legally required information to consumers, colluding with applicants, insureds, or beneficiaries to fraudulently obtain insurance compensation or otherwise not complying with laws and regulations or internal policies or procedures. Any of the aforementioned misconducts by parties the PRC Operating Entities cooperate with may cause potential liabilities on them, and further subject them to regulatory actions and penalties. If any third parties that are important to the PRC Operating Entities’ operations are sanctioned by regulatory actions, the PRC Operating Entities’ business operations will be disrupted or otherwise negatively affected.

We also engage third-party service providers for certain professional services, such as audit, legal, tax, and consultancy services. If any of our service providers is subject to regulatory penalties or suspension or is found in violation of any applicable rules and regulations, their ability to provide services to us could be materially and adversely affected. If our arrangement with any of these third parties is affected, we may not find an alternative source of support on a timely basis or on favorable terms to us, which may have a material adverse effect on our offerings of securities and the trading price of our securities.

PRC regulatory authorities have imposed penalties, including a six-month suspension of business operations, on our auditor, PricewaterhouseCoopers Zhong Tian LLP (“PwC Zhong Tian”). If PwC Zhong Tian is subject to other regulatory actions or penalties, we may be forced to engage a new auditor, which could be time-consuming and may result in our late filings.

On September 13, 2024, the Ministry of Finance of the PRC and the CSRC jointly announced administrative penalties related to our auditor, PricewaterhouseCoopers Zhong Tian LLP (“PwC Zhong Tian”). Such penalties were imposed due to PwC Zhong Tian’s work on another project, which was unrelated to us from any perspective. These penalties include, among others, a six-month suspension of certain of PwC Zhong Tian’s business operations in the PRC. These penalties are limited to PwC Zhong Tian and do not extend to other PwC legal entities.

We have not encountered any issues in our consultations with PwC Zhong Tian. We do not think the penalties on our auditor would impact our ability to make timely filings within the prescribed annual report filing deadline for foreign private issuers under the Exchange Act, such as our annual report on Form 20-F for the year ending December 31, 2024. We are not aware of any indication that this suspension would be further extended beyond six-months.

However, there is no assurance that PwC Zhong Tian will not be subject to other regulatory actions or penalties in the future, which may impair its ability to continue serving as our auditor and might force us to engage a new auditor. The process of engaging a new auditor could be time-consuming and may result in our late filings. This could further affect our compliance status, investor confidence, and our ability to access capital markets, thereby creating a material adverse effect on our business and financial condition.

We may fail to maintain the capability and accuracy in actuarial analysis.

Leveraging our deep understanding of consumer needs and our actuarial capabilities, we assist some insurance carriers with designing new insurance products. The proper functioning of our actuarial and statistical analysis, products pricing suggestion, risk management, financial control, accounting, user database, user service and other data processing systems is highly critical to the PRC Operating Entities’ business and our ability to compete effectively. We rely on our dedicated talents with actuarial expertise to conduct actuarial analysis, and we rely on our research and development team to enhance our data capabilities to perform pricing modeling. We cannot guarantee you that we will maintain our capability and accuracy in actuarial analysis or successfully retain our employees with actuarial expertise or to hire new ones.

Our current risk management system may not be able to exhaustively identify or mitigate all risks to which we are exposed.

We have established risk management, quality control and internal control systems, consisting of policies and procedures that we believe are appropriate for the PRC Operating Entities’ business. However, the implementation of such policies and procedures may involve human error and mistakes. Moreover, we may be exposed to fraud or other misconduct committed by our employees, or third parties, including but not limited to our consumers and business partners, or other events that are out of our control. Any illegal, fraudulent or collusive activity by our employees or third parties could damage our brand and reputation and have an adverse impact on the PRC Operating Entities’ business.

Our leases may face challenges from government authorities, property owners or other third parties, and we may fail to renew our current leases on reasonable terms, which could adversely affect the PRC Operating Entities’ business.

We primarily lease properties for our offices. Under PRC law, all property lease agreements are required to be registered with the local land and real estate administration bureau. Although failure to do so does not in itself invalidate the leases, the lessees may not be able to defend these leases against bona fide third parties and may also be exposed to potential fines if they fail to rectify such non-compliance within the prescribed time frame after receiving notice from the relevant PRC government authorities. The penalty ranges from RMB1,000 to

RMB10,000 for each unregistered lease, at the discretion of the relevant authority. As of the date of this prospectus, certain lease agreements for our leased properties in mainland China have not been registered with the relevant PRC government authorities as required by PRC law, which may expose us to potential fines. As of the date of this prospectus, we have not been subject to any administrative fines or sanctions in this regard, nor have we received any rectification orders. However, there can be no assurance that relevant authorities will not in future implement measures to request us to register our leases in accordance with applicable laws and regulations. In the event that any fine is imposed on us for our failure to register our lease agreements, we may not be able to recover such losses from the lessors. In addition, the actual uses of some of our leased properties are inconsistent with the planned use indicated on the ownership certificates of such properties, and some of our leased properties were mortgaged before we entered into the lease agreements with the lessors. If relevant government authorities require the lessor to correct such inconsistency or request land resumption in accordance with applicable laws and regulations, or if the mortgagees exercise their mortgage rights, we may be unable to continue to lease such properties and as a result we may be required to relocate the properties and incur additional expenses relating to such relocation.

We may not be able to successfully extend, renew or relocate current leases upon expiration of the current term on commercially reasonable terms or at all. In addition, we may compete with other businesses for premises at certain locations or of desirable sizes. As a result, even though we could extend, renew or relocate our leases, rental payments may significantly increase as a result of the high demand for the leased properties. To the extent we need to terminate the lease and relocate prior to the expiration of the lease term, we may face termination fees or be liable for breach of contracts. We cannot assure you that we are able to locate desirable alternative sites for our current leased properties as the PRC Operating Entities’ business continues to grow and failure in relocating our affected operations could adversely affect the PRC Operating Entities’ business and operations.

The insurance coverage over the PRC Operating Entities’ business and operation may not be adequate, which could expose the PRC Operating Entities to significant costs and business disruption.

The PRC Operating Entities provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for their employees pursuant to applicable laws. As the PRC Operating Entities operate primarily online, they do not maintain property insurance policies covering users, equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, we do not maintain business interruption insurance, nor do they maintain key-man life insurance. We cannot assure you that the PRC Operating Entities’ insurance coverage is sufficient to prevent them from any loss or that they will be able to successfully claim their losses under their current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by the PRC Operating Entities’ insurance policies, or the compensated amount is significantly less than our actual loss, the PRC Operating Entities’ business, financial condition and results of operations could be materially and adversely affected.

If we are unable to recruit, train and retain talent, the PRC Operating Entities’ business could be materially and adversely affected.

We believe our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Global competition for personnel with expertise in insurance, sales and marketing, technology and risk management is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and resources in training our employees, which increases their value to our peers who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training new employees, and our ability to serve the PRC Operating Entities’ consumers and business partners could diminish, resulting in a material adverse effect to the PRC Operating Entities’ business.

Our success depends on the continued efforts of our senior management and key employees.

Our future success is significantly dependent upon the continued service of our senior management and other key employees. If we lose their service, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt the PRC Operating Entities’ business and growth. Our founder and chief executive officer, Rui Fang, and other management members are critical to our vision, strategic direction, culture and overall business success. If there is any internal organizational structure change or change in responsibilities for our management or key personnel, or if one or more of our senior management members were unable or unwilling to continue in their present positions, the operation of the PRC Operating Entities’ business and their business prospects may be adversely affected. Our employees, including members of our management, may choose to pursue other opportunities. If we are unable to motivate or retain key employees, the PRC Operating Entities’ business may be severely disrupted and their prospects could suffer. In addition, although we have entered into confidentiality or non-competition agreements with our management, there is no assurance that our management members would not join our peers or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses to enforce such agreements or we may not be able to enforce them at all.

We may fail to successfully make necessary or desirable strategic alliance, acquisition or investment, and we may not be able to achieve the benefits we expect from the alliances, acquisition or investments we make.

We may pursue selected strategic alliances and potential strategic acquisitions that are complementary to the PRC Operating Entities’ business and operations, including opportunities that can help us further expand the PRC Operating Entities’ online insurance distribution service offerings and improve their technology system. However, we cannot guarantee that we could successfully make such necessary or desirable strategic alliance, acquisition or investment.

Even though we may enter into selected strategic alliances and potential strategic acquisitions, we may not be able to achieve the benefits we expect and these strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect the PRC Operating Entities’ business. We may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

Provided suitable opportunities, we may consider strategic alliances and investments in the future. Strategic acquisitions and subsequent integrations of newly acquired businesses would require significant managerial and financial resources and could result in a diversion of resources from the Affiliated Entities’ existing insurance business, which in turn could have an adverse effect on the PRC Operating Entities’ growth and business operations. Acquired businesses or assets may not generate expected financial results immediately, or at all, and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. Any such negative developments could have a material adverse effect on the PRC Operating Entities’ business, financial condition and results of operations.

Operating and growing the PRC Operating Entities’ business may require additional capital, and if capital is not available to the PRC Operating Entities or on favorable terms, their business, operating results and financial condition may suffer.

We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for the foreseeable future. However, we may intend to continue to make investments to support the PRC Operating Entities’ business growth and may require additional capital to fund their business and to respond to competitive challenges, including the need to develop new products and services, enhance our existing products, services and operating infrastructure, and potentially to acquire complementary businesses and technologies. Accordingly, we may require additional capital to operate, grow and compete, and failure to obtain such additional capital could limit the PRC Operating Entities’ operations and growth.

We may need to raise additional funds through private or public equity and/or debt financing. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will be able to raise additional capital on terms favorable to the PRC Operating Entities, or at all, if and when required, especially if the PRC Operating Entities’ experience disappointing results of operations. If adequate capital is not available to the PRC Operating Entities as required, our ability to fund the PRC Operating Entities’ operations, take advantage of unanticipated opportunities, develop or enhance the PRC Operating Entities’ infrastructure or respond to competitive pressures could be significantly limited. If additional capital is either unavailable or cost prohibitive, the PRC Operating Entities’ operations and growth may be limited, and we may need to change the PRC Operating Entities’ business strategy to slow the rate of, or eliminate, our expansion or to reduce or curtail the PRC Operating Entities’ operations. We cannot assure that additional financing will be available to the PRC Operating Entities on acceptable terms or at all.

Also, if debt financing were available, such financing may require us to post collateral in favor of the relevant lenders or subject us to additional requirements or restrictions on the PRC Operating Entities’ business and financial position. Such restrictions may adversely affect the PRC Operating Entities’ operations and ability to grow their business as intended. A breach of the relevant covenants or other contractual obligations contained in any of current or future external financing agreements may trigger immediate prepayment obligations or may allow the relevant lenders to seize collateral posted by us, all of which may adversely affect the PRC Operating Entities’ business. In addition, if we raise capital through debt financing on unfavorable terms, this could adversely affect the PRC Operating Entities’ operational flexibility and profitability. An inability to obtain capital on economically acceptable terms, or at all, could have a material adverse effect on the PRC Operating Entities’ business, financial condition, results of operations and prospects.

If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report the PRC Operating Entities’ results of operations, meet our reporting obligations or prevent fraud, and investor confidence in our company and the PRC Operating Entities’ business and operating results may be adversely affected.

Prior to this offering, we have been a private company with limited reporting and accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified is our lack of sufficient accounting and financial reporting personnel with appropriate knowledge to properly account for equity related transactions in accordance with U.S. GAAP. We are in the process of implementing a number of measures to address the material weakness that has been identified. For more details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, we cannot assure you that these measures will fully address the material weakness in our internal control over financial reporting or that we may conclude that it has been fully remediated.

Upon completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Section 404 of such Act will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if we conclude that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting because of the existence of a material weakness if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, the PRC Operating Entities’ business, financial condition, results of operations and prospects, as well as the trading price of the ADSs, may be adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We are subject to anti-corruption, anti-bribery, anti-money laundering, sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses.

We are subject to anti-corruption, anti-bribery, anti-money laundering, sanctions and similar laws and regulations, which require us to be more cautious about the compliance with such law or regulations. We may have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. Such interactions could subject us to an increased level of compliance-related concerns. We have implemented policies and procedures designed to ensure compliance by us and our officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible. Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect the PRC Operating Entities’ business, results of operations, financial condition and reputation.

We have granted and may continue to grant options and other types of awards under our share incentive plans, which may result in increased share-based compensation expenses.

We adopted our 2020 Share Option Plan for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. In September 2024, we adopted the 2024 Equity Incentive Plan, or the 2024 Plan, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part, for the same purpose. We recognize expenses in our consolidated financial statements in accordance with U.S. GAAP. Under our 2020 Share Option Plan and 2024 Equity Incentive Plan, we are authorized to grant options and other types of awards as determined by the plan administrator. We believe the granting of share-based compensation is important to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on the PRC Operating Entities’ results of operations.

We may be exposed to risks that could significantly disrupt the PRC Operating Entities’ operations, such as those associated with natural disasters, health epidemics and other outbreaks.

The PRC Operating Entities’ business could be materially and adversely affected by natural disasters, health epidemics or other public safety concerns affecting the world. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect the PRC Operating Entities’ ability to operate our platform and provide products, services and solutions. In recent years, there have been outbreaks of epidemics globally, such as COVID-19, H1N1 flu, avian flu or another epidemic. The COVID-19 pandemic is an example of a recent event that has caused significant disruptions to the global economy. To combat the spread of the virus, the PRC Operating Entities took a series of measures to protect employees, including temporarily closing offices, facilitating remote working arrangements for employees, and canceling business meetings and travels. However, the PRC Operating Entities’ business and operations were not materially impacted by COVID-19. The extent to which the pandemic impacts their results of operations going forward will depend on future developments which are uncertain and unpredictable.

The PRC Operating Entities’ business operations could be disrupted by any of these epidemics. In addition, their results of operations could be adversely affected to the extent that any health epidemic harms the global economy in general. A prolonged outbreak of any of these illnesses or other adverse public health developments could have a material adverse effect on the PRC Operating Entities’ business operations. Such outbreaks could significantly impact the insurance industry, which could severely disrupt their operations and adversely affect their business, financial condition and results of operations. Our headquarters are located in Beijing, where most of our management and employees currently reside. Most of the PRC Operating Entities’ system hardware and back-up systems are hosted in facilities located in Beijing. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect Beijing, the PRC Operating Entities’ operation may experience material disruption, which may materially and adversely affect their business, financial condition and results of operations.

The PRC Operating Entities’ business and financial condition could be materially and adversely affected by a severe or prolonged downturn in the global economy.

General economic factors and conditions worldwide, including inflation and unemployment rate, may affect consumers’ willingness to spend. The global macroeconomic environment has faced numerous challenges, including the end of quantitative easing and start of interest rate hike by the U.S. Federal Reserve, the economic slowdown or periods of recession in the United States, Europe and other economies. Sustained tension between certain major countries in the world over trade policies could significantly undermine the stability of the global economy. The conflict in Ukraine and the imposition of broad economic sanctions on Russia could raise energy prices and disrupt global markets. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in market volatility in oil and other markets, and over the expansion of terrorist activities into Europe and other regions.

China’s economy conditions are closely connected with the global economy and prone to changes in domestic economic and political policies. Currently, the PRC Operating Entities’ business and operations are based in mainland China and all of our revenue is derived from the PRC Operating Entities’ operations in mainland China. Accordingly, our financial results have been, and are expected to continue to be, affected by the economy and the development of insurance industry in mainland China. Any severe or prolonged slowdown in the global economy may materially and adversely affect the PRC Operating Entities’ business, results of operations and financial condition.

Adverse developments affecting the financial services industry could adversely affect the PRC Operating Entities’ current and projected business operations, financial condition and results of operations.

Adverse developments that affect financial institutions, such as events involving liquidity that are rumored or actual, have in the past and may in the future lead to bank failures and market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. The Department of the Treasury, the Federal Reserve and the FDIC released a statement that indicated that all depositors of SVB and Signature Bank would have access to all of their funds, including funds held in uninsured deposit accounts, after only one business day of closure.

We do not hold cash deposits at SVB or Signature Bank. Also, we do not hold securities at SVB or Signature Bank and have not experienced any adverse impact to our liquidity or to our current and projected business operations, financial condition or results of operations. However, uncertainty remains over liquidity concerns in the broader financial services industry, and the PRC Operating Entities’ business, business partners, or industry as a whole may be adversely impacted in ways that we cannot predict at this time.

Although we assess our banking relationships as we believe necessary or appropriate, our access to cash in amounts adequate to finance or capitalize the PRC Operating Entities’ current and projected future business operations could be significantly impaired by factors that affect the financial institutions with which we have banking relationships, and in turn, us. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could also include factors involving financial markets or the financial services industry generally. The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on the PRC Operating Entities’ current and projected business operations and financial condition and results of operations. These could include, but may not be limited to, delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets; or termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, widespread investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and the PRC Operating Entities’ current and/or projected business operations and financial condition and results of operations.

In addition, the PRC Operating Entities’ partnered insurance carriers or other business partners could be adversely affected by any of the liquidity or other risks that are described above as factors, which in turn, could have a material adverse effect on the PRC Operating Entities’ current and/or projected business operations and results of operations and financial condition. Any business partner bankruptcy or insolvency, or any breach or default by a business partner, or the loss of any significant business partner relationships, could result in material adverse impacts on the PRC Operating Entities’ current and projected business operations, financial condition and results of operations.

Risks Related to Our Corporate Structure

There may be changes from time to time regarding the interpretation and application of current and future laws, regulations and rules of mainland China relating to the agreements that establish the VIE structure for the PRC Operating Entities’ operations in mainland China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIE and materially and significantly affect our financial condition and results of operations performance. If the PRC government finds such agreements non-compliant with relevant laws, regulations and rules of mainland China, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or, as a result, lose our interests in the VIE.

Due to mainland China legal restrictions on foreign ownership of value-added telecommunication business and qualification requirements on foreign investors in the insurance intermediary business, we rely on certain contractual arrangements with the VIE and its shareholders to conduct substantially all of the PRC Operating Entities’ operations in mainland China. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunications service provider (except for e-commerce, domestic multi-party communication, storage and forwarding classes and call centers) under the Special Administrative Measures for Access of Foreign Investment (Negative List) (2024 Edition), which was promulgated on September 6, 2024, and implemented on November 1, 2024. In addition, our wholly-owned mainland China subsidiaries are not eligible to provide insurance brokerage services or insurance agency services in mainland China under the laws of mainland China.

We are an exempted company incorporated in the Cayman Islands. Yuanbao Kechuang (Beijing) Technology Co., Ltd., or our WFOE, is considered a foreign-invested enterprise. To comply with laws and regulations of mainland China, we currently conduct our business in mainland China through Yuanbao Shuke (Beijing) Technology Co., Ltd., or the VIE, and its subsidiaries in mainland China, based on the contractual arrangements entered into by and among our WFOE and the VIE. Our contractual arrangements allow us to be considered the primary beneficiary of the VIE for accounting purposes. We have been and expect to continue to be dependent on the VIE to operate our business in mainland China. As a result of these contractual arrangements, we are considered the primary beneficiary of the VIE for accounting purposes, and consolidate their financial results under U.S. GAAP. See “Corporate History and Structure—Contractual Arrangements with the VIE and Its Shareholders” for details.

As advised by our PRC counsel, subject to the risks as disclosed in “Risk Factors—Risks Related to Our Corporate Structure,” the ownership structure of the VIE and each of the contractual arrangements are not in violation of any expressed and mandatory provisions of existing laws of mainland China, regulations and rules, and these contractual arrangements are valid and binding on the parties thereto in accordance with their terms and applicable laws and regulations of mainland China currently in effect. However, we have been further advised by our PRC counsel that there may be changes regarding the interpretation and application of current or future laws and regulations of mainland China. Thus, the PRC government may ultimately take a view contrary to or otherwise different from the opinion of our PRC counsel. If the PRC government otherwise find that we are in violation of any existing or future laws or regulations of mainland China or lack the necessary permits or licenses to operate the PRC Operating Entities’ business, the relevant government authorities can take actions in dealing with such violation, including, without limitation:

•	revoking the business and operating licenses of the PRC Operating Entities;

•	shutting down the PRC Operating Entities’ servers, blocking the PRC Operating Entities’ system, discontinuing or restricting any related-party transactions between our group and the VIE;

•	imposing fines and penalties, confiscating the income from our company, or imposing additional requirements for the PRC Operating Entities’ operations which they may not be able to comply with;

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requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements and deregistering the share pledges of the VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exercise our contractual rights over the VIE and their assets and operations;

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restricting or prohibiting our use of the proceeds of this offering to finance the PRC Operating Entities’ business and operations in mainland China, particularly the expansion of the PRC Operating Entities’ business through strategic acquisitions;

•	restricting the use of financing sources by us or the VIE or otherwise restricting our or its ability to conduct business; or

•	taking other regulatory or enforcement actions that could be harmful to the PRC Operating Entities’ business.

On February 17, 2023, the CSRC released the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies and several supporting guidelines, collectively the Overseas Listing Filing Rules, which became effective on March 31, 2023. At the press conference held for the Overseas Listing Filing Rules, officials from CSRC clarified that, as for companies seeking overseas listings with contractual arrangements, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listings of such companies if they duly meet the compliance requirements, and support the development and growth of these companies by enabling them to utilize two markets and two kinds of resources. If we fail to complete the filing with the CSRC in a timely manner or at all, for this offering or any future financing activities, which are subject to the filings under the Overseas Listing Filing Rules, due to our contractual arrangements, our ability to raise or utilize funds could be adversely affected, and we may even need to restructure the PRC Operating Entities’ business operations to complete the filings. However, given that the Overseas Listing Filing Rules were recently promulgated, there may be changes as to their interpretation, application, and enforcement and how they will affect the PRC Operating Entities’ operations and future financing.

Any of these events could materially and adversely affect the PRC Operating Entities’ business operations, which would in turn materially and adversely affect their business, financial condition and results of operations. In addition, new laws, regulations and rules of mainland China may be introduced to impose additional requirements, posing additional challenges to our corporate structure and contractual arrangements. If occurrences of any of these events results in our inability to direct the activities of the VIE in mainland China, our failure to receive the economic benefits from the VIE and/or our inability to claim our contractual rights over the assets of the VIE that conduct substantially all of the PRC Operating Entities’ operations in mainland China, we may not be able to consolidate their financial results in accordance with U.S. GAAP, which could materially and adversely affect our financial condition and results of operations and cause our ADSs to significantly decline in value or become worthless.

We rely on contractual arrangements with the VIE and its shareholders for the PRC Operating Entities’ business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on a series of contractual arrangements with the VIE and its shareholders to control and operate business of the VIE. These contractual arrangements are intended to enable us to direct the activities of the VIE that most significantly impact its economic performance and allow us to have the right to receive economic benefits that may be significant to the VIE. See “Corporate History and Structure — Contractual Arrangements with the VIE and Its Shareholders” for more details about these contractual arrangements. The shareholders of the VIE may not act in the best interests of our company or may not perform their obligations set forth in the agreements under the contractual arrangements. If we had equity ownership of the VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the contractual arrangements, we would rely on legal remedies under the law of mainland China for breach of contract in the event that the VIE and its shareholders did not perform their obligations under the contracts. These legal remedies may not be as effective as equity ownership in providing us with control over the VIE.

Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on the PRC Operating Entities’ business.

Although we have been advised by our PRC counsel, Han Kun Law Offices, that the agreements among our WFOE, the VIE and its shareholders governed by laws of mainland China are valid and binding on the parties thereto in accordance with their respective terms. However, we have been further advised by our PRC counsel that there may be changes regarding the interpretation and application of current or future laws and regulations of mainland China. Thus, the PRC government may ultimately take a view contrary to the opinion of our PRC counsel. If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may incur substantial costs and expend substantial resources to enforce our rights. These contractual arrangements are governed by and interpreted in accordance with laws of mainland China, and disputes arising from these contractual arrangements will be resolved through arbitration in mainland China. However, it may be difficult to predict the outcome of arbitration proceedings. There are limited precedents as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under laws of mainland China. The ultimate outcome of arbitration may be unpredictable should legal action become necessary. In addition, our PRC counsel has advised that the arbitration may not grant such injunctive relief or order the winding-up of the VIE pursuant to current laws of mainland China, and that interim remedies or enforcement orders granted by overseas courts such as those of the U.S. and the Cayman Islands may not be recognizable in other countries including China or enforceable under the local laws. These uncertainties could limit our ability to enforce these contractual arrangements. In addition, arbitration awards are final and can only be enforced in mainland China courts through arbitration award recognition proceedings, which could cause additional expenses and delays. In the event we are unable to enforce these contractual arrangements or we experience significant delays or other obstacles in the process of enforcing these contractual arrangements, we may lose the rights to direct the activities of the VIE or the right to receive its economic benefits that may be significant to the VIE. As a result, we may be unable to consolidate the financial results of such entities in our consolidated financial statements, our ability to conduct the PRC Operating Entities’ business may be negatively affected, and their operations could be severely disrupted, which could materially and adversely affect their results of operations and financial condition.

The interpretation and implementation of the newly enacted Foreign Investment Law is still evolving and may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects.

The National People’s Congress approved the PRC Foreign Investment Law, or the FIL on March 15, 2019, effective from January 1, 2020, and the State Council approved the Implementation Rules to the Foreign Investment Law, or the Implementation Regulations on December 26, 2019, effective from January 1, 2020, which replaced the trio of existing laws regulating foreign investment in mainland China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Supreme People’s Court of China issued a judicial interpretation on the FIL in December 2019, effective from January 1, 2020, to ensure fair and efficient implementation of the FIL. The judicial interpretation clarifies the issues regarding the validity of the investment contract violating the restrictive or prohibitive requirements in the negative list. According to the judicial interpretation, courts in mainland China shall not, among other things, support contracted parties to claim foreign investment contracts in sectors not on the Negative List as void or invalid because the contracts have not been approved or registered by administrative authorities. However, since mainland China judicial and administrative authorities have discretion in interpreting and implementing statutory and contractual terms, any unfavorable outcome of a judicial or administrative proceeding towards our contractual rights could adversely affect the PRC Operating Entities’ business and our ability to continue their operations. The FIL and Implementation Regulations embody an expected regulatory trend in mainland China to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, its interpretation and implementation is evolving and may change, and failure to take timely and appropriate measures to cope with the regulatory-compliance challenges could result in a material adverse effect on us.

The FIL removes all references to the terms of “de facto control” or “contractual control” as defined in the draft published in 2015 by the MOFCOM. However, the FIL has a catch-all provision under the definition of “foreign investment” which includes investments made by foreign investors in mainland China through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, the State Council may in the future promulgate laws and regulations that deem investments made by foreign investors through contractual arrangements as “foreign investment,” and our contractual arrangements may be subject to and be deemed to violate the market entry requirements in mainland China. The “variable interest entity” structure, or the VIE structure, has been adopted by many mainland China-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in mainland China. We and our principal shareholders are also subject to pre-reporting requirement from the relevant regulatory authorities for any change of control. See “Corporate History and Structure—Contractual Arrangements with the VIE and Its Shareholders.”

In addition, the FIL further specifies that foreign investments shall be conducted in line with the “negative list” to be issued or approved to be issued by the State Council. Furthermore, the Negative List (2024) provides that, the relevant authorities, in the course of performing their duties pursuant to the law, shall not process matters such as applications for a permit, enterprise registration or other related matters for a proposed investment by a foreign investor which falls within any field set out in the Negative List but does not comply with the requirements thereof; and where approval for a fixed asset investment project is involved, shall not process the related approval matters. According to the Negative List (2024), foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunications service provider (except for e-commerce, domestic multi-party communication, storage and forwarding classes and call centers). We rely on certain contractual arrangements with the VIE and its shareholders to conduct substantially all of the PRC Operating Entities’ operations in mainland China. It is uncertain whether other business we conduct will be subject to the foreign investment restrictions or prohibitions under the then updated “negative list” to be issued. If the then updated “negative list” or the interpretation and implementation of FIL requires companies with existing VIE structure like us to take further actions, we will face uncertainties as to whether any clearance from the relevant government authorities can be timely obtained, or at all. If our contractual arrangements with the VIE are deemed as foreign investment in the future and any business of the VIE is restricted from foreign investment under the then-effective Negative List, we may be deemed to be in violation of the FIL, the contractual arrangements that enable us to direct the activities of the VIE that most significantly impact its economic performance and to have the right to receive economic benefits that may be significant to the VIE may be deemed as invalid and illegal, and we may be required to unwind such contractual arrangements and/or restructure business operations, any of which may have a material adverse effect on business operations. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our corporate structure and the PRC Operating Entities’ business operations.

The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect the PRC Operating Entities’ business, financial condition and results of operations.

The shareholders of the VIE may have actual or potential conflicts of interest with us. These shareholders may breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE, which would have a material adverse effect on our contractual rights over the VIE and receive economic benefits from them. For instance, the shareholders may be able to cause our agreements with the VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any shareholder will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreement with the shareholder to purchase equity interests in the VIE, to the extent permitted under the law of mainland China. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of the PRC Operating Entities’ business and subject us to substantial uncertainties as to the outcome of any such legal proceedings.

The contractual arrangements among our WFOE, the VIE and its shareholders may be subject to scrutiny by the mainland China tax authorities and if we or the VIE is deemed as owing additional taxes, it could substantially reduce our consolidated net income and the value of your investment.

Pursuant to applicable laws and regulations of mainland China, arrangements and transactions among related parties may be subject to challenge by mainland China tax authorities in accordance with applicable laws and regulations. We may be subject to adverse tax consequences if the mainland China tax authorities determine that the contractual arrangements among our WFOE, the VIE and its shareholders are not on an arm’s-length basis and therefore constitute favorable transfer pricing. As a result, the mainland China tax authorities could require that the VIE adjust their taxable income upward for mainland China tax purposes. Such an adjustment could increase the VIE’s tax expenses without reducing the tax expenses of our WFOE, subject the VIE to late payment fees and other penalties for under-payment of taxes, and result in the loss of any preferential tax treatment our WFOE may have. As a result, our consolidated results of operations may be adversely affected.

We are subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that may increase both our costs and the risk of non-compliance.

We are subject to rules and regulations by various regulatory authorities in mainland China and the Cayman Islands, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and the PRC Operating Entities’ business may be harmed.

If our mainland China subsidiary or the VIE becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy some of our key assets, which could reduce the size of the PRC Operating Entities’ operations and materially and adversely affect the PRC Operating Entities’ business, our ability to generate revenue and the market price of our ADSs.

The VIE holds assets that are material to the PRC Operating Entities’ business operations. Under our contractual arrangements, the shareholders of the VIE may not voluntarily liquidate the VIE or approve the VIE to engage in any transaction that may affect the VIE’s assets, business, rights of operations or income in any manner without our prior consent. However, in the event that the shareholders breach this obligation and voluntarily liquidate the VIE, or the VIE declare bankruptcy, or all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of the PRC Operating Entities’ operations, which could materially and adversely affect the PRC Operating Entities’ business, financial condition and results of operations. Furthermore, if the VIE or its subsidiaries undergo a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of its assets, hindering our ability to operate the PRC Operating Entities’ business, which could materially and adversely affect the PRC Operating Entities’ business, financial condition and results of operations.

Risks Related to Doing Business in Mainland China

There may be changes from time to time in the interpretation and application of the laws of mainland China, and any failure to comply with laws and regulations could have a material adverse effect on the PRC Operating Entities’ business, results of operations, financial condition and the value of our ADSs.

We conduct our business through the PRC Operating Entities. Our operations in mainland China are governed by laws and regulations of mainland China. The legal system of mainland China is based on written statutes. Although court decisions may be cited for reference, they may have limited precedent value in certain areas. Many laws, regulations and legal requirements are relatively new and may change from time to time. The PRC legal system is evolving quickly. Uncertainties may arise in the interpretation and enforcement of relevant laws and regulations. New laws and regulations may be promulgated and existing laws and regulations, as well as the interpretation and enforcement thereof, may change quickly. Laws and regulations concerning our industry and operations may continue to develop and change from time to time with little advance notice. Although we take measures to comply with the laws and regulations applicable to the PRC Operating Entities’ business, there is no assurance that we will always be able to comply with new laws and regulations in a timely manner.

From time to time, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, administrative and court proceedings may be protracted, resulting in substantial costs and diversion of our resources and management attention, and we cannot predict the outcome of administrative and court proceedings. Since administrative and court authorities retain discretion in interpreting and implementing statutory and contractual terms, it may be difficult to predict the outcome of administrative and court proceedings and the level of legal protection that we may enjoy. These uncertainties may impede the PRC Operating Entities’ ability to enforce the contracts the PRC Operating Entities have entered into and could materially and adversely affect their business and results of operations.

The PRC government’s significant oversight and discretion over the PRC Operating Entities’ business operations could result in a material adverse change in the PRC Operating Entities’ operations and the value of our ADSs.

The PRC government has significant oversight and discretion over the conduct of the PRC Operating Entities’ business, and may influence or intervene the PRC Operating Entities’ operations at any time, which could result in a material adverse change in the PRC Operating Entities’ operation and/or the value of our ADSs. In addition, implementation of industry-wide regulations directly targeting the PRC Operating Entities’ operations could also cause the value of our securities to significantly decline or, in extreme cases, become worthless. Also, the PRC government has exerted more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers like us, and has implemented, and may continue to implement, relevant regulatory requirements. Any such action or our failure to meet such requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or become worthless.

Changes in economic, political, social conditions or government policies of the countries or jurisdictions in which the PRC Operating Entities operate could have a material adverse effect on the PRC Operating Entities’ business, results of operations, financial condition.

All of our revenue is sourced from mainland China. Accordingly, the PRC Operating Entities’ results of operations, financial condition and prospects are influenced by economic, political and legal developments in mainland China. Any changes or developments in economic conditions in mainland China, in the policies of the PRC government or in the laws and regulations of mainland China could have an adverse effect on the overall economic growth of mainland China. Any adverse developments in the overall economic growth may have a material and adverse effect on the PRC Operating Entities’ business and operating results, lead to a reduction in demand for the PRC Operating Entities’ services and adversely affect their competitive position. For example, the PRC Operating Entities’ financial condition and results of operations may be adversely affected by regulations over capital investments or changes in tax regulations. Any prolonged slowdown in the overall economy of the jurisdictions in which the PRC Operating Entities operate may reduce the demand for the PRC Operating Entities’ services and affect their business and operating results.

We have completed the required fillings with the CSRC for this offering. However, the approval, filing or other requirements of the CSRC or other mainland China government authorities may be required in connection with our future securities offerings under laws of mainland China.

The Rules on Mergers and Acquisitions of Domestic Enterprise by Foreign Investors, or the M&A Rules, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of domestic companies and controlled by mainland China persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Our PRC counsel, Han Kun Law Offices, has advised us based on their understanding of the current laws, regulations and rules of mainland China that the CSRC’s approval under the M&A Rules is not required for the listing and trading of the ADSs on the Nasdaq in the context of this offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules, (ii) our WFOE was incorporated as wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a mainland China domestic company owned by mainland China companies or individuals as defined under the M&A Rules, and (iii) no explicit provision in the M&A Rules clearly classifies contractual arrangements as a type of acquisition transaction subject to the M&A

Rules. However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel or that we may obtain the approval as may be required.

Furthermore, the PRC government has exerted more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in mainland China-based companies like us. On July 6, 2021, the relevant mainland China government authorities issued Opinions on Strictly Scrutinizing Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by mainland China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by mainland China-based overseas-listed companies and enhancing public opinion guidance.

On February 17, 2023, the CSRC published the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies and several supporting guidelines, collectively the Overseas Listing Filing Rules, which became effective on March 31, 2023 and regulate both direct and indirect overseas offering and listing of mainland China-based companies by adopting a filing-based regulatory regime. According to the Overseas Listing Filing Rules, if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer shall be deemed as indirect overseas offering and listing: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. As advised by our PRC counsel, we believe that we have met both criteria above and we shall comply with the relevant requirements under the Overseas Listing Filing Rules in connection with this Offering.

The Overseas Listing Filing Rules provide that (i) the issuer shall file with the CSRC within 3 business days after the issuer submits its application documents relating to the initial public offering and/or listing in overseas; (ii) a timely report to the CSRC and update its CSRC filing within three business days after the occurrence of any of the following material events, if any of them occurs before the completion of the overseas offering and/or listing but after obtaining its CSRC filing: (a) any material change to principal business, licenses or qualifications of the issuer, (b) a change of control of the issuer or any material change to equity structure of the issuer, and (c) any material change to the offering and listing plan; (iii) once listed overseas, a report relating to the issuance information of such offering and/or list shall be submitted to the CSRC and a report to CSRC within three business days upon the occurrence of any of the following material events after the overseas offering and/or listing: (a) a change of control of the issuer, (b) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer, (c) change of the listing status or transfer of the listing board, and (d) the voluntary or mandatory delisting of the issuer. In addition, we and our principal shareholders are subject to pre-reporting requirement from the relevant regulatory authorities for any change of control. This offering is subject to the filing requirement with the CSRC. We are required to submit the filing application with the CSRC and must have concluded the required procedures with the CSRC before the completion of this offering and our proposed listing. We have duly completed the required filings with the CSRC for this offering in accordance with the requirements under the Overseas Listing Filling Rules. The CSRC has concluded the filing procedure and published the filing results on the CSRC website on May 30, 2024.

On February 24, 2023, the CSRC published the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the

Confidentiality and Archives Rules, which came into effect on March 31, 2023 and superseded the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing. The Confidentiality and Archives Rules expressly expands its application to both direct and indirect overseas offerings and listings and requires mainland China domestic companies conducting overseas offerings and listings, as well as their securities companies and securities service providers (including accounting firms), to establish a sound confidentiality and archiving system. Pursuant to the Confidentiality and Archives Rules, if a mainland China domestic company is, in the course of its overseas offering and listing, required to publicly disclose or provide to any securities company, securities service provider, or regulator of a foreign jurisdiction, any material that contains state secrets or work secrets of state agencies, or any material that, if divulged, would jeopardize national security or the public interest, such domestic company must complete the applicable approval and filing procedures and any other procedures prescribed by law. The Confidentiality and Archives Rules also mandate that all working paper and other files produced in China by securities companies and securities service providers in the course of the overseas offerings and listings must be stored in China and must not be transmitted outside China without the approval of the competent mainland China authorities. The Confidentiality and Archives Rules also alters procedures for the inspections of mainland China domestic companies listing overseas and their securities companies and securities service providers by foreign regulators. Specifically, in relation to inspections conducted on-site in China, it removes the requirements that such inspection must be carried out primarily by mainland China regulators or must rely on the results of inspection of mainland China regulators. Pursuant to the Confidentiality and Archives Rules, foreign regulators should carry out activities relating to investigation, evidence collection and inspection, through cross-border cooperation mechanisms. Further, mainland China domestic companies, securities companies and securities service providers should obtain approvals from the CSRC or other relevant mainland China authorities before cooperating with foreign regulators in their investigations or inspections or providing any material to them.

In addition, some of our future financing activities may also need to be filed with and/or reported to CSRC according to the Overseas Listing Filing Rules. As the Overseas Listing Filing Rules are new and the interpretation and implementation is subject to change, if we fail to complete such filings or reports, we may be subject to penalties, fines, orders to rectify or other administrative proceedings imposed by the CSRC. As of the date of this prospectus, we have duly completed the required filings with the CSRC for this offering in accordance with the requirements under the Overseas Listing Filling Rules. The CSRC has concluded the filing procedure and published the filing results on the CSRC website on May 30, 2024 and we have not received any official inquiry, notice, warning and investigation from the CSRC in connection with this offering in this regard.

Furthermore, if there would be any other approval, filings and/or other administration procedures to be obtained from or accomplished with the CSRC or other mainland China regulatory agencies as required by any new laws and regulations for the offering, we cannot assure that we can obtain the required approval or accomplish the required filings or other regulatory procedures in a timely manner, or at all. Any failure to obtain the relevant approval or complete the filings and other relevant regulatory procedures may subject us to regulatory actions or other sanctions from the CSRC or other mainland China regulatory agencies, which may have a material adverse effect on the PRC Operating Entities’ business, operation or financial conditions.

Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we or our shareholders obtain their approvals, accomplish the required filings or other regulatory procedures for this offering and future securities offerings, we or our shareholders may be unable to obtain a waiver of such approval, filing or other regulatory procedures and requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval, filing or other regulatory procedures and requirement could have a material adverse effect on the trading price of the ADSs.

Recent greater oversight by the CAC over data security could materially affect our ability in capital raising activities, which could materially and adversely affect the PRC Operating Entities’ business and the value of your investment.

The regulatory and enforcement regime of mainland China with regard to data security and data protection is evolving and may be subject to certain updates and changes. Moreover, different mainland China regulatory bodies, including the SCNPC, the MIIT, the CAC, the MPS and the SAMR, have enforced data privacy and protections laws and regulations with varying standards and applications.

On December 28, 2021, the CAC, together with other relevant administrative departments, jointly promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. According to the Cybersecurity Review Measures, an internet platform operator who possesses personal information of more than one million users shall apply for a cybersecurity review before listing in a foreign country, and the relevant government authorities may initiate a cybersecurity review if they consider relevant network products or services affect or data processing activities may affect national security.

The PRC government authorities also further enhanced the supervision and regulation of cross-border data transmission. On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-Border Transfer of Data, which took effect on September 1, 2022. These measures aim to regulate cross-border transfers of data, requiring among other things, that data processors that provide data overseas apply to CAC for security assessments if: (i) data processors provide important data overseas; (ii) critical information infrastructure operators or data processors process personal information of more than one million individuals provide personal information to overseas parties; (iii) data processors that have cumulatively provided personal information of 100,000 people or sensitive personal information of 10,000 people to overseas since January 1 of the previous year, provide personal information to overseas parties; or (iv) other scenarios required by the CAC to apply for security assessments occur. As of the date of this prospectus, the Measures for the Security Assessment of Cross-Border Transfer of Data has not materially affected the PRC Operating Entities’ business or results of operations.

As a network platform operator who possesses personal information of more than one million users for purposes of the Cybersecurity Review Measures, we have applied for and completed a cybersecurity review with respect to our proposed overseas listing pursuant to the Cybersecurity Review Measures. Further, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the existing regulations and policies by the CAC regarding the Cybersecurity Review as of the date of this prospectus. However, the interpretation and implementation of existing measures is still evolving and the mainland China regulatory agencies, including the CAC, may further adopt new laws, regulations, rules, or detailed implementation and interpretation related to the above-mentioned measures, which may have a material adverse impact on this offering and our future capital raising activities.

Although we have not received any regulatory notice that identifies us as a CIIO from any PRC governmental authority, we cannot rule out the possibility that we, or certain of our customers or suppliers, may be deemed as a CIIO. If we are deemed as a CIIO, our purchases of network products or services, if deemed to be affecting or may affect national security, will need to be subject to a cybersecurity review, before we can enter into agreements with relevant customers or suppliers, and before the conclusion of such procedures, these customers will not be allowed to use our offerings or services, and we are not allowed to purchase products or services from our suppliers. In addition, we cannot rule out the possibility that we may be further notified for cybersecurity review by the CAC under its administration in accordance with its functions and powers in the future, if our network products or services or data processing activities were regarded by CAC at its discretion as having impact or potential impact to national security. If it is determined that we are required to undergo a cybersecurity review by the CAC or obtain permissions or approvals from the CAC for this offering for any reasons, including due to changes in applicable laws, regulations, or interpretations, we will take any and all necessary actions to be compliant with the then effective rules and regulations. In that case, if we are unable to clear the review, obtain permission or approval from the CAC, as then applicable, in a timely manner, or at all, we may be subject to government enforcement actions and investigations, fines, penalties, or suspension of our noncompliant operations, among other sanctions, which could materially and adversely affect the PRC Operating Entities’ business and results of operations, and our ordinary shares and ADSs may decline in value or become worthless.

The PCAOB had historically been unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct future inspections over our auditor could deprive our investors with the benefits of such inspections.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is located in mainland China, a jurisdiction where the PCAOB was historically unable to conduct inspections and investigations completely before 2022. The inability of the PCAOB to conduct inspections of auditors in China in the past made it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that have been subject to the PCAOB inspections. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. However, if the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong, and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the Securities and Exchange Commission, we and investors in our ADSs would be deprived of the benefits of such PCAOB inspections, which could cause investors and potential investors in the ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our ADSs will be prohibited from trading in the United States under the HFCAA in the future if the PCAOB is unable to inspect or investigate completely auditors located in China. The delisting of the ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB for two consecutive years, the SEC will prohibit our shares and ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCAA, which include requirements to disclose information, including the auditor name and location, the percentage of shares of the issuer owned by governmental entities, whether governmental entities in the applicable foreign jurisdiction with respect to the auditor has a controlling financial interest with respect to the issuer, the name of each official of the Chinese Communist Party who is a member of the board of the issuer, and whether the articles of incorporation of the issuer contains any charter of the Chinese Communist Party. These amendments also establish procedures the SEC will follow in identifying issuers and prohibiting trading by certain issuers under the HFCAA.

On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong.

In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which established a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong.

On May 10, 2023, the chair of PCAOB made an announcement after releasing inspection reports for two firms inspected in 2022, including our auditor, indicating that both reports show unacceptable rates of deficiencies and the deficiencies identified at the firms in mainland China and Hong Kong are consistent with the types and number of findings the PCAOB has encountered in other first-time inspections around the world. The PCAOB allows the two firms to remediate these deficiencies within one year, or otherwise will make their quality control deficiencies public. Furthermore, where appropriate, PCAOB inspectors will refer inspection findings to its enforcement team for possible action. If violations are found, its enforcement staff will not hesitate to recommend sanctions, including imposing significant money penalties and barring bad actors from performing future audits.

Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in the PRC in 2023 and beyond, or if we fail to, among others, meet the PCAOB’s requirements, including retaining a registered public accounting firm that the PCAOB determines it is able to inspect and investigate completely, we will be identified as a “Commission-identified Issuer,” and upon two consecutive years of non-inspection under the HFCAA, the ADSs will be delisted from the Nasdaq and our shares and ADSs will not be permitted for trading over the counter either. If our shares and ADSs are prohibited from trading in the United States, we cannot assure you that we will be able to list on a non-U.S. exchange or that a market for our shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase the ADSs when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of the ADSs. Moreover, the HFCAA or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of the ADSs could be adversely affected. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on the PRC Operating Entities’ business, financial condition and prospects.

Increases in labor costs in mainland China may adversely affect the PRC Operating Entities’ business and results of operations.

The overall economy and the average wage in mainland China have increased in recent years and are expected to continue to grow. The average wage level for the PRC Operating Entities’ employees has also increased in recent years. We expect that the PRC Operating Entities’ labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to the PRC Operating Entities’ consumers by increasing prices for our services, our profitability and results of operations may be materially and adversely affected.

In addition, the PRC Operating Entities have been subject to stricter regulatory requirements in terms of entering labor contracts with their employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of their employees. As the labor-related laws and regulations may be subject to future amendments and the interpretation and implementation thereof is subject to change, we cannot assure you that the PRC Operating Entities’ employment practice does not and will not violate labor-related laws and regulations in mainland China, which may subject them to labor disputes or government investigations. If the PRC Operating Entities are deemed to have violated relevant labor-related laws and regulations, they could be required to provide additional compensation to their employees and their business, financial condition and results of operations may be materially and adversely affected.

Recent litigation and negative publicity surrounding mainland China-based companies listed in the United States may negatively impact the trading price of our ADSs.

We believe that recent litigation and negative publicity surrounding companies with operations in mainland China that are listed in the United States have negatively impacted the stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun mainland China-based companies listed in the United States. The SEC and the PCAOB, also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets as well as the limited remedies available to investors who may take legal action against such companies. Furthermore, various equity-based research organizations have recently published reports on mainland China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our ADSs to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Fluctuations in exchange rates may have a material adverse effect on your investment.

The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the PBOC. It is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. The value of RMB against the U.S. dollar and other currencies is affected by changes in political and economic conditions and foreign exchange policies of mainland China, among other things. We cannot assure you that RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. Any significant appreciation or depreciation of RMB may materially and adversely affect our revenue, earnings and financial position, and the value of, and any dividends payable on, our shares or ADSs. For example, to the extent that we need to convert U.S. dollars we receive into RMB to pay our operating expenses, appreciation of RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges is limited and we may not be able to adequately hedge our exposure or at all. As a result, fluctuations in exchange rates may have a material adverse effect on your investment. In addition, our currency exchange losses may be magnified by foreign exchange regulations of mainland China that restrict our ability to convert RMB into foreign currency.

Substantially all of our revenue and expenditures were denominated in Renminbi, while the net proceeds from this offering will be in U.S. dollars. Fluctuations in the exchange rate between the Renminbi and the U.S. dollar will affect the relative purchasing power in Renminbi terms of the proceeds from this offering. Fluctuations in the exchange rate may also cause us to incur foreign exchange losses and affect the relative value of any dividend issued by our subsidiaries.

Governmental control of currency conversion may limit our ability to utilize our revenue effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of mainland China. We receive substantially all of our revenue in

Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our mainland China subsidiary to fund any cash and financing requirements we may have. Under existing laws and regulations of mainland China, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE, by complying with certain procedural requirements. Specifically, under the existing foreign exchange laws, without prior approval of SAFE, cash generated from the operations of our mainland China subsidiary may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of mainland China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval or registration to use cash generated from the operations of our mainland China subsidiary and the VIE to pay off their respective debt in Renminbi or a currency other than Renminbi owed to entities outside mainland China, or to make other capital expenditure payments outside mainland China in a currency other than Renminbi.

The PRC government has imposed regulations that may further increase the scrutiny of major outbound capital movement including overseas direct investment in accordance with applicable laws and regulations. Certain restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant mainland China authorities in accordance with applicable laws and regulations. The PRC government may exert further discretion in accordance with applicable laws and regulations and restrict access in the future to foreign currencies for current account transactions. If the foreign exchange administration system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. As of the date of this prospectus, there is no equivalent or similar restriction or limitation in Hong Kong on convertibility of Hong Kong dollars into foreign currencies, or cash or assets transfers in, or out of, our Hong Kong entity. However, if restrictions or limitations were to become applicable on convertibility of Hong Kong dollars into foreign currencies or to cash or assets transfers in and out of our Hong Kong entity in the future, the funds or assets in our Hong Kong entity may not be available to fund operations or for other use outside of Hong Kong.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in mainland China.

Our operations depend on the performance of the internet infrastructure and telecommunications networks in mainland China. Any significant disruptions to or failures of these networks could have an adverse effect on the PRC Operating Entities’ business and results of operations. Heavy traffic, service outages, or other performance issues with internet infrastructure could degrade the accessibility, speed, and stability of our platform and services. The PRC Operating Entities’ operations also rely on major Chinese telecommunications operators for network services and connectivity. If the PRC Operating Entities experience interruptions to network services provided by these operators, it could negatively impact our ability to operate our platform and provide services to consumers. The PRC Operating Entities actively monitor network performance and traffic demands to identify and address potential issues, but there is no guarantee of uninterrupted up-time or seamless service, particularly as they continue to expand into new regions of mainland China. The PRC Operating Entities’ operations ultimately depend on the continued development and functioning of mainland China’s internet infrastructure, and significant investments may be needed to keep up with increasing demands and ensure the high performance, scalability, and reliability of our platform.

The tension in international trade and rising political tension may adversely impact the PRC Operating Entities’ business, results of operations, financial condition and prospects.

The tension in international trade and rising political tension may adversely impact the PRC Operating Entities’ business, results of operations, financial condition and prospects. These frictions may increase costs for certain technology and components critical to the PRC Operating Entities’ business, complicate cross-border data flows and services, and pose risks to global supply chains. A prolonged trend toward economic nationalism may also broadly dampen growth in the global economy, undermining business investment and demand for the PRC Operating Entities’ products and services. Specifically, our ability to operate and expand depends on stable global political and economic conditions. Any disruptions to the international relations could slow down the overall economy and introduce regulatory and operational uncertainties to the PRC Operating Entities’ business. Changes in the global political and economic environment could pose strategic, operational and economic risks that may have a material adverse effect on the PRC Operating Entities’ operations.

The M&A Rules and certain other regulations of mainland China establish requirements and conditions for some acquisitions of mainland China companies by foreign investors, which could affect our pursuit of growth through acquisitions.

On August 8, 2006, six mainland China regulatory authorities, including the Ministry of Commerce, or MOFCOM, and other government authorities jointly issued the M&A Rules which was effective as of September 8, 2006, and amended on June 22, 2009. The M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established specific procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a domestic enterprise in mainland China, if any important industry is concerned, such transaction involves factors that impact or may impact national economic security, or such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or mainland China time-honored brand. If such change-of-control transaction does cause or may cause a significant impact on national economic security and fails to be reported to the MOFCOM, the MOFCOM may, together with relevant government authorities, require relevant parties to terminate such transaction or take other effective measures, such as transferring related equity and assets, to eliminate the impact of such transaction on national economic security. Moreover, the Anti-monopoly Law of the PRC promulgated by the SCNPC effective in August 2008 and most recently amended on June 24, 2022, and the Provisions of the State Council on the Thresholds for Declaring Concentration of Business Operators require that transactions which are deemed concentrations and involve parties with specified turnover thresholds (meaning during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeded RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within mainland China, or (ii) the total turnover within mainland China of all the operators participating in the concentration exceeded RMB2 billion, and at least two of these operators each had a turnover of more than RMB400 million within mainland China) must be cleared by anti-monopoly enforcement authority before they can be completed. The Anti-Monopoly Law, which was amended in June 2022, increases the fines for illegal concentration of business operators to no more than ten percent of its last year’s sales revenue if the concentration of business operator has or may have an effect of excluding or limiting competitions, or a fine of up to RMB5 million if the concentration of business operator does not have an effect of excluding or limiting competition. It also provides that the relevant authorities shall investigate a transaction where there is any evidence that the concentration has or may have the effect of eliminating or restricting competitions, even if such concentration does not reach the filing threshold.

In addition, in 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, also known as Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, effective in September 2011, to implement Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having “national defense and security” concerns and mergers and acquisitions by which foreign investors may acquire the “de facto control” of domestic enterprises with “national security” concerns. Under the foregoing MOFCOM regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to a security review, it will submit it to the

Inter-Ministerial Panel, an authority established under Circular 6 led by the National Development and Reform Commission, or NDRC, and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through holding shares on behalf of others, trusts, reinvestment at multiple levels, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the internet insurance business or internet content business requires security review, and there is no requirement that acquisitions completed prior to the promulgation of the Circular 6 are subject to MOFCOM review.

On December 19, 2020, the NDRC and MOFCOM jointly promulgated the Measures on the Security Review of Foreign Investment, effective on January 18, 2021, setting forth provisions concerning the security review mechanism on foreign investment, including the types of investments subject to review, review scopes and procedures, among others. The Office of the Working Mechanism of the Security Review of Foreign Investment, or the Office of the Working Mechanism, is established under NDRC, who will lead the task together with MOFCOM. Foreign investor or relevant parties in mainland China must declare the security review to the Office of the Working Mechanism prior to the investments in, among other industries, important cultural products and services, important information technology and internet products and services, important financial services, key technologies and other important fields relating to national security, and obtain control in the target enterprise. If the relevant parties implement such investments without making declaration, the Office of the Working Mechanism may require such parties to declare the security review within a time limit, order the disposal of equity or assets, or take other necessary measures to restore the status quo and eliminate the impact on national security. It is unclear whether the PRC Operating Entities’ business would be deemed to be in an industry that raises national defense and security or national security concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that the PRC Operating Entities’ business is in an industry subject to the security review, in which case their future acquisitions in mainland China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

On February 7, 2021, the Anti-Monopoly Committee of the PRC State Council published the Anti Monopoly Guidelines for the Internet Platform Economy Sector, which intends to regulate abuse of a dominant position and other anti-competitive practices by online platform operators and the related service providers on online platforms. It also stipulates that any concentration of undertakings involving variable interest entities shall fall within the scope of anti-monopoly review. If a concentration of undertakings meets the thresholds for clearance under the applicable laws, an internet platform operator shall report such concentration of undertakings to the anti-monopoly law enforcement agency under the PRC State Council in advance.

In the future, we may grow the PRC Operating Entities’ business by acquiring complementary businesses. If we fail to fully comply with the requirements of the above-mentioned regulations and other relevant rules and any required approval processes in a timely manner, it may delay the process or inhibit our ability to complete such transactions. We may be subject to penalty including but not limited to a fine if we fail to comply with such requirements.

Mainland China regulation of loans to and direct investment in mainland China entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our mainland China subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand the PRC Operating Entities’ business.

According to the Guidelines on Foreign Exchange Business under Capital Account (2024 Edition) issued by the SAFE, which came into effect on May 6, 2024, the funds raised by domestic companies through overseas offerings should be repatriated to the mainland China in a timely manner, either in RMB or in foreign currency. Any funds we transfer to our mainland China subsidiary, either as a shareholder loan or as an increase in registered capital, as well as any loans we provide to the VIE, are subject to approval by or registration with relevant government authorities in mainland China. According to the relevant mainland China regulations on foreign-invested enterprises, or FIEs, in mainland China, capital contributions to our mainland China subsidiary is subject to the registration with the SAMR, or its local counterpart, reporting of foreign investment information with the MOFCOM and registration with a local bank authorized by SAFE.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015 and amended on December 30, 2019 and March 23, 2023. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within mainland China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016 and amended on December 4, 2023, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering to our mainland China subsidiaries, which may adversely affect our liquidity and our ability to fund and expand the PRC Operating Entities’ business in mainland China. On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which permits non-investment FIEs to use their capital funds to make equity investments in mainland China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws.

In addition, (i) any foreign loan procured by our mainland China subsidiary is required to be registered with the SAFE or its local branches and (ii) any of our mainland China subsidiary may not procure loans that exceed the statutory limits, which is either the difference between its registered capital and the total investment amount or a multiple of its net assets in the previous year. Any medium or long-term loan to be provided by us to our mainland China subsidiary or VIE must be registered with the NDRC and SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations in a timely manner, or at all, with respect to future capital contributions or foreign loans by us to our mainland China subsidiary. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of this offering to capitalize our mainland China operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand the PRC Operating Entities’ business. As of the date of this prospectus, there is no equivalent or similar restriction or limitation in Hong Kong on cash or assets transfers in, or out of, our Hong Kong entity. However, if restrictions or limitations were to become applicable on assets transfers in and out of our Hong Kong entity in the future, the funds or assets in our Hong Kong entity may not be available to fund operations or for other use outside of Hong Kong.

Discontinuation of any of the preferential tax treatments, governmental grants or imposition of any additional taxes could adversely affect the PRC Operating Entities’ financial condition and results of operations.

The amended Enterprise Income Tax Law and its implementation rules permit certain “high and new technology enterprises strongly supported by the state,” or HNTEs, which hold independent ownership of core intellectual property to enjoy a preferential enterprise income tax rate of 15% subject to certain qualification criteria. All of these statuses are subject to review and renewal, with HNTEs to be renewed every three years. Currently, Yuanbao Shuke and Yuanbao Kechuang are eligible for preferential tax treatments, which are recognized as HNTEs. However, if any of these entities fails to pass the review by, and filing with, the relevant tax authorities to be qualified as a HNTE, such company will no longer enjoy the corresponding preferential tax treatment described above.

Any preferential policies formulated in violation of laws and regulations for fiscal expenditures linked with tax or non-tax income to be paid by enterprises and their investors (or managers), including refund after collection, false income or expense items, financial incentives or subsidies, and reduction or exemption of land transfer income through payment on behalf or subsidy maybe canceled. If any of local government subsidy above were to be canceled, we will no longer enjoy the corresponding preferential tax treatment aforesaid.

We may rely to a significant extent on dividends and other distributions on equity paid by our mainland China subsidiary to fund any cash and financing requirements we may have. Any limitation on the ability of our mainland China subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct the PRC Operating Entities’ business.

We are a holding company and conduct all of our business through the PRC Operating Entities. We may rely to a significant extent on dividends and other distributions on equity to be paid by our wholly owned mainland China subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our mainland China subsidiary incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under laws and regulations of mainland China, our mainland China subsidiary, as wholly foreign-owned enterprise in mainland China, may pay dividends only out of their accumulated profits as determined in accordance with mainland China accounting standards and regulations. In addition, according to PRC Company Law, before the distribution of the dividends, enterprises in mainland China are required to set aside at least 10% of their accumulated after-tax profits, if any, each year to fund certain statutory reserve funds, until the aggregate amount of such funds reach 50% of their registered capital. At their discretion, enterprises in mainland China may allocate a portion of their after-tax profits based on mainland China GAAP to discretional funds. These statutory and discretional reserve funds are not distributable as cash dividends.

Any limitation on the ability of our mainland China subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to the PRC Operating Entities’ business, pay dividends, or otherwise fund and conduct the PRC Operating Entities’ business.

Our income and the dividends that we may receive from our mainland China subsidiary, dividends distributed to our non-mainland China shareholders, and gains recognized by such shareholders, may be subject to mainland China taxes under the Enterprise Income Tax Law, which would have an adverse effect on the PRC Operating Entities’ results of operations.

Under the PRC Enterprise Income Tax Law, promulgated on March 16, 2007, and came into effect on January 1, 2008, and was most recently amended on December 29, 2018, which became effective on the same date, and its implementation rules, an enterprise established outside of mainland China with a “de facto management body” within mainland China is considered a mainland China resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise.

In 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as the PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies which was most recently amended in December 2017, or the Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a mainland China-controlled enterprise that is incorporated offshore is located in mainland China. The SAT issued Chinese-Controlled Offshore Incorporated Resident Enterprises Income Tax Regulation (Trial Implementation), or the Bulletin 45, which took effect on September 1, 2011, and was most recently amended on June 15, 2018, to provide more guidance on the implementation of Circular 82 and clarify the reporting and filing obligations of mainland China-controlled offshore incorporated resident enterprises. Bulletin 45 also provides procedures and administrative details for the determination of resident status and administration of post-determination matters. Although Circular 82 only applies to offshore enterprises controlled by mainland China enterprises or mainland China enterprise groups, not those controlled by mainland China individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a mainland China enterprise or a mainland China enterprise group will be regarded as a mainland China tax resident enterprise by virtue of having its “de facto management body” in mainland China and will be subject to mainland China enterprise income tax on its global income only if all of the following conditions are met: (i) senior management and core management departments in charge of its daily operations function have their presence mainly in mainland China; (ii) decisions relating to the enterprise’s financial matters (such as loan, financing, financial risk management, etc.) and human resource matters (such as appointment, dismissal and remuneration, etc.) are made or are subject to determination or approval by organizations or personnel in mainland China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in mainland China; and (iv) at least 50% of voting board members or senior executives habitually reside in mainland China.

The mainland China tax resident status of an enterprise is subject to determination by mainland China tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body”. If mainland China tax authorities determine that we are a mainland China resident enterprise for enterprise income tax purposes, we will be subject to the enterprise income tax on our global income at the rate of 25% and we will be required to comply with mainland China enterprise income tax reporting obligations. In addition, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to mainland China tax at a rate of 10% on gains realized on the sale or other disposition of the shares, if such income is treated as sourced from within mainland China. Furthermore, if mainland China tax authorities determine that we are a mainland China resident enterprise for enterprise income tax purposes, dividends paid to our non-mainland China individual shareholders and any gain realized on the transfer of the shares by such holders may be subject to mainland China tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us), if such gains are deemed to be from mainland China sources. These rates may be reduced by applicable tax treaties between their country of tax residence and mainland China in the event that we are treated as a mainland China resident enterprise, but it is unclear whether our non-mainland China shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and mainland China in the event that we are treated as a mainland China resident enterprise. Any such tax may reduce the returns on your investment in our ADSs.

We face uncertainty with respect to indirect transfers of equity interests in mainland China resident enterprises by their non-mainland China holding companies.

Pursuant to the Notice on Strengthening the Administration of Enterprise Income Tax Concerning Proceeds from Equity Transfers by Non-Resident Enterprises, or SAT Circular 698, issued by the SAT in 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a mainland China resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (a) has an effective tax rate less than 12.5% or (b) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the mainland China resident enterprise this Indirect Transfer.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning Enterprise Income Tax for Indirect Transfer of Assets by Non-Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 supersedes certain rules with respect to the Indirect Transfer under SAT Circular 698 but does not touch upon the other provisions of SAT Circular 698, which remain in force. SAT Bulletin 7 has introduced a new tax regime that is significantly different from the previous one under SAT Circular 698. SAT Bulletin 7 extends its tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the mainland China entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the mainland China tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring the tax of mainland China. As a result, gains derived from such Indirect Transfer may be subject to mainland China enterprise income tax, and the transferor shall be subject to withholding of applicable taxes, currently at a rate of 10%. On October 17, 2017, SAT issued the Announcement on Matters Concerning Withholding and Payment of Income Tax of Non-resident Enterprises from Source, or SAT Circular 37, which became effective on December 1, 2017 and abolished SAT Circular 698 as well as certain provisions in SAT Bulletin 7. SAT Circular 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. Pursuant to SAT Circular 37, where the party responsible to withhold such income tax did not or was unable to withhold, and the non-resident enterprise receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both of such parties may be subject to penalties.

We face uncertainties as to the reporting and other implications of certain past and future transactions where mainland China taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed or subject to withholding obligations in such transactions, under SAT Bulletin 7 and SAT Circular 37. For transfer of shares in our company by investors that are non- mainland China resident enterprises, our mainland China subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and SAT Circular 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Failure to comply with regulations regarding the registration requirements for employee share ownership plans or share option plans in mainland China may subject the mainland China participants or us to fines and other legal or administrative sanctions.

In December 2006, the PBOC, promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, which sets forth the respective requirements for foreign exchange transactions by individuals (both mainland China and non-mainland China citizens) under either the current account or the capital account. In January 2007, SAFE issued relevant implementing rules which were further revised by SAFE in 2016 and 2023, that specified approval requirements for certain capital account transactions such as a mainland China citizen’s participation in the employee stock incentive plans or share option plans of an overseas publicly listed company (inclusive of companies listed on stock exchanges outside mainland China). Pursuant to the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or the SAFE Circular 37, promulgated by SAFE on July 4, 2014, if a non-listed special purpose vehicle grants equity-based incentives to its directors, supervisors, senior officers in the domestic enterprise directly or indirectly controlled by it, as well as other employees in employment or labor relations with the company by using the company’s stock rights or options, the relevant domestic individual residents may submit materials to the foreign exchange office to apply for foreign exchange registration before exercise of their rights. In February 2012, SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. Under these measures, domestic resident individuals who participate in an employee stock incentive plan or a share option plan in an overseas publicly listed company (inclusive of companies listed on stock exchanges outside mainland China) are required to register with SAFE and complete certain other procedures. A domestic qualified agent appointed through the mainland China subsidiaries of such overseas listed company must file applications on behalf of such domestic resident individuals with SAFE or its local counterpart to obtain approval for an annual allowance with respect to the foreign exchange in connection with stock holding or share option exercises. With the approval from SAFE or its local counterpart, the domestic qualified agent must open a special foreign exchange account at a bank in mainland China to hold the funds required in connection with the stock purchase or option exercise, payment received upon sales of shares, dividends issued on the stock and any other income or expenditures approved by SAFE or its local counterpart.

In addition, in October 2021, the State Administration of Taxation, or the SAT, circulated the Notice on Measures to Further Deepen Reform in the Field of Taxation and to Foster and Stimulate the Vitality of Market Entities, any enterprise implementing the equity incentive should submit report form and other required information to the competent tax authority within 15 days of the month following the decision to implement the equity incentive. If the equity incentive plan has been implemented but not yet finished, the report form and related information shall be submitted to the competent tax authority before the end of 2021. If the domestic enterprises use the equity of foreign enterprises as the subject of equity incentive for employees, they should withhold personal income tax according to the income from wages and salaries and implement the above provisions.

We and our domestic resident employees who participate in our share incentive plans are subject to these regulations. If we or our domestic plan participants fail to comply with these regulations, we or our domestic plan participants may be subject to fines and other legal or administrative sanctions.

Mainland China regulations relating to the establishment of offshore special purpose companies by mainland China residents may subject our mainland China resident beneficial owners or our WFOE to liability or penalties, limit our ability to inject capital into our WFOE, limit our WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE promulgated the SAFE Circular 37 in July 2014. SAFE Circular 37 requires mainland China residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such mainland China residents or entities’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. On February 13, 2015, SAFE issued Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular 13, effective on June 1, 2015, pursuant to which the power to accept SAFE registration was delegated from local SAFE to local qualified banks where the assets or interest in the domestic entity was located. In addition, such mainland China residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such mainland China citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

If our shareholders who are mainland China residents or entities do not complete their registration with the local SAFE branches, our WFOE may be prohibited from distributing its profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our WFOE. Moreover, failure to comply with the SAFE registration described above could result in liability under laws of mainland China for evasion of applicable foreign exchange regulation. In addition, our shareholders who are mainland China entities shall complete their overseas direct investment filings according to applicable laws and regulations regarding the overseas direct investment by mainland China entities, including filings with MOFCOM, the NDRC, or their local branches based on the investment amount, invested industry or other factors thereof.

We have used our best efforts to notify mainland China residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being mainland China residents or entities to complete the foreign exchange registrations or overseas direct investment filings. However, we may not at all times be fully aware or informed of the identities of all the mainland China residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As of the date of this prospectus, Mr. Rui Fang, being our founder and chief executive officer, has completed the initial registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you that all other shareholders or beneficial owners of ours who are mainland China residents or entities have complied with, and will in the future make, obtain or update any applicable registrations, filings or approvals required by SAFE regulations or other regulations relating to overseas investment activities issued by MOFCOM and NDRC. Failure by such shareholders or beneficial owners to comply with such regulations, or failure by us to amend the foreign exchange registrations of our WFOE, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our WFOE’s ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect the PRC Operating Entities’ business and prospects.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in mainland China against us or our management named in this prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, however, we currently conduct the PRC Operating Entities’ business in mainland China and substantially all of our assets are located in mainland China. In addition, all our senior executive officers reside within mainland China for a significant portion of the time and most of them are mainland China nationals. Therefore, it may be difficult or not possible for investors to effect service of process upon us or our management inside mainland China. In addition, mainland China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in mainland China of judgments of a court in these non-mainland China jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult. Even if you are successful in bringing an action of this kind, laws of mainland China and the laws of the Cayman Islands may render you unable to enforce a judgment against our or the VIE’s assets or the assets of our directors and officers. Therefore, it may be not possible or difficult for investors to enforce against us or our directors or officers in mainland China any judgments obtained from non-mainland China courts. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

It may be difficult for overseas regulators to conduct investigation or collect evidence within mainland China.

Shareholder claims or overseas regulatory investigations may be difficult to pursue as a matter of law or practicality in mainland China. Although the authorities in mainland China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States may not be efficient in practice. According to Article 177 of the PRC Securities Law, or the Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of mainland China. Accordingly, without mainland China government approval, no entity or individual in mainland China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other limitations to obtaining information needed for investigations and litigation conducted outside of mainland China. We are required to provide information to the relevant PRC authorities before we can provide such information to overseas regulatory authorities. The inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within mainland China may further increase difficulties faced by you in protecting your interests. Furthermore, as the date of this prospectus, there have not been implementing rules or regulations regarding the application of Article 177 and it remains unclear as to how it will be interpreted, implemented or applied by relevant governmental authorities. As such, there are also uncertainties as to the procedures and requisite timing for the oversea securities regulatory agencies to conduct investigations and collect evidence within the territory of mainland China. On February 24, 2023, the CSRC published the Confidentiality and Archives Rules, pursuant to which, the working papers and other files produced in mainland China by securities companies and securities service institutions that provide mainland China domestic companies with relevant securities services during the overseas securities offering and listing by such domestic companies shall be stored in mainland China. If overseas securities regulators propose to carry out investigation, evidence collection or inspection on domestic companies, or relevant securities companies or securities service institutions, such activities shall be carried out through the cross-border regulatory cooperation mechanism. The domestic companies, securities companies and securities service institutions shall obtain approvals from the CSRC or relevant mainland China authorities before cooperating with overseas securities regulators in their investigations and inspections or providing materials to them. In addition, the Data Security Law and the Personal Information Protection Law provide that no entity or individual within the territory of mainland China shall provide any foreign judicial body and law enforcement body with any data or any personal information stored within the territory of mainland China without the approval of the competent governmental authority of mainland China. In the event that the U.S. securities regulatory agencies carry out any investigation on us and there arises a need to conduct an investigation or collect evidence within the territory of China, the U.S. securities regulatory agencies may not be able to carry out such investigation or evidence collection directly in China under laws of mainland China. In addition, we and certain other entities and individuals, including our legal advisors, auditors and other agents, may be restricted from providing documents, materials, data and/or personal information to the U.S. securities regulatory agencies before obtaining appropriate approvals from relevant mainland China authorities. We may be subject to penalties if we or such other entities or individuals are found to have violated the foregoing restrictions. The U.S. securities regulatory agencies may resort to cross-border cooperation with the securities regulatory authority of China through judicial assistance, diplomatic channels or regulatory cooperation mechanisms in place involving the securities regulatory authority of China. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from trading market within the United States.

Risks Related to Our ADSs and This Offering

The trading price of our ADSs may be volatile, which could result in substantial losses to you.

The trading price of our ADSs may be volatile and could fluctuate widely in response to factors beyond our control, including general market conditions of the securities markets in mainland China, the United States and elsewhere in the world. In particular, the performances of and fluctuations in the market prices of other companies with business operations located mainly in mainland China that have listed their securities in the U.S. may affect the volatilities in the price and trading volumes of our ADSs. The securities of some mainland China-based companies that have listed their securities in the United States have experienced significant volatility since their initial public offerings in recent years, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities after their offerings may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of the ADSs, regardless of the PRC Operating Entities’ actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. In particular, the global financial crisis, the ensuing economic recessions and deterioration in the credit market in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets.

In addition to market and industry factors, the prices and trading volume for our securities may be highly volatile for factors specific to our operation, including the following:

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actual or anticipated fluctuations in our quarterly operating results and variations in our results of operations that are not in line with market or research analyst expectations or changes in financial estimates by securities research analysts;

•	conditions in the insurance distribution industries;

•	announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

•	changes in the economic performance or market valuations of other insurance distribution companies or other companies that primarily operate in China;

•	changes in major business terms between our ecosystem participants and us;

•	announcements made by us or our competitors of investments, acquisitions, strategic relationships, joint ventures, or capital commitments;

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press and other reports, whether or not true, about our business, our directors, senior management, or other key employees, including negative reports published by short sellers, regardless of their veracity or materiality to us;

•

litigation and regulatory allegations, inspections, investigations, proceedings, penalties, suspensions or enforcements that involve us, our directors, our ecosystem participants, or any third-party service providers that we engage;

•	additions to or departures of our management;

•	sales or perceived potential sales or other dispositions of existing or additional shares and/or ADSs;

•	any actual or alleged illegal acts of our directors, senior management, or other key employees;

•	regulatory developments affecting us or our industry, insurance carriers, and other ecosystem participants; and

•	market and volume fluctuations in the stock market in general.

Moreover, there have been recent instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, particularly among companies with relatively smaller public floats. As we expect to have a relatively small public float after the completion of this offering, we may experience greater stock price volatility, including aggressive price run-ups and declines, lower trading volume and less liquidity, compared with companies with larger public floats. In particular, the ADSs may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock run-up, may be unrelated to actual or expected operating performance, financial condition or prospects, and industry, market or economic factors, which makes it difficult for prospective investors to assess such rapidly changing value of the ADSs. In addition, if the trading volumes of the ADSs are low, persons buying or selling in relatively small quantities may easily influence prices of the ADSs. This low volume of trades could also cause the price of the ADSs to fluctuate significantly, with large percentage changes in price occurring in any trading day session. Holders of the ADSs may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to such low-volume trading. As a result of such volatility, investors may experience losses on their investment in the ADSs. Such volatility also could adversely affect our ability to issue additional ADSs or other securities and our ability to obtain additional financing in the future, as well as our ability to retain key employees. Furthermore, the potential extreme volatility may confuse the public investors’ judgments of the value of the ADSs, distort the market perception of the price of the ADSs, and our financial performance and public image, and negatively affect the long-term liquidity of the ADSs, regardless of actual or expected operating performance.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from the PRC Operating Entities’ business and require us to incur significant expenses to defend the suit, which could harm the PRC Operating Entities’ results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our results of operations and financial condition.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement securities, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of ADSs in the market.

Public companies that have substantially all of their operations in mainland China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing the PRC Operating Entities’ business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact the PRC Operating Entities’ business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with such corporate governance listing standards.

As a Cayman Islands company listed on the Nasdaq, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. For example, Cayman Islands does not require us to comply with the following corporate governance listing standards of the Nasdaq: (i) having the majority of our board of directors composed of independent directors,

(ii) having a minimum of three members in our audit committee, (iii) holding annual shareholders’ meetings, (iv) having a compensation committee composed entirely of independent directors, and (v) having a nominating and corporate governance committee composed entirely of independent directors. If we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We are an emerging growth company within the meaning of the Securities Act, and may take advantage of certain reduced reporting requirements. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the ADSs less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies, including, but not limited to:

•	not being required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden-parachutes”; and

•

not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, as an emerging growth company, we are only required to provide two years of audited financial statements in our annual reports, and to present correspondingly reduced disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have elected to take advantage of the reduced disclosure obligations as an emerging growth company. As a result, the information that we provide to the ADS holders may be different than the information you may receive from other public reporting companies in which you hold equity interests. In addition, the JOBS Act permits emerging growth companies to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards until the earlier of the date we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements and the reported results of operations contained therein may not be directly comparable to those of other public companies. We cannot predict whether investors will find our securities less attractive because of our reliance on these exemptions. If some investors do find the ADSs less attractive, there may be a less active trading market for the ADSs and the price of the ADSs may be reduced or more volatile.

We will remain an emerging growth company, and will be able to take advantage of the foregoing exemptions, until the last day of our fiscal year following the fifth anniversary of the closing of our initial public offering or such earlier time that we otherwise cease to be an emerging growth company, which will occur upon the earliest of (1) the last day of the first fiscal year in which our annual gross revenue is US$1.235 billion or more; (2) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt securities; and (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

You are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiary and the VIE that have substantive business operations in mainland China. As a result, certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company with no business operations, and all of our assets are located outside of the United States. All of our current operations are conducted in mainland China through our mainland subsidiary and the VIE. We and our shareholders do not and are not legally permitted to have any equity interests in the VIE as current laws and regulations of mainland China restrict foreign investment in companies that engage in certain services. As a result, we operate businesses in mainland China through certain contractual arrangements with the VIE. Investors in the ADSs are purchasing equity securities of a Cayman Islands holding company rather than equity securities of our subsidiaries and the VIE. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, you may be unable to rely on the laws of the Cayman Islands and of China to enforce a judgment against us, our assets, our directors and officers or their assets. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In addition, after we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

The proposed dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

Our proposed dual-class voting structure could limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our authorized share capital will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 20 votes per share upon the completion of this offering. We will issue Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets and businesses, appointment of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Our founder, Mr. Rui Fang, will have considerable influence over us and our corporate matters.

Upon completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs, our founder, Mr. Rui Fang, who currently own 41.0% of our ordinary shares issued and outstanding and voting power will hold      our issued and outstanding Class B ordinary shares, representing   % of our total voting power. Mr. Rui Fang will have more than 50% of our total voting power as the result of our adopting a dual-class share structure and his holding of Class B ordinary shares upon the completion of this offering and considerable power to control actions that require shareholder approval under Cayman Islands law, such as amendment of our memorandum and articles of association, liquidation, increase or subdivision of share capital, or change of name and approval of major corporate transactions, such as a Cayman Islands statutory merger or consolidation. This control will limit your ability to influence corporate matters and may prevent transactions that would be beneficial to you, including discouraging others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A ordinary shares and the ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

We will be a “controlled company” as defined under the Nasdaq corporate governance rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.

Following the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote per share, while each Class B ordinary share is entitled to 20 votes per share.

Upon the completion of this offering, Mr. Rui Fang, our chairman of board of directors and chief executive officer, who currently own 41.0% of our ordinary shares issued and outstanding and voting power will hold

    our issued and outstanding Class B ordinary shares, representing    of our total voting power, assuming that the underwriters do not exercise their option to purchase additional ADSs, or    % of our total issued and outstanding ordinary shares, representing    % of our total voting power, assuming that the option to purchase additional ADSs is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under the Nasdaq corporate governance rules because Mr. Rui Fang will own more than 50% of our total voting power due to our adopting such a dual-class share structure and his holding of Class B ordinary shares upon the completion of this offering. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that we have to establish a nominating and corporate governance committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters. See “—As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with such corporate governance listing standards.”

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ADSs or ordinary shares to adverse United States income tax consequences.

A non-U.S. corporation, such as our company, will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year if, applying the applicable look-through rules, either (1) at least 75% of its gross income for such year consists of certain types of “passive” income (the “income test”); or (2) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles should be treated as an active asset to the extent associated with activities that produce or are intended to produce active income. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat the VIE and its subsidiaries as being owned by us for U.S. federal income tax purposes because we exercise effective control over their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the VIE and its subsidiaries for U.S. federal income tax purposes, the nature and composition of our income and assets would change and we may be more likely to be treated as a PFIC for the current taxable year and any subsequent taxable year. Assuming that we are the owner of the VIE and its subsidiaries for U.S. federal income tax purposes, and based on the current and projected composition of our income and assets and the nature of the PRC Operating Entities’ business operations, including the expected cash proceeds from this offering, and projections as to the value of our assets, taking into account the projected market value of our ADSs following this offering, we do not expect to be a PFIC for the current taxable year, although there can be no assurances in this regard. PFIC status is based on an annual determination that cannot be made until the close of a taxable year and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn.

The determination of whether we will be a PFIC for any taxable year will also depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market price of our ADSs from time to time, which may fluctuate significantly) and also may be affected by how, and how quickly, we spend our liquid assets, the cash we generate from the PRC Operating Entities’ operations and the cash raised in this offering, which generally will be considered a passive asset. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the listing of our ADSs on the Nasdaq. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or one or more future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of the value of our overall assets. Further, while we believe our classification methodology and valuation approach are reasonable, it is possible that the U.S. Internal Revenue Service may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation— Certain Material United States Federal Income Tax Considerations”) holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — Certain Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations” and “Taxation — Certain Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

We are not, and do not intend to become, regulated as an “investment company” under the Investment Company Act of 1940, as amended, (the “Investment Company Act”), and if we were deemed an “investment company” under the Investment Company Act, applicable restrictions would be expected to make it impractical for us to continue the PRC Operating Entities’ business as contemplated and could have an adverse effect on the PRC Operating Entities’ business.

An entity generally will be deemed an “investment company” for purposes of the Investment Company Act if, among other things, it:

•	is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; or

•

is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis; provided another exemption is not available to it.

We are engaged primarily in the business of distribution insurance products and services. We hold ourselves out as an online insurance distributor and do not engage or propose to engage primarily in the business of investing, reinvesting, or trading in securities. Accordingly, we do not believe that we are, or following this offering will be, an investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above.

Under Rule 3a-1 of the Investment Company Act, an issuer is, notwithstanding Section 3(a)(1)(C) (as described in the second bullet point above) not an “investment company” provided that no more than 45 percent of the value of its assets (exclusive of U.S. government securities and cash items) consists of, and no more than 45 percent of its net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than those specifically enumerated in the rule.

We believe that on a consolidated basis less than 45% of our total assets (exclusive of U.S. government securities and cash items) are composed of, and less than 45% of our income is derived from, assets that could be considered securities under Rule 3a-1. Accordingly, we believe we do not meet the definition of “investment company” as set forth in Section 3(a)(1)(C) by virtue of our exemption under Rule 3a-1 of the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options, and impose certain governance requirements. We intend to conduct the PRC Operating Entities’ operations so that we will not be deemed an “investment company” under the Investment Company Act or otherwise conduct the PRC Operating Entities’ business in a manner that does not subject us to the registration and other requirements of the Investment Company Act. In order to ensure that we are not deemed “investment company,” we may be limited in the assets that we may continue to own and, further, may need to dispose of or acquire certain assets at such times or on such terms as may be less favorable to us than in the absence of such requirement. In particular, some of our cash is held in the form of time-based depositary accounts, which may be considered securities under the Investment Company Act, and we could be required to invest our cash into accounts that yield a lower return in order to avoid becoming an investment company. If anything were to happen which would cause us to be deemed to be an investment company under the Investment Company Act, the requirements imposed by the Investment Company Act could make it impractical for us to continue the PRC Operating Entities’ business as currently conducted, which would materially adversely affect the PRC Operating Entities’ business, financial condition, and results of operations. In addition, if we were to become inadvertently subject to the Investment Company Act, any violation of the Investment Company Act could subject us to material adverse consequences, including potentially significant regulatory penalties.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may from time to time distribute rights to our shareholders, including rights to acquire securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs or are registered under the provisions of the Securities Act. The depositary may, attempt to sell these undistributed rights to third parties, but it is not required to do so, and it may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to such rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares which are represented by your ADSs are voted.

Holders of ADSs do not have the same rights as our shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. As an ADS holder, you will only be able to exercise the voting rights carried by the underlying Class A ordinary shares which are represented by your ADSs indirectly, by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares represented by your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions (pursuant to, and in accordance with, the terms set forth in the deposit agreement). If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares unless you withdraw the Class A ordinary shares and become the registered holder of such shares prior to the record date for the general meeting. Under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be ten calendar days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the Class A ordinary shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class A ordinary shares represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary notice of shareholder meetings sufficiently in advance of such meetings.

Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the Class A ordinary shares underlying your ADSs are voted, and you may have no legal remedy if the Class A ordinary shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting. Except in limited circumstances, the depositary for our ADSs may give us a discretionary proxy to vote the underlying Class A ordinary shares represented by your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.

We and the depository are entitled to amend the deposit agreement and to change the rights of ADSs holders under the terms of such agreement, and we may terminate the deposit agreement, without the prior consent of the ADSs holders.

We and the depositary are entitled to amend the deposit agreement and to change the rights of the ADSs holders under the terms of such agreement, without the prior consent of the ADSs holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of the PRC Operating Entities’ business relationship with the depositary. In the event that the terms of an amendment are disadvantageous to ADSs holders, ADSs holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADSs holders is required under the deposit agreement. Furthermore, we may decide to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADSs holders will receive at least [90] days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADSs holders or terminate the deposit agreement, the ADSs holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying ordinary shares, but will have no right to any compensation whatsoever.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash dividends on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities, and we do not have any plans to pay any cash dividends on our Class A ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary of our ADSs has agreed to pay you the cash dividends or other distributions that it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. In connection with this offering, We, [our directors, executive officers, all of our existing shareholders and all holders of share-based awards] have agreed with the representatives on behalf of the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs, and/or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, during the period ending [180] days after the date of this prospectus, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc.

After completion of this offering, certain shareholders may cause us to register under the Securities Act the sale of their shares, [subject to the 180-day lock-up period in connection with this offering]. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

In addition, as of the date of this prospectus, we have granted certain options to employees under our share incentive plans, which are not exercised as of the date of this prospectus. We may grant additional options or share-based awards to employees, directors and consultants in the future. To the extent that any of these options are vested and exercised, and any of such shares are sold in the market, it could have an adverse effect on the market price of the ADSs.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADSs holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waive the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation, or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

[The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction over any suit, action or proceeding arising out of or relating in any way to the ADSs or the deposit agreement, which could limit the ability of owners and holders of the ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.

The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction over any suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs. The enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in the deposit agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection provision in the deposit agreement may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary, and potentially others in his or her preferred judicial forum, and this limitation may result in increased costs for investors to bring lawsuits and discourage such lawsuits. Owners and holders of the ADSs will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the deposit agreement. In addition, the forum selection provision of the deposit agreement does not affect the right of an ADS holder or the depositary to require any claim against us, including a federal securities law claim, to be submitted to arbitration or to commence an action in any court in aid of that arbitration provision, or to enter judgment upon or enforce any arbitration award.]

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. Our management has discretion over the use of proceeds we receive from this offering, and we could spend the proceeds we receive from this offering in ways our ADS holders may not agree with or that do not yield a favorable return, or any return at all. Our actual use of these proceeds may differ substantially from our plans, if any, in the future. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our mission, goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the personal life and A&H insurance industry in mainland China;

•	our expectations regarding the prospects of the PRC Operating Entities’ business model and the demand for and market acceptance of the PRC Operating Entities’ products and services;

•

our expectations regarding maintaining and strengthening the PRC Operating Entities’ relationships with insurance consumers, insurance carriers, user traffic channels, marketing partners, customers, suppliers, other collaborators, as well as other stakeholders;

•	competition in our industry;

•	our proposed use of proceeds from this offering;

•	relevant government policies and regulations relating to our industry;

•	general economic and business conditions in the regions where we operate, and globally; and

•	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on the PRC Operating Entities’ business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$   million, or approximately US$   million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$   per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	approximately 40% to enhance the PRC Operating Entities’ consumer service cycle engine;

•	approximately 30% to invest in the PRC Operating Entities’ core technology models and data insights;

•	approximately 20% to extend consumer reach and geographical coverage; and

•	approximately 10% for working capital and other general corporate purposes for the PRC Operating Entities.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant discretion and flexibility to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In utilizing the proceeds from this offering, we are permitted under laws and regulations of mainland China as an offshore holding company to provide funding to our mainland China subsidiary only through loans or capital contributions, and to the VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in Mainland China—Mainland China regulation of loans to and direct investment in mainland China entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our mainland China subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand the PRC Operating Entities’ business.”

Pending any use described above, we plan to invest the net proceeds in short-term deposits or demand deposits.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand the PRC Operating Entities’ business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiary in mainland China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our mainland China subsidiary to pay dividends to us. See “Regulation—Regulations Related to Dividend Distribution.”

If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the underlying ordinary shares represented by the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the underlying ordinary shares represented by the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2024:

•	on an actual basis;

•

on a pro forma basis to reflect the conversion of all of our remaining outstanding 151,086,581 preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and

•

on a pro forma as adjusted basis to reflect (1) the conversion of all of our remaining outstanding 151,086,581 preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering; and (2) the issuance and sale of    ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$   per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs.

The pro forma as adjusted information set forth in the following table is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2024
	Actual		Pro forma		Pro forma as adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Mezzanine equity:
Total mezzanine equity	3,323,873	473,648

Shareholders’ deficit:
Ordinary shares (US$0.0001 par value, 348,913,419 shares authorized, 106,994,625 shares issued, 106,994,625 shares outstanding as of September 30, 2024)	71	10
Additional paid-in capital	177,930	25,355
Accumulated deficit	(2,046,443)	(291,616)
Accumulated other comprehensive income	12,956	1,846
Total shareholders’ deficit	(1,855,486)	(264,405)
Total mezzanine equity and shareholders’ deficit	1,468,387	209,243

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2024 was approximately US$   million, or US$   per ordinary share as of that date and US$    per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$    per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in pro forma net tangible book value after September 30, 2024, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$    per ADS, which is the midpoint of the estimated initial public offering price range, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2024 would have been US$    , or US$    per ordinary share and US$    per ADS. This represents an immediate increase in net tangible book value of US$    per ordinary share and US$    per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$    per ordinary share and US$    per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of September 30, 2024	US$	US$
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	US$
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	US$
Amount of dilution in net tangible book value to new investors in this offering	US$	US$

A US$1.00 increase (decrease) in the assumed initial public offering price of US$    per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$    , the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$    per ordinary share and US$    per ADS, and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$    per ordinary share and US$    per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2024, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount (in US$ thousands)	Percent
Existing shareholders			US$		%	US$	US$
New investors			US$		%	US$	US$

Total			US$	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of options outstanding as of the date of this prospectus. As of the date of this prospectus, there are     ordinary shares issuable upon exercise of outstanding share options at an average weighted exercise price of US$    per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standings to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in mainland China, and substantially all of our assets are located in mainland China. Most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been informed by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that the courts of the Cayman Islands are unlikely (i) to recognize and enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, and (ii) in original actions brought in the Cayman Islands to impose liabilities against us or our directors or officers that are predicated upon the civil liability provisions of securities laws of the United States or any state in the United States so far as the liabilities imposed by those provisions are penal in nature.

We have also been advised by Maples and Calder (Hong Kong) LLP that, although there is no statutory recognition in the Cayman Islands of judgments obtained in a U.S. court (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty, (v) is not inconsistent with a Cayman Islands judgment in respect of the same matter, and (vi) is not impeachable on the grounds of fraud and was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under the civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of mainland China would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. The courts in mainland China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between mainland China and the country where the judgment is made or on principles of reciprocity arrangement between jurisdictions. Mainland China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in mainland China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of law or national sovereignty, security or public interest in mainland China. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on the law of mainland China against a company in mainland China for disputes if they can establish sufficient nexus to mainland China for a court in mainland China to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in mainland China in accordance with laws of mainland China because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ADSs or ordinary shares, to establish a connection to mainland China for a court in mainland China to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Yuanbao Inc. is an exempted company with limited liability incorporated in the Cayman Islands in December 2019.

In March 2020, we entered into a series of contractual agreements and commenced our operations in mainland China through Yuanbao Kechuang (Beijing) Technology Co., Ltd., or our WFOE, and Yuanbao Shuke (Beijing) Technology Co., Ltd., or the VIE, and the VIE’s subsidiaries in mainland China.

In June 2020 and December 2021, the Affiliated Entities successfully obtained the nationwide license to operate their insurance brokerage and agency businesses (collectively, the insurance distribution business).

In order to facilitate offshore financing and listing, we carried out a series of corporate restructuring activities, or the Restructuring, to separate the pre-Restructuring corporate structure into two groups of companies. One group comprises Yuanbao Inc., our WFOE, our WFOE’s subsidiary and the VIE and certain of the VIE’s subsidiaries in mainland China to focus on insurance distribution business. The other group, including other mainland China subsidiaries of the VIE under pre-Restructuring corporate structure, such as Beijing Yixue Niuniu Technology Ltd. and Beijing Lemon Jieyou Technology Development Co., Ltd., primarily focuses on knowledge sharing services. Currently, we operate the PRC Operating Entities’ business primarily focusing on insurance distribution services.

The following chart illustrates our corporate structure, including our principal subsidiaries, the VIE and the VIE’s principal subsidiaries in mainland China, as of the date of this prospectus.

Note:

(1)	Mr. Rui Fang and Beijing Yibao Technology Limited Partnership hold 79% and 21% equity interests in Yuanbao Shuke (Beijing) Technology Co., Ltd., respectively.

Contractual Arrangements with the VIE and Its Shareholders

We are a Cayman Islands holding company with no equity ownership in the VIE or its subsidiaries and not a PRC operating company. We conduct operations in mainland China through (i) our WFOE and its subsidiary, and (ii) the VIE, with which we have maintained contractual arrangements, and its subsidiaries. Current laws and regulations of mainland China impose certain legal restrictions on foreign ownership of value-added telecommunication business and qualification requirements on foreign investors in the insurance intermediary business. Yuanbao Kechuang (Beijing) Technology Co., Ltd., or our WFOE, is considered foreign-invested enterprise. Accordingly, our WFOE maintains contractual arrangements with Yuanbao Shuke (Beijing) Technology Co., Ltd., or the VIE, as well as the VIE’s respective shareholders. Rui Fang, our founder, and Beijing Yibao Technology Limited Partnership, or Beijing Yibao, are the shareholders of the VIE, holding 79% and 21% shares of the VIE, respectively.

Our contractual arrangements allow us to (i) be considered as the primary beneficiary of the VIE for accounting purposes and consolidate the financial results of the VIE, (ii) receive substantially all of the economic benefits of the VIE, (iii) have the pledge right over the equity interests in the VIE as the pledgee, (iv) have an exclusive option to purchase all or part of the equity interests in the VIE as permitted by the laws of mainland China, (v) have an exclusive option to purchase all or part of the intellectual property or other assets of the VIE as permitted by the laws of mainland China and (vi) on behalf of the VIE’s shareholders to exercise all of their shareholding rights and powers. As a result of these contractual arrangements, we are considered the primary beneficiary of the VIE for accounting purposes, and consolidate the VIE’s financial results in our consolidated financial statements under U.S. GAAP.

The following is a summary of the currently effective contractual arrangements by and among our WFOE, the VIE and its respective shareholders.

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between our WFOE and the VIE, our WFOE has agreed to provide technology services, consulting services and other services to the VIE, including support services, business consultancy, financial management consultancy, software development and other services.

Without our WFOE’s prior written consent, the VIE may not accept any consultations and/or services regarding the matters contemplated by this agreement provided by any third party during the term of the agreement. The VIE has agreed to pay service fee to our WFOE for an amount consisting of 100% of the net profit before taxation, after the deduction of any accumulated deficit of the VIE in respect of the preceding financial year(s), operating costs, expenses, taxes and other statutory contributions. Notwithstanding the foregoing, our WFOE has the sole discretional right to adjust and decide the scope and amount, payment schedule and payment method of such service fee to be paid by the VIE. Our WFOE has the exclusive ownership of all the intellectual property rights created as a result of the performance of the exclusive business cooperation agreement. The exclusive business cooperation agreement has an initial term of twenty years, and shall be renewed for a further term without limitation as determined by our WFOE.

Exclusive Equity Option Agreement

Pursuant to the exclusive equity option agreement among our WFOE, the VIE and the shareholders of the VIE, the shareholders of the VIE irrevocably and unconditionally granted our WFOE an exclusive option to purchase all or a portion of their equity interest in the VIE at a lowest price as permitted by the applicable laws of mainland China. Each of the VIE and its shareholders agreed not to transfer, mortgage or permit any encumbrance to be created on any equity interest in the VIE unless otherwise specified under the equity pledge agreement and powers of attorney. The exclusive equity option agreement shall remain effective until all equity interests in the VIE have been transferred to or registered under our WFOE or its designated third party or until our WFOE terminates the agreement unilaterally at its discretion with prior written notice.

Equity Pledge Agreement

Pursuant to the equity pledge agreement among our WFOE, the VIE and the shareholders of the VIE, the shareholders of the VIE pledged their equity interest in the VIE to our WFOE to secure their obligations under the exclusive business cooperation agreement, exclusive equity option agreement, exclusive asset purchase agreement and powers of attorney. The shareholders of the VIE further agreed to not transfer or pledge their equity interest in the VIE, create or allow any new pledge or any other encumbrance on the pledged equity interests without the prior written consent of our WFOE. The equity pledge agreement shall remain binding until the contractual obligations under the associated contractual agreements are fully fulfilled, and the service fees and other expenses incurred for the fulfillment of such agreements have been fully paid. As the date of this prospectus, we have completed the registration of all equity pledges under the equity pledge agreement with competent regulatory authority of mainland China.

Exclusive Asset Purchase Agreement

Pursuant to the exclusive asset purchase agreement between our WFOE and the VIE, the VIE irrevocably granted our WFOE an exclusive option to purchase all or a portion of their intellectual property or other assets in the VIE, at a lowest price as permitted by the applicable laws of mainland China. The VIE agreed not to sell, transfer, mortgage, license or in any other ways to dispose any such intellectual property or other assets of the VIE, unless with the written consent issued by our WFOE. The exclusive asset purchase agreement has an initial term of twenty years, and our WFOE has an absolute discretion as to renew for a further term as determined by our WFOE.

Shareholder Entrustment Agreement

Pursuant to the shareholder entrustment agreement among our WFOE, the VIE and the shareholders of the VIE, each of the shareholders of the VIE irrevocably authorized our WFOE or any person designated by our WFOE to exercise all of their rights and powers as the shareholders of the VIE. Without our WFOE’s prior written consent, each of the shareholders of the VIE shall not exercise their rights and powers as the shareholders of the VIE during the term of this agreement. The shareholder entrustment agreement shall remain effective until it is terminated by other written agreements among the parties to the powers of attorney or until our WFOE terminates the powers of attorney unilaterally at its discretion with prior written notice.

Power of Attorney

Pursuant to the power of attorney granted by each of the shareholders of the VIE, the shareholders of the VIE irrevocably appointed our WFOE as their exclusive agent and attorney-in-fact to act on their behalf on all shareholder matters of the VIE and exercise all rights as shareholders of the VIE. The powers of attorney shall remain effective during the term of shareholder entrustment agreement.

Spousal Consent Letter

The spouse of the individual shareholder of the VIE has signed a spousal consent letter agreeing that the equity interests in the VIE held by and registered under the name of the individual shareholder will be disposed pursuant to the associated contractual agreements with our WFOE, without seeking further authorization or consent of such spouses. The spouse agreed not to assert any rights over the equity interests in the VIE held by the individual shareholder of the VIE.

Undertaking Letter

Pursuant to the undertaking letter issued by each of the limited partner and general partners of Beijing Yibao, the limited partner and general partners of Beijing Yibao have irrevocably undertaken that, including without limitation to, (i) strictly follow and support any other arrangements under the contractual arrangements; (ii) acknowledge that any of equity interests, rights and liabilities of the VIE they hold through Beijing Yibao shall be finally controlled by our WFOE; and (iii) agree to transfer the partnership interests in Beijing Yibao to any third party as designated by our WFOE, at a lowest price permitted by the laws of mainland China.

Loan Agreement

Pursuant to the loan agreement between our WFOE and the shareholders of the VIE, our WFOE extended loans to the shareholders of the VIE, who shall contribute the loan principals to the VIE mainly as registered capital. The shareholders of the VIE shall repay the loans only by transferring their equity interests in the VIE to WFOE or its designated person(s) pursuant to the exclusive option agreements. The VIE shall not transfer the rights and obligations under the loan agreement to any other party without our WFOE’s written consent. The loan agreement shall remain effective until the date of full performance by the shareholders of the VIE of their respective obligations thereunder.

In the opinion of Han Kun Law Offices, our PRC counsel:

•

the ownership structure of the VIE in mainland China and our WFOE, both currently and immediately after giving effect to this offering, are not in violation of any explicit provisions of laws and regulations currently in effect of mainland China; and

•

the contractual arrangements between our WFOE, the VIE, and the VIE’s shareholders governed by laws and regulations of mainland China are valid and binding upon each party to such arrangements in accordance with their terms and applicable laws and regulations currently in effect of mainland China, and will not result in any violation of applicable laws of mainland China immediately after giving effect to this offering.

However, these contractual arrangements may not be as effective as direct ownership. Our PRC counsel has also advised us that there may be changes regarding the interpretation and application of current and future laws, regulations, and rules of mainland China. Accordingly, the regulatory authorities of mainland China may take a view that is contrary to the opinion of our PRC counsel. It is uncertain whether any new laws or regulations relating to the VIE structure will be adopted or if adopted, what they would provide. If we or the VIE is found to be in violation of any existing or future laws or regulations of mainland China, or fail to obtain or maintain any of the required permits or approvals, the relevant mainland China regulatory authorities would have discretion to take action in dealing with such violations or failures. For a description of the risks related to these contractual arrangements and our corporate structure, please see “Risk Factors—Risks Related to Our Corporate Structure.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated statements of operations for the years ended December 31, 2022 and 2023, consolidated balance sheets data as of December 31, 2022 and 2023, and consolidated statements of cash flow data for the years ended December 31, 2022 and 2023 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following consolidated statements of operations for the nine months ended September 30, 2023 and 2024, consolidated balance sheet data as of September 30, 2024 and consolidated cash flow data for the nine months ended September 30, 2023 and 2024 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The audited consolidated financial statements as of and for the years ended December 31, 2022 and 2023, present the knowledge sharing and related business as discontinued operations. Since June 2023, the knowledge sharing and related business has no longer been part of our business. Therefore, the knowledge sharing and related business is presented as discontinued operations in the unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2023, but not in those as of and for the nine months ended September 30, 2024. For details related to the disposal of the knowledge sharing and related business, see “Corporate History and Structure.”

The following table sets forth our selected consolidated results of operations, both in absolute amounts and as a percentage of total revenues for the periods presented:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenue	850,250	100.0	2,045,152	291,432	100.0	1,501,087	100.0	2,395,768	341,394	100.0

Operating costs and expenses:
Operations and support	(62,878)	(7.4)	(137,962)	(19,659)	(6.7)	(98,545)	(6.6)	(123,754)	(17,635)	(5.2)
Selling and marketing expenses	(656,687)	(77.2)	(1,461,773)	(208,301)	(71.5)	(1,150,444)	(76.6)	(1,415,915)	(201,766)	(59.0)
General and administrative expenses	(68,416)	(8.1)	(141,531)	(20,168)	(6.9)	(84,677)	(5.6)	(135,980)	(19,377)	(5.7)
Research and development expenses	(78,434)	(9.2)	(128,528)	(18,315)	(6.3)	(74,143)	(4.9)	(150,721)	(21,478)	(6.3)

Total operating costs and expenses	(866,415)	(101.9)	(1,869,794)	(266,444)	(91.4)	(1,407,809)	(93.8)	(1,826,370)	(260,256)	(76.2)

Other income:
Interest income	6,618	0.8	19,697	2,807	1.0	14,144	0.9	18,431	2,626	0.8
Exchange gains	3,534	0.4	860	123	0.0	1,167	0.1	(2,087)	(297)	(0.1)
Investment income	900	0.1	628	89	0.0	501	0.0	2,561	365	0.1
Others, net	2,775	0.3	8,934	1,273	0.4	7,015	0.5	1,777	253	0.1

(Loss)/income before income taxes from continuing operations	(2,338)	(0.3)	205,477	29,280	10.0	116,105	7.7	590,080	84,086	24.6

Income tax expense	(12)	(0.0)	(291)	(41)	(0.0)	(139)	(0.0)	(16,533)	(2,356)	(0.7)
Net (loss)/income from continuing operations	(2,350)	(0.3)	205,186	29,239	10.0	115,966	7.7	573,547	81,730	23.9
Net income/(loss) from discontinued operations	21,102	2.5	(2,069)	(295)	(0.1)	26,352	1.8	—	—	—
Net income	18,752	2.2	203,117	28,944	9.9	142,318	9.5	573,547	81,730	23.9

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Accretion to preferred shares redemption value	(454,121)	(53.4)	(536,059)	(76,388)	(26.2)	(352,412)	(23.5)	(332,922)	(47,441)	(13.9)

Net (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders	(435,369)	(51.2)	(332,942)	(47,444)	(16.3)	(210,094)	(14.0)	240,625	34,289	10.0

Including:
Net (loss)/income from continuing operations attributable to Yuanbao Inc.’s ordinary shareholders	(456,471)	(53.7)	(330,873)	(47,149)	(16.2)	(236,446)	(15.8)	240,625	34,289	10.0
Net income/(loss) from discontinued operations attributable to Yuanbao Inc.’s ordinary shareholders	21,102	2.5	(2,069)	(295)	(0.1)	26,352	1.8	—	—	—

The following table sets forth our selected consolidated balance sheets data as of the dates presented:

	As of December 31,			As of September 30,
	2022	2023		2024
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data
Total current assets	990,575	1,410,229	200,956	2,318,442	330,375
Total non-current assets	86,438	110,416	15,734	107,382	15,302
Total assets	1,077,013	1,520,645	216,690	2,425,824	345,677
Total current liabilities	472,480	634,151	90,366	914,405	130,302
Total non-current liabilities	29,988	32,928	4,692	43,032	6,132
Total liabilities	502,468	667,079	95,058	957,437	136,434
Total mezzanine equity:	2,454,892	2,990,951	426,207	3,323,873	473,648
Total shareholders’ deficit:	(1,880,347)	(2,137,385)	(304,575)	(1,855,486)	(264,405)
Total liabilities, mezzanine equity and shareholders’ deficit	1,077,013	1,520,645	216,690	2,425,824	345,677

The following table sets forth our selected consolidated cash flow data for the periods presented:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data
Net cash provided by operating activities	87,719	441,972	62,981	280,442	930,414	132,583
Net cash used in investing activities	(218,932)	(45,255)	(6,449)	(33,927)	(4,134)	(589)
Net cash provided by/ (used in) financing activities	—	18,046	2,572	—	(2,800)	399
Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	24,840	6,588	939	6,540	(2,812)	(357)
Net (decrease)/increase in cash and cash equivalents and restricted cash	(106,373)	421,351	60,042	253,055	920,668	131,194
Cash and cash equivalents and restricted cash at beginning of the period	558,932	452,559	64,489	452,559	873,910	124,531
Cash and cash equivalents and restricted cash at end of the period	452,559	873,910	124,531	705,614	1,794,578	255,725

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about the PRC Operating Entities’ business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a leading technology-driven online insurance distributor in China. We take pride in pioneering the seamless integration of insurance with cutting-edge technologies, and have constructed a highly efficient full consumer service cycle engine. Through this engine, the Affiliated Entities successfully distribute suitable and high-quality insurance products to millions of insurance consumers. According to Frost & Sullivan, we were the largest independent insurance distributor in China’s personal life and A&H insurance market in terms of first year premiums in 2023.

The PRC Operating Entities’ engine enables the Affiliated Entities to provide customized services for each insurance consumer across personalized recommendation, purchasing, policy management, claim settlements and post-sales services. Built upon a scalable architecture, the PRC Operating Entities’ engine is equipped with effective predictive capabilities generated from interconnected networks of models. This allows the PRC Operating Entities to continually optimize model outcomes across different media channels, diverse consumer preferences and product depth and breadth. As of September 30, 2024, the PRC Operating Entities had over 4,500 models supporting their operations.

The PRC Operating Entities’ engine offers significant value propositions for insurance consumers and insurance carriers. The Affiliated Entities act as a unique and efficient gateway to distribute customized insurance products underwritten by partnered insurance carriers. The PRC Operating Entities have robust collaboration with insurance carriers by empowering them to tailor a variety of flagship insurance products, which in turn enables the Affiliated Entities to attract and retain a vast consumer base and stimulate their demand for insurance products. By accumulating and analyzing more big data, the PRC Operating Entities gain deeper and wider understanding of consumer demands and behavior. Through all this, the Affiliated Entities are able to fulfill consumers’ evolving needs and enhance insurance carriers’ sales at the same time.

Our revenue is primarily generated by the PRC Operating Entities utilizing the full consumer service cycle engine to provide insurance distribution services and system services to partnered insurance carriers. We currently do not generate revenue directly from insurance consumers and consider partnered insurance carriers as the PRC Operating Entities’ customers. The partnered insurance carriers issue insurance policies to individual insurance consumers and pay commissions based on a percentage of the premiums that they collect through policies facilitated by the PRC Operating Entities. In 2022 and 2023, for short-term insurance products, the range of applicable commission fee percentage was (i) 12%-35% and 12%-35% for medical insurance, respectively; (ii) 10%-35% and 30%-35% for critical illness insurance, respectively; and (iii) 27%-30% and 27%-34% for others, respectively. Moreover, since the PRC Operating Entities are not the issuer of the insurance policies entered into by insurance consumers, the PRC Operating Entities bear no underwriting risks. Revenue for the insurance distribution services is recognized when a signed insurance policy is in place and the premium is collected from the insurance policyholders. Insurance policyholders generally pay premiums monthly during the policy term and insurance distribution service fees are generally billed to insurance carriers monthly. The payment term is generally 30 days. In addition, we also generate revenue by providing insurance carriers with system services to optimize efficiency of insurance products distribution. Revenue for system services is recognized when the performance obligation to provide those services is satisfied (such as when effective clicks of insurance product display or effective responses to insurance carriers’ requests of consumer behavior insights occur). System service fees are generally billed to insurance carriers monthly. The payment term is generally 30 days.

Insurance distribution services and system services provided by the PRC Operating Entities are interconnected through the use of technology. Unlike the operating model of traditional insurance distributors, which requires significant offline human interactions, the PRC Operating Entities move the entire workflow online and rely on technology not only for insurance product distribution activities, but also to develop and improve their models to provide insurance carriers with consumer insights to optimize the efficiency of insurance distribution. For example, through services related to system integration and model application, they assist partnered insurance carriers in, among others, targeting and reaching target consumers and analyzing such consumers’ behavioral data and insurance needs. Through insurance distribution services related to data flow between our platform and that of partnered insurance carriers, they facilitate the necessary information sharing and data processing for the transactions of insurance policy distribution to be completed. By accumulating and analyzing more data from a vast consumer base, the PRC Operating Entities gain deeper and wider understanding of consumer demands and behavior which enables them to optimize efficiency of insurance products distribution. These technologies are prerequisite and constitute a foundation for them to distribute insurance products underwritten by partnered insurance carriers and provide a highly efficient gateway for the digitized insurance transaction process. The PRC Operating Entities offer both insurance distribution services and system services to partnered insurance carriers who in general enter into both distribution service contracts and system service contracts with them. In 2022 and 2023, among the insurance carriers that partnered with the PRC Operating Entities, 91.7% and 100% of them entered into both insurance distribution service contracts and system service contracts with the PRC Operating Entities, respectively.

We have achieved both growth and profitability. Our revenue increased by 140.5% from RMB850.3 million in 2022 to RMB2,045.2 million (US$291.4 million) in 2023. Compared to the revenue of RMB1,501.1 million in the nine months ended September 30, 2023, our revenue increased by 59.6% to RMB2,395.8 million (US$341.4 million) in the nine months ended September 30, 2024. We achieved profitability within three years. We recorded a net loss from continuing operations of RMB2.4 million in 2022, and recorded a net income from continuing operations of RMB205.2 million (US$29.2 million) in 2023. We also recorded net income from continuing operations of RMB116.0 million and RMB573.5 million (US$81.7 million) in the nine months ended September 30, 2023 and 2024, respectively. In addition, we generated a net cash inflow by continuing operating activities of RMB55.1 million in 2022, RMB426.6 million (US$60.8 million) in 2023 and RMB930.4 million (US$132.6 million) in the nine months ended September 30, 2024.

Key Operating Metrics

Since the commencement of the PRC Operating Entities’ business, we have achieved rapid growth in operating performance. We utilize a set of key operating metrics that our senior management reviews frequently to evaluate the PRC Operating Entities’ business performance, formulate financial projections as well as make strategic decisions. The following table sets forth our key operating metrics for the years indicated:

	For the Year Ended December 31,
	2022	2023
Key Operating Metrics
Number of insurance consumers (in thousands)	4,603.1	8,103.1
Number of new policies (in thousands)	6,467.6	12,486.2
First year premiums (RMB in millions)	8,549.7	17,587.4

The number of insurance consumers in a given year refers to the number of policyholders corresponding to all valid policies during such year. Policyholders who purchased multiple new policies in a given year are only counted once. The number of insurance consumers, as a key operating metric, is indicative of the scale of consumer base and the size of the PRC Operating Entities’ business operations, which reflect our long-term capabilities to effectively compete with other players in China’s online insurance distribution industry. Meanwhile, our management closely monitors any changes in the number of insurance consumers in day-to-day operations to evaluate the effectiveness of the PRC Operating Entities’ sales and marketing efforts, which then allows us to adjust or upgrade the PRC Operating Entities’ business strategies to reach more potential consumers and enhance the competitiveness of insurance products the Affiliated Entities offer. In 2022 and 2023, the number of the PRC Operating Entities’ insurance consumers reached 4.6 million and 8.1 million, respectively.

The number of new policies in a given year represents the total number of new policies of both short-term insurance and long-term insurance purchased by the PRC Operating Entities’ insurance consumers in such year. The number of new policies is a key indicator of the frequency of policy sales and the level of consumer engagement, which can reveal the overall effectiveness of the PRC Operating Entities’ engine in offering competitive insurance products and their ability to match consumers with customized products. By tracking and analyzing the number of new policies facilitated by us, our management can comprehensively evaluate various aspects of the PRC Operating Entities’ business operations, enabling the PRC Operating Entities’ to better carry out targeted marketing activities and assist insurance carriers in customizing more competitive insurance products. In 2022, 2023 and the nine months ended September 30, 2024, the number of new policies facilitated on our platform reached 6.5 million, 12.5 million and 16.6 million, respectively.

First year premiums achieved on our platform in a given year are the premiums that policyholders are required to pay for new policies of both short-term insurance and long-term insurance purchased in such year. We derive a majority of our revenue from the insurance distribution and services provided to partnered insurance carriers, and first year premiums collected by insurance carriers to a certain extent reflect how well their insurance products on our platform are received by insurance consumers. Therefore, first year premiums in a given year reflect our competitiveness as an online insurance distributor and our ability to market insurance products to end consumers. By paying close attention to first year premiums, our management correspondingly maintains or refines the PRC Operating Entities’ business strategies in sales and marketing. First year premiums achieved on our platform increased by 105.7% from RMB8.5 billion in 2022 to RMB17.6 billion in 2023. In addition, first year premiums of policies achieved on our platform in the nine months ended September 30, 2024 amounted to RMB21.3 billion.

Key Factors Affecting Our Results of Operations

General Factors Affecting Our Results of Operations

The PRC Operating Entities’ business, results of operations and financial condition are affected by general factors driving China’s national economy, the insurance industry and the online insurance industry. These factors include, among others, (i) the macroeconomic environment, (ii) demographic patterns, (iii) level of disposable income per capita, (iv) level of consumer spending, (v) consumption habits and preferences of consumers, (vi) awareness of common risks and hazards, (vii) knowledge of the protections provided by insurance, (viii) attitude among the public towards life and A&H insurance, (ix) prevailing commission rates applicable to insurance distribution services, (x) service fees charged to insurance carriers, (xi) the regulatory environment, and (xii) overall competitive landscape. As a result, unfavorable changes in any of these general factors could materially and adversely affect the PRC Operating Entities’ results of operations.

Specific Factors Affecting Our Results of Operations

While the PRC Operating Entities’ business is influenced by the general factors set forth above, the PRC Operating Entities’ results of operations are also more directly affected by specific factors relating to the PRC Operating Entities’ business, including:

Our ability to reach internet users and expand the PRC Operating Entities’ insurance consumer base

While we derive revenue primarily from providing insurance distribution services and system services for insurance carriers, insurance consumers are the ultimate purchasers of insurance products. The sales volume of insurance products, in turn, significantly impacts the commissions that the PRC Operating Entities may receive from insurance carriers. Therefore, the PRC Operating Entities’ insurance consumers are crucial for their sustainable and profitable business operations in China. As we compete in China’s online insurance distribution industry, we need to have access to Chinese internet users. To this end, the PRC Operating Entities rely on precision online marketing to reach the massive and growing user base of online platforms and convert them into the PRC Operating Entities’ insurance consumers.

In 2022 and 2023, the number of the PRC Operating Entities’ insurance consumers reached 4.6 million and 8.1 million, respectively. By introducing competitive insurance products to those less exposed to insurance coverage through the internet, we have become a leading technology-driven online insurance distributor in China. Since we have highly targeted strategies for each primary type of insurance products’ consumers, we are able to increase sales as the PRC Operating Entities grow and gain more insight into their insurance needs. In 2022 and 2023, the PRC Operating Entities’ insurance consumers aged between 30 and 60 accounted for 81.2% and 78.2% of their total insurance consumers, respectively.

To increase our brand awareness and sales volume, the PRC Operating Entities engage with online platforms in China to reach a massive base of internet users and attract them to visit our website, WeChat official account and WeChat mini-program. Using the full consumer service cycle engine, the PRC Operating Entities implement targeted advertising that optimizes efficiency of acquiring insurance consumer, thereby growing both their consumer base and sales. In particular, they have developed an Intelligent Marketing System that can accurately identify prospective consumers and automatically match them with customized insurance products.

The PRC Operating Entities have established a model architecture that supports and connects their media model network, user model network and product model network to achieve accurate, efficient and automated advertising that optimizes their consumer acquisition unit economics. Furthermore, through commercial application of technologies throughout the insurance service cycles, such as intelligent marketing and intelligent consumer service, they have significantly boosted operational efficiency and reduced personnel and operational costs.

Our ability to cross-sell and expand product offering

Through partnerships with insurance carriers, the PRC Operating Entities can provide insurance consumers with attractive and competitive insurance products on our platform, which has been a central pillar of our success since our inception. Starting with health insurance products, the PRC Operating Entities have expanded the offerings to a broad spectrum of insurance solutions, with a particular focus on medical, critical illness and life insurance products. While the PRC Operating Entities intend to maintain their strength in distributing health insurance products, they will continue to meet the evolving needs of insurance consumers by cross-selling other insurance products and expanding the offering of competitive insurance products, such as other life insurance products.

In 2022 and 2023, the average number of new policies per insurance consumer purchased reached 1.41 and 1.54, respectively. In 2022, 2023 and the nine months ended September 30, 2024, medical insurance accounts for 71.5%, 64.5% and 61.6% of the number of new policies, respectively; critical illness accounts for 21.9%, 28.1% and 30.2% of the number of new policies, respectively; and life insurance and other accounts for 6.6%, 7.4% and 8.2% of the number of new policies, respectively.

Through the full consumer service cycle engine, the PRC Operating Entities continuously analyze consumers’ various insurance needs and cross-sell customized products and maximize their lifetime value. Through the cross-selling and expanded insurance product offering, they also deepen their relationship with insurance consumers.

Our ability to maintain and expand cooperation with insurance carriers

Maintaining and deepening the PRC Operating Entities’ cooperation with insurance carriers is crucial for our success as an online insurance distributor in China. In 2022 and 2023, the insurance products available on our platform were sourced from 56 and 69 trustworthy and reputable insurance carriers in China, respectively. The PRC Operating Entities’ relationships with these insurance carriers were rapidly built since their inception. They have access to a vast array of insurance products underwritten by partnered insurance carriers, which they can then introduce to their insurance consumers. By offering a wide range of insurance products, the PRC Operating Entities are better able to meet the diverse needs of their consumers, which in turn leads to increased policy sales on our platform and enhanced consumer satisfaction and loyalty.

Our revenue stream is dependent on the PRC Operating Entities’ cooperation with insurance carriers. We generate a majority of our revenue through the PRC Operating Entities providing insurance distribution services and system services to partnered insurance carriers. The Affiliated Entities distribute insurance products underwritten by insurance carriers, and primarily receive commission fees from insurance carriers as a percentage of the premiums. Underpinned by industry-leading capabilities in data analytics and networks of interconnected models, the PRC Operating Entities also provide system services for insurance carriers, such as technical advisory services, full consumer service cycle engine application, and capacity building for intelligent insurance. These services help insurance carriers reduce costs and improve operational efficiency. In 2022, 2023 and the nine months ended September 30, 2023 and 2024, our revenue generated by insurance distribution services amounted to RMB334.3 million, RMB711.8 million (US$101.4 million), RMB544.3 million and RMB784.3 million (US$111.8 million), respectively; and our revenue generated by system services amounted to RMB515.6 million and RMB1,320.8 million (US$188.2 million), RMB945.0 million and RMB1,603.8 million (US$228.5 million), respectively.

The PRC Operating Entities’ collaboration with insurance carriers has been extensive and strategic. Enabled by their deep knowledge of the online insurance and insurance distribution industries and deep insights into consumer preferences, they assist partnered insurance carriers in the customization of insurance products that address the evolving demand and preferences of insurance consumers. Functioning as an online insurance distributor, they also facilitate premium collection and provide other types of support for the benefit of insurance carriers. Going forward, they plan to maintain and deepen their collaboration with selected insurance carriers, introducing more competitive and customized insurance products to their consumers and facilitating the business growth of insurance carriers.

Our ability to enhance operating efficiency of the PRC Operating Entities’ business

The operational efficiency of the PRC Operating Entities’ comprehensive consumer service cycle engine plays a pivotal role in determining our overall performance and financial results. Our operating costs and expenses primarily consist of operations and support expenses, selling and marketing expenses, research and development expenses, and general and administrative expenses. By diligently managing these costs and expenses, we can significantly bolster the PRC Operating Entities’ operational efficiency and drive improvements in their financial performance. Notably, the PRC Operating Entities’ high operating leverage allows us to achieve profitability while concurrently maintaining a robust liquidity position. This remarkable achievement is primarily attributable to our unwavering commitment to optimizing operational processes and maximizing efficiency throughout our organization.

The PRC Operating Entities invest significantly in selling and marketing efforts to reach potential insurance consumers. In addition, the PRC Operating Entities analyze data and make data-driven decisions to allocate their marketing resources more efficiently and improve the effectiveness of their business strategies. The PRC Operating Entities’ Intelligent Marketing System enables them to adopt a precision marketing approach, leveraging model networks to strategically place advertisements across different online platforms in China. This helps them acquire new consumers and retain existing consumers at optimal cost levels. We also closely monitor the return on investment of the PRC Operating Entities’ marketing efforts. The proportion of our selling and marketing expenses to our total revenue decreased from 77.2% in 2022 to 71.5% in 2023, and decreased from 76.6% in the nine months ended September 30, 2023 to 59.1% in the nine months ended September 30, 2024, demonstrating the PRC Operating Entities’ enhanced capabilities to leverage effective marketing strategies to improve their consumer acquisition efficiency and overall profitability.

In addition to selling and marketing expenses, we have also been able to reduce both operations and support expenses and general and administrative expenses as a percentage of our revenue. Through continuous optimization of our operations and cost control measures, our operations and support expenses as a percentage of our revenue decreased from 7.4% in 2022 to 6.7% in 2023, and decreased from 6.6% in the nine months ended September 30, 2023 to 5.2% in the nine months ended September 30, 2024. These decreases improve our profitability, which ultimately contributes to our financial performance.

Impact of Global Infectious Diseases on Our Operations

In recent years, multiple rounds of infectious diseases broke out around the globe. Beginning in 2020, the outbreak of COVID-19 spread across the globe, which resulted in the temporary closure of many corporate offices and facilities all over the world. However, the PRC Operating Entities’ business and results of operations in 2022 and 2023 were not materially affected by the COVID-19 pandemic. The PRC Operating Entities and their business partners have not experienced significant business disruptions and suspension of operations due to quarantine measures to contain the spread of the pandemic. However, the extent to which infectious diseases impact the PRC Operating Entities’ results of operations will depend on the future occurrence and developments of such diseases, which are highly uncertain and unpredictable. See “Risk Factors—Risks Related to the PRC Operating Entities’ Business and Industry.” We may be exposed to risks that could significantly disrupt the PRC Operating Entities’ operations, such as those associated with natural disasters, health epidemics and other outbreaks.

Discontinued Operations

As described in “Note 3—Discontinued Operations” to our consolidated financial statements, in order to focus on the principal business of insurance distribution, the shareholders of our company entered into Shareholders Resolutions to undertake a spin-off as a distribution to all existing shareholders on a pro rata basis to separate non-core business which is primarily the knowledge sharing and related business (the “Target Business”), including separating the operation entities of the Target Business (the “Disposed Entities”) on June 5, 2023. As a result, our group only focuses on the principal business of insurance distribution.

As the divestiture of the Target Business by our group represents a strategic shift that has (or will have) a major effect on our operations and financial results, it qualifies as a discontinued operation. Accordingly, the Target Business’ financial results for the year ended December 31, 2022 and 2023 as well as the nine months ended September 30, 2023 have been reflected in the consolidated statements of operations and comprehensive income as discontinued operations. Also, the related assets and liabilities associated with the discontinued operation in the consolidated balance sheets as of December 31, 2022 and 2023 are classified as discontinued operations.

Key Components of Results of Operations

In our discussions below on the key components of results of operations, we focus exclusively on the historical results of continuing operations, as all results of operations associated with the knowledge sharing and related business are presented as discontinued operations in the audited consolidated financial statements as of and for the years ended December 31, 2022 and 2023 as well as in the unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2023, unless otherwise noted.

Revenue

We generate revenue from (i) insurance distribution services, (ii) system services, and (iii) other sources. The following table sets forth a breakdown of our total revenue by business segment, both in absolute amounts and as percentages of our total revenue, for the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenue:
Insurance distribution services	334,255	39.3	711,849	101,438	34.9	544,316	36.3	784,337	111,767	32.7
Short-term insurance	292,633	34.4	681,972	97,180	33.4	520,156	34.7	769,163	109,605	32.1
— Medical insurance	248,337	29.2	504,178	71,845	24.7	384,962	25.6	557,955	79,508	23.3
— Critical illness insurance	39,149	4.6	164,274	23,409	8.0	125,694	8.4	186,540	26,582	7.8
— Others	5,147	0.6	13,520	1,927	0.7	9,500	0.6	24,668	3,515	1.0
Long-term insurance	41,622	4.9	29,877	4,257	1.5	24,160	1.6	15,174	2,162	0.6
— Life insurance and others	41,622	4.9	29,877	4,257	1.5	24,160	1.6	15,174	2,162	0.6
System services	515,560	60.6	1,320,816	188,215	64.5	945,038	63.0	1,603,758	228,534	66.9
— Precise marketing service	296,134	34.8	908,549	129,467	44.4	725,072	48.3	1,121,944	159,876	46.8
— Analytics service	215,671	25.4	348,027	49,593	17.0	165,216	11.0	443,799	63,241	18.5
— Other system service	3,755	0.4	64,240	9,154	3.1	54,750	3.6	38,015	5,417	1.6
Others	435	0.1	12,487	1,779	0.6	11,733	0.8	7,673	1,093	0.3

Total	850,250	100.0	2,045,152	291,432	100.0	1,501,087	100.0	2,395,768	341,394	100.0

Insurance distribution services

The Affiliated Entities provide insurance distribution services through our platform to facilitate insurance carriers’ sales of both short-term and long-term insurance products. The Affiliated Entities distribute insurance policies underwritten by insurance carriers on our insurance distribution platform and generate revenue from insurance distribution. The Affiliated Entities distribute policies related to products of medical insurance, critical illness insurance, and life insurance and others sourced from selected and reputable insurance carriers in China. In 2022, 2023 and the nine months ended September 30, 2024, the first year premiums of insurance policies we facilitated were (i) RMB5,936.0 million, RMB11,511.6 million and RMB13,994.6 million, respectively, for medical insurance products; (ii) RMB1,825.2 million, RMB4,889.5 million and RMB6,354.5 million, respectively, for critical illness insurance products; and (iii) RMB788.5 million, RMB1,186.3 million and RMB990.7 million, respectively, for life insurance and others products.

Our revenue generated from insurance distribution services are primarily contributed by the VIE’s subsidiaries. Our revenue derived from the provision of insurance distribution services primarily consists of commissions received from partnered insurance carriers, which are determined based on a percentage of premiums paid by the policyholders. In 2022 and 2023, our revenue generated from insurance distribution services amounted to RMB334.3 million and RMB711.8 million (US$101.4 million), accounting for 39.3% and 34.9% of our total revenue, respectively. In the nine months ended September 30, 2023 and 2024, our revenue generated from insurance distribution services amounted to RMB544.3 million and RMB784.3 million (US$111.8 million) respectively, accounting for 36.3% and 32.7% of our total revenue for the respective period.

System services

We generate revenue from the PRC Operating Entities’ provision of system services to partnered insurance carriers, which primarily consist of precision marketing services, analytics services, and other system services. These services are designed to optimize the efficiency of insurance distribution utilizing our full consumer service cycle engine. The PRC Operating Entities provide system services to insurance carriers by leveraging multi-dimensional consumer behavior analysis and insights derived from aggregated data. Through precision marketing services, the PRC Operating Entities assist partnered insurance carriers in matching insurance consumers with the products that best suit their respective demands. Through analytics services, the PRC Operating Entities provide insurance carriers with insights into consumer behavior and preferences, with which these insurance carriers can more efficiently and effectively run their business, such as optimizing their insurance products.

Our revenue generated from system services are primarily contributed by the WFOE and its subsidiary and the VIE. In 2022 and 2023, our revenue generated from the provision of system services amounted to RMB515.6 million and RMB1,320.8 million (US$188.2 million), accounting for 60.6% and 64.5% of our total revenue, respectively. In the nine months ended September 30, 2023 and 2024, our revenue generated from the provision of system services amounted to RMB945.0 million and RMB1,603.8 million (US$228.5 million), respectively, accounting for 63.0% and 66.9% of our total revenue for the respective period.

Others

We also generate revenue from other sources, such as assisting insurance carriers in making insurance product promotion videos, which only accounted for a small part of our total revenue. In 2022 and 2023, our revenue generated from other sources amounted to RMB0.4 million and RMB12.5 million (US$1.8 million), respectively. In the nine months ended September 30, 2023 and 2024, our revenue generated from other sources amounted to RMB11.7 million and RMB7.7 million (US$1.1 million), respectively, accounting for 0.8% and 0.3% of our total revenue for the respective period.

Operating Costs and Expenses

Our operating costs and expenses consist of: (i) selling and marketing expenses, (ii) operations and support expenses, (iii) research and development expenses, and (iv) general and administrative expenses. The following table sets forth the components of our total operating costs and expenses, both in absolute amounts and as percentages of the total expenses, for the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Operating costs and expenses:
Selling and marketing expenses	656,687	75.8	1,461,773	208,302	78.2	1,150,444	81.7	1,415,915	201,766	77.5
Operations and support	62,878	7.3	137,962	19,659	7.4	98,545	7.0	123,754	17,635	6.8
Research and development expenses	78,434	9.0	128,528	18,315	6.9	74,143	5.3	150,721	21,478	8.3
General and administrative expenses	68,416	7.9	141,531	20,168	7.5	84,677	6.0	135,980	19,377	7.4

Total	866,415	100.0	1,869,794	266,444	100.0	1,407,809	100.0	1,826,370	260,256	100.0

Selling and marketing expenses

Selling and marketing expenses mainly consist of marketing and promotional expenses incurred to continually enhance the PRC Operating Entities’ brand and reputation, and salaries, benefits, and incentives provided to sales staff. To broaden their reach to more internet users, the PRC Operating Entities enter into online promotion cooperation agreements with third-party user traffic channels to access potential insurance consumers and achieve precise advertisement delivery. Under such agreements, the PRC Operating Entities typically prepare and provide advertising materials to be used for online promotion or delegate the third-party user traffic channels to create the information content for advertising materials under their guidance. The third-party user traffic channels, as entrusted by the PRC Operating Entities, subsequently place such advertising materials on designated online platforms they own or for which they act as agents. As a consideration for the services provided by the third-party user traffic channels, the PRC Operation Entities pay them information service fees which are recorded as part of selling and marketing expenses.

While the concrete terms of each contract may vary depending on the dynamics of commercial negotiations, below are the key terms of the online promotion cooperation agreements typically entered into by the PRC Operating Entities and third-party user traffic channels:

•

The obligation of third-party traffic channels. The third-party user traffic channels create the informational content for advertising materials under the guidance of the PRC Operating Entities or receive the advertising materials from the PRC Operating entities, establish stable links on the online platforms they own or for which they act as agents and promote the brand and reputation of the PRC Operating Entities, directing users of such online platforms to the PRC Operating Entities’ user interface.

•

Consideration and settlement. In return for the services provided by third-party user traffic channels, the PRC Operating Entities pay them information service fees. The information services fees typically consist of promotion costs and commissions based on a certain percentage of such promotion costs. The promotion costs are subject to the pricing policies established by online platforms which the third-party user traffic channels own or for which they act as agents. The third-party user traffic channels typically issue a settlement statement to the PRC Operating Entities on a monthly basis, which serves as a basis for both parties to reconcile and settle the fees incurred during the period. The PRC Operating Entities monthly settle information service fees to third-party user traffic channels and make payment in the agreed payment term (i.e. 15 days) after receiving invoice from third-party user traffic channels.

The following table sets forth the components of our selling and marketing expenses, both in absolute amounts and as percentages of the total selling and marketing expenses, for the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Selling and marketing expenses:
Marketing and promotional expenses	625,929	95.3	1,424,629	203,008	97.5	1,124,001	97.7	1,373,112	195,667	97.0
Labor costs	30,758	4.7	37,144	5,293	2.5	26,443	2.3	42,803	6,099	3.0

Total	656,687	100.0	1,461,773	208,301	100.0	1,150,444	100.0	1,415,915	201,766	100.0

Operations and support expenses

Operations and support expenses mainly consist of labor costs related to consumer service staff and rewards for successful sales, channel fees, cloud service and bandwidth costs, transaction fees charged by third-party payment companies related to insurance distribution and services, and other direct costs related to our business operations. The following table sets forth the components of our operations and support expenses, both in absolute amounts and as percentages of the total operations and support expenses, for the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentage)
Operations and support expenses:
Labor costs	15,621	24.8	77,887	11,098	56.5	55,035	55.8	70,480	10,043	57.0
Others	47,257	75.2	60,075	8,561	43.5	43,510	44.2	53,275	7,592	43.0

Total	62,878	100.0	137,962	19,659	100.0	98,545	100.0	123,754	17,635	100.0

Research and development expenses

Research and development expenses mainly consist of labor costs in the forms of salary and welfare benefits incurred for the development and enhancement of our websites and platform of applications. The following table sets forth the components of our research and development expenses, both in absolute amounts and as percentages of the total research and development expenses, for the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentage)
Research and development expenses:
Labor costs	73,640	93.9	121,868	17,366	94.8	69,082	93.2	143,214	20,408	95.0
Others	4,794	6.1	6,660	949	5.2	5,061	6.8	7,507	1,070	5.0

Total	78,434	100.0	128,528	18,315	100.0	74,143	100.0	150,721	21,478	100.0

General and administrative expenses

General and administrative expenses consist primarily of labor costs in the form of salaries, bonuses and benefits for employees involved in general corporate functions, depreciation and amortization of fixed assets, legal and other professional services fees, rental, and other general corporate related expenses. The following table sets forth the components of our general and administrative expenses, both in absolute amounts and as percentages of the total general and administrative expenses, for the periods indicated:

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentage)
General and administrative expenses:
Labor costs	55,133	80.6	98,122	13,982	69.3	64,739	76.5	93,519	13,326	68.8
Others	13,283	19.4	43,409	6,186	30.7	19,938	23.5	42,461	6,051	31.2

Total	68,416	100.0	141,531	20,168	100.0	84,677	100.0	135,980	19,377	100.0

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands.

Payments of dividends and capital in respect of the shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the shares, nor will gains derived from the disposal of the shares be subject to Cayman Islands income or corporation tax.

Hong Kong

Our subsidiary in Hong Kong is subject to an income tax rate of 16.5% on any part of assessable profits over HKD2,000,000 and 8.25% for assessable profits below HKD2,000,000. Additionally, payments of dividends by our subsidiary in Hong Kong to our company are not subject to any Hong Kong withholding tax.

Mainland China

Generally, our subsidiary incorporated in mainland China is subject to enterprise income tax on their worldwide taxable income as determined under PRC tax laws and accounting standards at a rate of 25%. Yuanbao Kechuang (Beijing) Technology Co., Ltd. and Yuanbao Shuke (Beijing) Technology Co., Ltd. are entitled to the favorable statutory tax rate of 15% starting from 2022 because of their qualification as a “High and New Technology Enterprise (HNTE).” Such status is subject to annual evaluation and a requirement that they reapply for HNTE status every three years.

The PRC Enterprise Income Tax Law and regulations provide that entities recognized as Software Enterprises are able to enjoy a tax exemption for two years commencing from their first profitable calendar year and a 50% reduction in ordinary tax rate for the following three calendar years.

Enterprises engaged in research and development activities are entitled to claim an additional tax deduction amounting to 100% of the qualified research and development expenses incurred in determining its tax assessable profits for that year.

Dividends paid by our wholly foreign-owned subsidiary in mainland China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%.

If our holding company in the Cayman Islands or any our subsidiary outside of mainland China was deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in Mainland China—Our income and the dividends that we may receive from our mainland China subsidiary, dividends distributed to our non-mainland China shareholders, and gains recognized by such shareholders, may be subject to mainland China taxes under the Enterprise Income Tax Law, which would have a material adverse effect on the PRC Operating Entities’ results of operations.”

Results of Operations

In our discussions below on the results of operations, we focus exclusively on the historical results of continuing operations, as all results of operations associated with the knowledge sharing and related business have been presented as discontinued operations, unless otherwise noted.

Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of our total revenue, for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Nine Months Ended September 30,
	2023		2024
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenue	1,501,087	100.0	2,395,768	341,394	100.0

Operating costs and expenses:
Operations and support	(98,545)	(6.6)	(123,754)	(17,635)	(5.2)
Selling and marketing expenses	(1,150,444)	(76.6)	(1,415,915)	(201,766)	(59.0)
General and administrative expenses	(84,677)	(5.6)	(135,980)	(19,377)	(5.7)
Research and development expenses	(74,143)	(4.9)	(150,721)	(21,478)	(6.3)

Total operating costs and expenses	(1,407,809)	(93.8)	(1,826,370)	(260,256)	(76.2)

Other income:
Interest income	14,144	0.9	18,431	2,626	0.8
Exchange (loss)/gains	1,167	0.1	(2,087)	(297)	(0.1)
Investment income	501	0.0	2,561	365	0.1
Others, net	7,015	0.5	1,777	253	0.1

Income before income taxes from continuing operations	116,105	7.7	590,080	84,086	24.6
Income tax expense	(139)	(0.0)	(16,533)	(2,356)	(0.7)

Net income from continuing operations	115,966	7.7	573,547	81,730	23.9
Net income from discontinued operations	26,352	1.8	—	—	—

Net income	142,318	9.5	573,547	81,730	23.9
Accretion to preferred shares redemption value	(352,412)	(23.5)	(332,922)	(47,441)	(13.9)

Net (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders	(210,094)	(14.0)	240,625	34,289	10.0

Including:
Net (loss)/income from continuing operations attributable to Yuanbao Inc.’s ordinary shareholders	(236,446)	(15.8)	240,625	34,289	10.0
Net income from discontinued operations attributable to Yuanbao Inc.’s ordinary shareholders	26,352	1.8	—	—	—

Revenue

Our revenue increased by 59.6% from RMB1,501.1 million for the nine months ended September 30, 2023 to RMB2,395.8 million (US$341.4 million) for the nine months ended September 30, 2024. The increase was primarily driven by the significant increase in our revenue generated from both insurance distribution services and system services.

Insurance distribution services. Our revenue generated from insurance distribution services increased by 44.1% from RMB544.3 million for the nine months ended September 30, 2023 to RMB784.3 million (US$111.8 million) for the nine months ended September 30, 2024, primarily due to the increased number of policies purchased by insurance consumers on our platform, which in part resulted from the PRC Operating Entities’ enhanced targeted marketing efforts.

•

Distribution of short-term insurance. Our revenue generated by insurance distribution services regarding short-term insurance increased by 47.9% from RMB520.2 million for the nine months ended September 30, 2023 to RMB769.2 million (US$109.6 million) for the nine months ended September 30, 2024, primarily because of the increased number of policies in relation to short-term insurance products distributed via our platform, partly due to the PRC Operating Entities’ enhanced targeted marketing efforts.

•

Distribution of medical insurance products. Our revenue generated by insurance distribution services regarding medical insurance products increased by 44.9% from RMB385.0 million for the nine months ended September 30, 2023 to RMB558.0 million (US$79.5 million) for the nine months ended September 30, 2024, primarily driven by the larger number of policies distributed through our platform for medical insurance.

•

Distribution of critical illness products. Our revenue generated by insurance distribution services regarding critical illness insurance products increased by 48.4% from RMB125.7 million for the nine months ended September 30, 2023 to RMB186.5 million (US$26.6 million) for the nine months ended September 30, 2024, primarily driven by the PRC Operating Entities’ efforts to promote cross-selling of insurance products available on our platform, which effectively distributed more policies for critical illness insurance products to consumers to protect them with more comprehensive insurance protection.

•

Distribution of other short-term insurance products. Our revenue generated by insurance distribution services regarding other short-term insurance products increased by 159.7% from RMB9.5 million for the nine months ended September 30, 2023 to RMB24.7 million (US$3.5 million) for the nine months ended September 30, 2024, primarily driven by the increased number of policies distributed in relation to other short-term insurance products, such as cancer-themed insurance products, on our platform.

•

Distribution of long-term insurance. The PRC Operating Entities also distribute long-term insurance products, primarily including life insurance and others. Our revenue generated by insurance distribution services regarding long-term insurance decreased by 37.2% from RMB24.2 million for the nine months ended September 30, 2023 to RMB15.2 million (US$2.2 million) for the nine months ended September 30, 2024, primarily due to our tentative adjustment in business strategy for the distribution of long-term products based on the evolving market reality. Since the PRC Operating Entities regard long-term insurance products as an important supplement to short-term insurance products and will adjust the strategy regarding such products based on consumer demands and marketing efficiency, we believe the temporary decrease in the revenue generated by the distribution of long-term insurance products does not represent a continuous downward trend in the revenue generation of such products.

System services. Our revenue generated from system services increased by 69.7% from RMB945.0 million for the nine months ended September 30, 2023 to RMB1,603.8 million (US$228.5 million) for the nine months ended September 30, 2024, primarily due to (i) the PRC Operating Entities’ strengthened ability to provide partnered insurance carriers with more effective marketing services and accurate analytics services, which was enabled by the constantly improved full consumer service cycle engine, and (ii) our enhanced provision of system services to existing and new partnered insurance carriers.

•

Precise marketing services. Our revenue generated by the provision of precise marketing services increased by 54.7% from RMB725.1 million for the nine months ended September 30, 2023 to RMB1,121.9 million (US$159.9 million) for the nine months ended September 30, 2024, primarily because the constantly improved full consumer service cycle engine enabled the PRC Operating Entities to provide more targeted and effective marketing of insurance products underwritten by partnered insurance carriers.

•

Analytics services. Our revenue generated by the provision of analytics services increased by 168.6% from RMB165.2 million for the nine months ended September 30, 2023 to RMB443.8 million (US$63.2 million) for the nine months ended September 30, 2024, primarily because the PRC Operating Entities’ increasingly accumulated consumer behavior insights data enabled them to provide more accurate analytics services to partnered insurance carriers.

•

Other system services. Our revenue generated by the provision of other system services decreased by 30.6% from RMB54.8 million for the nine months ended September 30, 2023 to RMB38.0 million (US$5.4 million) for the nine months ended September 30, 2024, primarily because of the changes in the scope of our services provided to insurance carriers.

Others. Our revenue generated from other sources decreased by 34.6% from RMB11.7 million for the nine months ended September 30, 2023 to RMB7.7 million (US$1.1 million) for the nine months ended September 30, 2024, primarily because of the changes in the scope of our services provided to insurance carriers.

Operating Costs and Expenses

Our total operating costs and expenses increased by 29.7% from RMB1,407.8 million for the nine months ended September 30, 2023 to RMB1,826.4 million (US$260.3 million) for the nine months ended September 30, 2024, primarily attributable to enlarged business scale. However, our operating costs and expenses as a percentage of our total revenue decreased from 93.8% for the nine months ended September 30, 2023 to 76.2% for the nine months ended September 30, 2024 as we are able to continuously improve our operating efficiency, particularly the enhanced marketing effectiveness.

Selling and marketing expenses. Our selling and marketing expenses increased by 23.1% from RMB1,150.4 million for the nine months ended September 30, 2023 to RMB1,415.9 million (US$201.8 million) for the nine months ended September 30, 2024, primarily due to our enhanced selling and marketing efforts to attract new consumers and retain existing consumers.

Operations and support. Our operations and support expenses increased by 25.6% from RMB98.5 million for the nine months ended September 30, 2023 to RMB123.8 million (US$17.6 million) for the nine months ended September 30, 2024, primarily due to the growth in our operating scale. However, leveraging our improved technology capabilities represented by the full consumer service cycle engine, we were able to decrease the proportion of operations and support expenses to our total revenue from 6.6% for the nine months ended September 30, 2023 to 5.2% for the nine months ended September 30, 2024.

General and administrative expenses. Our general and administrative expenses increased by 60.6% from RMB84.7 million for the nine months ended September 30, 2023 to RMB136.0 million (US$19.4 million) for the nine months ended September 30, 2024, primarily because we expanded our operations.

Research and development expenses. Our research and development expenses increased by 103.3% from RMB74.1 million for the nine months ended September 30, 2023 to RMB150.7 million (US$21.5 million) for the nine months ended September 30, 2024, primarily because we made greater efforts in research and development and hired more research and development talents to consolidate our leading position as a technology-driven online insurance distributor.

Other Income

Interest income. Our interest income increased by 30.3% from RMB14.1 million for the nine months ended September 30, 2023 to RMB18.4 million (US$2.6 million) for the nine months ended September 30, 2024, primarily due to our efforts to manage net cash flows provided by continuing operating activities through wealth management products.

Others. The other part of other income included exchange gains, investment income, and others (net). Among the other part of other income, we recorded exchange gains of RMB1.2 million for the nine months ended September 30, 2023, and recorded exchange losses of RMB2.1 million (US$0.3 million) for the nine months ended September 30, 2024, primarily due to the fluctuation in the exchange rate between Renminbi and US Dollar; and others (net) decreased by 74.7% from RMB7.0 million for the nine months ended September 30, 2023 to RMB1.8 million (US$0.3 million) for the nine months ended September 30, 2024, primary due to the accounting impact of lease termination and the expiry of the government policy for additional deduction in relation to input VAT at the end of 2023.

Net Income from Continuing Operations

As a result of the foregoing, our net income from continuing operations was RMB573.5 million (US$81.7 million) for the nine months ended September 30, 2024, compared to net income from continuing operations of RMB116.0 million for the nine months ended September 30, 2023.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table sets forth a summary of our consolidated results of operations for the years indicated, both in absolute amounts and as percentages of our total revenue, for the years presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Year Ended December 31,
	2022		2023
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Revenue	850,250	100.0	2,045,152	291,432	100.0

Operating costs and expenses:
Operations and support	(62,878)	(7.4)	(137,962)	(19,659)	(6.7)
Selling and marketing expenses	(656,687)	(77.2)	(1,461,773)	(208,301)	(71.5)
General and administrative expenses	(68,416)	(8.1)	(141,531)	(20,168)	(6.9)
Research and development expenses	(78,434)	(9.2)	(128,528)	(18,315)	(6.3)

Total operating costs and expenses	(866,415)	(101.9)	(1,869,794)	(266,444)	(91.4)

Other income:
Interest income	6,618	0.8	19,697	2,807	1.0
Exchange gains	3,534	0.4	860	123	0.0
Investment income	900	0.1	628	89	0.0
Others, net	2,775	0.3	8,934	1,273	0.4

(Loss)/income before income taxes from continuing operations	(2,338)	(0.3)	205,477	29,280	10.0
Income tax expense	(12)	(0.0)	(291)	(41)	(0.0)
Net (loss)/income from continuing operations	(2,350)	(0.3)	205,186	29,239	10.0
Net income/(loss) from discontinued operations	21,102	2.5	(2,069)	(295)	(0.1)

Net income	18,752	2.2	203,117	28,944	9.9
Accretions to preferred shares redemption value	(454,121)	(53.4)	(536,059)	(76,388)	(26.2)

Net loss attributable to the Yuanbao Inc.’s ordinary shareholders	(435,369)	(51.2)	(332,942)	(47,444)	(16.3)

Including:
Net loss from continuing operations attributable to Yuanbao Inc.’s shareholders	(456,471)	(53.7)	(330,873)	(47,149)	(16.2)
Net income/(loss) from discontinued operations attributable to Yuanbao Inc.’s shareholders	21,102	2.5	(2,069)	(295)	(0.1)

Revenue

Our revenue increased by 140.5% from RMB850.3 million in 2022 to RMB2,045.2 million (US$291.4 million) in 2023. The increase was primarily driven by the significant increase in our revenue generated from both insurance distribution services and system services.

Insurance distribution services. Our revenue generated from insurance distribution services increased by 113.0% from RMB334.3 million in 2022 to RMB711.8 million (US$101.4 million) in 2023, primarily due to (i) the increase in number of policies purchased by insurance consumers on our platform, which in part resulted from the PRC Operating Entities’ enhanced targeted marketing efforts, and (ii) the PRC Operating Entities’ offerings of more diversified insurance products and insurance coverage plans.

•

Distribution of short-term insurance. Our revenue generated by insurance distribution services regarding short-term insurance increased by 133.0% from RMB292.6 million in 2022 to RMB682.0 million (US$97.2 million) in 2023, primarily because (i) the increased number of policies in relation to short-term insurance products distributed through our platform, partly due to the PRC Operating Entities’ enhanced targeted marketing efforts, and (ii) more diversified short-term insurance products were provided on our platform. Since we intend to focus on the online distribution of short-term insurance products continuously and strategically, we anticipate our revenue generated by insurance distribution services regarding short-term insurance will continue to grow in the next few years.

•

Distribution of medical insurance products. Our revenue generated by insurance distribution services regarding medical insurance products increased by 103.0% from RMB248.3 million in 2022 to RMB504.2 million (US$71.8 million) in 2023, primarily driven by (i) the increased number of policies distributed on our platform for medical insurance products, and (ii) the PRC Operating Entities’ increased offering of medical insurance products. Considering that the PRC Operating Entities will continue to distribute medical insurance products as a core offering, we anticipate a further increase in the revenue generated by the distribution of medical insurance products in the next few years.

•

Distribution of critical illness products. Our revenue generated by insurance distribution services regarding critical illness insurance products increased by 319.6% from RMB39.1 million in 2022 to RMB164.3 million (US$23.4 million) in 2023, primarily driven by the PRC Operating Entities’ efforts to promote cross-selling of insurance products available on our platform, which effectively distributed more policies of critical illness insurance products to consumers to protect them with more comprehensive insurance protection. As the PRC Operating Entities plan to continue promote the distribution of critical illness products available on our platform, we anticipate the revenue contributed by the distribution of critical illness insurance products will also grow in the next few years.

•

Distribution of other short-term insurance products. Our revenue generated by insurance distribution services regarding other short-term insurance products increased by 162.7% from RMB5.1 million in 2022 to RMB13.5 million (US$1.9 million) in 2023, primarily driven by (i) the increased number of policies distributed for other short-term insurance products, such as cancer-themed insurance products, on our platform, and (ii) the PRC Operating Entities’ offering of more diversified short-term insurance products to provide consumers with all-around insurance protection. Since the PRC Operating Entities intend to increase the types of other short-term insurance products, we anticipate a growth in the revenue generated by the distribution of other short-term insurance products in the next few years.

•

Distribution of long-term insurance. The PRC Operating Entities also distribute long-term insurance products, primarily including life insurance and others. Our revenue generated by insurance distribution services regarding long-term insurance decreased by 28.2% from RMB41.6 million in 2022 to RMB29.9 million (US$4.3 million) in 2023, primarily because the PRC Operating Entities diminished the promotion of long-term insurance products as part of their efforts to upgrade the structure of distributed insurance products. Since the PRC Operating Entities regard long-term insurance products as an important supplement to short-term insurance products and will adjust the strategy regarding such products based on consumer demands and marketing efficiency, we believe the temporary decrease in the revenue generated by the distribution of long-term insurance products does not represent a continuous downward trend in the revenue generation of such products.

System services. Our revenue generated from system services increased by 156.2% from RMB515.6 million in 2022 to RMB1,320.8 million (US$188.2 million) in 2023, primarily due to (i) the PRC Operating Entities’ strengthened ability to provide partnered insurance carriers with more effective marketing services and accurate analytics services, which was enabled by the constantly improved full consumer service cycle engine, and (ii) our enhanced provision of system services to existing and new partnered insurance carriers. Given that the PRC Operating Entities plan to provide more types of system services for partnered insurance carriers as their technology prowess continues to build up, we anticipate our revenue generated by the provision of system services will continue to grow in the next few years.

•

Precise marketing services. Our revenue generated by the provision of precise marketing services increased by 206.8% from RMB296.1 million in 2022 to RMB908.5 million (US$129.5 million) in 2023, primarily because (i) the constantly improved full consumer service cycle engine enabled the PRC Operating Entities to provide more targeted and effective marketing of insurance products underwritten by partnered insurance carriers, and (ii) the PRC Operating Entities were able to provide precise marketing services for an increased number of insurance carriers.

•

Analytics services. Our revenue generated by the provision of analytics services increased by 61.4% from RMB215.7 million in 2022 to RMB348.0 million (US$49.6 million) in 2023, primarily because (i) the PRC Operating Entities’ increasingly accumulated consumer behavior insights data enabled them to provide more accurate analytics services for partnered insurance carriers, and (ii) the PRC Operating Entities were able to provide analytics services for an increased number of insurance carriers.

•

Other system services. Our revenue generated by the provision of other system services increased significantly from RMB3.8 million in 2022 to RMB64.2 million (US$9.1 million) in 2023, primarily because (i) the PRC Operating Entities’ enhanced capabilities to leverage the robotic automation process system to serve partnered insurance carriers by providing customer service support, and (ii) the PRC Operating Entities’ expanded services to partnered insurance carriers to help them deliver tailored messages to insurance consumers.

Others. Our revenue generated from other sources increased significantly from RMB0.4 million in 2022 to RMB12.5 million (US$1.8 million) in 2023, primarily driven by the PRC Operating Entities’ provision of services to insurance carriers by assisting them in making insurance product promotion videos in 2023.

Operating Costs and Expenses

Our total operating costs and expenses increased by 115.8% from RMB866.4 million in 2022 to RMB1,869.8 million (US$266.4 million) in 2023, primarily attributable to enlarged business scale. However, our operating costs and expenses as a percentage of our total revenue decreased from 101.9% in 2022 to 91.4% in 2023 as we are able to continuously improve our operating efficiency.

Selling and marketing expenses. Our selling and marketing expenses increased by 122.6% from RMB656.7 million in 2022 to RMB1,461.8 million (US$208.3 million) in 2023, primarily due to our enhanced selling and marketing efforts to attract new consumers and retain existing consumers.

Operations and support. Our operations and support expenses increased by 119.4% from RMB62.9 million in 2022 to RMB138.0 million (US$19.7 million) in 2023, primarily due to the growth in our operating scale.

However, leveraging our improved technology capabilities represented by the full consumer service cycle engine, we were able to decrease the proportion of operations and support expenses to our total revenue from 7.4% in 2022 to 6.7% in 2023.

General and administrative expenses. Our general and administrative expenses increased by 106.9% from RMB68.4 million in 2022 to RMB141.5 million (US$20.2 million) in 2023, primarily because we expanded our operations. However, leveraging our improved technology capabilities represented by the full consumer service cycle engine, we were able to decrease the proportion of general and administrative expenses to our total revenue from 8.1% in 2022 to 6.9% in 2023.

Research and development expenses. Our research and development expenses increased by 63.9% from RMB78.4 million in 2022 to RMB128.5 million (US$18.3 million) in 2023, primarily because we made greater efforts in research and development to consolidate our leading position as a technology-driven online insurance distributor.

Other Income

Interest income. Our interest income increased by 197.6% from RMB6.6 million in 2022 to RMB19.7 million (US$2.8 million) in 2023, primarily due to our efforts to manage net cash flows provided by continuing operating activities through wealth management products.

Others. The other part of other income included exchange gains, investment income, and others (net). Among the other part of other income, exchange gains decreased by 75.7% from RMB3.5 million in 2022 to RMB0.9 million (US$0.1 million) in 2023, primarily due to the fluctuation in the exchange rate between Renminbi and US Dollar; and others (net) increased significantly from RMB2.8 million in 2022 to RMB8.9 million (US$1.3 million) in 2023, primarily due to the gain from lease termination of RMB4.2 million.

Net (Loss)/Income from Continuing Operations

As a result of the foregoing, our net income from continuing operations was RMB205.2 million (US$29.2 million) in 2023, compared to net loss from continuing operations of RMB2.4 million in 2022.

Selected Quarterly Results of Operations

The following table sets forth our unaudited quarterly condensed consolidated results of operations for the periods indicated. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited quarterly condensed consolidated financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited quarterly condensed consolidated financial data include all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and results of operation for the quarters presented.

	For the Three Months Ended,
	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	(RMB, in thousands)
Continuing operations
Revenue	343,521	432,028	531,518	537,541	544,065	674,536	854,456	866,776
Operating costs and expenses:
Operations and support	(23,249)	(30,442)	(36,328)	(31,775)	(39,417)	(38,332)	(40,791)	(44,631)
Selling and marketing expenses	(268,727)	(349,984)	(411,453)	(389,007)	(311,329)	(428,867)	(527,488)	(459,560)
General and administrative expenses	(19,030)	(19,308)	(24,770)	(40,599)	(56,854)	(44,211)	(44,689)	(47,080)
Research and development expenses	(22,192)	(11,564)	(25,660)	(36,919)	(54,385)	(37,212)	(52,576)	(60,933)

Total operating costs and expenses	(333,198)	(411,298)	(498,211)	(498,300)	(461,985)	(548,622)	(665,544)	(612,204)

Other income/(expenses):
Interest income	3,215	4,260	5,040	4,844	5,553	6,017	6,314	6,100
Exchange gains/(loss)	(1,946)	(497)	1,849	(185)	(307)	34	96	(2,217)
Investment income	132	224	185	92	127	142	524	1,895
Others, net	1,710	2,509	5,000	(494)	1,919	791	11	975

Income before income taxes	13,434	27,226	45,381	43,498	89,372	132,898	195,857	261,325
Income tax expense	(12)	(34)	(51)	(54)	(152)	(47)	—	(16,486)

Net income from continuing operations	13,422	27,192	45,330	43,444	89,220	132,851	195,857	244,839

Non-GAAP Financial Measure

We review adjusted net income (loss), a non-GAAP measure, in evaluating our operating results and for financial and operational decision-making purposes. We define adjusted net income (loss) for a specific period as net income (loss) from continuing operations in the same period excluding share-based compensation expenses.

We present this non-GAAP financial measure because it is used by our management to evaluate our operating performance and formulate business plans. We believe that adjusted net income (loss) helps identify underlying trends in the PRC Operating Entities’ business that could otherwise be distorted by the effect of certain expenses that are included in net income (loss) from continuing operations and certain expenses that are not expected to result in future cash payments or that are non-recurring in nature. We also believe that the use of the non-GAAP financial measure facilitates investors’ assessment of our operating performance, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

The non-GAAP financial measure should not be considered in isolation from or construed as an alternative to its most directly comparable financial measure prepared in accordance with GAAP. Investors are encouraged to review the historical non-GAAP financial measure in reconciliation to its most directly comparable GAAP financial measure. As the non-GAAP financial measure has material limitations as an analytical metric and may not be calculated in the same manner by all companies, such measure may not be comparable to other similarly titled measure used by other companies. In light of the foregoing limitations, you should not consider the non-GAAP financial measure as a substitute for, or superior to, its most directly comparable financial measure prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The following table presents a reconciliation of the historical non-GAAP financial measure to its most directly comparable GAAP financial measure for each of the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income from continuing operations	(2,350)	205,186	29,239	115,966	573,547	81,730
Add:
Share-based compensation expenses	27,074	37,110	5,288	27,481	43,284	6,168

Adjusted net income	24,724	242,296	34,527	143,447	616,831	87,898

Liquidity and Capital Resources

To date, we have financed operations primarily through cash generated by operating activities and financing activities. As of December 31, 2022 and 2023 and September 30, 2024, our cash and cash equivalents were RMB373.6 million, RMB863.1 million (US$123.0 million) and RMB1,779.6 million (US$253.6 million), respectively. Our cash and cash equivalents mainly represent bank deposits and short-term, highly liquid investments, with original maturities of less than three months that are readily convertible to known amounts of cash, and have insignificant risk of changes in value related to changes in interest rates. Moreover, as of December 31, 2022 and 2023 and September 30, 2024, our time deposits were RMB242.4 million, RMB240.7 million (US$34.3 million) and RMB240.5 million (US$34.3 million), respectively. As of December 31, 2022 and 2023 and September 30, 2024, our restricted cash was RMB10.0 million, RMB10.8 million (US$1.5 million) and RMB15.0 million (US$2.1 million), respectively. Our restricted cash primarily consists of guaranteed deposits required by the National Administration of Financial Regulation.

We believe that our existing cash and cash equivalents are sufficient to fund operating activities, capital expenditures and other obligations for the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

As of September 30, 2024, substantially all of our cash and cash equivalents were held in financial institutions in mainland China and denominated in Renminbi. Although we consolidate the results of the VIE and its subsidiaries, we only have power to direct the activities and decisions that most significantly impact the VIE and its subsidiaries through our contractual arrangements with the VIE and its shareholders. See “Corporate History and Structure—Contractual Arrangements with the VIE and Its Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “— Holding Company Structure.”

As a holding company with no material operations of our own, we conduct operations primarily through our mainland China subsidiary and the VIE. We are permitted under laws and regulations of mainland China to provide funding to our mainland China subsidiary only through capital contributions or loans, and to the VIE only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these regulatory approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in Mainland China—Mainland China regulation of loans to and direct investment in mainland China entities by offshore holding companies may delay us from using the proceeds of this offering to make loans or additional capital contributions to our mainland China subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand the PRC Operating Entities’ business” and “Use of Proceeds.” The ability of our subsidiary in mainland China to make dividends or other cash payments to us is subject to certain restrictions and requirements under laws and regulations of mainland China. See “Risk Factors—Risks Related to Doing Business in Mainland China—We may rely to a significant extent on dividends and other distributions on equity paid by our mainland China subsidiary to fund any cash and financing requirements we may have. Any limitation on the ability of our mainland China subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct the PRC Operating Entities’ business.” and “Risk Factors—Risks Related to Doing Business in Mainland China—Our income and the dividends that we may receive from our mainland China subsidiary, dividends distributed to our non-mainland China shareholders, and gains recognized by such shareholders, may be subject to mainland China taxes under the Enterprise Income Tax Law, which would have a material adverse effect on the PRC Operating Entities’ results of operations.”

The following table sets forth a summary of our cash flows for the years indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2022	2023		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash provided by operating activities	87,719	441,972	62,981	280,442	930,414	132,583
Net cash used in investing activities	(218,932)	(45,255)	(6,449)	(33,927)	(4,134)	(589)
Net cash provided by/(used in) financing activities	—	18,046	2,572	—	(2,800)	399
Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	24,840	6,588	939	6,540	(2,812)	(401)
Net (decrease)/increase in cash and cash equivalents and restricted cash	(106,373)	421,351	60,042	253,055	920,668	131,194
Cash and cash equivalents and restricted cash at beginning of the period	558,932	452,559	64,489	452,559	873,910	124,531
Cash and cash equivalents and restricted cash at end of the period	452,559	873,910	124,531	705,614	1,794,578	255,725

Operating Activities

Net cash provided by operating activities was RMB930.4 million (US$132.6 million) in the nine months ended September 30, 2024, which was different from net income of RMB573.5 million (US$81.7 million) in the same period. Such difference was primarily due to the adjustments of certain non-cash items and changes in certain working capital accounts. Such non-cash items primarily included (i) share-based compensation of RMB43.3 million (US$6.2 million), (ii) deferred tax income of RMB15.5 million (US$2.2 million), (iii) expected credit losses of RMB14.6 million (US$2.1 million), (iv) amortization of right-of-use assets of RMB8.7 million (US$1.2 million) and (v) other depreciation and amortization of RMB2.4 million (US$0.3 million). The changes in working capital accounts that affected operating cash flow in the nine months ended September 30, 2024 primarily included (i) an increase in accrued expenses and other current liabilities of RMB243.0 million (US$34.6 million), primarily due to the increase in premium collections for third parties, (ii) an increase in contract liabilities of RMB54.6 million (US$7.8 million), primarily due to the expansion of our business scale, and (iii) an increase in taxes payable of RMB13.7 million (US$2.0 million), primarily due to the growth of VAT payable as a result of our enlarged business scale, partially offset by (i) a decrease of amount due to related parties of RMB33.2 million (US$4.7 million), (ii) a decrease of lease liabilities of RMB8.9 million (US$1.3 million), primarily as a result of our gradual fulfillment of lease payment obligations, (iii) a decrease in accounts receivable, net of RMB7.8 million (US$1.1 million), primarily due to the revenue growth along with our expanded business scale, and (ii) a decrease in accounts payable of RMB0.6 million (US$0.1 million), primarily due to the decrease in payables for outsourced labor costs.

Net cash provided by operating activities was RMB442.0 million (US$63.0 million) in 2023, which was a combined result of net cash provided by continuing operating activities of RMB426.6 million (US$60.8 million) and net cash provided by discontinued operating activities of RMB15.4 million (US$2.2 million) in the same period. The difference between net cash provided by continuing operating activities of RMB426.6 million (US$60.8 million) and net income from continuing operations of RMB205.2 million (US$29.2 million) was primarily due to the adjustments of certain non-cash items and changes in certain working capital accounts. Such non-cash items primarily included (i) share-based compensation of RMB37.1 million (US$5.3 million), (ii) amortization of right-of-use assets of RMB12.6 million (US$1.8 million), (iii) amortization of prepaid staff compensation of RMB0.1 million (US$14 thousand), (iv) interest income of time deposit of RMB1.3 million (US$0.2 million), and (v) interest income of loans to staff of RMB0.1 million (US$14 thousand). The changes in working capital accounts that affected operating cash flow in 2023 primarily included (i) an increase in accrued expenses and other current liabilities of RMB159.4 million (US$22.7 million), primarily due to an increase in the PRC Operating Entities’ business scale, (ii) an increase in contract liabilities of RMB21.0 million (US$3.0 million), primarily due to our expanded operations, and (iii) an increase in salary and welfare payable of RMB31.7 million (US$4.5 million), primarily due to the impact of the provision for employee bonuses, partially offset by (i) an increase in prepayments and other current assets of RMB8.1 million (US$1.2 million), primarily due to our expanded operations, (ii) an increase in prepaid staff compensation of RMB3.4 million (US$0.5 million) due to prepaid staff compensation related to non-interest bearing loans to staff, (iii) an increase in accounts receivable, net of RMB24.1 million (US$3.4 million), which was in line with the growth of our operations, and (iv) a decrease in lease liabilities of RMB16.4 million (US$2.3 million), primarily due to our payment of rents.

Net cash provided by operating activities was RMB87.7 million in 2022, which was a combined result of net cash provided by continuing operating activities of RMB55.1 million and net cash provided by discontinued operating activities of RMB32.6 million in the same period. The difference between net cash provided by continuing operating activities of RMB55.1 million and net loss from continuing operations of RMB2.4 million was primarily due to the adjustments of certain non-cash items and changes in certain working capital accounts. Such non-cash items primarily included (i) share-based compensation of RMB27.1 million, (ii) amortization of right-of-use assets of RMB7.5 million, (iii) foreign exchange gains of RMB3.5 million, and (iv) depreciation of property and equipment of RMB1.6 million. The changes in working capital accounts that affected operating cash flow in 2022 primarily included (i) an increase in accrued expenses and other current liabilities of RMB233.8 million, primarily due to the significant increase in our promotion fee payables as we enhanced sales and marketing efforts to reach potential consumers and promote insurance products available on our platform, (ii) an increase in salary and welfare payable of RMB17.7 million, primarily due to the increase in the number of our personnel, and (iii) a decrease in prepayments and other current assets of RMB16.2 million, primarily due to our enhanced efforts to manage our prepayments, partially offset by (i) an increase in accounts receivable, net of RMB180.8 million, primarily due to the growth in our revenue, and (ii) a decrease in contract liabilities of RMB70.6 million, primarily due to our accelerated pace in discharging our contractual obligations.

Investing Activities

Net cash used in investing activities was RMB4.1 million (US$0.6 million) in the nine months ended September 30, 2024, which primarily consisted of cash of RMB2,151.1 million (US$306.5 million) received from maturity of short-term investments and time deposits, partially offset by cash of RMB2,152.2 million (US$306.7 million) paid on short-term investments and time deposits.

Net cash used in investing activities was RMB45.3 million (US$6.5 million) in 2023, which was a combined result of net cash used in continuing investing activities of RMB13.6 million (US$1.9 million) and net cash used in discontinued investing activities of RMB31.7 million (US$4.5 million) in the same period. Net cash used in continuing investing activities of RMB13.6 million (US$1.9 million) primarily consisted of (i) cash paid on short-term investment and time deposits, primarily including time deposits at banks and wealth management products with R1 risk, of RMB1,000.9 million (US$142.6 million), (ii) cash paid to acquire property and equipment and intangible assets of RMB4.6 million (US$0.7 million), and (iii) cash paid for loans to staff of RMB14.7 million (US$2.1 million) partially offset by (i) cash received from maturity of time deposits of RMB996.5 million (US$142 million), (ii) cash received from disposal of short-term investments, primarily including wealth management products with R1 risk, of RMB10.2 million (US$1.5 million).

Net cash used in investing activities was RMB218.9 million in 2022, which was a combined result of net cash used in continuing investing activities of RMB228.5 million and net cash provided by discontinued investing activities of RMB9.6 million in the same period. Net cash used in continuing investing activities of RMB228.5 million primarily consisted of (i) cash of RMB548.7 million paid on short-term investments and time deposits, primarily including time deposits at banks and wealth management products with R1 risk, (ii) cash of RMB6.3 million paid on acquisition of Shouxin Insurance (net of cash acquired), and (iii) cash of RMB2.4 million paid to acquire property and equipment and intangible assets, partially offset by cash of (i) RMB275.9 million received from maturity of time deposits, and (ii) RMB52.7 million received from disposal of short-term investments, primarily including mature time deposits at banks and wealth management products with R1 risk.

Financing Activities

Net cash used in financing activities was RMB2.8 million（US$0.4million) in the nine months ended September 30, 2024.

Net cash provided by financing activities was RMB18.0 million (US$2.6 million) in 2023, primarily consisted of cash received from exercise of share options.

Net cash provided by financing activities was nil in 2022.

Material Cash Requirements

Other than the ordinary cash requirements for our operations, our material cash requirements as of September 30, 2024 and any subsequent interim period primarily include capital expenditures and lease payments. Our capital expenditures are primarily incurred for purposes of purchasing property, equipment and intangible assets. In 2022, 2023 and the nine months ended September 30, 2024, our capital expenditures amounted to RMB2.4 million, RMB4.6 million (US$0.7 million) and RMB3.0 million (US$0.4 million), respectively.

The following table sets forth our remaining undiscounted lease payments under non-cancellable operating leases as of September 30, 2024:

	Payment Due in the Year Ended December 31,
	Total	2024	2025	2026
	(RMB in thousands)
Remaining undiscounted lease payments	23,261	3,509	13,972	5,780

The table above sets forth the maturities of lease liabilities under our non-cancellable operating leases as of September 30, 2024. Other than as shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantee as of September 30, 2024.

We intend to fund our existing and future material cash requirements with our existing cash balance and other financing alternatives. We will continue to make cash commitments to support the growth of our business.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our revised combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires our management to make estimates that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the balance sheet dates, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. There are other items within our financial statements that require estimation but are not deemed critical, as defined above.

Fair value of preferred shares

The redemption price of the preferred shares shall be equal to the highest of: (i) an amount equal to: preferred shares issue price*(1+8%*N), N = a fraction, the numerator of which is the number of calendar days between the original issue date and the date on which the redemption price with respect to the preferred shares is paid and the denominator of which is 365, plus all declared but unpaid dividends on the Series B preferred shares required to be redeemed up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or (ii) one hundred and twenty percent (120%) of the original investment amount, plus all declared but unpaid dividends; or (iii) the fair market value of the preferred shares determined by an independent appraiser selected jointly by the Company, Rui Fang, Shuli Sun, Ying Li, Bo Wang, and the holders of a majority of redeeming preferred shares.

When determining the fair value of our ordinary shares and preferred shares, we firstly utilize Discounted Cash Flow (“DCF”) approach to estimate the fair value of our total equity value based on our projected cash flows using our best estimate as of the valuation date, then use the Option Pricing Method (“OPM”) to allocate fair value of ordinary share and preferred share.

The major assumptions used in the determination of the fair value of preferred shares are as following:

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2022	2023	2023	2024
Expected dividends yields	0%	0%	0%	0%
Expected volatility	46.7%~53.2%	49.7%~50.0%	41.3%~58.9%	38.4%~52.0%
Risk-free interest rate	2.4%~4.3%	4.1%~4.3%	3.8%~5.5%	3.8%~5.5%
Discount for Lack of Marketability (DLOM)	19.0%~19.2%	12.5%~13.8%	12.2%~16.2%	6.8%~8.3%
The underlying equity value (including preferred shares and ordinary shares)(1)

(1)	The major assumptions used in calculating the underlying equity value include:

•	WACCs: WACCs were determined based on a consideration of the factors including risk-free interest rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

•

Comparable companies: In deriving the weighted average cost of capital used as the discount rates under the income approach, certain publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in the online insurance distributor industry and (ii) their shares are publicly traded in the United States.

•

Discount for lack of marketability (“DLOM”): DLOM was quantified by the Finnerty’s Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM.

The following table estimates the effect of changes in key assumptions on the consolidated financial statements.

Assumption	Basic Point Change	Increase/(Decrease) of equity value as of December 31,
		2022 (RMB in thousands)	2023 (RMB in thousands)
Forecasted revenue	+/–10%	474,000/(473,000)	521,000/(521,000)
WACC	+/–100 bps	(311,000)/357,000	(323,000)/368,000

The following table estimates the effect of changes in key assumptions on the unaudited interim condensed consolidated financial statements.

Assumption	Basic Point Change	Increase/(Decrease) of equity value as of September 30,
		2023 (RMB in thousands)	2024 (RMB in thousands)
Forecasted revenue	+/–10%	508,000/(509,000)	532,000/(532,000)
WACC	+/–100 bps	(320,000)/365,000	(299,000)/339,000

Fair value of share-based awards

The grant date fair value of share-based awards is calculated using the binomial option pricing model. The determination of the fair value is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the fair value of ordinary shares, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. Share-based compensation expenses are recorded net of actual forfeitures using straight-line method during the service period requirement.

The major assumptions used in the determination of the fair value of share-based awards are as following:

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2022	2023	2024
Risk-free interest rate	1.7%~3.3%	4.1%~4.3%	4.0%~4.2%
Expected volatility	42.3%~44.4%	49.7%~50.0%	50.0%~50.3%
Expected dividend yields	—	—	—
Expected term (years)	10	10	10
Fair value of the underlying shares on the date of option grants (RMB)	9.6–12.3	16.9–17.5	17.2-19.4

Assumptions are updated at each grant date of new options.

See Note 16 of our consolidated financial statements included elsewhere in this prospectus for more information regarding accounting for share-based compensation.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We regularly re-evaluate our assumptions, judgments and estimates. For details of our accounting policies and significant judgments and estimates used in the preparation of our financial statements, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Recently Issued Accounting Pronouncements Not Yet Adopted

We qualify as an “emerging growth company”, or “EGC”, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, we elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act, that is we do not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, consolidated statements of income and comprehensive income, and consolidated statements of cash flows.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires these of the if-converted method. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. We consider there was no material impact of these accounting standard updates on our consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (ASU 2021-08), which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with Topic 606, Revenue from Contracts with Customers. The new amendments are effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption of the amendments is permitted. The amendments should be applied prospectively to business combinations occurring on or after the effective date of the amendments. We consider there was no material impact of the new guidance on our consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which clarifies or improves disclosure and presentation requirements of a variety of topics, such as statement of cash flows, earnings per share and equity, etc. The amendments are effective for entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. For all other entities, the amendments will be effective two years later. We are currently evaluating the impact of the new guidance on the consolidated financial statements.

Holding Company Structure

Yuanbao Inc. is a holding company with no material operations of its own. We conduct operations primarily through our mainland China subsidiary, the VIE and its subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our mainland China subsidiary. If our existing mainland China subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiary in mainland China is permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with mainland China accounting standards and regulations. Under laws of mainland China, each of our subsidiary and consolidated affiliated entities in mainland China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiary and consolidated affiliated entities may allocate a portion of their after-tax profits based on mainland China accounting standards to discretionary surplus funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of mainland China is subject to examination by the banks designated by SAFE. Our mainland China subsidiary has not paid dividends, and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified is our lack of sufficient accounting and financial reporting personnel with appropriate knowledge to properly account for equity related transactions in accordance with U.S. GAAP.

We are in the process of implementing a number of measures to address the material weakness identified, including: (i) hiring additional accounting and financial reporting personnel with U.S. GAAP experience, (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP, (iii) establishing controls to identify equity related transactions to ensure such transactions are appropriately accounted for, and (iv) developing a set of internal accounting manuals for equity related transactions which documents the current U.S. GAAP accounting standards and technical accounting guidance that are applicable to the PRC Operating Entities’ business.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in the PRC Operating Entities’ business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation.

Quantitative and Qualitative Disclosures about Market Risk

Currency Risk

RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, has the administration authority for the conversion of RMB into foreign currencies. The value of RMB is subject to changes in global and local economic and political developments that affect supply and demand in the China Foreign Exchange Trading System market of cash and cash equivalents and restricted cash.

As of December 31, 2022, 2023 and September 30, 2024, we had cash at bank denominated in US dollars amounting to US$0.3 million, US$0.9 million (RMB6.3 million) and US$10.2 million (RMB71.6 million), respectively, and denominated in RMB amounting to RMB371.4 million, RMB856.7 million and RMB1,708.0 million, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject us to the concentration of credit risk mainly consist of cash and cash equivalents, restricted cash, time deposits, accounts receivable, deposits and others, and amounts due from related parties.

As of December 31, 2022 and 2023, and September 30, 2024, substantially all of our cash and cash equivalents, time deposits and restricted cash were held in financial institutions located in China, which management considers being of high credit quality.

As of December 31, 2022 and 2023, and September 30, 2024, we had RMB371.8 million, RMB857.0 million (US$122.1 million) and US$1,703.7 million (RMB242.8 million), cash and cash equivalents held by our PRC subsidiaries and the VIE, representing 99.5%, 99.3% and 95.7% of our total cash and cash equivalents, respectively. Cash transfers from our PRC subsidiaries and the VIE to their parent companies outside of China are subject to relevant laws and regulations. Shortages in the availability of foreign currency may temporarily restrict the ability of the PRC subsidiaries and consolidated affiliated entities to remit sufficient foreign currency to pay dividends or other payments to our company, or otherwise satisfy their foreign currency denominated obligations.

Details of the customers accounting for 10% or more of our total revenue for the years ended December 31, 2022 and 2023 and for the nine months ended September 30, 2023 and 2024, respectively, are as follows:

	For the Year Ended December 31,					For the nine months ended September 30,
	2022		2023			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands)					(in thousands)
Customer A	366,475	43%	539,136	76,826	26%	317,752	21%	669,898	95,460	28%
Customer B	110,104	13%	*	*	*	*	*	*	*	*
Customer C	109,104	13%	229,038	32,638	11%	156,997	10%	339,552	48,386	14%
Customer D	*	*	385,860	54,985	19%	337,015	22%	*	*	*
Customer E	*	*	207,350	29,547	10%	155,922	10	402,682	57,382	17%
Customer F	*	*	*	*	*	179,258	12%	*	*	*

*	represented less than 10% of revenue for the period.

Details of the customers which accounted for 10% or more of accounts receivable as of December 31, 2022, 2023 and September 30, 2024, respectively, are as follows:

	As of December 31,					As of September 30,
	2022		2023			2024
	RMB	%	RMB	US$	%	RMB	US$	%
	(in thousands)
Customer A	43,810	20%	77,487	11,042	31%	34,208	4,875	14%
Customer B	24,055	11%	*	*	*	*	*	*
Customer C	39,277	18%	29,526	4,207	12%	26,565	3,785	11%
Customer D	49,020	23%	*	*	*	*	*	*
Customer E	*	*	26,226	3,737	11%	97,273	13,861	41%
Customer F	26,614	12%	*	*	*	*	*	*

*	represented less than 10% of accounts receivable as of the period end.

We perform ongoing credit evaluations of our customers and generally do not require collateral on accounts receivable.

INDUSTRY OVERVIEW

Overview of China’s Internet Market

The number of internet users and the internet penetration rate in China have been steadily increasing in recent years. According to Frost & Sullivan, the number of internet users in China grew rapidly to 1.09 billion in 2023 and is expected to reach 1.31 billion in 2028. China’s internet penetration rate, i.e., the percentage of internet users in the total population, increased to 77.5% in 2023 and is projected to reach 93.3% in 2028.

Meanwhile, internet users in China are spending a significant amount of time online. In 2023, the average time spent online per internet user in China was 29.1 hours per week, according to Frost & Sullivan. This increasing online usage has fueled innovation and robust growth across various industries, highlighting the critical role of internet in China’s economy.

China’s income per capita has been on a remarkable upward trajectory, surpassing RMB88.6 thousand in 2023 and is expected to reach RMB118.5 thousand in 2028. The growth of China’s income per capita results in stronger overall consumption ability and willingness, thereby enhancing the development of the internet economy.

The proliferation of the internet and mobile technology has had a profound impact on Chinese consumption patterns. E-commerce has experienced rapid growth in recent years and provides a strong foundation for the expansion of the online insurance market. The traditional model of agent-led distribution in the insurance industry is evolving. With more accessible real-time information online, internet users can better understand insurance products and are increasingly willing to purchase insurance online.

According to Frost & Sullivan, China’s online retail sales penetration rate will increase from 32.3% in 2023 to 37.8% in 2028. Based on the same source, China’s online insurance sales penetration rate stood at 12.3% in 2023 and is expected to reach 30.2% in 2028, which suggests accelerating acceptance of online insurance sales.

The chart below presents the historical and projected penetration rates of online retail sales and online insurance sales in China for the years indicated:

Source: Frost & Sullivan

The internet industry is undergoing significant disruption due to the widespread adoption of advanced technologies such as data analytics and AI. Companies are leveraging on these technologies to enhance various aspects of their operations, including product creation, distribution and promotion. The implementation of these technologies not only improves consumer experience and satisfaction but also enhances risk management and fraud detection capabilities, thereby contributing to a more robust and efficient insurance ecosystem.

China’s insurance market still substantially lags behind those in mature markets, in terms of penetration rate. According to Frost & Sullivan, the insurance penetration rates in the United States, the United Kingdom and Japan were 11.6%, 10.5% and 8.2% in 2022, the latest available year, and are expected to reach 12.9%, 11.5% and 9.3% in 2027, respectively. In contrast, China’s insurance penetration rate is projected to rise from 3.9% in 2022 to 5.0% in 2027. The chart below presents the historical and projected data of insurance penetration rates in 2022 and 2027.

Note: Insurance penetration is defined as insurance premium over GDP.

Source: Frost & Sullivan

Overview of China’s Personal Life and A&H Insurance Market

There is a substantial and growing demand for healthcare and insurance services in China. In 2022, the latest available year, China ranked as the second-largest insurance market globally in terms of the insurance premium income, according to Frost & Sullivan. The personal life and A&H insurance market in China has experienced continuous growth in recent years, increasing from RMB3.1 trillion in 2019 to RMB3.8 trillion in 2023 in terms of GWP with a CAGR of 5.0%. It is projected to further reach RMB5.6 trillion in 2028 with a CAGR of 8.3% from 2023 to 2028. Among which, health insurance grew rapidly from RMB0.7 trillion in 2019 to RMB0.9 trillion in 2023 with a CAGR of 6.3% and is expected to reach RMB1.4 trillion in 2028 with a CAGR of 9.9%.

The chart below illustrates the historical and projected GWP of personal life and A&H insurance among China’s insurance market for the years indicated:

Source: Frost & Sullivan

Online distribution channels have gained significant momentum in China’s personal life and A&H insurance market, offering improved consumer experience and catering to consumer needs throughout the insurance purchasing and claim settlement process. In 2023, online distribution accounted for 14.6% of China’s personal life and A&H insurance in terms of GWP, up from 6.0% in 2019. It is projected to reach 35.9% in 2028, reflecting a huge growth potential of the online personal life and A&H insurance market. The GWP of China’s personal life and A&H insurance distributed online increased from RMB0.2 trillion in 2019 to RMB0.6 trillion in 2023 with a CAGR of 31.1% and is expected to reach RMB2.0 trillion in 2028 with a CAGR of 29.7% from 2023 to 2028. The growth in online distribution has significantly outpaced the CAGR of 2.5% and 2.3% for offline distribution during the same periods respectively.

The chart below presents the historical and projected online and offline market size of China’s personal life and A&H insurance in terms of GWP for the years indicated:

Source: Frost & Sullivan

Growth Drivers of China’s Personal Life and A&H Insurance Market

Key growth drivers of China’s personal life and A&H insurance market include:

Strong Commercial Insurance Demand Arising from Aging Population

According to Frost & Sullivan, the proportion of the population aged 65 and over in China is expected to increase from 14.2% in 2021 to 20.5% in 2030, and it is estimated that China will have the world’s largest population within this age group, totaling 323 million in 2030. This growing trend towards an aging population leads to increased demand for elder care and pension. Currently, the PRC government has implemented numerous policies designed to foster and incentivize the elder care and pension system. Commercial insurance can help mitigate the individual and social pressure related to elder care and pension to a certain extent. Consequently, it is expected that more people will choose to secure their pension and medical care through commercial insurance.

Increased Motivation to Fill Coverage Gap of Social Medical Insurance and Basic Pension Insurance

China has established a multi-level public healthcare insurance system, centered around a basic medical security system designed to offer “basic protection and wide coverage” for common illnesses. Commercial medical insurance serves as a supplement to basic social medical insurance within the multi-level public healthcare insurance system. It plays a crucial role in sharing the medical expenses, providing coverage beyond the scope of basic medical protection, and catering to the diverse protection needs of the middle and high-income groups. Consequently, commercial health insurance is expected to continue its robust growth.

In addition, China has initially established a three-pillar pension system which comprises (i) basic public pension insurance, (ii) supplementary corporate pension insurance for employees, and (iii) individual savings pension insurance and commercial pension insurance. According to Frost & Sullivan, by the end of 2022, China’s investment in the pension system accounted for only 12% of China’s total national GDP, compared with 30% in Japan, 89% in the United Kingdom and 134% in the United States, indicating a significant gap in coverage within China’s pension system. To bridge this gap, the Chinese government is promoting the advancement of the third pillar, ie. individual savings pension insurance and commercial pension insurance, to further establish a more comprehensive pension system.

Increasing Demand of Insurance

With the improvement of living standards, coupled with the increasing awareness of health insurance since the COVID-19 pandemic and the rising disposable income, Chinese residents are increasingly willing and financially capable to purchase commercial insurance for comprehensive coverage and better-tailored protection. In 2023, China’s total GDP exceeded RMB126.1 trillion and GDP per capita reached RMB89,358. Meanwhile, according to the same report, the disposable income per capita of Chinese residents reached RMB39,218, indicating a CAGR of 7.9% for the past ten years, enabling Chinese residents to allocate more disposable income towards personal life and A&H insurance, driving the continued growth of life and A&H insurance.

The aforementioned factors have driven the visible growth of the China’s personal life and A&H insurance market, underlying which is a growing trend that more personal life and A&H insurance products are distributed through online distributors.

Distribution Channels of China’s Personal Life and A&H Insurance

According to Frost & Sullivan, key distribution channels for personal life and A&H insurance in China include (i) insurance carriers’ individual agents, (ii) bancassurance, (iii) direct sales and (iv) distributors, accounting for 44.5%, 34.5%, 5.2% and 6.3% of the total GWP in 2023, respectively. Other distribution channels primarily include worksite marketing.

Distributors act as intermediaries between insurance carriers and consumers, where they offer insurance quotes on different policies, select insurance products on consumers’ behalf, and sell policies offered by different insurance carriers in exchange for commissions. From 2018 to 2023, distributors have emerged as the fastest-growing distribution channel in China’s personal life and A&H insurance market. The GWP of personal life and A&H insurance distributed through distributors in China amounted to RMB237 billion in 2023, with a CAGR of 34.2% from 2019 to 2023, and is projected to further grow to RMB1,083 billion in 2028, with a CAGR of 35.5% from 2023 to 2028.

The market share of distributors in China’ personal life and A&H insurance is much lower than that in mature markets, indicating substantial potential for growth. According to Frost and Sullivan, in 2023, distributors accounted for 6.3% of the total GWP of personal life and A&H insurance in China, compared to 52.1% in the United States and 78.5% in the United Kingdom in 2022, the latest available year. Distributors are expected to contribute to 19.3% of the total GWP of personal life and A&H insurance in China in 2028.

The diagram below presents the historical and projected GWP of China’s personal life and A&H insurance distributed through distributors for the years indicated.

Source: Frost & Sullivan

Key Development Trends for Distributors

According to Frost & Sullivan, below are the key development trends for distributors in China’s personal life and A&H insurance market.

Enhanced Professionalization

China’s insurance regulators have been encouraging the separation between insurance carriers and distributors and strengthening the professionalization of distributors. The regulators have implemented various policies and measures to encourage distributors to explore innovative marketing models and channels, and enhance their professionalization and specialization in insurance distribution.

Consumer-Centric Approach

With the ability to source a wide range of products from various partnered insurance carriers, insurance distributors are well positioned to meet diversified and evolving consumer demands. Insurance distributors are moving from a product-centric to a consumer-centric distribution model, enabling them to offer suitable products and tailored services and build lasting relationships with consumers.

Diversified Marketing Channels

Insurance distributors have the flexibility to collaborate with various channels and adopt a diverse array of marketing strategies. They can also dynamically adjust resource allocation among different channels and adapt marketing strategies in response to the latest industry trends and shifts in consumer preferences, in order to improve consumer acquisition efficiency.

Increased Application of Technologies

The advancements of the internet and mobile technologies have revolutionized the insurance industry. Online marketplaces and mobile applications have emerged as powerful platforms for insurance distributors to effectively reach consumers, distribute insurance products, and capture market share. Insurance distributors also embrace technologies, including data analytics, to provide value-added services to insurance carriers and consumers, such as risk assessment, product design and claim settlement.

Strengthened Partnerships with Insurance Carriers

Collaboration between insurance carriers and insurance distributors are beneficial to both parties. Through partnerships with insurance distributors, insurance carriers can improve consumer acquisition efficiency and access value-added services empowered by technologies. In the meantime, insurance distributors can enrich product offerings to better meet consumers’ diverse demands by expanding partnerships with insurance carriers.

Competitive Landscape of Insurance Distributors of China’s Personal Life and A&H Insurance

According to Frost & Sullivan, distributors can be categorized into dependent and independent distributors. Dependent distributors are defined as distributors affiliated to a certain internet platform and rely on online traffic provided by such platform. Based on such definition, we are an independent distributor.

We are the second largest distributor and the largest independent distributor in China’s personal life and A&H insurance market, in terms of first year premiums in 2023, according to Frost & Sullivan.

The table below summarizes top five distributors in China’s personal life and A&H insurance in terms of first year premiums in 2023.

Ranking	Company	Online/Offline	Type	Year of Incorporation	Headquarter Location	First Year Premiums (RMB billion)
1	Company A	Online	Dependent	2016	Hangzhou	51.3
2	Our Company	Online	Independent	2020	Beijing	17.6
3	Company B	Offline	Independent	2004	Beijing	10.8
4	Company C	Online	Dependent	2017	Shenzhen	7.7
5	Company D	Online	Independent	2016	Beijing	7.1

Source: Frost & Sullivan

BUSINESS

Our Mission

Our mission is to protect health and well-being through technology.

Overview

We are a leading technology-driven online insurance distributor in China. We take pride in pioneering the seamless integration of insurance with cutting-edge technologies, and have constructed a highly efficient full consumer service cycle engine. Through this engine, we successfully distribute suitable and high-quality insurance products to millions of insurance consumers. According to Frost & Sullivan, we were the largest independent insurance distributor in China’s personal life and A&H insurance market in terms of first year premiums in 2023.

Our engine enables us to provide customized services for each insurance consumer across personalized recommendation, purchasing, policy management, claim settlements and post-sales services. Built upon a scalable architecture, our engine is equipped with effective predictive capabilities generated from interconnected networks of models. This allows us to continually optimize model outcomes across different media channels, diverse consumer preferences and product depth and breadth. As of September 30, 2024, we had over 4,500 models supporting our operations.

Our engine offers significant value propositions for insurance consumers and insurance carriers. We act as a unique and efficient gateway to distribute customized insurance products underwritten by our partnered insurance carriers. We have robust collaboration with insurance carriers by empowering them to tailor a variety of flagship insurance products, which in turn enables us to attract and retain a vast consumer base and stimulate their demand for insurance products. By accumulating and analyzing more big data, we gain deeper and wider understanding of consumer demands and behavior. Through all this, we are able to fulfill consumers’ evolving needs and enhance insurance carriers’ sales at the same time.

We believe there is substantial untapped market potential for online insurance distribution. According to Frost & Sullivan, the penetration rate of online insurance sales still lags behind the penetration rate of online retail sales. Moreover, the penetration rate of online distribution for personal life and A&H insurance in China, in terms of GWP, is anticipated to double over the next five years. Driven by our engine and our market leading position, we are well-positioned to further penetrate this rapidly growing market.

We have achieved both growth and profitability. Our revenue increased by 140.5% from RMB850.3 million in 2022 to RMB2,045.2 million (US$291.4 million) in 2023. Compared to the revenue of RMB1,501.1 million in the nine months ended September 30, 2023, our revenue increased by 59.6% to RMB2,395.8 million (US$341.4 million) in the nine months ended September 30, 2024. We achieved profitability within three years. We recorded a net loss from continuing operations of RMB2.4 million in 2022, and recorded a net income from continuing operations of RMB205.2 million (US$29.2 million) in 2023. We also recorded net income from continuing operations of RMB116.0 million and RMB573.5 million (US$81.7 million) in the nine months ended September 30, 2023 and 2024, respectively. In addition, we generated a net cash inflow by continuing operating activities of RMB55.1 million in 2022, RMB426.6 million (US$60.8 million) in 2023 and RMB930.4 million (US$132.6 million) in the nine months ended September 30, 2024.

Our Full Consumer Service Cycle Engine

Our full consumer service cycle engine is composed of a deeply integrated and highly scalable model architecture, networks of interconnected models developed specifically for each phase of the service cycle and a suite of systems and tools that improves model outcomes and optimizes consumer experience.

This model architecture serves a few key functions: (i) allow data to flow seamlessly across all phases of the consumer service cycle, (ii) allow similar models to be utilized and strengthened simultaneously at different service phases, (iii) enable model outcomes at each layer or phase to potentially serve as inputs across different service paths for subsequent service phases, and (iv) scale the number and layers of models within each service phase at ease for deeper scenario analysis. As a result, we can continuously train and improve our engine’s predictive precision without compromising our existing architecture.

On top of this architecture, we have developed networks of interconnected models across media, user and product dimensions based on the data we have accumulated. We had developed over 700 media models, approximately 3,100 user models and over 700 product models as of September 30, 2024. These networks allow us to run large numbers of scenarios from the initial user targeting and acquisition to post-sales services to determine and continuously optimize service paths for each potential consumer. This is run recursively before we spend any ad dollars and at each phase as we gain additional information on each potential consumer.

Our suite of systems and tools is embedded throughout the cycle to improve our model outcomes, as well as consumer experience. These include content databases tailored to specific terms of different products, chatbot that can understand dialects, and software processes for automated review, risk control and claims settlement.

Our consumer service cycle spans across three key phases, targeting and acquisition, conversion and post-sales services.

Targeting and Acquisition

In this phase, we employ a network of models to allocate resources effectively across the most impactful media channels, specifically targeting user traits and behavior. Based on analysis of such user traits and behavior, we generate initial predictions on user demands. Based on different demand predictions, we tailor each potential type of demand with unique advertising content to ensure personalization, enhancing the chance of an individual user becoming intrigued by our content and accessing our platform. We maintain a database of millions of advertising contents, including videos, pictures and texts.

As user time spent shifts across different online platforms, we are able to update our models or develop new networks of media models to ensure that we maintain our reach effectiveness.

Conversion

Once a user is directed to our platform, we can acquire and analyze additional user information, including factual data and behavioral insights. This process allows us to validate our initial predictions and further enhance our recommendations.

At the same time, leveraging the interconnectedness between user models and product models, we can match individual consumers with products across multiple dimensions, including insurance types, insurance terms, carriers, and premiums.

Post-Sales Services

This phase includes multiple functions, including retention, cross-selling recommendations, consumer service and claims processing, among others. Leveraging additional consumer behavior inputs, models in this phase of the process are used to facilitate a number of above functions. This is combined with our suite of systems and tools to maximize the lifetime value of our insurance consumers.

These systems and tools include Digital Intelligent Staff, an industry-leading robotic process automation system and Intelligent Claim Settlement services, which incorporate cutting-edge technologies such as medical knowledge mapping, robot review, and intelligent risk control, to provide consumers with efficient claim settlement experience.

Our Strengths

Largest Independent Insurance Distributor Combining Growth and Profitability

We have achieved significant growth within three years since our inception and become the largest independent insurance distributor in China’s personal life and A&H insurance market in terms of first year premiums in 2023, according to Frost & Sullivan. In 2023, our revenue reached RMB2,045.2 million (US$291.4 million), representing a 140.5% increase from RMB850.3 million in 2022. In the nine months ended September 30, 2024, our revenue reached RMB2,395.8 million (US$341.4 million) representing a 59.6% increase from RMB1,501.1 million in the nine months ended September 30, 2023. At the same time, the first year premiums of policies we distributed increased by 105.7% from RMB8.5 billion in 2022 to RMB17.6 billion in 2023. In addition, the first year premiums of policies we distributed in the nine months ended September 30, 2024 amounted to RMB21.3 billion.

More importantly, we have achieved profitability within three years. We had a net income from continuing operations of RMB205.2 million (US$29.2 million) in 2023 and RMB573.5 million (US$81.7 million) in the nine months ended September 30, 2024, demonstrating our execution excellence and operating efficiency. We believe we are still in the early stages of realizing our full potential in reaching China’s massive internet user base and converting them into our insurance consumers.

Deeply Integrated and Scalable Model Architecture

We have established a model architecture since day one designed for robust scalability and seamless integration with our business. Interconnected model networks are layered onto the integrated architecture and dynamically supports each phase of our business operations, encompassing user targeting and acquisition, consumer conversion, and post-sales services. Data flows seamlessly among these phases. Similar models can be strengthened simultaneously at different phases. The outputs of models at each phase provide invaluable inputs for subsequent phases to fully integrate with consumer service paths.

This integrated architecture allows us to scale the number and layers of models within each service phase at ease for deeper scenario analysis. In 2020, we introduced our first user model that positioned us as an industry pioneer in predicting efficiency in acquiring insurance consumer and had more than 100 models by the year end. In 2021, we expanded our model development to include media models and product models, applying them in scenarios such as real-time advertising and product recommendations. As of December 31, 2021, we had developed more than 1,000 interconnected models and analyzed user data with more than 1,000 labels. In the following years, we further extended the application of our models to new business scenarios, including operation and post-sales services. The number of our interconnected models and user data labels increased to (i) over 3,000 and over 3,500 as of December 31, 2022, respectively; (ii) over 4,000 and over 4,100 as of December 31, 2023, respectively; and (iii) over 4,500 and over 4,700 as of September 30, 2024, respectively. The scalability of our architecture and the addition of new or evolved models continuously strengthen our consumer service cycle engine, enhancing its predictive precision without compromising our existing architecture.

Comprehensive and Evolving Model Networks

Our extensive networks of interconnected models have been developed with our accumulated insights into China’s insurance distribution market and its consumer habits and preferences. These networks represent a formidable competitive advantage that distinguishes us from our peers. Our model architecture supports our media model network, user model network, and product model network, with each network employing multiple layers of models. Within our media model network, we employ models that optimize marketing efforts across various media channels, helping to streamline automated advertisement placement and media value assessment, among other functions. Our user model network is equally diverse. For instance, leveraging our new user models, we can make a wide range of predictions on new users’ insurance pain points, premium payment preferences, and purchasing power. Likewise, our dormant user models help us understand these users’ openness to selling and marketing tactics, and willingness to engage in communications. Furthermore, our product model network incorporates models for areas such as insurance product premiums, coverage and terms, and preferred insurance carriers.

We have implemented a comprehensive and quantifiable evaluation system called EvalMatrix to maintain and assess the performance of our models. This system defines various performance indicators, including precision rate and recall rate, specific to each model, allowing us to measure and scrutinize their performance. The comprehensive and evolving nature of our model networks generate multi-dimensional and personalized consumer insights to facilitate precision marketing, increase user engagement, and enable precision product matching and customization. This further distinguishes us from our peers and enables us to maintain a distinctive competitive advantage over the long term.

Optimized User Experience Driven by Technological Innovation

Since our inception, we have pursued a core philosophy of utilizing innovation in technology to optimize the user experience of our consumers. We leverage our integrated model architecture and the scalability that it brings to deliver unique and seamless online transaction experiences to insurance consumers at a pace matching our rapid growth. The comprehensive range of full-cycle services that we offer is supported by our intelligent systems and tools, including:

•

Intelligent Marketing System and Insurance Knowledge Graph. Our Intelligent Marketing System enables effective user targeting and precise product recommendation, resulting in improved advertisement delivery precision and increased efficiency in acquiring insurance consumers. This system is further supported by our Insurance Knowledge Graph, which parses the policy terms of more than 6,000 different insurance products from various carriers to play an active role in providing automated insurance consultation and product recommendations. As a result, insurance consumers are provided with products recommendations tailored to their specific and evolving demands.

•

Digital Intelligent Staff. Our Digital Intelligent Staff is an industry-leading chatbot system to greatly improve consumer service efficiency and provide a seamless 24/7 consultation channel for our consumers. It can understand and provide robust responses to standard and non-standard queries in both text and voice formats. Specifically, this system adeptly recognizes insurance jargon, even in Chinese dialects.

•

Intelligent Claim Settlement. Our Intelligent Claim Settlement services utilize advanced processes and innovative technology such as medical knowledge graphs, automated claim review and intelligent risk control with the ultimate aim to facilitate expedient and convenient claim settlement for policy holders.

Experienced Management Team with Serial Entrepreneurial Endeavors, Combining Technology DNA with Insurance Expertise

Our founding team comprises seasoned professionals in China’s internet industry, each with extensive experience in technological innovation and online insurance. Our Founder and Chief Executive Officer, Mr. Rui Fang, boasts over 20 years of experience in fintech and internet e-commerce. His remarkable expertise and insights related to internet and insurance finance have been instrumental in driving our rapid growth and shaping our unique corporate culture. Prior to founding our company, Mr. Fang had 17 years of work experience at NetEase, Inc. (NASDAQ: NTES; HKEX: 9999), where he served as its vice president and head of technology. He founded NetEase’s e-commerce division and served as its chief executive officer. During his tenure at NetEase, he serially incubated a number of business segments, including online insurance. Our Chief Operating Officer, Ms. Ying Li, held various positions at NetEase from 2010 to 2017, including the director of strategic cooperation and vice president of the e-commerce division. Our core management team has been working together for over ten years and has established a cohesive and collaborative working environment based on mutual trust and respect, translating into a more effective decision-making process and allowing us to keep growing under the leadership of a strong and united management team.

We have assembled a team of more than 60 machine learning and big data research and development professionals as of September 30, 2024. This dedicated team is essential to the advancement of our technological innovation capabilities. In addition to our highly skilled technology experts, we also boast a team of professional insurance actuaries and numerous individuals with extensive experience in the insurance industry, including several with over two decades of industry expertise.

Our Strategies

Enhancing Our Consumer Service Cycle Engine

We are dedicated to consistently optimizing our full consumer service cycle engine, which is fully integrated into the entire personalized service cycle for our insurance consumers. By reaching more internet users in China and leveraging our accumulated deep insights into consumers, we will refine and optimize our extensive network of models. We will also continuously invest in our research and development efforts to launch more and better intelligent systems and tools to streamline our business operations. This includes the use of large language models in building insurance chat agents and other useful applications for consumer support and internal operations. We aim to further enhance every aspect of our service cycle, from personalized recommendation and policy purchasing and management to claim settlements and post-sales services.

Investing in Technology

We will continue investing in our proprietary model architecture and big data analytics capabilities to enhance the precision and predictive power of our networks of interconnected models across the insurance value chain. By increasing the number of our models and optimizing them with our ever-growing data, we aim to drive innovation and maintain leadership in applying advanced technologies to transform China’s insurance distribution market. At the same time, we will continue to apply big data analytics across other operational aspects of our business to support strategic decision making. We will also continue enhancing our capabilities to improve consumer experience through automated and intelligent solutions. This includes advancing technologies that enable automated consumer service and intelligent claim settlement, among others.

Extending Our Geographical Reach

We plan to extend the geographical reach of our online insurance distribution business beyond the borders of China. Leveraging our existing engine, we are confident in our ability to offer our services on a global scale. To achieve this, we plan to establish strategic partnerships with carefully selected insurance carriers in overseas markets. Our initial focus will be on countries and regions with well-developed and mature insurance markets, such as the United States and Europe. By entering these markets, we aim to provide online insurance distribution services to leading overseas insurance carriers while efficiently delivering highly competitive insurance products to a global audience.

Expanding Product Offerings

We plan to deepen cooperation with our partnered insurance carriers and expand the scope of insurance offerings to include more long-term life insurance, critical illness insurance and annuities. We are working on upgrading our entire business process and technological capabilities so that efficient and intelligent long-term insurance product sales can be realized under a technology empowerment model. We will capitalize on our existing leading position and rapid growth in the industry to provide long-term insurance products for Chinese insurance consumers through online channels. We are dedicated to introducing a wider range of value-for-money products to insurance consumers. We also plan to continue assisting partnered insurance carriers in customizing insurance products that cater to the evolving demands of insurance consumers.

Broadening Partnership Network

We are committed to expanding our partnership network with leading insurance carriers, with the goal of customizing insurance products and making them available to consumers at competitive prices. We will deepen our cooperation with leading insurance carriers in China, empowering them with technology to enhance the standardization and stability of their technology systems, as well as utilizing our advanced technologies to assist them in providing more high-quality and efficient post-sales services for insurance consumers. By broadening our partnership network, we intend to continuous enhance our full consumer service cycle engine and thus our ability to better address the needs of insurance consumers.

The PRC Operating Entities’ Insurance Consumers

Since our inception, the consumer-centric approach has been embedded in our corporate ethos. Benefiting from the PRC Operating Entities’ best-in-class service empowered by their data analytics and cutting-edge technologies, the PRC Operating Entities have provided user-friendly interface, customized insurance products recommendation, clear interpretation and presentation of insurance policy terms, one-stop and full-cycle online insurance experience and satisfying post-sales services. The PRC Operating Entities have developed a large, loyal, and ever-growing insurance consumer base. In 2022 and 2023, The PRC Operating Entities served approximately 4.6 million and 8.1 million insurance consumers, respectively, from all provinces in mainland China. As we keep diversifying the PRC Operating Entities’ product offerings, investing in technology, and strengthening their relationships with insurance carriers, we believe the PRC Operating Entities’ consumer base will continue to grow.

Currently, a majority of the PRC Operating Entities’ consumers come from regions in China where the traditional insurance distribution industry is underdeveloped. Thus, we are able to stimulate and satisfy such consumers’ potential protection needs for insurance through internet. Since the beginning of their business operations, the PRC Operating Entities have executed the strategy to attract consumers with flagship customized and inclusive medical insurance products. Meanwhile, they continue to study and analyze consumers’ demands and preferences in other regions and to attract prospective consumers with higher disposable income and more diversified insurance demands. In 2023, around 78.2% of their insurance consumers were aged from 30 to 60, representing the core consumer group for insurance products in China. As China’s population becomes more mobile-first, they are increasingly adaptive and comfortable with purchasing goods and services online. With their comprehensive understanding of the changing consumption habits of China’s population, they can introduce more diversified and customized products and provide more tailored services, including enabling and recommending them to purchase protection for their loved ones, and their engine can recommend suitable insurance products to consumers across all ages and help them make informed decisions.

Full Consumer Service Cycle

The PRC Operating Entities have constructed a highly efficient full consumer service cycle engine, which is fully integrated into the entire customized service cycle for insurance consumers. This cycle includes personalized recommendations, purchasing, policy management, claim settlements and post-sales services. The PRC Operating Entities’ engine greatly improves insurance consumers’ policy purchase experience on our platform and sets us apart from other companies in the market. The following chart illustrates the full consumer service cycle supported by the PRC Operating Entities’ engine:

Leveraging the PRC Operating Entities’ full consumer service cycle engine, we are able to precisely address consumers’ expectations and needs of insurance protection and maximize their lifetime value on our platform. The case study below exemplifies how the PRC Operating Entities identify potential insurance consumers, make precise product recommendations to them, and create value for them throughout their journey with us.

Case Study: How We Met and Served a Deliveryman in Beijing

Assuming our user, Mr. X, is a deliveryman in Beijing, the PRC Operating Entities can offer him products and services that cater to his requirements. The specific steps to achieve this are as follows:

In the targeting and acquisition process, the PRC Operating Entities intend to promote a series of inclusive insurance product. Through their strong partnerships with popular social media platforms, the PRC Operating Entities are able to target specific user groups which we believe may be interested in this particular product. We achieve this by carefully screening internet users using a combination of user tags such as occupation type, age range and consumption preference. These user tags are derived from the PRC Operating Entities’ extensive experience in the insurance industry and their deep understanding of consumer habits and preferences. Following their intelligent bidding process for target user group with the group user tag of low-income bracket, Mr. X becomes one of the target users. Recognizing that such target user group may have limited access to traditional insurance, their content models help them capture those target users’ interest through tailored advertising materials introducing inclusive insurance products. These products provide vital coverage for needs such as health insurance and accident insurance. Intrigued by the PRC Operating Entities’ offerings, Mr. X is directed to the PRC Operating Entities’ self-operated platform for further information.

In the conversion process, the PRC Operating Entities’ user model network and product model network make precise product recommendations to the user group to which Mr. X belongs. Through our self-operated platform, Mr. X registers an account and shares additional essential information, confirming the PRC Operating Entities’ predictions about the characteristics and needs of the user group to which Mr. X belongs. This deeper understanding allows the PRC Operating Entities to streamline his conversion into a satisfied insurance consumer. After the PRC Operating Entities’ interconnected networks of models predict that it is highly probable that Mr. X works as a deliveryman and other similar jobs in Beijing, the PRC Operating Entities recommend an affordable insurance product that covers out-of-town medical care, includes provisions for medical deposits, and offers protection against traffic accidents. Such recommendation has been made taking into consideration his specific insurance needs as a deliveryman working in Beijing. Mr. X resonates with the PRC Operating Entities’ recommendation and becomes a valued member of their insurance consumer base.

In the post-sales process, the PRC Operating Entities strive to foster a long-term relationship with Mr. X. Through ongoing interaction with Mr. X, they have learnt that he is a father with moderate needs for insurance protection. In light of this, the PRC Operating Entities recommend insurance options tailored to his specific needs, including policies for children’s protection, critical illness coverage, and long-term insurance. These recommendations are designed to effectively alleviate the pressures of life faced by Mr. X as a deliveryman in Beijing. Mr. X has embraced the PRC Operating Entities’ product suggestions, becoming a loyal consumer in the process. Through this journey, the PRC Operating Entities have successfully instilled in him the importance and benefits of insurance and provided him and his family with more comprehensive and tailored insurance protection.

Precision Marketing

We have embraced a precision marketing strategy designed to reach a diverse spectrum of internet users. Thanks to the PRC Operating Entities’ media model network and user model network, the PRC Operating Entities can strategically bid for brand exposure and promote their insurance products effectively across third-party media channels in a cost-efficient manner. Through their commercial collaborations with these third-party media channels and deep insights into consumer habits and preferences, the PRC Operating Entities are able to target internet users that are more likely to be attracted by insurance products available on our platform. Armed with their accurate predictions of the profiles of these users, they then tailor advertising materials to resonate with each target user’s specific interests and needs. For instance, parents may encounter insurance products focused on child protection, white-collar workers may see offerings centered around comprehensive protection, and senior citizens may be exposed to insurance options catering to their healthcare requirements.

This personalized approach piques the interest of potential insurance consumers, prompting them to visit our self-operated platform. As these potential insurance consumers engage with us on our platform, we not only validate the PRC Operating Entities’ initial demographic predictions but also enhance their understanding of their unique needs. Their willingness to share more personal information with the PRC Operating Entities in pursuit of a superior insurance experience further enriches their data insights.

Product Recommendation

Our online insurance platform is designed to be highly visible and user-friendly, which ensures that users and consumers are made fully aware of the advantages of insurance products that the PRC Operating Entities recommend. Through our easily navigable information structure and a clear user interface, users and consumers are provided easy access to detailed information about the insurance product recommended by the PRC Operating Entities, such as policy duration, coverage amount, insurance responsibilities, premiums, and other critical policy terms and conditions.

Leveraging their interconnected networks of models, the PRC Operating Entities are able to gain valuable insights into consumer needs and preferences. These insights enable them to provide intelligent product recommendations, assisting their consumers in identifying the most suitable insurance solutions and facilitating seamless insurance transactions on our platform. In this connection, the PRC Operating Entities’ have developed Smart Insurance Brain which is able to automatically recommend customized products and tailor the consumer experience based on purchase history, browsing behavior, and insurance gap analysis, etc.

Furthermore, the PRC Operating Entities offer a combination of automated and human consumer services on our platform, ensuring that their consumers can seek professional advice about the insurance products available on our platform whenever they require assistance. This approach brings customized products to their consumers and provides them with a seamless and satisfying experience.

Convenient Purchase

The PRC Operating Entities are dedicated to providing insurance consumers with a clear and secure process for purchasing insurance products on our platform. Once their consumers have been matched with the insurance product that best suits their needs and preferences, they can complete the purchase process online. The PRC Operating Entities’ user-friendly interface makes it convenient for consumers to input the necessary information for completing the transaction in a paperless manner. As the entire purchase process can be conducted online, the PRC Operating Entities save their consumers time and effort.

Furthermore, as security and privacy are fundamental to their business operations and consumers’ purchasing experience, the PRC Operating Entities implement industry-leading encryption and security protocols to ensure that the purchasing process is both safe and secure. This convenient transaction process enhances the overall consumer experience on our platform.

Post-Sales Services

We understand that the PRC Operating Entities’ relationship with insurance consumers goes beyond the initial product sale, and they are committed to providing excellent post-sales services to ensure consumer satisfaction and build loyalty. The PRC Operating Entities’ self-developed Digital Intelligent Staff is available 24/7 to offer fast and personalized service to their insurance consumers. Through this system, consumers can easily update their insurance policies, check the status of their claims, and address other policy-related inquiries through a convenient online chat experience. In addition to their digital support, the PRC Operating Entities have a dedicated consumer support team ready to assist policyholders with any questions or concerns they may have regarding their insurance policies, claims, billing inquiries, or other issues. Our commitment to providing exceptional post-sales services through the PRC Operating Entities sets us apart from other online insurance platforms and encourages the PRC Operating Entities’ consumers to maintain long-term relationships with them. We aim to ensure that the PRC Operating Entities’ consumers have a positive and hassle-free experience throughout their insurance journey.

Claim and Settlement Facilitation

For the policies distributed on our platform in connection with certain products, the PRC Operating Entities assist consumers in submitting applications for claim settlement to the review and approval by insurance carriers to facilitate the settlement process. Our goal is to facilitate the settlement of valid insurance claims fairly and promptly while minimizing any potential hassles or frustrations for the PRC Operating Entities’ consumers. To facilitate the claim settlement process, the PRC Operating Entities assist consumers in submitting their claim applications, which are then reviewed and approved by the respective insurance carriers. Our user interface provides clear and explicit instructions, and consumers can easily file claim requests and submit all necessary documentation digitally. The PRC Operating Entities leverage intelligent systems, digitalized standard operating procedures, and streamlined workflows to ensure that there are no unnecessary delays in the process. Additionally, the PRC Operating Entities keep consumers informed of the status of their claims through regular updates. The PRC Operating Entities have continuously upgraded their Intelligent Claim Settlement service by incorporating advanced technologies such as a medical knowledge graph, robot review, and intelligent risk control. These technologies enhance the efficiency of the claim settlement process and create a seamless experience for their consumers. Our commitment to technology-driven claim settlement builds trust by demonstrating our ability to fulfill our promises and provide support to consumers when they need it the most.

Repeat Purchase and Cross-selling

We prioritize building strong and lasting relationships with the PRC Operating Entities’ insurance consumers. Since the Affiliated Entities introduce carefully selected insurance products from leading insurance carriers, the PRC Operating Entities’ consumers often find value in repeating their purchases of insurance products available on our platform. The renewal of insurance policies underwritten by partnered insurance carriers can be achieved on our platform. The PRC Operating Entities’ insurance consumers are able to update their insurance plans, including coverage and price, each time they renew their policies on our platform. To reward loyal consumers who consistently renew policies on our platform, the PRC Operating Entities offer exclusive privileges, such as access to online medical consultations and physical examination services.

The PRC Operating Entities are committed to addressing the evolving insurance needs of their consumers and offering insurance products that fill their coverage gaps. In this way, the PRC Operating Entities also facilitate the cross-selling of insurance products available on our platform. By staying closely connected with their consumers through competitive insurance products and thoughtful services, the PRC Operating Entities aim to enhance consumer loyalty and engagement, maximize the lifetime value of their consumers, and strengthen the overall profitability of their business operations. In this regard, the PRC Operating Entities’ retention rate of active users in 2022 and 2023 was 11.3% and 27.6%, respectively, indicating their enhanced capabilities to prolong engagement with existing active users while maintaining rapid business growth.

Access to Online Services

The PRC Operating Entities’ insurance consumers can access their services through our self-operated internet platform, including our websites, our WeChat official account and mini program, which were established in response to the increasing trend of users’ preference of acquiring information and conducting transactions online.

•	Our WeChat Official Account and WeChat Mini Program

The PRC Operating Entities launched our WeChat official account and our WeChat mini program in 2020. Through our WeChat official account and mini program, consumers could purchase insurance products which are customized based on their needs, manage purchased insurance policies, submit claim application, and obtain post-sales consumer services.

The PRC Operating Entities also provide insurance education to potential insurance consumers on our WeChat official account and mini program. The PRC Operating Entities regularly publish articles and reports which cover a wide range of insurance-related and health-related topics, aimed at enhancing consumers’ awareness of insurance needs, deepening their understanding of insurance products, and guiding them to select appropriate insurance products.

•	Our Websites

Our official website https://www.yuanbaobaoxian.cn/ serves as an introductory portal, through which the PRC Operating Entities present selected flagship insurance products and our featured service, and direct potential consumers to our WeChat official account for further assistance. In addition, the PRC Operating Entities also introduce partnered insurance carriers, post articles and news for educational purpose, and disclose required information, such as license and insurance products information. Once users view our advertisements on certain online platforms and click on the link displayed, they will be able to access our websites, which present the customized insurance products the PRC Operating Entities select for such users and facilitate the insurance purchase process.

Insurance Products on Our Platform

The PRC Operating Entities’ ability to provide highly competitive insurance products for consumers has been a central pillar for their business operations, enabling them to achieve significant growth and meaningful expansion. Starting with health insurance products, the PRC Operating Entities have expanded their offerings to a broad spectrum of insurance products, with a particular focus on medical, critical illness and life insurance products. The PRC Operating Entities selectively cooperate with reputable and reliable insurance carriers in China, and offer a matrix of inclusive and quality insurance products underwritten by partnered insurance carriers. In 2022 and 2023, the insurance products available on our platform were sourced from 56 and 69 insurance carriers, respectively. The PRC Operating Entities have deepened their collaboration with leading insurance carriers in China to offer an increasingly diversified portfolio of insurance products.

Short-term Insurance and Long-term Insurance

The insurance products the Affiliated Entities distributed are categorized into short-term insurance and long-term insurance, depending on whether the policy term is longer than one year. The following tables set forth the breakdown of the first year premiums and the number of new policies the Affiliated Entities facilitated by the policy term, both in absolute amounts and as percentages of the total amounts, for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2022		2023		2024
	(RMB million)	(%)	(RMB million)	(%)	(RMB million)	(%)
First Year Premiums
Short-term insurance	7,913.9	92.6	16,888.9	96.0	21,256.3	99.6
Long-term insurance	635.9	7.4	698.5	4.0	83.5	0.4

Total	8,549.7	100.0	17,587.4	100.0	21,339.8	100.0

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2022		2023		2024
	(thousand)	(%)	(thousand)	(%)	(thousand)	(%)
Number of New Policies
Short-term insurance	6,398.6	98.9	12,410.5	99.4	16,544.5	99.9
Long-term insurance	69.0	1.1	75.7	0.6	17.8	0.1

Total	6,467.6	100.0	12,486.2	100.0	16,562.3	100.0

Short-term insurance

The Affiliated Entities distribute a wide array of short-term insurance products which provide more flexible arrangements for insurance consumers and allow them to build trust in insurance. Meanwhile, through providing short-term insurance products to their consumer base, the PRC Operating Entities also help partnered insurance carriers build consumer loyalty and increase the likelihood of repeat purchase. By offering a variety of high-quality short-term insurance products, the PRC Operating Entities have successfully reached a large base of insurance consumers and made commercial insurance more accessible to the general public.

Long-term insurance

Recognizing the demands for lasting insurance protection of the PRC Operating Entities’ insurance consumers, primarily their existing short-term insurance consumer, the Affiliated Entities also offer various long-term insurance products. Distribution of long-term insurance products would require a high level of consumer trust and loyalty, considering the high premium and continuous payment of these products. We believe our leading market position, diverse product offerings and distinguished reputation position us well to become the go-to platform for consumers in need of long-term insurance.

The Affiliated Entities have been able to cross-sell long-term insurance products to consumers of short-term insurance products. In 2022, 2023 and the nine months ended September 30, 2024, approximately 87%, 83% and 97% of new policies of long-term insurance products were purchased by existing consumers of short-term insurance products, respectively.

Categories of Insurance Products

Insurance products available on our platform primarily consist of (i) medical insurance, (ii) critical illness insurance, and (iii) life insurance and others. Since our platform has been developed to be highly accommodating and adaptable, we are well-positioned to expand insurance product matrix, thereby allowing us to readily capture the business opportunities of China’s online insurance market. The following tables set forth the breakdown of the first year premiums and the number of policies the Affiliated Entities facilitated by the category of insurance products, both in absolute amounts and as percentages of the total amounts, for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2022		2023		2024
	(RMB million)	(%)	(RMB million)	(%)	(RMB million)	(%)
First Year Premiums
Medical insurance	5,936.0	69.4	11,511.6	65.5	13,994.6	65.6
Critical illness insurance	1,825.2	21.4	4,889.5	27.8	6,354.5	29.8
Life insurance and others	788.5	9.2	1,186.3	6.7	990.7	4.6

Total	8,549.7	100.0	17,587.4	100.0	21,339.8	100.0

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2022		2023		2024
	(thousand)	(%)	(thousand)	(%)	(thousand)	(%)
Number of New Policies
Medical insurance	4,624.9	71.5	8,048.6	64.5	10,196.8	61.6
Critical illness insurance	1,417.4	21.9	3,511.4	28.1	5,008.7	30.2
Life insurance and others	425.3	6.6	926.1	7.4	1,356.7	8.2

Total	6,467.6	100.0	12,486.2	100.0	16,562.3	100.0

Medical insurance

Our platform introduces a comprehensive range of medical insurance products, which are intended to address the diverse medical needs of consumers and their loved ones. The medical insurance products typically cover extensive medical expenses related to outpatient care, diagnostic tests, surgery and hospitalization.

Critical illness insurance

The critical illness insurance products available on our platform can support insurance consumers and/or their loved ones in the event of a critical illness. The critical illness insurance products typically cover a wide range of medical conditions, including cancer, stroke, heart disease, paralysis and others.

Life insurance and others

The Affiliated Entities provide their consumers with certain competitive life insurance products on our platform. The life insurance products are expected to offer financial security to consumers and their beloved ones in unpredictable circumstances. In the event of the premature death of the insured, their life insurance products provide a lump sum payment to the beneficiaries, enhancing their financial well-being during difficult times. The selected life insurance products include both term life insurance and whole life insurance, catering to different needs and budgets of insurance consumers. The Affiliated Entities also offer other insurance products on our platform, which primarily include accident insurance products and annuity insurance products.

Leveraging the increasingly diversified insurance products available on our platform, the PRC Operating Entities are able to provide insurance consumers with extensive choices of insurance coverage plans. The following table sets forth the number of insurance coverage plans covered by policies distributed to insurance consumers through our platform, both by product type and in total, for the years indicated:

	For the Year Ended December 31,
	2022	2023
Medical insurance	239	504
Critical illness insurance	132	286
Life insurance and others	224	551
Total	595	1,341

In 2022 and 2023, these insurance coverage plans covered by distributed policies were provided by 56 and 69 insurance carriers, respectively.

Partnered Insurance Carriers

The PRC Operating Entities maintain stable and close relationships with leading insurance carriers in China. The insurance products available on our platform in 2022 and 2023 were sourced from 56 and 69 insurance carriers, respectively. The Affiliated Entities distribute insurance products underwritten by partnered insurance carriers and do not bear any underwriting risk. The PRC Operating Entities have an actuarial team and assist insurance carriers in customizing insurance products based on their data-driven analysis of consumer demand. The PRC Operating Entities also provide system services to support insurance carriers’ online insurance business. The PRC Operating Entities have helped partnered insurance carriers achieve significant increase in insurance sales. The PRC Operating Entities distributed approximately 6.5 million, 12.5 million and 16.6 million new insurance policies in 2022, 2023 and the nine months ended September 30, 2024, respectively. In the meantime, we have been widely recognized by insurance carriers with our revenue generated from insurance distribution services and system services increasing by 140.5% from RMB850.3 million in 2022 to RMB2,045.2 million (US$291.4 million) in 2023 and by 59.6% from RMB1,501.1 million for the nine months ended September 30, 2023 to RMB2,395.8 million (US$341.4 million) for the nine months ended September 30, 2024. We aim at expanding partnered insurance carriers base and bringing value to more insurance carriers through continuously optimized services and technologies.

Cooperation with Insurance Carriers

We have established mutually trusted relationships with partnered insurance carriers since our inception. Empowered by the PRC Operating Entities’ superior data analytics capabilities and advanced technologies, we are able to assist with the customization of novel insurance products, shorten the product launch time, acquire and maintain a large consumer base, digitalize the process of online insurance transaction and services, and improve the overall operational efficiency for partnered insurance carriers.

•

Select insurance carriers. Before the PRC Operating Entities enter into business relationships with any insurance carrier, they consider a comprehensive set of factors, including insurance products offered, brand awareness, reputation, business scale, system stability and data security, financial position of the carrier, consumer service capabilities and others. The PRC Operating Entities’ prudent selection process ensures that they can find reliable insurance carriers to cooperate.

•

Identify consumer needs. The PRC Operating Entities’ efforts in customizing insurance products start with identifying the needs and preferences of insurance consumers. Leveraging their deep consumer insights and strong data capabilities, the PRC Operating Entities can identify the risks that consumers are concerned about and the corresponding product gap in the insurance market in a timely manner.

•

Participate in product customization. Based on consumer demands and actuarial analysis, the PRC Operating Entities leverage their expertise to assist insurance carriers in developing the insurance product, with a particular focus on risks covered, liability coverage, actuarial results, underwriting guidelines and claims handling procedure. The PRC Operating Entities would also assist in delineating the terms and conditions of the policy, ensuring the language is clear and legally enforceable.

•

Provide support to enable online insurance operation. Utilizing their advanced technology strength, the PRC Operating Entities provide services to digitalize the entire process of online insurance business to empower the insurance carriers with improved operational efficiency and increased consumer satisfaction.

•

Launch the product. Once all of the necessary steps have been completed, the PRC Operating Entities, together with their partnered insurance carrier, would launch the insurance product on our platform.

•

Distribute the product to larger consumer base. The PRC Operating Entities formulate and implement targeted marketing strategies to reach larger internet user base through the intelligent marketing approach, and further increase the efficiency in acquiring insurance consumers with the help of their networks of interconnected models.

•	Assist with claim settlement. The PRC Operating Entities assist with claim settlement by seamlessly connecting insurance consumers and carriers on our platform to facilitate the process.

•

Optimize the product. Subsequent to the launch of an insurance product, the PRC Operating Entities constantly monitor the sales performance. Based on sales metrics, consumer feedback and consumer satisfaction rate, they may also advise and assist insurance carriers in upgrading the insurance product to optimize its reception.

Agreement Terms and Monetization Model

The PRC Operating Entities typically enter into online insurance cooperation agreements for an initial term of one year with partnered insurance carriers, which generally can be automatically renewed for a certain period of time unless prior notice is provided by either party to terminate the agreement. In accordance with the terms of the agreements, the Affiliated Entities provide insurance distribution services to insurance carriers through our platform to facilitate the sales of insurance products. The PRC Operating Entities collect premiums of the insurance products they facilitate and remit the premiums in full to the insurance carriers, or the insurance carriers collect premiums directly from consumers, according to their agreements. The insurance carriers issue policies and provide claim settlement and pay commissions based on a percentage of the premiums the PRC Operating Entities facilitate. Accordingly, we do not currently generate revenues directly from the consumers with whom the PRC Operating Entities interact. Moreover, because we are not the issuer of the insurance policy to the consumer, we bear no underwriting risks. In addition, the PRC Operating Entities provide system services to optimize efficiency of insurance products distribution. Insurance carriers pay the PRC Operating Entities service fees on a regular basis in accordance with the contractual terms.

In the PRC Operating Entities’ standard online insurance cooperation agreements with partnered insurance carriers, a key distinguishing feature is the provision of both insurance distribution services and system services by our team to these insurance providers. Insurance distribution service and system services provided by the PRC Operating Entities are interconnected through the use of technology. Unlike the operating model of traditional insurance distributors, which requires significant offline human interactions, they move the entire workflow online and rely on technology not only for insurance product distribution activities, but also to develop and improve the PRC Operating Entities’ models to provide insurance carriers with consumer insights to optimize the efficiency of insurance distribution. The technologies are prerequisite and constitute a foundation for the PRC Operating Entities to distribute insurance products underwritten by their partnered insurance carriers and provide a highly efficient gateway for digitized insurance transaction process. It also highlights the mutual benefits that all parties can enjoy through this synergistic partnership. We firmly believe that through these efforts, the PRC Operating Entities assist partnered insurance carriers in elevating their brand image and overall reliability in the eyes of individual insurance consumers; thereby leading to increased sales of their insurance products.

Technology Capabilities

With the support of a highly skilled team of machine learning and data analytics engineers, we have cultivated industry-leading technological strengths, which form a fundamental pillar of our competitive edge. By harnessing their advanced technology infrastructure and data-driven insights into the online insurance industry, the PRC Operating Entities continually refine their products and services, enhance cost efficiency, and elevate user experiences. We have consistently upgraded their model architecture, leveraging their deep understanding and extensive research into globally recognized state-of-the-art general models. Since the inception of their business, their networks of interconnected models have been integral to every facet of their operations, including intelligent marketing, precise product recommendations, and automated consumer services. Drawing from the wealth of user data generated by their rapidly expanding operations in China, we continually sharpen the PRC Operating Entities’ technology capabilities to streamline their business operations. Our aim is to leverage industry-leading technologies to maximize the utility of the PRC Operating Entities’ engine, deliver an exceptional user experience, drive policy sales on our platform, and enhance the commercial success of their partnered insurance carrier.

Networks of Interconnected Models

Our consistent achievements as a technology-driven insurance distributor can be attributed to the continuous evolution of the PRC Operating Entities’ networks of interconnected models. These models are founded on state-of-the-art technologies in the field, encompassing deep learning, reinforcement learning, operations optimization, and natural language processing. Throughout their journey, the PRC Operating Entities have developed over 4,500 models and analyzed user data with more than 4,700 labels as of September 30, 2024, to make precise predictions and improve their operational efficiency.

Media, User and Product Model Networks

Leveraging their strong data capabilities and continuous investment in cutting-edge technologies, the PRC Operating Entities have established a model architecture that makes for more informed decision-making throughout their business operations. The PRC Operating Entities’ model architecture supports their media model network, user model network and product model network, the details of which are set forth below:

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Media model network. The PRC Operating Entities’ media model network consists of content models, traffic models, conversion models, and other layers of models. Their purpose is to automate the delivery of advertising, facilitate the understanding and optimization of advertising materials, and assess the value of specific media channels. The PRC Operating Entities’ media model network empowers them to tap into a significantly larger pool of potential insurance consumers. They also enable them to bid for exposure on third-party media channels at different prices based on the different backgrounds of target internet users. Therefore, by leveraging the insights provided by their media model network, the PRC Operating Entities can optimize their collaboration with media channels and enhance the cost efficiency of their sales and marketing efforts.

•

User model network. The PRC Operating Entities’ user model network is equally diverse. For instance, leveraging their new user models, we can make a wide range of predictions on new users’ insurance pain points, premium payment preferences, and purchasing power. Likewise, their dormant user models help them understand these users’ openness to selling and marketing tactics, and willingness to engage in communications. The primary objectives of these models are to broaden their reach to potential consumers, foster loyalty among their existing insurance consumers, and enhance user engagement. Leveraging the user profiles generated by their media model network and additional information gathered during their interactions with potential and existing insurance consumers, the PRC Operating Entities continuously refine their understanding of these individuals. Consequently, the PRC Operating Entities can assign various group user tags to them, such as white-collar workers, blue-collar workers, urban seniors, and rural seniors. By harnessing the synergistic capabilities of their user model network, the PRC Operating Entities enhance the precision of their marketing strategies, expand their insurance consumer base, and maximize the lifetime value of their insurance consumers.

•

Product model network. The PRC Operating Entities’ product model network incorporates models for areas such as insurance product premiums, coverage and terms, and preferred insurance carriers. Their primary purpose is to expand the availability of competitive insurance products on our platform and reinforce their collaboration with insurance carriers for product customization. Leveraging the information and data generated by their media model network and user model network, their product model network is capable of matching their diverse range of insurance products with individuals possessing different demographic characteristics. This enables the PRC Operating Entities to provide precise product recommendations to insurance consumers across different dimensions, such as insurance product brand, insurance coverage and premiums required. The PRC Operating Entities’ product model network also plays a pivotal role in maintaining their leadership position in the online insurance industry by enabling them to offer tailored recommendations to interested users and distribute customized insurance products to meet the evolving demands of insurance consumers.

The PRC Operating Entities’ media model network, user model network and product model network combine to form a comprehensive network of interconnected models, which empowers them to boost the sales of insurance products on our platform and maximize the value that we can create for all of our stakeholders.

Evaluation and Iteration

Recognizing that the continued growth of the PRC Operating Entities’ business operations depends on robust and reliable technology, we highly value the precision of predictions made by the PRC Operating Entities’ network of interconnected models, considering them a critical indicator of their technological strengths. Our core models have consistently demonstrated their effectiveness. This track record has been instrumental in driving our rapid and high-quality growth since our company’s inception.

To maintain and assess the performance of their models, the PRC Operating Entities have implemented a comprehensive and quantifiable evaluation system called EvalMatrix. This system defines various performance indicators, including precision rate and recall rate, specific to each model, allowing the PRC Operating Entities to measure and scrutinize their performance. If a particular model’s performance falls below expectations, the PRC Operating Entities take swift actions to optimize such model. Before any modified model is put into use, it undergoes a rigorous series of testing and verification procedures. Through their continuous efforts to enhance models, the PRC Operating Entities have significantly reduced the time required for model iterations. Furthermore, the PRC Operating Entities are committed to improving the speed of model deployment. Leveraging automated deployment tools and platforms, the PRC Operating Entities have streamlined the model deployment process, reducing the time required to within three minutes. This enhanced efficiency enables the PRC Operating Entities to respond more swiftly to the evolving demands of their business operations.

Insurance Knowledge Graph

The PRC Operating Entities’ powerful Insurance Knowledge Graph is driven by advanced natural language processing technologies, including text recognition, entity recognition, and sequence labeling models. Insurance Knowledge Graph parses the policy terms of more than 6,000 different insurance products from various carriers to play an active role in providing automated insurance consultation and product recommendations. As a result, insurance consumers are provided with products recommendations tailored to their specific and evolving demands.

Insurance Knowledge Graph is the result of extensive accumulation and analysis, including: (i) more than 300,000 medical jargons, (ii) more than 200,000 entries relating to medicines, and (iii) more than 50,000 entries relating to diseases. Leveraging the extensive knowledge of insurance products available in Insurance Knowledge Graph, the PRC Operating Entities’ automated consumer service system can provide more effective consultations to insurance consumers on insurance products and offer more valuable assistance and guidance throughout the claim settlement process. Additionally, their automated consumer service system has been trained on a diverse dataset, featuring over 200 types of intentions and more than two million question-and-answer pairs. Leveraging open-source models and data accumulated from their business operations, the PRC Operating Entities have integrated large language models tailored to the insurance domain.

Empowering Insurance Carriers with Technology

The PRC Operating Entities offer various services that cater to the specific needs of partnered insurance carriers in their online insurance business. The range of services includes strategic technical advisory services, full consumer service cycle engine application, as well as capacity building for intelligent insurance. The technical advisory services provide valuable insights and recommendations, enabling insurance carriers to make informed decisions regarding their technological infrastructure, software applications, and digital strategies. The application of a full consumer service cycle engine ensures a streamlined and efficient consumer journey, encompassing all key steps from inquiries to policy issuance, claims settlement, and ongoing support. Furthermore, the PRC Operating Entities offer capacity building services that empower insurance carriers to leverage the power of their engine for insurance intelligence. By implementing machine learning-driven solutions such as chatbots, partnered insurance carriers can enhance their response times and deliver exceptional consumer service.

Data Security and Personal Information Protection

We have been committed to protecting data security and personal information since our inception. In accordance with the PRC Personal Information Protection Law, the PRC Operating Entities have implemented comprehensive and rigorous internal rules and policies to govern how they may acquire, use and share data and personal information, as well as protocols, technologies and systems in place to ensure that such information will not be accessed or disclosed improperly. Users on our platform must acknowledge the terms and conditions of the “personal information protection policy” before purchasing insurance products, under which they consent to the PRC Operating Entities’ collection, use and disclosure of their data in compliance with applicable laws and regulations. The PRC Operating Entities’ limit access to their servers that store their user and internal data to the minimized extent that is necessary for providing services and all user information they provide to third parties, such as insurance carriers, also to such extent. The PRC Operating Entities adopt an encryption system intended to ensure the secured storage and transmission of data and personal information, and prevent any unauthorized member of the public or third parties from accessing or using the data and personal information in any unauthorized manner. Furthermore, the PRC Operating Entities employ multiple other safety solutions to prevent and address risks in data security, user privacy and others, such as data encryption and de-sensitization, installing firewall, establishing data backup system, vulnerability scanning and regular safety auditing of database. Our board of directors has general oversight power over cybersecurity issues and delegates the daily supervision responsibility to our chief technology officer, Mr. Bo Wang. The head of our maintenance and operations department responsible for cybersecurity directly reports cybersecurity status to Mr. Bo Wang, and in case of a significant cybersecurity incident, Mr. Bo Wang will report the incident to our board of directors to take appropriate and timely measures in response to the incident.

Risk Management

The PRC Operating Entities have established risk management and internal control system by adopting various policies and procedures covering all aspects of their business, and we are dedicated to continually improving these policies and procedures. The PRC Operating Entities are committed to operating their business in compliance with laws and regulations and we have obtained the requisite licenses to conduct insurance intermediary business in China. The PRC Operating Entities’ legal and compliance professionals contribute to their risk management and internal control efforts by tracking regulatory policies and requirements, formulating compliance policies and procedures and ensuring their implementation, promoting a corporate culture of staying compliant with regulatory requirements, conducting self-inspection and internal control over various business departments, and monitoring and reviewing their advertisement, products and services from time to time. The PRC Operating Entities have in place an anti-bribery and anti-corruption policy to safeguard against any corruption within our company. The PRC Operating Entities have an internal reporting channel that is open and available for their employees to report any suspected corrupt acts. In addition, to uphold their commitment of protecting the interests of insurance consumers, the PRC Operating Entities also closely monitor and address fraud risks that insurance consumers may encounter throughout different phases of their insurance journey, including but not limited to insurance purchase, policy renewal, payment of premiums, and claim settlement.

The PRC Operating Entities have invested significant resources in their technology system to support risk management, and we have developed a robust technology system for the integration with their partnered insurance carriers’ systems and the daily functioning of their internal risk management processes. For details of their measures to protect data security and personal information, see “—Data Security and Personal Information Protection.”

Sales and Marketing

Recognizing that brand awareness and image are key to our success in China’s online insurance market, we have been focusing on establishing our business presence and building our brand as a trustworthy online insurance distributor. Within a period of as short as three years, we have become a leading player in China’s online insurance market. By offering competitive insurance products on our platform and maintaining top-notch service quality throughout a consumer’s journey with us, we present ourselves as an accessible, reliable and valuable online insurance solutions provider. With the continual improvement of our brand reputation in the market, an increasing number of insurance carriers are inclined to partner with us, which in turn boosts our efforts in consumer acquisition and retention by virtue of the offerings of more attractive insurance products. Such virtuous, self-reinforcing cycle empowers us to continually expand our brand influence and market share, laying a solid foundation for the PRC Operating Entities’ sustainable operations and long-lasting success in China.

Leveraging their technological power enabled by their technology teams, the PRC Operating Entities have been able to make sales and marketing efforts in an intelligent and cost-effective manner. In order to implement customized marketing strategies for potential consumers with different backgrounds to improve the efficiency in acquiring insurance consumers, the PRC Operating Entities divide potential consumers into different groups and conduct consumer profiling for each group utilizing their leading data capacities. Moreover, the PRC Operating Entities’ highly developed model infrastructure enables them to reach out to and effectively attract a much larger base of people, which helps them connect to more consumers and drive up sales. By accurately matching potential and existing consumers with appropriate insurance products, their model infrastructure also substantially increases the odds for the success of their marketing strategies. Furthermore, enabled by their leading edge in data analytics, the PRC Operating Entities keep monitoring the overall efficiency and commercial returns of their sales and marketing efforts, which allows them to continually optimize their marketing strategies at the group level and improve the return on investment of their marketing campaigns.

Competition

The online insurance industry in China is rather competitive. Our current or potential competitors include (i) other online independent insurance product and service platforms, (ii) traditional insurance intermediaries, (iii) online direct sales channels of large insurance carriers, (iv) major internet companies that have commenced insurance distribution businesses, and (v) other online insurance technology companies. We compete primarily on the basis of cutting-edge technologies, effective consumer acquisition and efficient consumer conversion capabilities, capabilities of designing popular customized products based on deep understanding of consumer needs, best-in-class consumer service capabilities, well-established business relationships with insurance carriers proven by enhancing their operational efficiency and increasing their sales.

Employees

The PRC Operating Entities had 359,384 and 454 full-time employees as of December 31, 2022 and 2023 and September 30, 2024, respectively. All of their employees are located in China. The following table sets forth the number of their full-time employees by functions as of September 30, 2024:

Function	Number of employees	% of total
Research and development	308	67.8
General and administrative	107	23.6
Sales and marketing	31	6.8
Operations	8	1.8

Total	454	100.0

The PRC Operating Entities enter into employment contracts and confidentiality agreements with their full-time employees. The confidentiality agreements entered into with our senior management and certain core employees also contain non-compete terms. In addition to base salaries and benefits, the PRC Operating Entities provide performance-based bonuses for their full-time employees.

As required by regulations in China, the PRC Operating Entities participate in various employee social security plans that are organized by municipal and provincial governments for their employees, including pension, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance, and housing fund. The PRC Operating Entities are required under PRC laws to make contributions to social insurance plans for their employees at specified rates.

The PRC Operating Entities have not experienced material labor disputes with their employees in the past. None of their employees is represented by labor unions.

Facilities

The PRC Operating Entities’ principal offices are located in Beijing, China, and the PRC Operating Entities have also leased offices in Guangzhou and Hechi of China. As of September 30, 2024, their leased offices had an aggregate gross floor area of approximately 5,763.7 square meters. These leases vary in duration from one to three years.

The PRC Operating Entities lease all the facilities that they currently occupy from independent third parties. We believe that the facilities that the PRC Operating Entities currently lease are generally adequate to meet their needs for the foreseeable future.

Intellectual Property

The PRC Operating Entities rely on a combination of patents, copyrights, trademarks and trade secret laws and restrictions on disclosure to protect their intellectual property rights. The PRC Operating Entities own software copyrights to the business system and platform software we developed in-house. Under the confidentiality agreements the PRC Operating Entities enter into with their employees, they acknowledge that during the course of their employment all intellectual property rights generated by the employees, jointly with others, or by procuring others to conceive, develop, or research due to the performance of duties or use of their material and technical conditions, business information, know-how, confidential information belong to them.

The PRC Operating Entities also closely monitor any infringement or misappropriation of their intellectual property rights. As of September 30, 2024, the PRC Operating Entities had registered 62 copyrights, 178 trademarks and 51 domain names in mainland China.

Insurance

As the PRC Operating Entities operate primarily online, the PRC Operating Entities do not maintain property insurance policies covering users, equipment and facilities for injuries, death or losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, the PRC Operating Entities do not maintain business interruption insurance, nor do they maintain key-man life insurance.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of the PRC Operating Entities’ business, including labor disputes, consumer complaints in relation to their business operations, and other dissatisfactions, administrative penalties in relation to their advertisements, and trademark and copyright disputes with third parties. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on the PRC Operating Entities’ business, results of operations or financial condition.

Environmental, Social and Governance (ESG)

Since our inception, we have paid close attention to ESG matters and take actions in the PRC Operating Entities’ day-to-day operations to create social value and fulfill our social responsibility. Our commitment to the society is the foundation upon which we build our social values into the PRC Operating Entities’ business. We are committed to promoting social welfare, serving the community, and benefiting the society.

Public welfare activities

Operating as a responsible corporate citizen is central to our success as a business. We are committed to making a positive difference in the country and the PRC Operating Entities are dedicated to offering customized and inclusive insurance protection to a wider group of people and we are honored to have our public welfare activities acknowledged by the society. For example, in December 2022, the PRC Operating Entities won the Special Contribution Award of the 2022 Public Welfare Ceremony of the ifeng.com Activist Alliance for their customized insurance donation project for the China Development Research Foundation’s One Village One Preschool project. The PRC Operating Entities donated customized health insurance and casualty insurance to teachers and students of kindergartens in rural areas. Through such donation project, we believe that we have contributed to rural education and rural revitalization in mainland China and we will continue to demonstrate our corporate responsibility in public welfare activities through charitable giving.

Caring for the elderly group

We have been upholding our commitment to promoting equity and inclusion and we highly value the elderly group and their life-time contribution to our society. We strive to provide extra protection to the elderly group with the PRC Operating Entities’ insurance products and services. To honor the Women’s Day, the PRC

Operating Entities cooperated with an insurance carrier to launch the Yuanbao Elderly Fracture Medical Insurance in March 2021 to provide free accidental fracture medical insurance for women aged 50 to 70 years old. Additionally, the PRC Operating Entities launched Elderly Service Line specially designed for the elderly, which have exclusive functions such as prioritizing answering calls from the elderly, intelligent dialect communication matching, and special control of speech speed and volume. We believe that the PRC Operating Entities’ special products and services designed for the elderly group have brought them more convenient insurance experience and stronger protection, which the PRC Operating Entities are committed to offering in the future.

Serving quake-affected people

We have always taken it as our responsibility to help disaster-stricken people enjoy faster and more convenient insurance services. In May 2021, immediately after earthquakes occurred in Yunnan and Qinghai, China, the PRC Operating Entities cooperated with many insurance carriers and launched special insurance services in response to the urgent needs of insurance consumers in the affected areas, including opening a 24-hour hotline for consumers’ consultation and claim settlement, prioritizing to settle claims from quake-affected consumers and simplifying related procedures, providing advance payment of claims, offering convenient claim services, and proactively identifying affected consumers. We believe that the PRC Operating Entities have leveraged their business advantages to assist their consumers in the quake-affected areas so that they have experienced the convenience of insurance and their and insurance carriers’ warmth to the greatest extent.

REGULATION

This section sets forth a summary of the most significant laws and regulations that may affect the PRC Operating Entities’ business and operations in China.

Regulations Related to Foreign Investment in China

The establishment, operation and management of companies in China are governed by the PRC Company Law, which was promulgated in 1993, last amended on December 29, 2023 and came into effect on July 1, 2024. The PRC Company Law applies to both PRC domestic companies and foreign-invested companies. The direct or indirect investment activities of a foreign investor shall be governed by the PRC Foreign Investment Law and its implementation rules. The Foreign Investment Law is promulgated by the National People’s Congress of the PRC, or the NPC, on March 15, 2019, and has taken effect since January 1, 2020, which replaced the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the PRC Wholly Foreign-owned Enterprise Law. The Foreign Investment Law adopts the administrative system of pre-entry national treatment along with a negative list for foreign investments, establishing the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

Pursuant to the Foreign Investment Law, “foreign investments” refer to any direct or indirect investment activities conducted by any foreign individual, enterprise, or organization (collectively referred to as “foreign investors”) in the PRC, which includes any of the following circumstances: (i) foreign investors establishing foreign-invested enterprises, or FIEs, in the PRC solely or jointly with other investors; (ii) foreign investors acquiring shares, equity interests, property portions or other similar rights and interests thereof within the PRC; (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors; and (iv) other forms of investments as defined by laws, regulations, or as otherwise stipulated by the State Council of the PRC. According to the Foreign Investment Law, the State Council shall promulgate or approve a list of special administrative measures for access of foreign investments, or the Negative List. The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List promulgated and amended by the National Development and Reform Commission, or the NDRC and the Ministry of Commerce from time to time. The Foreign Investment Law provides that foreign investors shall not invest in the “prohibited” industries, and shall meet certain requirements as stipulated under the Negative List for investing in “restricted” industries.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, (i) that local governments shall abide by their policy commitments to the foreign investors and contracts concluded with the foreign investors in accordance with the law; (ii) FIEs are allowed to issue stocks and corporate bonds; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; (iii) mandatory technology transfer is prohibited; and (iv) the capital contributions, profits, capital gains, proceeds out of asset disposal, licensing fees of intellectual property rights, indemnity or compensation legally obtained, or proceeds received upon settlement by foreign investors within the PRC, may be freely remitted inward and outward in Renminbi or a foreign currency. Also, foreign investors or FIEs should assume legal liabilities for failing to report investment information in accordance with the requirements. Furthermore, the Foreign Investment Law provides that FIEs established prior to the effectiveness of the Foreign Investment Law may maintain their original organization form within five years after January 1, 2020.

On December 26, 2019, the State Council of the PRC further issued the Implementation Rules of the Foreign Investment Law, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the PRC Equity Joint Venture Law, the Provisional Regulations on the Duration of PRC Equity Joint Venture Law, the Regulations on Implementing the PRC Cooperative Joint Venture Law, and the Regulations on Implementing the PRC Wholly Foreign-owned Enterprise Law. The Implementation Rules of the

Foreign Investment Law restates certain principles of the Foreign Investment Law and further provides that, among others, (i) if an FIE established prior to the effective date of the Foreign Investment Law fails to adjust its legal form or governance structure to comply with the provisions of the PRC Company Law or the PRC Partnership Enterprises Law, as applicable, and complete amendment registration before January 1, 2025, the enterprise registration authority will not process other registration matters of the FIE and may public such non-compliance thereafter; and (ii) the provisions regarding equity interest transfer and distribution of profits and remaining assets as stipulated in the contracts among the joint venture parties of an FIE established before the effective date of the Foreign Investment Law may, after adjustment of the legal form and governing structure of such FIE, remain binding upon the parties during the joint venture term of the enterprise.

On September 6, 2024, the NDRC, and the Ministry of Commerce promulgated the Special Administrative Measures for Access of Foreign Investment (Negative List) (2024 Edition), or the 2024 Negative List, which came into effect on November 1, 2024. In addition, the NDRC and the Ministry of Commerce promulgated the Encouraged Industry catalog for Foreign Investment (2022 Edition), or the 2022 Encouraged Industry catalog, on October 26, 2022, which came into effect on January 1, 2023. Industries not listed in the 2024 Negative List and 2022 Encouraged Industry catalog are generally open for foreign investments unless specifically restricted by other PRC laws. The establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority equity interests in such joint ventures. In addition, foreign investment in projects in a restricted category is subject to government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Pursuant to the Provisional Administrative Measures of Filing on Establishment and Modifications for Foreign Invested Enterprises promulgated by the Ministry of Commerce on October 8, 2016, and amended on July 30, 2017 and June 29, 2018, establishment and changes of FIEs not subject to approvals under the special entry management measures shall be filed with the relevant commerce authorities. However, as the Foreign Investment Law has taken effect, the Ministry of Commerce and the State Administration for Market Regulation, or the SAMR, jointly issued the Foreign Investment Information Report Measures on December 30, 2019, which has been in effect since January 1, 2020. According to the Foreign Investment Information Report Measures, which repealed the Provisional Administrative Measures of Filing on Establishment and Modifications for Foreign Invested Enterprises, foreign investors or FIEs shall report their investment-related information to the competent local counterparts of the Ministry of Commerce through Enterprise Registration System and National Enterprise Credit Information Notification System.

On December 19, 2020, the NDRC and the Ministry of Commerce jointly promulgated the Measures on the Security Review of Foreign Investment, effective on January 18, 2021, which sets forth the provisions concerning the security review mechanism on foreign investment, including, amongst others, the types of investments subject to review, review scopes and procedures. The Measures on the Security Review of Foreign Investment defines foreign investment as direct or indirect investment by foreign investors in the PRC, which includes (i) investment in new onshore projects or establishment of wholly foreign owned onshore companies or joint ventures with foreign investors; (ii) acquiring equity or asset of onshore companies by merger and acquisition; and (iii) onshore investment by and through any other means. It further requires that foreign investors or their domestic affiliates to apply for clearance of national security review before they conduct any investment into any of the following fields: (i) investment in the military industry or military-related industry, and investment in areas in proximity of defense facilities or military establishment; and (ii) investment in any important agricultural product, important energy and resources, critical equipment manufacturing, important infrastructure, important transportation services, important cultural products and services, important information technologies and internet products and services, important financial services, critical technologies and other important fields which concern the national security where actual control over the invested enterprise is obtained. The Office of the Working Mechanism of the Security Review of Foreign Investment, or the Office of the Working Mechanism, is established under NDRC, who will lead the task together with MOFCOM. Foreign investor or relevant parties in mainland China must declare the security review to the Office of the Working

Mechanism prior to the investments in, among other industries, important cultural products and services, important information technology and internet products and services, important financial services, key technologies and other important fields relating to national security, and obtain control in the target enterprise. If the relevant parties implements such transactions without making declaration, the Office of the Working Mechanism may require such parties to declare the security review within a time limit, order the disposal of equity or assets, or take other necessary measures to restore the status quo and eliminate the impact on national security.

Regulations Related to Value-Added Telecommunications Services

Pursuant to the PRC Telecommunications Regulations, or the Telecommunications Regulations, promulgated by the State Council on September 25, 2000, amended on July 29, 2014, and February 6, 2016, which provides a regulatory framework for telecommunications services providers in the PRC, telecommunications services are categorized into basic telecommunications services and value-added telecommunications services and the telecommunications services providers are required to obtain operating licenses prior to the commencement of their operations. Pursuant to the Classification catalog of Telecommunications Business (2015 version) as last amended on June 6, 2019, or the Telecom catalog, “value-added telecommunication services” was further classified into two sub-categories and 10 items. Both online data processing and transaction processing services and information services fall within the second subcategory of value-added telecommunications businesses. Under the Telecommunications Regulations, commercial operators of value-added telecommunications services must first obtain an operating license from the Ministry of Industry and Information Technology of the PRC, or the MIIT, or its provincial level counterparts.

Pursuant to the Telecom catalog, the “online data processing and transaction processing services” mean the online data processing and transaction/affair processing services provided for users through public communication networks or the internet, using various kinds of data and affair/transaction processing application platforms connected to various kinds of public communication networks or the internet. Online data processing and transaction processing services include transaction processing services, electronic data interchange services and network/electronic equipment data processing services. A telecommunication services operator engaged in online data processing and transaction processing services shall obtain a value-added telecommunications business operating license for “online data processing and transaction processing services,” or the EDI License.

Pursuant to the Telecom catalog, the “information services” refer to the information services provided for users via the public communication network or the internet and by the information collection, development, processing and construction of information platforms. By technical service methods of information organization and transmission, among others, the “information services” are classified into information release platforms and transmission services, information retrieval and inquiry services, information community platform services, instant information interaction services as well as information protection and processing services. The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, sets out guidelines on the provision of internet information services. The Internet Content Measures classifies internet information services into commercial internet information services and non-commercial internet information services. Pursuant to the Internet Content Measures, commercial internet information services refer to the service activities of compensated provision to online subscribers through the internet of information or website production; non-commercial internet information services refer to the service activities of non-compensated provision to online subscribers through the internet of information that is in the public domain and openly accessible. The Internet Content Measures requires that a provider of commercial internet information services shall obtain a value-added telecommunications business operating license for “internet information services,” or the ICP License. The Internet Content Measures further requires that a provider of non-commercial internet information services shall carry out record-filing procedures with the MIIT or its provincial level counterparts. Moreover, pursuant to the Internet Content Measures, internet information service providers shall post their ICP License numbers or record-filing numbers in a prominent place on the homepage of their websites. In addition, the

Internet Content Measures specifies a list of prohibited content. Internet information service providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the legal rights of others. Internet information service providers must monitor and control the information posted on their websites. If any prohibited content is found by an internet information service provider, it must immediately stop the transmission thereof, save the relevant records and make a report thereon to the relevant authority of the State. Pursuant to the Internet Content Measures, internet information service providers that violate such prohibition may face criminal charges or administrative sanctions. On January 8, 2021, the Cyberspace Affairs Commission, or the CAC, issued the Revised Draft for Comment of the Internet Content Measures, or the Draft Internet Content Measures, which reinforces the responsibilities of Internet information service providers and includes: (i) establishing a review system of content publication, (ii) verifying the truthfulness of identity of users; and (iii) protecting the privacy and safety of personal information. As of the date of this prospectus, the Draft Internet Content Measures has not been adopted.

Pursuant to the Regulations for the Administrative Measures of Foreign-Invested Telecommunications Enterprises, or the FITE Regulation (2016 Version), which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016, and the 2024 Negative List, the ultimate foreign equity ownership in a value-added telecommunications services provider shall not exceed 50%, except for e-commerce business, domestic multi-party communications services business, store-and-forward business and call center business which may be 100% owned by foreign investors. In order to acquire any equity interest in a value-added telecommunication business in China, the main foreign investor must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating a value-added telecommunication business overseas. On March 29, 2022, the Decision of the State Council on Revising and Repealing Certain Administrative Regulations, which took effect on May 1, 2022, was promulgated to amend certain provisions of regulations including the FITE Regulation (2016 Version), pursuant to which the main foreign investor contemplating to acquire equity interest in a value-added telecommunications services provider in China will not be required to demonstrate good track records and experience in operating a value-added telecommunication business overseas.

On July 13, 2006, the Ministry of Information Industry of the PRC, or the MII, which is the predecessor of the MIIT promulgated the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MII Circular, pursuant to which, a PRC domestic company that holds a value-added telecommunications business operation license is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. If a license holder fails to comply with the requirements in the notice and cure such non-compliance, the MIIT or its local counterparts have the discretion to take measures against such license holders, including revoking their valued-added telecommunication business operating licenses. In addition, under the MII Circular, the Internet domain names and registered trademarks used by a foreign-invested value-added telecommunications service operator shall be legally owned by that operator or its shareholders.

The VIE, Yuanbao Shuke (Beijing) Technology Co., Ltd., has obtained a value-added telecommunication business operation license for providing online data processing (only limited to e-commerce business) and transaction processing services and information services business (only limited to internet information services), which will expire on February 26, 2025.

Regulations Related to Insurance Industry

The insurance industry in the PRC is subject to various regulatory provisions and guidelines formulated by the PRC regulatory authorities. Between 1998 and 2018, the CIRC was the regulatory authority responsible for the supervision of the Chinese insurance industry. In March 2018, the Chinese Banking and Insurance Regulatory Committee, or the CBIRC, was established as the result of the merger between the CIRC and the China Banking Regulatory Commission, and became the new regulatory authority for the supervision of the Chinese insurance industry. In March 2023, the State Council announced a reform plan, pursuant to which the National Administration of Financial Regulation, or the NAFR, was established based on the former CBIRC and became the current regulatory authority supervising the Chinese insurance industry.

Insurance activities undertaken within the PRC are primarily governed by the Insurance Law of the PRC, which was promulgated by the SCNPC, on June 30, 1995, and last amended in 2015, and the related rules and regulations. The Insurance Law of the PRC, comprising general principles, insurance contracts, insurance companies, insurance operational standards, supervision and regulation of the insurance industry, insurance agencies and insurance brokerage companies, legal liabilities and supplementary provisions, sets out the legal framework for regulating the insurance companies.

The Administrative Measures for the Licenses of Banking and Insurance Institutions, which was issued by the CBIRC on April 28, 2021, and took effect from July 1, 2021, stipulate that banking and insurance institutions, including insurance brokerage companies, professional insurance agencies and other insurance intermediaries, shall, when conducting financial business, legally obtain relevant financial license and a business license issued by the SAMR.

On October 28, 2021, the CBIRC promulgated the Implementing Measures for Administrative Licensing and Record-filing of Insurance Intermediaries which became effective on February 1, 2022. The CBIRC and its local offices shall, in accordance with the provisions of these Measures, implement administrative license and recordation of insurance intermediary business and senior executives.

Insurance Brokerage

Pursuant to the Insurance Law of the PRC, an insurance broker is an entity that, in the interest of the insurance applicants, provides intermediary services between the insurance applicants and the insurance companies for the conclusion of insurance contracts, and collects commissions for such services in accordance with relevant laws.

On February 1, 2018, the CIRC promulgated the Provisions on the Supervision and Administration of Insurance Brokers, or the Insurance Brokerage Provisions, which came into effect on May 1, 2018. The Insurance Brokerage Provisions specifies the provisions regarding market access and exit, operating rules, industry self-discipline, monitor and inspection and legal obligations for insurance brokers.

According to the Insurance Law of the PRC and the Insurance Brokerage Provisions, to operate insurance brokerage businesses within the territory of the PRC, an insurance brokerage company shall satisfy the following requirements stipulated by the CIRC and obtain a license to operate insurance brokerage business: (i) its shareholders meet the requirements stipulated in the Insurance Brokerage Provisions, and make capital contribution with their self-owned, true and lawful funds instead of bank loans or non-self-owned funds in various forms; (ii) its registered capital meets the requirements of the Insurance Brokerage Provisions and the registered capital shall be entrusted in accordance with the relevant provisions of the CIRC; (iii) its business scope recorded in the business license is in compliance with the relevant provisions of the CIRC; (iv) its articles of association is in conformity with the relevant provisions; (v) its company name is in conformity with the Insurance Brokerage Provisions; (vi) its senior managers meet the qualification requirements stipulated in the Insurance Brokerage Provisions; (vii) it has established a governance structure and internal control system as stipulated by the CIRC, and a scientifically and reasonably feasible business mode; (viii) it has a fixed premise in line with its business scale; (ix) it has a business and financial information management system as stipulated by the CIRC; and (x) other conditions specified by laws and administrative regulations or prescribed the CIRC. Besides, the minimum registered capital of an insurance brokerage company that conducts business in regions not limited to the provincial level is RMB50 million. The minimum registered capital of an insurance brokerage company that conducts business within the provincial level is RMB10 million. An insurance brokerage company shall not operate insurance brokerage business until it obtains the license, and it shall register the relevant information in a regulatory information system as prescribed by the CIRC in time.

The Insurance Brokerage Provisions also requires an insurance brokerage company to procure professional liability insurance or pay a deposit within twenty days upon obtaining a license to operate insurance brokerage business. If an insurance brokerage company intends to procure professional liability insurance, it shall ensure such the insurance remains valid. The maximum compensation for each accident under the professional liability insurance procured by an insurance brokerage company shall be no less than RMB1 million. One-year accumulated maximum compensation shall be no less than RMB10 million and no less than the insurance brokerage company’s income from principal business in the previous year. If an insurance brokerage company intends to pay a deposit, the deposit shall be paid at 5% of its registered capital; if an insurance brokerage company increases its registered capital, the amount of the deposit shall be increased proportionately. The deposit shall be stored in a designated account in the form of a bank deposit in a commercial bank or in any other form approved by the CIRC. Under any of the following circumstances, an insurance brokerage company may use the deposit: (i) decrease of registered capital; (ii) cancelation of license; (iii) taking out of professional liability insurance in conformity with the conditions; or (iv) other circumstances provided by the CIRC. An insurance brokerage company shall report in written form to the local branch of the CIRC within five days from the day when it uses the deposit.

On May 12, 2020, the Notice by the General Office of the China Banking and Insurance Regulatory Commission of Effectively Strengthening the Administration of Practitioners of Professional Insurance Intermediaries was issued. Under such notice, “practitioners of professional insurance intermediaries” refer to agent practitioners of professional insurance agencies, brokerage practitioners of insurance brokers, etc. Such notice stipulates that professional insurance intermediaries shall comply with certain requirements, including among others, (i) to fully assume the administration responsibilities; (ii) to strengthen the overall administration of practitioners; (iii) to conduct strict administration of the recruitment of practitioners; (iv) to conduct strict administration of the training of practitioners; (v) to establish the classification system for practitioners’ sales capabilities; (vi) to conduct strict integrity administration of practitioners; and (vii) to lay a solid foundation for the administration of practitioners.

Pursuant to the Insurance Brokerage Provisions, an insurance broker and its practitioners shall not engage in the following acts or behaviors: (i) deceive or mislead the insurer, the applicant, the insured or the beneficiary; (ii) conceal any important circumstances relating to the insurance contract; (iii) obstruct the applicant from fulfilling his or her obligation to tell the truth, or induce the applicant not to fulfill the same; (iv) grant or commit to grant to the applicant, the insured or the beneficiary any interest other than that provided in the insurance contract; (v) compel or induce the applicant to enter or restrict the applicant from entry into an insurance contract by using their administrative power, position or the advantage of their profession and other improper means; (vi) forge or alter the insurance contract without authorization or providing false evidence for parties to the insurance contract; (vii) misappropriate, retain or embezzle the premiums or insurance benefits; (viii) make use of the advantages of the business to obtain improper benefits for other institutions or individuals; (ix) defraud insurance benefits in collusion with the applicant, the insured or the beneficiary; or (x) disclose trade secrets of the insurer, the applicant or the insured known during the business activities. An insurance broker and its practitioners shall not solicit or accept any remuneration or other property other than those as agreed upon in the contract and granted by any insurance company or its staff or take advantage of executing the insurance brokerage business to obtain other illegal benefits in the course of carrying out the insurance brokerage business.

The Insurance Brokerage Provisions also sets out the requirements for senior officers of an insurance broker, such as education, work experience and good character. It also provides that senior officers of an insurance broker shall obtain the employment qualification approved by the local branches of CIRC prior to the assumption of duty.

In addition, pursuant to the Insurance Law of the PRC, the examination and approval of the qualification of insurance brokerage practitioners have been canceled. Pursuant to the Insurance Brokerage Provisions and the Notice on Relevant Issues on the Administration of Practitioners of Insurance Intermediaries, which was promulgated by the CIRC on August 3, 2015, before an insurance intermediary practitioner begins to practice, his or her employer shall complete the practicing registration in the insurance intermediary regulatory information system of the CIRC for him or her, and the qualification certificate shall not be served as a necessary condition for the administration of practicing registration.

Our subsidiary, Yuanbao Insurance Brokerage (Beijing) Co., Ltd., as an insurance broker, has obtained the insurance intermediary license.

Insurance Agencies

Pursuant to the Insurance Law of PRC and the Provisions on the Supervision and Administration of Insurance Agencies, or the Insurance Agencies Provisions, which was promulgated on November 12, 2020 and came into effect on January 1, 2021, an insurance agency is an entity, which has been authorized by an insurer to transact insurance business on its behalf within the scope of authorization and gets in return agency’s commissions to be collected from the insurer.

The Insurance Agencies Provisions stipulates the rules of market access and exit, operating rules, industry self-discipline, monitor and inspection and legal obligations for insurance agencies (including professional insurance agencies, sideline insurance agencies and individual insurance agents). “Professional insurance agencies” mean insurance agencies and their branch offices that are lawfully formed according to the law and that specialize in insurance agency business. A professional insurance agency may operate all or part of the following businesses: (i) selling insurance products as an agent; (ii) collecting insurance premium as an agent; (iii) conducting loss investigation and claims settlement concerning insurance business; and (iv) any other insurance agency-related businesses stipulated by the state council insurance regulatory and supervisory authority.

According to the Insurance Agencies Provisions, a professional insurance agency engaging in insurance agency business within the territory of the PRC shall satisfy the qualification requirements specified by the insurance regulatory authority under the State Council and obtain the Insurance Agency License. The minimum registered capital of a professional insurance agency that conducts business in regions not limited to the provincial level is RMB50 million, while the minimum registered capital of a professional insurance agency that conducts business within the provincial level is RMB20 million. The registered capital of a professional insurance agency shall be paid-up in full. Where a professional insurance agency that conducts business in regions not limited to the provincial level where its registration formalities are undergone intends to engage in insurance agency business in a place other than its registration place, it shall form a local branch (including branch company and business department). To form a branch, a provincial branch company shall be established first to be designated to handle the matters concerning application for administrative licensing, and submission or regulatory reports and statements, among others, and to be responsible for managing other branches.

According to the Insurance Agencies Provisions, a professional insurance agency shall procure professional liability insurance or deposit margin within twenty (20) days from the date of obtaining the insurance agency business license. The compensation limit of the professional liability insurance purchased by the professional insurance agency for each accident shall not be less than RMB1 million, the cumulative compensation limit of the one-year policy shall not be less than RMB10 million and shall not be less than that of the main business income of insurance agency of the previous year. A professional insurance agency shall deposit 5% of the registered capital as the cash deposit, and if a professional insurance agency increases its registered capital, it shall increase the amount of the margin proportionally.

Pursuant to the Insurance Agencies Provisions and the Notice on Relevant Issues on the Administration of Practitioners of Insurance Intermediaries, which was promulgated by CIRC on August 3, 2015, before an insurance intermediary practitioner begins to practice, his/her employer shall complete the practicing registration in the insurance intermediary regulatory information system of the CIRC for him/her, and the qualification certificate shall not serve as a prerequisite for the registration. The Insurance Agencies Provisions stipulated that if an individual insurance agent or a practitioner of an insurance agency changes such institution, the new institution shall complete practice registration for him/her and the original institution shall promptly cancel his/her practice registration within the stipulated period.

Our subsidiary, Shouxin Insurance Agency (Guangdong) Co., Ltd., as a professional insurance agency, has obtained the insurance intermediary license.

Reward and Incentive

According to the Insurance Brokerage Provisions and the Insurance Agencies Provisions, an insurance broker and a professional insurance agency both may not set payment of fees or purchase of insurance products as a condition of employment, may not promise unreasonably high return, or take the number of persons introduced directly or indirectly or sales performance as the main basis of payroll calculation.

Pursuant to the Notice on Strictly Regulating Incentive Measures of Insurance Intermediaries promulgated by the CIRC on November 15, 2010, professional insurance intermediaries may only implement equity incentive measures for sales personnel with more than two consecutive years of practice experience within such intermediaries, and may not arbitrarily expand the scope of equity incentives for rapid business growth. In implementing incentives, professional insurance intermediaries may not: (i) conduct deceptive or misleading promotion for the incentive program, including exaggeration or arbitrarily promising uncertain earning from the future listing; (ii) induce sales personnel to purchase self-insurance or purchase insurance with borrowings for incentives; or (iii) offer client equity in the name of incentive as consideration for illicit interests. According to the Circular on Further Regulating the Incentive Plans of Professional Insurance Intermediary Institutions, promulgated on February 28, 2012, by the CIRC, all professional insurance intermediary institutions shall not, by way of connecting the equity incentive plan with their listing and exaggerating proceeds brought by their listing and other means, induce any of the general public to become a salesperson, or induce salespersons or clients to buy insurance products which are inconsistent with their actual insurance needs.

Sales of Insurance Products

On September 20, 2023, the NAFR issued the Administrative Measures for Insurance Sales Conduct, which took effect on March 1, 2024. Pursuant to the measures, insurance sales conducts include pre-sales conduct, during-sales conduct and after-sales conduct. Insurance companies and insurance intermediaries are required to conduct insurance sales business within the scope of business and regional scope approved by the law and regulatory system as well as regulatory authorities. Insurance sales personnel shall not engage in insurance sales practices beyond the scope of authorization of their respective institutions. Insurance companies should establish management systems for grading insurance products. Insurance companies and insurance intermediaries should also grade their insurance sales personnel, and such grading systems for insurance sales personnel should be coordinated with insurance companies’ management systems for grading insurance products. Insurance companies and insurance intermediaries should strengthen the management of insurance sales channel business, implement the responsibility for insurance sales channel business compliance, improve the supervision of insurance sales channel compliance, and shall not use the insurance sales channel to carry out illegal and irregular activities.

On November 11, 2022, the CBIRC issued the Administrative Measures for the Disclosure of Information on Personal Insurance Products, which became effective on June 30, 2023. The administrative measures aim to regulate the disclosure of individual insurance product information. Pursuant to the administrative measures, insurance companies are required to disclose the information on their insurance products and insurance intermediaries, insurance sales personnel and insurance practitioners shall provide the information on insurance products to the public based on the information and materials on insurance products provided by insurance companies. Insurance companies, insurance intermediaries and insurance sales personnel and practitioners are required to disclose the information on insurance products to the policyholders, the insured, and the beneficiaries throughout the sales process to protect the rights of consumers.

Internet Insurance Business

On April 14, 2016, the CIRC together with 14 authorities issued the Implementation Plan for the Special Campaign on Internet Insurance Risks, which sets out the overall framework for the rectification initiative dedicated to mitigation of internet insurance risks, specifying that the special rectification initiative shall focus on regulating business operation model, optimizing market environment and improving regulatory rules, to achieve the objective of parallel promotion of innovation and risk mitigation, and the healthy and sustainable development of internet insurance.

On December 7, 2020, the CBIRC promulgated the Regulatory Measures for Internet Insurance Business, or the Internet Insurance Measures, which became effective on February 1, 2021. Pursuant to the Internet Insurance Measures, “Internet insurance business” refers to insurance operating activities such as conclusion of insurance contracts and provision of insurance services that are conducted by insurance institutions based on internet. Any entity which is not a qualified insurance institution (including the insurance company and insurance intermediary institution, such as the insurance brokerage company and insurance agency company) is not allowed to conduct internet insurance business, including without limitation consultation of insurance products, comparison of insurance products, trial calculation of insurance premiums, quotation and comparison of quotations, drafting insurance plans for policyholders, processing insurance application formalities and premium collection.

According to the Internet Insurance Measures, “self-operated online platform” refers to the online platform which is established and operated independently with complete data authority by an insurance institution for the purpose of engaging in internet insurance business. The Internet Insurance Measures requires that insurance institutions conducting internet insurance business via their self-operated online platforms in the form of websites or mobile applications shall complete the filing with the competent authority for the operation of their websites and mobile applications. An insurance institution shall sell internet insurance products or provide insurance brokerage or insurance adjustment services via its self-operated online platform or the self-operated online platform of other insurance institutions, and the internet insurance transactions being conducted through online interfaces shall be self-operated by insurance institutions only. In addition, the Internet Insurance Measures imposes technical IT requirements for insurance institutions engaged in internet insurance business. For example, the self-operated online platforms with internet insurance products sales or insuring functions and the information management systems and core business systems that support the operation of such self-operated online platforms shall be certified as Safety Level III Computer Information Systems or above level. As for the self-operated online platforms without internet insurance products sales or insuring functions and the information management systems and core business systems that support the operation of such self-operated online platforms shall be certified as Safety Level II Computer Information Systems or above level.

The Internet Insurance Measures also sets out specific requirements in relation to marketing activities conducted by insurance institutions for the marketing and promotion of insurance products or insurance services via internet media, such as websites and applications, in the form of text, pictures, audio, video or otherwise. An insurance institution shall comply with the PRC Advertising Law, laws and regulations on marketing of financial products and other relevant rules promulgated by the CBIRC when carrying out marketing activities to promote their insurance products and services. In addition, the Internet Insurance Measures also requires insurance institutions to regulate their marketing and sales activities for internet insurances products, including, among others, implementing management protocols on the qualification, training, and behavior of internet insurance practitioners and protocols on approval of content on marketing and sales of internet insurance products. The internet insurance practitioners shall conduct marketing activities of internet insurance products within the scope authorized by insurance institutions and disclose relevant information on their marketing web page, such as their personal information and insurance institution’s names. The marketing content published by the practitioners shall be uniformly made by insurance institutions. An insurance institution shall assume the primary responsibility for the internet insurance marketing activities conducted by itself and its practitioners.

The Internet Insurance Measures also sets forth specific operation and management requirements in relation to an insurance institution, including, among others, (i) an insurance institution shall adopt effective technical methods to verify the authenticity of each policyholder’s identity information, and completely record and keep the main internet insurance business process; (ii) an insurance institution shall complete practice registration for their personnel, and shall identify their qualification to engage in internet insurance business for public inquiry; (iii) the relevant fees paid by insurance companies to insurance intermediary service providers shall not be settled in cash; (iv) an insurance institution shall assume the primary responsibility for the protection of consumer information, and shall collect, process and use personal information following the principles of legality, legitimacy and necessity, and ensure the security and legality of the collection, processing and use of information; and (v) an insurance institution shall make several internal operation plans and protocols, for example, an emergency response plan for the interruption of internet insurance business operation, an internal control protocol for anti-money laundering, a consumer due diligence protocol, a protocol for keeping consumer identity data and transaction records, a protocol for the reporting of large-value transactions and suspicious transactions and an anti-fraud protocol.

On June 22, 2020, the CBIRC promulgated the Circular on Regulating the Retrospective Management of Internet Insurance Sales Practices, which took effect on October 1, 2020, setting out requirements on various aspects of online sales by insurance institutions (including insurance companies and insurance intermediaries), including sales practices, record-keeping for backtracking sales, and disclosure requirements. The Circular on Regulating the Retrospective Management of Internet Insurance Sales Practices provides that, (i) online sales pages should be displayed only on insurance institutions’ self-operated online platforms and should be separated from non-sales pages; (ii) important insurance clauses should be presented on a separate page and be confirmed by policyholders or insureds; and (iii) insurance institutions should keep records for five years after the expiry of the policy for policies with a term of one year or less and for ten years for policies with a term longer than one year for purposes of backtracking sales.

On October 12, 2021, the General Offices of the CBIRC issued the Notice on Further Regulating Matters Concerning Internet Personal Insurance Business, or the CBIRC Circular 108, to regulate the Internet personal insurance business. Pursuant to the CBIRC Circular 108, “Internet Personal Insurance Business” means the business operation activities that insurance companies publicly publicize and sell Internet personal insurance products, enter into insurance contracts, and provide insurance services on self-operated online platforms established or by entrusting insurance intermediaries to do so on such institution’s self-operated online platforms. The CBIRC Circular 108 provides, among others, that (i) the scope of Internet personal insurance products should be limited to accident insurance, health insurance (except care insurance), term life insurance, ordinary life insurance (except term life insurance) with an insurance period of more than 10 years and ordinary annuity insurance with an insurance period of more than 10 years, as well as other personal insurance products specified by the CBIRC; (ii) Internet personal insurance products that do not comply with the requirements under the CBIRC Circular 108 shall not be offered online; and (iii) each installment of premium of certain insurance products less than one year term, such as accident insurance and health insurance, shall be equal.

In addition, the CBIRC Circular 108 provides the upper limit for the predetermined fee rate and average supplemental fee rate for certain insurance products. It further requires insurance intermediary institutions that conduct the sales of ordinary life insurance products (excluding fixed term life insurance) and annuity insurance products longer than ten-year term to meet certain conditions, including, among others, having more than three years of experience in internet personal insurance business operation, and having not received any material administrative penalty due to the internet insurance business operation over the last year. Furthermore, the consumer service personnel of insurance intermediary institutions are not allowed to actively promote internet insurance products and their salary shall not be linked to the sales assessment indicators of Internet personal insurance business.

Foreign Restriction

On December 11, 2006, the CIRC issued the Announcement of the CIRC on Permitting the Establishment of Wholly Foreign-invested Insurance Brokerage Companies by Foreign Insurance Brokerage Companies, which became effective on the same day. Such announcement provides that in five years following China’s accession into the WTO, the establishment of a wholly foreign owned enterprise to engage in insurance brokerage services shall be permitted. There shall be no other restrictions except those on the establishment conditions and business scopes.

On April 27, 2018, the CBIRC promulgated the Notice on Relaxing Restrictions on the Business Scope of Foreign-Funded Insurance Brokerage Companies, which became effective on April 27, 2018. Pursuant to this notice, the foreign-funded insurance brokerage institutions that obtain insurance brokerage business permits upon approval by the insurance regulatory authority of the State Council may engage in the following insurance brokerage businesses within the PRC: (i) drafting insurance application proposals, selecting insurers, and undergoing the insurance application formalities for insurance applicants; (ii) assisting the insured parties or beneficiaries in claiming compensation; (iii) reinsurance brokerage business; (iv) providing disaster or loss prevention or risk evaluation and management advisory services; and (v) other businesses approved by the CBIRC.

In addition, the Circular of the Chinese Banking and Insurance Regulatory Committee on Allowing Overseas Investors to Operate Insurance Agency Business in China promulgated on June 19, 2018, stipulates that professional insurance agencies established in China by overseas professional insurance agencies which have more than three (3) years’ experience in insurance agency business or by foreign invested professional insurance companies which have more than three (3) years’ experience in business may apply for operating insurance agency business, and the relevant provisions on professional insurance agencies with respect to business scope and market access shall apply to them. According to the Service Guide for Examination and Approval Matters concerning the Insurance Brokerage Business Operation License issued by the NAFR on June 16, 2023, the standard for classifying Chinese invested and foreign invested insurance brokerage companies is that an insurance brokerage company shall be deemed as a foreign-funded professional insurance brokerage company if the proportion of foreign investments therein is twenty-five percent (25%) or more after the cumulative calculation.

Pursuant to the Notice by the General Office of the CBIRC of Relevant Measures for Clarifying the Opening up of the Insurance Intermediary Market issued on December 3, 2021, professional insurance intermediaries, including professional insurance agencies, insurance brokerage institutions, and insurance adjustment institutions, established in China by foreign insurance group companies and foreign-funded insurance group companies shall be allowed to engage in relevant insurance intermediary business. Pursuant to this notice, the following qualification requirements for the foreign investor of an insurance brokerage company are abolished: (i) the foreign investor shall have engaged in insurance brokerage business for more than thirty years within the territories of World Trade Organization members; (ii) the foreign investor shall have established its representative office in China for two consecutive years; and (iii) the total assets of the foreign investor shall be no less than US$200 million as of the end of the year prior to its application.

Anti-money Laundering

The PRC Anti-money Laundering Law, or the AML Law, promulgated by the SCNPC on October 31, 2006 and effective since January 1, 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as specific non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. Pursuant to the PRC Anti-money Laundering Law, financial institutions subject to the PRC Anti-money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies and other financial institutions specified by the State Council, while the list of the specific non-financial institutions with anti- money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as insurance brokerage companies, insurance agencies and payment institutions.

The CIRC promulgated the Administrative Measures for the Anti-money Laundering Work in the Insurance Industry, or the Insurance AML Measures, on September 13, 2011, to set forth anti-money laundering requirements applicable to insurance companies, insurance assets management companies, insurance agencies and insurance brokerage companies. Insurance brokerage companies and/or professional insurance agencies are required to provide insurance companies with customer identification information, and if necessary, copies of identification cards or other identification documents of customers, establish an internal control system for anti-money laundering, conduct anti-money laundering training, properly deal with major money-laundering cases involving them, cooperate during anti-money laundering supervision, inspections, administrative investigations, and criminal investigations, and keep confidential information related to anti-money laundering investigations. The senior management officers of insurance brokerage companies and/or professional insurance agencies are also required to be familiar with anti-money laundering laws and regulations.

On September 29, 2018, the People’s Bank of China, or the PBOC, the CIRC and China Securities Regulatory Commission, or the CSRC, jointly promulgated the Administrative Measures for Anti-money Laundering and Counter-terrorism Financing by Internet Finance Service Agencies (for Trial Implementation), effective as of January 1, 2019, which specify the anti-money laundering obligations of internet finance service agencies and regulate that the internet finance service agencies shall (i) adopt continuous customer identification measures; (ii) implement the system for reporting large-value or suspicious transactions; (iii) conduct real-time monitoring of the lists of terrorist organizations and terrorists; and (iv) properly keep the information, data and materials such as customer identification and transaction reports, etc.

The PRC Operating Entities have formulated and adopted certain policies and procedures, including internal controls and “know-your-customer” procedures, aimed at preventing money laundering and terrorism financing.

Regulation Related to Cybersecurity, Data Security and Privacy Protection

Cybersecurity and Data Security

China has enacted various laws and regulations with respect to internet security and protection of personal information from any inappropriate collection activities, abuse or unauthorized disclosure. Cybersecurity and data security in the PRC are regulated and restricted from a national security standpoint. The Decision of the Standing Committee of the National People’s Congress in Relation to Protection of Internet Security enacted by the SCNPC, on December 28, 2000, as amended on August 27, 2009, provides that, among other things, the following activities conducted through the internet, if constituted a crime under PRC laws, are subject to criminal punishment: (i) hacking into a computer information system relating to state affairs, national defense or cutting-edge science and technology; (ii) intentionally inventing and spreading destructive programs such as computer viruses to attack computer systems and communications networks, thus damaging computer systems and the communications networks; (iii) in violation of national regulations, discontinuing computer networks or the communications services without authorization, as a result of which the computer network or communication system cannot function normally; (iv) leaking state secrets; (v) spreading false commercial information; (vi) infringing intellectual property rights through internet or (vii) other illegal activities provided by the Decision in Relation to Protection of Internet Security.

The Provisions on Technological Measures for Internet Security Protection, or the Internet Security Protection Measures, promulgated on December 13, 2005 and came into effect on March 1, 2006 by the MPS requires internet service providers and organizations that use interconnection implementing technical measures for internet security protection, like technical measures for preventing any matter or act that may endanger network security, for example, computer viruses, invasion or attacks to or destruction of the network. All internet access service providers are required to take measures to keep a record of and preserve user registration information. Under these measures, value-added telecommunications services license holders must regularly update information security and content control systems for their websites and must also report any public dissemination of prohibited content to local public security authorities. If a value-added telecommunications services license holder violates these measures, the MPS and the local security bureaus may revoke its operating license and shut down its websites.

According to the PRC National Security Law issued by the SCNPC on February 22, 1993 and latest revised on July 1, 2015, the State shall establish systems and mechanisms for national security review and supervision, conduct national security review on key technology, network information technology products and services related to state security to prevent and neutralize state security risks in an effective way.

On November 7, 2016, the SCNPC promulgated the PRC Cybersecurity Law, which came into effect on June 1, 2017, and applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in China. The Cybersecurity Law defines “networks” as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of collecting, storing, transmitting, exchanging and processing information in accordance with certain rules and procedures. “Network operators,” who are broadly defined as owners and administrators of networks and network service providers, are subject to various security protection-related obligations, including: (i) complying with security protection obligations in accordance with tiered cybersecurity system’s protection requirements, which include formulating internal security management rules and manual, appointing cybersecurity responsible personnel, adopting technical measures to prevent computer viruses and cybersecurity endangering activities, adopting technical measures to monitor and record network operation status and cybersecurity events; (ii) formulating cybersecurity emergency response plans, timely handling security risks, initiating emergency response plans, taking appropriate remedial measures and reporting to regulatory authorities; and (iii) providing technical assistance and support for public security and national security authorities for protection of national security and criminal investigations in accordance with the law. Network service providers who do not comply with the Cybersecurity Law may be subject to fines, suspension of their businesses, shutdown of their websites, and revocation of their business operation permits or their business licenses. On September 12, 2022, the CAC issued the Notice on Seeking Public Comments on the Decision on Amending the Cybersecurity Law (Draft for Public Comments), which imposes more stringent legal liabilities for certain violations of the Cybersecurity Law and increases the maximum fines for serious violation of the security protection obligations of network operation, network information, critical information infrastructure and personal information under the Cybersecurity Law to RMB50 million or up to 5% of the turnover of the company in the preceding year. The period for public comments ended on September 29, 2022, and there is no timetable as to when the draft will be enacted.

On December 15, 2019, the CAC, issued the Provisions on the Management of Network Information Content Ecology, or the CAC Order No. 5, which became effective on March 1, 2020, to further strengthen the regulation and management of network information content. Pursuant to the CAC Order No. 5, each network information content service platform is required, among others, (i) not to disseminate any information prohibited by laws and regulations, such as information jeopardizing national security; (ii) to strengthen the examination of advertisements published on such network information content service platform; (iii) to promulgate management rules and platform convention and improve user agreement, such that such network information content service platform could clarify users’ rights and obligations and perform management responsibilities required by laws, regulations, rules and convention; (iv) to establish convenient means for complaints and reports; and (v) to prepare annual work report regarding its management of network information content ecology. In addition, a network information content service platform must not, among others, (i) utilize new technologies such as deep-learning and virtual reality to engage in activities prohibited by laws and regulations; (ii) engage in online traffic fraud, malicious traffic rerouting and other activities related to fraudulent account, illegal transaction account or maneuver of users’ account; and (iii) infringe a third party’s legitimate rights or seek illegal interests by way of interfering with information display.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect on September 1, 2021. The Data Security Law provides for data security and privacy obligations on entities and individuals carrying out data processing activities, introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used, provides for a national security review procedure for those data activities which may affect national security, and imposes export restrictions on certain data and information. The Data Security Law provides that “data” refers to any recording of information by electronic or other means. Data processing includes the collection, storage, use, processing, transmission, availability and disclosure of data, etc.

On July 12, 2021, the CAC, the MIIT and the Ministry of Public Security, or the MPS, jointly issued the Circular of Issuing the Administrative Provisions on Security Vulnerabilities of Network Products, or Circular No. 66, which took effect on September 1, 2021. Circular No. 66 states that, no organization or individual may exploit the security vulnerabilities of network products to engage in activities that endanger network security, or to illegally collect, sell, or publish information relating to such security vulnerabilities. Anyone who is aware of the aforesaid offenses should not provide any technical support, advertising, payment settlement and other assistance to the offenders. According to Circular No. 66, network product providers, network operators, and platforms collecting network product security vulnerabilities must establish and improve channels for receiving network product security vulnerability information and keep such channels available, and retain network product security vulnerability information reception logs for at least six months. In order to ensure that security vulnerabilities in network products are fixed on a timely basis and reasonably reported, network product providers should perform certain obligations on the management of security vulnerabilities in their network products, including, among others, reporting the relevant vulnerability information to the Cybersecurity Threat and Vulnerability Information Sharing Platform of the MIIT within two days, which shall include the name, model, and version of the product affected by such security vulnerability, as well as the technical characteristics, degree of harm and scope of impact of such vulnerability. Circular No. 66 also prohibits the disclosure of undisclosed vulnerabilities information to overseas organizations or individuals other than to the network product providers.

On July 30, 2021, the State Council promulgated the Provisions on Protection of Critical Information Infrastructure Security, which took effect on September 1, 2021 and provides that “critical information infrastructures,” or CII, refers to important network facilities and information systems involved in important industries and fields such as public communication and information services, energy, transportation, water conservancy, finance, public services, e-government, national defense related science and technology industry, as well as those which may seriously endanger national security, national economy and citizen’s livelihood and public interests if damaged, malfunctioned, or if leakage of data relating thereto occurs. Pursuant to these provisions, the relevant governmental authorities are responsible for formulating the rules on identifying the CII and organizing to identify such the CII in the related industries and fields, taking into account the factors set forth in the provisions and shall notify the operators identified as critical information infrastructure operators, or CIIOs. However, as the governmental authorities may further formulate detailed rules or explanations with respect to the interpretation and implementation of such provisions, including the rules on identifying the CII in different industries and fields, it remains unclear whether we or other operators we provide network products and services to may be identified as CIIOs.

On December 28, 2021, the CAC published the Cybersecurity Review Measures, which became effective on February 15, 2022. Pursuant to the Cybersecurity Review Measures, CIIOs that purchase network products and services and network platform operators engaging in data processing activities that affect or may affect national security must be subject to the cybersecurity review. According to the Cybersecurity Review Measures, before purchasing any network products or services, a CIIO shall assess potential national security risks that may arise from the launch or use of such products or services, and apply for a cybersecurity review with the cybersecurity review office of CAC if national security will or may be affected. In addition, network platform operators who possess personal information of more than one million users, and intend to be listed at a foreign stock exchange must be subject to the cybersecurity review. The Cybersecurity Review Measures further elaborate the factors to be considered when assessing the national security risks of the relevant activities, including, among others: (i) the risk of any critical information infrastructure being illegally controlled, interfered, or sabotaged; (ii) the harm to the business continuity of any critical information infrastructure caused by the disruption of supply of these products and services; (iii) the security, openness, transparency and variety of sources of these products or services, the reliability of supply channels, as well as risks of supply interruptions due to factors such as politics, diplomacy and trade; (iv) the level of compliance with PRC laws and regulations of the product and service providers; (v) the risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, and illegally used or cross-border transferred, (vi) the risk of critical information infrastructure, core data, important data, or a large amount of personal information being affected, controlled, or maliciously used by foreign governments and the cyber information security risk in connection with public offering, and (vii) other factors that may adversely affect the security of critical information infrastructures, cyber security or data security. If the cybersecurity review office of CAC deems it necessary to conduct a cybersecurity review, it should complete a preliminary review (including reaching a review conclusion suggestion and sending the review conclusion suggestion to the implementing body for the cybersecurity review mechanism and the relevant authorities for their comments) within 30 business days from the issuance of a written notice to the operator, or 45 business days for complicated cases. Upon the receipt of a review conclusion suggestion, the implementing body for the cybersecurity review mechanism and the relevant authorities for their comments shall issue a written reply within 15 business days. If the cybersecurity review office of CAC and these authorities reach a consensus, then the cybersecurity review office of CAC shall inform the operator in writing, otherwise, the case will go through a special review procedure. The special review procedure should be completed within 90 business days, or longer for complicated cases.

On September 24, 2024, the CAC published the Administrative Regulations of Cyber Data Security, or the Cyber Data Security Regulations, which will be effective on January 1, 2025. Among other things, the Cyber Data Security Regulations prescribe that cyber data processors processing personal information of over ten million individuals shall fulfill certain requirements for processing important data and require cyber data processors to take certain precautionary measures, such as identifying important data and conducting annual risk assessment. Furthermore, the Cyber Data Security Regulations allow cyber data processors to provide personal information overseas only if it is strictly necessary for fulfilling statutory obligations. The Cyber Data Regulations also establish certain obligations of online platform service providers, including offering users an option to turn off personalized recommendations.

On July 7, 2022, the CAC issued the Measures for the Security Assessment of Cross-border Transfer of Data, which became effective on September 1, 2022. These measures require the data processor providing data overseas to apply for the security assessment of cross-border transfer of data with the local provincial-level counterparts of the national cybersecurity authority under any of the following circumstances: (i) where the data processor intends to provide important data overseas; (ii) where a CIIO and a data processor who has processed personal information of more than 1,000,000 individuals intends to provide personal information overseas; (iii) where a data processor who has provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals to overseas recipients, in each case as calculated cumulatively, since January 1 of the last year intends to provide personal information overseas; or (iv) other circumstances where the security assessment of data cross-border transfer is required as prescribed by the CAC. Furthermore, the data processor shall conduct a self-assessment on the risk of data cross-border transfer prior to applying for the foregoing security assessment, under which the data processor shall consider certain factors including, among other things, (i) the purpose, scope and manner of the cross-border data transfer and the overseas data recipient processing data and the legality, legitimacy and necessity thereof, (ii) the scale, scope, type and sensitivity of the transferred data, the risks to national security, public interests and the legitimate rights and interests of individuals or organizations arising from the cross-border data transfer, (iii) the overseas data recipient’s commitment to assume responsibility and obligations, the management and technical measures to fulfill the responsibilities and obligations, and the ability to ensure the security of the transferred data, (iv) the risk of data being tampered with, destroyed, leaked, lost, transferred, or illegally obtained or illegally used during and after the cross-border transfer, and the existence of channels for safeguarding the rights and interests of personal information, and (v) adequate compliance of data transfer-related contracts or other legally binding documents between the data processor and the overseas recipient with the data security protection responsibilities and obligations. The data processors that in violation of such measures are required to rectify such non-compliance within 6 months of the effectiveness date thereof.

On December 8, 2022, the MIIT issued the Measures for the Administration of Data Security in the Field of Industry and Information Technology (for Trial Implementation), which became effective on January 1, 2023. The measures are aimed to regulate the processing activities of data in the field of industry and information technology field conducted by relevant data processors in China. The measures apply to industrial enterprises, software and information technology service companies, and companies holding licenses for operation of telecommunication services that independently determine the purposes and methods of data processing in the course of data processing activities. Data processing activities include, among others, the collection, storage, use, processing, transmission, provision, and disclosure of data. Pursuant to the measures, data in the field of industry and information technology includes industrial data, telecommunication data, and radio data generated and collected during the operation of relevant services. The measures provide for the classification of data in the field of industry and information technology as general, important, or core data, and provide specific requirements for the management of data classifications and data protection measures, including, among other things, data collection, storage, processing, transmission, disclosure, and destruction for data processors in the field of industry and information technology. In particular, data processors processing important data and core data are required to complete filing with relevant authorities for the catalog of important data and core data. The filing information includes basic information on the data, such as category, classification, quantity, processing purposes and methods of data processing, scope of use, liable entities, data sharing, cross-border transfer of data, and data security protection measures, excluding the content of the data themselves. If over 30% of the quantity (i.e., number of data items or amount of data stored) of important and core data changes or there is any material change to other filing information, data processors must update the filing information with the relevant authorities within three months after such change. Furthermore, the measures provide data security requirements for cross-border and data transfers for data processors. If a data processor needs to transfer data in cases of merger, restructuring, or bankruptcy, it shall make data transfer plan and notify users affected. In addition, the measures indicate that the legal representative or principal of the data processor should be the primary person held accountable for data security and the person in charge of data security should take direct responsibility for the security of data processing activities.

Privacy Protection

In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. The Cybersecurity Law imposes certain data protection obligations on network operators, including that network operators may not disclose, tamper with, or damage users’ personal information that they have collected, or provide users’ personal information to others without consent. Exempted from these rules is information irreversibly processed to preclude identification of specific individuals. Moreover, network operators are obligated to delete unlawfully collected information and to amend incorrect information.

The Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011, and effective on March 15, 2012, stipulate that internet information service providers may not collect any user personal information or provide any such information to third parties without the consent of a user, unless otherwise stipulated by laws and administrative regulations. “User Personal information” is defined as information relevant to the users that can lead to the recognition of the identity of the users independently or in combination with other information. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information as necessary for the provision of its services. An internet information service provider is also required to properly store user personal information, and in case of any leak or likely leak of the user personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority.

Pursuant to the Decision on Strengthening the Protection of Online Information, issued by the SCNPC on December 28, 2012, and the Order for the Protection of Telecommunication and Internet User Personal

Information, issued by the MIIT on July 16, 2013 and the Cybersecurity Law, any collection and use of a user’s personal information must be subject to the consent of the user, be legal, reasonable and necessary and be limited to specified purposes, methods and scopes. An internet information service provider must also keep such information strictly confidential, and is further prohibited from divulging, tampering with or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. In case of any actual or potential leakage of the user personal information, internet information service providers must take immediate remedial measures and make timely report to the relevant regulatory authorities and inform users in accordance with the regulations. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC on August 29, 2015 and becoming effective on November 1, 2015, any ICP License holder that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, will be subject to criminal liability for (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of evidence of criminal activities; or (iv) other severe situations. In addition, any individual or entity that (i) sells or provides personal information to others unlawfully, or (ii) steals or illegally obtains any personal information, will be subject to criminal liability in severe situations.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations. Moreover, on October 21, 2019, the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC jointly issued the Interpretations on Certain Issues Regarding the Applicable of Law in the Handling of Criminal Case Involving Illegal Use of Information Networks and Assisting Committing Internet Crimes, which came into effect on November 1, 2019, and further clarifies the meaning of Internet service operators and the severe situations of the relevant crimes.

On November 28, 2019, the CAC, the MIIT, the MPS and the SAMR jointly issued the Methods of Identifying Illegal Acts of Apps to Collect and Use Personal Information. This regulation further illustrates certain commonly-seen illegal behaviors of apps operators in terms of collection and use of personal information, including “failure to publicize rules for collecting and using personal information,” “failure to expressly state the purpose, manner and scope of collecting and using personal information,” “collection and use of personal information without consent of users of such App,” “collecting personal information irrelevant to the services provided by such app in violation of the principle of necessity,” “providing users’ personal information to others without users’ consent,” “failure to provide the function of deleting or correcting personal information as required by laws” and “failure to publish information such as methods for complaints and reporting.” Among others, any of the following acts of an app operator will constitute “collection and use of personal information without consent of users”: (i) collecting an user’s personal information or activating the permission for collecting any user’s personal information without obtaining such user’s consent; (ii) collecting personal information or activating the permission for collecting personal information of any user who explicitly refuses such collection, or repeatedly seeking for user’s consent such that the user’s normal use of such app is disturbed; (iii) any user’s personal information which has been actually collected by the app operator or the permission for collecting any user’s personal information activated by the app operator is beyond the scope of personal information which such user authorizes the app operator to collect; (iv) seeking for any user’s consent in a non-explicit manner; (v) modifying any user’s settings for activating the permission for collecting any personal information without such user’s consent; (vi) using users’ personal information and any algorithms to directionally push any information, without providing the option of non-directed pushing such information; (vii) misleading users to permit collecting their personal information or activating the permission for collecting such users’ personal information by improper methods such as fraud and deception; (viii) failing to provide users with the means and methods to withdraw their permission of collecting personal information; and (ix) collecting and using personal information in violation of the rules for collecting and using personal information promulgated by such app operator.

Furthermore, in order to improve the protection of personal information, the National Information Security Standardization Technical Committee also issued the Cyber Security Standards Practice Guide—Guide to Self-evaluation of Collection and Use of Personal Information by Mobile Internet Applications (Apps) on July 22, 2020 regarding the security of information collected and used by operators of mobile apps. In addition, pursuant to the Notice on Promulgation of the Rules on the Scope of Necessary Personal Information for Common Types of Mobile Internet Applications jointly promulgated by the CAC, the MIIT and certain other government authorities on March 12, 2021, and which took effect on May 1, 2021, “necessary personal information” refers to the personal information necessary for ensuring the normal operation of a mobile app’s basic function services, without which the mobile app cannot achieve its function services.

On May 28, 2020, the National People’s Congress adopted the PRC Civil Code, which came into effect on January 1, 2021. The Civil Code provides in a stand-alone chapter of right of personality and reiterates that the personal information of a natural person shall be protected by the law. Any organization or individual shall legitimately obtain such personal information of others in due course on a need-to-know basis and ensure the safety and privacy of such information, and refrain from excessively handling or using such information. The information processor shall take technical measures and other necessary measures to protect the personal information collected and stored by it and to prevent any information from being leaked, falsified and lost. In the event that any personal information is or may be leaked, falsified or lost, the information processor shall take immediate remedial measures, inform the natural person concerned and escalate such situation to the competent department as required.

On August 20, 2021, the SCNPC issued the PRC Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection. The PRC Personal Information Protection Law aims at protecting the personal information rights and interests, regulating the processing of personal information, ensuring the orderly and free flow of personal information in accordance with the law, and promoting the reasonable use of personal information. Personal information, as defined in the PRC Personal Information Protection Law, refers to information related to identified or identifiable natural persons and recorded by electronic or other means, but excluding the anonymized information. The PRC Personal Information Protection Law provides the circumstances under which a personal information processor could process personal information, which include but not limited to, where the consent of the individual concerned is obtained and where it is necessary for the conclusion or performance of a contract to which the individual is a contractual party. It also stipulates certain specific rules with respect to the obligations of a personal information processor, such as to inform the purpose and method of processing to the individuals, and the obligation of the third party who has access to the personal information by way of co-processing or delegation. The relevant governmental authorities shall organize assessment on mobile apps’ personal information protection and publicize the outcome. The mobile apps that are identified as not in compliance with personal information protection requirements under such law may be required to suspend or terminate the services and the operators may also be subject to penalties including confiscation of illegal revenues and fines. Furthermore, the PRC Personal Information Protection Law also provides for the rights of natural persons whose personal information is processed, and takes special care of the personal information of children under 14 and sensitive personal information.

The Administrative Provisions on the Account Information of Internet Users, which was promulgated by the CAC on June 27, 2022 and became effective on August 1, 2022, sets out guidelines on the provision the account information of internet users. Internet-based information service providers shall perform their responsibilities as the administrative subjects of the account information of internet users, have in place professionals and technical capacity appropriate to the scale of services, and establish, improve and strictly implement the authentication of real identity information, verification of account information, security of information content, ecological governance, emergency responses, protection of personal information and other management systems.

Algorithm

Since 2021, the PRC government has taken steps to strengthen the supervision on the use of algorithm in the field of internet information service. On September 17, 2021, the CAC and eight other authorities jointly promulgated the Notice on Promulgation of the Guiding Opinions on Strengthening the Comprehensive Governance of Algorithm-Related Internet Information Services, which provides that, among others, enterprises shall establish an algorithmic security responsibility system and a technology ethics vetting system, improve the algorithmic security management organization, strengthen risk prevention and control, and improve the capacity to respond to algorithmic security emergencies. On December 31, 2021, the CAC, the MIIT, the Ministry of Public Security and the SAMR jointly issued the Administration Provisions on Algorithmic Recommendation of Internet Information Services, or the Administration Provisions on Algorithmic Recommendation, which became effective on March 1, 2022. The Administration Provisions on Algorithmic Recommendation stipulates that algorithmic recommendation service providers shall (i) fulfill their responsibilities with respect to algorithm security, (ii) establish and strengthen management systems for algorithm mechanism examination, technology ethics review, user registration, information release examination, data security and personal information protection, anti-telecom and network fraud, security assessment and monitoring, emergency response to security incidents, etc., and (iii) formulate and publish rules governing algorithmic recommendation related service. The provider of algorithmic recommendation services shall not use the services to (i) carry out any illegal activity which may endanger national security or social or public interest, disturb economic order or social order, or infringe on third parties’ legal interest, or (ii) disseminate any information prohibited by laws or regulations. Besides, it shall not take advantage of its algorithms to impose unreasonable restrictions. Moreover, it requires algorithmic recommendation service providers to provide users with options that are not specific to their personal characteristics, or provide users with convenient options to cancel algorithmic recommendation services. If the users choose to cancel the algorithm recommendation service, the algorithm recommendation service provider shall immediately stop providing relevant services. Algorithmic recommendation service providers shall also provide users with the function to select or delete user labels that are based on personal characteristics and used for algorithmic recommendation services.

On July 10, 2023, the CAC and six PRC regulatory agencies, including the NDRC, jointly issued the Interim Measures on the Management of Generative AI Services, which became effective on August 15, 2023. Such measures define the generative AI technology as the models and the related technologies with the ability to generate such contents as texts, pictures, sound, videos, etc. Pursuant to such measures, among others, the content generated by the generative AI shall be true and accurate, and measures shall be taken to improve the transparency of generative AI services and the accuracy and reliability of the generated content during the provision of generative AI services. Organizations and individuals that use generative AI technology to provide generated content services such as texts, pictures, sound, videos, etc., including those that provide generative AI services by providing programmable interfaces or otherwise, shall assume the responsibilities of producers of the internet information content. In addition, such providers shall conduct the training data processing activities, such as pre-training data and optimized training data, in accordance with the laws, and take effective measures to improve the quality of training data and to enhance the authenticity, accuracy, objectivity and diversity of the training data.

Failure to comply with the above laws and regulations may subject the internet service providers like us to administrative penalties including, without limitation, fines, suspension of business operation, shut-down of websites, revocation of licenses and even criminal liabilities.

Regulations Related to Intellectual Property

Copyright

The Copyright Law of the PRC, which was promulgated on September 7, 1990 by the SCNPC and further amended in November 2020 and took effect in June 2021, and the Implementation Regulations of the Copyright Law as promulgated on August 2, 2002 and latest amended on January 30, 2013 by the State Council, provides that Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship, right of reproduction and other personal and property rights.

The National Copyright Administration promulgated the Computer Software Copyright Registration Measures, or the Software Copyright Measures, as promulgated on February 20, 2002, which regulates software copyright registration, software copyright exclusive license contracts, and transfer contracts. The National Copyright Administration of China will be the competent authority for the nationwide administration of software copyright registration and the Copyright Protection Center of China, or the CPCC, is designated as the software registration authority. The Computer Software Protection Regulations (2013 Revision), or the Computer Software Protection Regulations, issued by the State Council which stipulates that software copyright owners and relevant matters associated with the protection, registration, licensing, and transfer of software copyright, and stipulates that software copyright owners may obtain registration from the software registration authority acknowledged by the copyright administrative department under the State Council. The CPCC will grant registration certificates to the Computer Software Copyrights applicants which complies with the provisions of both the Software Copyright Measures and the Computer Software Protection Regulations.

Trademarks

Trademarks are protected by the PRC Trademark Law promulgated by the SCNPC on August 23, 1982, and last amended on April 23, 2019 and effective on November 1, 2019 as well as the Implementation Regulations of the PRC Trademark Law promulgated by the State Council on August 3, 2002 and amended on April 29, 2014. The Trademark Office of National Intellectual Property Administration, or the Trademark Office, handles trademark registrations and grants a term of ten years to registered trademarks and another ten years if requested upon expiry of the first or any renewed ten-year term.

The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Patents

According to the PRC Patent Law promulgated by the SCNPC on March 12, 1984, last amended on October 17, 2020 and took effect on June 1, 2021, and its Implementation Rules promulgated by the State Council on January 9, 2010, and effective on February 1, 2010, and last amended on December 11, 2023 and effective on January 1, 2024, the National Intellectual Property Administration is responsible for administering patents in the PRC. The Patent Law and its implementation rules provide for three types of patents, “invention,” “utility model” and “design.” Invention patents are valid for 20 years, while design patents are valid for fifteen years and utility model patents are valid for ten years, from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. To be patentable, invention or utility models must meet three criteria: novelty, inventiveness and practicability. A third party must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the use constitutes an infringement of the patent rights.

Domain Names

Internet domain name registration and related matters are primarily regulated by the Measures on Administration of Domain Names for the Chinese Internet promulgated by the MII on November 5, 2004, and effective on December 20, 2004, which was superseded by the Measures on Administration of Internet Domain Names promulgated by the MIIT on August 24, 2017, and effective on November 1, 2017. Domain name owners are required to register their domain names and the MIIT is in charge of the administration of PRC Internet domain names. The domain name services follow a “first-come, first-file” principle. Applicants for registration of domain names shall provide their true, accurate and complete information of such domain names to and enter into registration agreements with domain name registration service institutions. The applicants will become the holders of such domain names upon the completion of the registration procedure.

Regulations Related to Foreign Exchange

General Administration of Foreign Exchange

Under the PRC Foreign Exchange Administration Regulations as recently amended on August 5, 2008 and various regulations issued by the State Administration of Foreign Exchange, or SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside China for capital account items, such as direct equity investments, loans, and repatriation of investment, requires the prior approval from SAFE or its local branch. According to the Guidelines on Foreign Exchange Business under Capital Account (2024 Edition) issued by the SAFE, which came into effect on May 6, 2024, the funds raised by domestic companies through overseas offerings should be repatriated to the mainland China in a timely manner, either in RMB or in foreign currency.

Payments for transactions that take place in China must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. FIEs may retain foreign exchange proceeds in accounts with designated foreign exchange banks under the current account items subject to a cap set by SAFE or its local branch. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.

Pursuant to the Circular of State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, which was promulgated on November 19, 2012, became effective on December 17, 2012, and was further amended in 2015, 2018 and 2019, approval of SAFE is not required for opening a foreign exchange account and depositing foreign exchange proceeds into the accounts relating to the direct investments. This circular also simplifies foreign exchange-related registration required for foreign investors to acquire equity interests of PRC companies and further improves the administration on foreign exchange settlement for FIEs’ foreign exchange capital.

The Circular on Further Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or SAFE Circular 13, which became effective on June 1, 2015 and was amended on December 30, 2019, cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment and simplifies the procedure of foreign exchange-related registration. Pursuant to SAFE Circular 13, when setting up a new FIE, investors should register with banks for direct domestic investment and direct overseas investment.

The Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, which was promulgated on March 30, 2015, became effective on June 1, 2015, and was amended on December 30, 2019 and March 23, 2023, provides that an FIE may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to this circular: FIEs are allowed to settle 100% of their foreign exchange capital on a discretionary basis; an FIE should truthfully use its capital for its own operational purposes within the scope of its business; and where an ordinary FIE makes domestic equity investment with the amount of foreign exchanges settled, the FIE must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, which was promulgated and became effective on June 9, 2016 and amended on December 4, 2023, provides that enterprises registered in China may also convert their foreign debts from foreign currency into Renminbi on a self-discretionary basis. This circular also provides an integrated standard for conversion of foreign exchange under capital account items (including, but not limited to, foreign currency capital and foreign debts) on a self-discretionary basis, which applies to all enterprises registered in China.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which stipulates specific requirements with respect to the outbound remittance of profit from domestic entities to offshore entities, including: (i) banks should check board resolutions regarding profit distribution, the original version of tax filing records, and audited financial statements pursuant to the principle of genuine transactions; and (ii) domestic entities should hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to this circular, domestic entities should make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts, and other proof when completing the registration procedures in connection with an outbound investment.

The Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment was promulgated by SAFE on October 23, 2019 and amended on December 4, 2023, which, among other things, allows all FIEs to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment.

On April 10, 2020, SAFE issued the Circular of State Administration of Foreign Exchange on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, pursuant to which the reform of facilitating the payments of incomes under the capital accounts shall be promoted nationwide. Under the prerequisite of ensuring true and compliant use of funds and complying with the prevailing administrative provisions on use of income from capital projects, enterprises which satisfy the criteria are allowed to use income under the capital account, such as capital funds, foreign debt and overseas listing, among others, for domestic payment, without the need to provide proof materials for veracity to the bank beforehand for each transaction.

Foreign Debts

A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in the PRC and is regulated by applicable laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, the NDRC and the Ministry of Finance, or the MOF, and took effect on March 1, 2003, amended on July 26,

2022 and took effect on September 1, 2022 and the Administrative Measures for Registration of Foreign Debts promulgated by SAFE on April 28, 2013 and amended on May 4, 2015. In addition, the Administrative Measures for Examination and Registration of Enterprise’s Medium and Long-Term Foreign Debts, which became effective on February 10, 2023, established a foreign debt approval registration system that replaced the foreign debt filing registration system under the Circular on Promoting the Reform of the Filing and Registration System on the Issuance by Enterprises of Foreign Debt by the NDRC. Under these rules, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branch. The Notice for Further Advancing the Facilitation of Cross-border Trade and Investment provides that a non-financial enterprise in the pilot areas may register the permitted amounts of foreign debts, which is as twice of the non-financial enterprise’s net assets, at the local foreign exchange bureau. Such non-financial enterprise may borrow foreign debts within the permitted amounts and directly handle the relevant procedures in banks without registration of each foreign debt. However, the non-financial enterprise shall report its international income and expenditure regularly.

On January 12, 2017, the PBOC promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Circular 9, which sets forth an upper limit for PRC entities, including FIEs and domestic enterprises, regarding their foreign debts. Pursuant to PBOC Circular 9, the upper limit of the risk-weighted balance for cross-border financing shall be calculated based on the capital or the net assets, the leverage rate of cross-border financing and the macro-prudential adjustment parameters. As stipulated in PBOC Circular 9, the macro-prudential adjustment parameter for cross-border financing for enterprises and financial institutions is 1.

Since the promulgation of the PBOC Circular 9, the upper limit undergone several adjustments. In March 2020, the PBOC and SAFE issued the Notice on Adjustments to Comprehensive Macro-prudential Regulation Parameters for Full-covered Cross-border Financing, further increasing the macro-prudential adjustment parameter for cross-border financing for enterprises and financial institutions to 1.25. regularly. On July 20, 2023, the PBOC and the SAFE issued the notice of the People’s Bank of China and the State Administration of Foreign Exchange Raising the Macro-prudential Adjustment Parameter for Cross-border Financing, which came into effect on July 20, 2023. Pursuant to this notice, the macro-prudential adjustment parameter for cross-border financing for enterprises and financial institutions increased from 1.25 to 1.5.

Offshore Investment

Under the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, which is defined as an offshore enterprise directly established or indirectly controlled by PRC residents for investment and financing purposes, with the enterprise assets or interests PRC residents hold in China or overseas. The term “control” means to obtain the operation rights, right to proceeds, or decision-making power of a special purpose vehicle through acquisition, trust, holding shares on behalf of others, voting rights, repurchase, convertible bonds, or other means. An amendment to registration or subsequent filing with the local SAFE branch by such PRC residents is also required if there is any change in the basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-Trip Investment regarding the procedures for SAFE registration under SAFE Circular 37, which became effective on July 4, 2014, as an attachment of SAFE Circular 37.

Under the relevant rules, failure to comply with the registration procedures set forth in SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

Regulations Related to Taxation

Enterprise Income Tax

According to the PRC Enterprise Income Tax Law, or the EIT Law, which was promulgated by the SCNPC on March 16, 2007 and became effective on January 1, 2008, and was amended on February 24, 2017 and December 29, 2018, and the Enterprise Income Tax Implementation Regulations of the PRC, or the EITIR, which was promulgated by the State Council on December 6, 2007, became effective on January 1, 2008 and was amended on April 23, 2019, the enterprise income tax of both domestic and FIEs is unified at 25%. According to the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and the EITIR, PRC resident enterprises typically pay an enterprise income tax at the rate of 25% while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. Enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located in the PRC are considered as PRC tax resident enterprises, and will generally be subject to enterprise income tax at the rate of 25% of their global income. The EITIR defines “de facto management bodies” as “establishments that carry out substantial and overall management and control over production and operations, personnel, accounting, and properties” of the enterprise.

In addition, pursuant to the EIT Law, enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprise income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status. According to the Revised Measures for Handling Enterprise Income Tax Preferences (revised in 2018), which was promulgated by the State Administration of Taxation, or the SAT, and came into effect on April 25, 2018, enterprises enjoying enterprise income tax preferences shall adopt the handling methods of “making independent judgment, declaring for enjoyment and retaining the relevant materials for future reference.” An enterprise shall, according to its operating condition and related tax provisions, independently determine whether it satisfies the conditions required for enterprise income tax preferences.

Value-added Tax and Business Tax

According to Provisional Regulations on Value-added Tax of the PRC, which was promulgated by the State Council on December 13, 1993, came into effect on January 1, 1994, and was amended on November 10, 2008, February 6, 2016, and November 19, 2017, and the Implementing Rules for the Interim Regulations on Value-added Tax of the MOF, on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, organizations and individuals engaging in sale of goods or processing, repair and assembly services, sale of services, intangible assets, immovable and importation of goods in the PRC shall be taxpayers of Value-added Tax, or the VAT. All enterprises and individuals that engage in the sale of goods, the provision of processing, repair and replacement services, the sale of services, intangible assets or immovable properties and the importation of goods within the territory of the PRC must pay VAT. On December 30, 2022 and September 1, 2023, the SCNPC successively promulgated the Value-added Tax Law (draft for public comments) and the Value Added Tax Law (second review draft), which, upon its enactment, will replace the Provisional Regulations on Value-added Tax of the PRC.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nationwide application in 2013. In accordance with the Notice on Fully Launch of the Pilot Scheme for the Conversion of Business Tax to Value-Added Tax that was issued by the MOF and the SAT on March 23, 2016 and came into effect on May 1, 2016, the state started to fully implement the pilot change from business tax to VAT on May 1, 2016. All taxpayers of business tax in the construction industry, real estate industry, financial industry and living service industry have been included in the scope of the pilot and should pay VAT instead of business tax. On November 19, 2017, the Business Tax Provisional Regulation was abolished. On March 20, 2019, the MOF, the SAT and the General Administration of

Customs jointly issued the Notice of Strengthening Reform of VAT Policies, which provides certain VAT reduction arrangements.

Dividends Withholding Tax

According to the EIT Law, dividends paid by foreign-invested companies to their foreign investors that are non-resident enterprises as defined under the law are subject to withholding tax at a rate of 10%, unless otherwise provided in the relevant tax agreements entered into with the central government of the PRC. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, promulgated on August 21, 2006, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement, the withholding tax rate on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% from 10% applicable under the EIT Law and the EITIR.

However, based on the Notice of the State Taxation Administration on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties which was promulgated and took effect on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company improperly benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Furthermore, on October 14, 2019, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treaty Treatments, or the SAT Circular 35, which became effective on January 1, 2020. The SAT Circular 35 abolished the record-filing procedure for justifying the tax treaty eligibility of taxpayers, and stipulates that non-resident taxpayers can enjoy tax treaty benefits via the “self-assessment of eligibility, claiming treaty benefits, retaining documents for inspection” mechanism. Non-resident taxpayers can claim tax treaty benefits after self-assessment provided that relevant supporting documents shall be collected and retained for post-filing inspection by the tax authorities.

Based on the Notice of the State Taxation Administration on the Recognition of Beneficial Owners in Tax Treaties, which was promulgated by SAT on February 3, 2018 and came into effect on April 1, 2018, a comprehensive analysis will be used to determine beneficial ownership based on the actual situation of a specific case combined with certain principles, and if an applicant was obliged to pay more than 50% of its income to a third country (region) resident within 12 months of the receipt of the income, or the business activities undertaken by an applicant did not constitute substantive business activities including substantive manufacturing, distribution, management and other activities, the applicant is unlikely to be recognized as a beneficial owner to enjoy tax treaty benefits.

Enterprise Income Tax on Indirect Transfer of Non-Resident Enterprises

On December 10, 2009, the SAT issued the Notice on Strengthening the Administration of Enterprise Income Tax Concerning Proceeds from Equity Transfers by Non-Resident Enterprises, or the SAT Circular 698. By promulgating and implementing the SAT Circular 698, the PRC tax authorities have enhanced their scrutiny over the indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. The SAT further issued the Announcement on Several Issues Concerning Enterprise Income Tax for Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Bulletin 7, on February 3, 2015, to supersede existing provisions in relation to the indirect transfer as set forth in the SAT Circular 698. The SAT Bulletin 7 introduces a new tax regime that is significantly different from that under the SAT Circular 698. The SAT Bulletin 7 extends its tax jurisdiction to capture not only indirect transfer as set forth under the SAT Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place in China of a foreign company through the offshore transfer of a foreign intermediate holding company. The SAT Bulletin 7 also provides clearer criteria than the SAT Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. Where a non-resident enterprise indirectly transfers equity interests or other assets of a PRC resident enterprise by implementing arrangements that are not for reasonable commercial purposes to avoid its obligation to pay enterprise income tax, such an indirect transfer shall, in accordance with the EIT Law, be recognized by the competent PRC tax authorities as a direct transfer of equity interests or other assets by the PRC resident enterprise.

On October 17, 2017, the SAT promulgated the Announcement on Matters Concerning Withholding and Payment of Income Tax of Non-resident Enterprises from Source, or the SAT Circular 37, which came into force and replaced the SAT Circular 698 and certain other regulations on December 1, 2017 and was partly amended on June 15, 2018. The SAT Circular 37, among other things, simplifies procedures of withholding and payment of income tax levied on non-resident enterprises.

Regulations Related to Dividend Distribution

The principal regulations governing distribution of dividends of foreign-invested enterprises is the PRC Company Law. Under this law and its regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with China’s accounting standards and regulations. In addition, a PRC company, including a foreign-invested enterprise in China, is required to allocate at least 10% of its accumulated profits each year, if any, to fund statuary common reserve funds until these reserves have reached 50% of the registered capital of the enterprise. A PRC company may, at its discretion, allocate a portion of its after-tax profits based on China accounting standards to staff welfare and bonus funds. These statuary common reserves are not distributable as cash dividends.

Regulations Related to Employee Stock Incentive Plan

Pursuant to the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, which was issued by SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of a publicly listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year, subject to a few exceptions, are required to register with SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, SAFE Circular 37 provides that PRC residents who participate in a share incentive plan of an overseas private special purpose company may register with SAFE or its local branches before exercising rights.

In addition, SAT has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares.

For example, on October 12, 2021, the SAT has issued the Notice on Measures to Further Deepen Reform in the Field of Taxation and to Foster and Stimulate the Vitality of Market Entities, or the SAT Notice 69. The SAT Notice 69 requires domestic enterprises to report their share incentive plans to the tax authorities in charge, which gives the equities of an overseas enterprise to their employees. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other mainland China government authorities.

Regulations Related to Employment and Social Welfare

The Labor Contract Law

Pursuant to the PRC Labor Law promulgated by the SCNPC on July 5, 1994, becoming effective on January 1, 1995 and amended on August 27, 2009 and on December 29, 2018, the PRC Labor Contract Law

promulgated by the SCNPC on June 29, 2007, becoming effective on January 1, 2008 and amended on December 28, 2012 and effective from July 1, 2013, and the Regulations on the Implementation of the PRC Labor Contract Law promulgated by the State Council and effective on September 18, 2008, labor relationships between employers and employees must be executed in written form. Where a labor relationship has already been established but no formal contract has been made, a written labor contract shall be entered into within one month from the date when the employee begins to work. Wages may not be lower than the local minimum wage. Employers must establish a system for labor safety and sanitation, strictly abide by state standards and provide relevant training to its employees. Employees are also required to work in safe and sanitary conditions.

Social Insurance and Housing Fund

Enterprises in mainland China are required by the laws and regulations of mainland China to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund.

According to the PRC Social Security Law, which was promulgated by the SCNPC on October 28, 2010 and effective on July 1, 2011 and amended on December 29, 2018, and other relevant mainland China laws and regulations such as the Interim Regulations on the Collection and Payment of Social Insurance Premiums came into effect on January 22, 1999 and amended on March 24, 2019, Regulations on Work Injury Insurance implemented on January 1, 2004 and amended on December 20, 2010, Regulations on Unemployment Insurance promulgated on January 22, 1999, Trial Measures on Employee Maternity Insurance of Enterprises implemented on January 1, 1995, Decisions on the Establishment of a Unified Program for Enterprise Employees Old-Aged Pension Insurance of the State Council issued on July 16, 1997 and Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council of the PRC promulgated on December 14, 1998, the employer shall contribute to social insurance plans covering basic pensions insurance, basic medical insurance, maternity insurance, work injury insurance and unemployment insurance. Basic pension, medical and unemployment insurance contributions shall be paid by both employers and employees, while work injury insurance and maternity insurance contributions shall be paid only by employers, and employers who failed to promptly contribute social security premiums in full amount shall be ordered by the social security premium collection agency to make or supplement contributions within a stipulated period, and shall be subject to a late payment fine computed from the due date at the rate of 0.05% per day; where payment is not made within the stipulated period, the relevant administrative authorities shall impose a fine ranging from one to three times the historical shortfall in social insurance contributions in arrears.

According to the Administrative Regulations on the Housing Provident Fund, which was promulgated by the State Council, effective on April 3, 1999, and was amended on March 24, 2002 and March 24, 2019, enterprises in the PRC must register with the competent managing center for housing provident funds and upon the examination by such center, these enterprises shall complete procedures for opening an account at the relevant bank for the deposit of employees’ housing provident funds. Enterprises are also required to pay and deposit housing provident funds on behalf of their employees in a full timely manner. Employers that violate these regulations and fail to process housing provident fund payments or deposit registrations with the housing provident fund administration center within a designated period are subject to a fine ranging from RMB10,000 to RMB50,000.

Pursuant to the Reform Plan of the State Tax and Local Tax Collection Administration System, which was promulgated by the General Office of the Communist Party of China and the General Office of the State Council of the PRC on July 20, 2018, from January 1, 2019, all the social insurance premiums including the premiums of the basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance will be collected by the tax authorities. According to the Notice by the General Office of the State Taxation Administration on Conducing the Relevant Work Concerning the Administration of Collection of Social Insurance Premiums in a Steady, Orderly and Effective Manner promulgated on September 13, 2018, and the Urgent Notice of the General Office of the Ministry of Human Resources and Social Security on Implementing the Spirit of the Executive Meeting of the State Council in Stabilizing the Collection of Social Security Contributions promulgated on September 21, 2018, all the local authorities responsible for the collection of social insurance are strictly forbidden to conduct self-collection of historical unpaid social insurance contributions from enterprises. Notice of the State Administration of Taxation on Implementing Measures on Further Support and Serve the Development of Private Economy promulgated on November 16, 2018, repeats that tax authorities at all levels may not organize self-collection of arrears of taxpayers including private enterprises in the previous years.

Regulations Related to M&A Rules and Overseas Listing

On August 8, 2006, six PRC regulatory agencies including the Ministry of Commerce and the CSRC, adopted the Rules on Mergers and Acquisitions of Domestic Enterprise by Foreign Investors, or the M&A Rules, which took effect on September 8, 2006 and were amended on June 22, 2009. Pursuant to the M&A Rules, the approval of the Ministry of Commerce must be obtained if overseas companies established or controlled by PRC enterprises or residents acquire domestic companies affiliated with such PRC enterprises or residents. In addition, the M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC enterprises or residents to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. However, the Foreign Investment Law has partly replaced the M&A Rules in terms of its rules on equity or assets acquisition of a non-related domestic company by a foreign investor. As for equity/assets acquisition of a related domestic company by a foreign investor, such activity shall still be subject to the M&A Rules. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a domestic enterprise in mainland China, if any important industry is concerned, such transaction involves factors that impact or may impact national economic security, or such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or mainland China time-honored brand. If such change-of-control transaction does cause or may cause a significant impact on national economic security and fails to be reported to the MOFCOM, the MOFCOM may, together with relevant government authorities, require relevant parties to terminate such transaction or take other effective measures, such as transferring related equity and assets, to eliminate the impact of such transaction on national economic security. In addition, the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the General Office of the State Council and General Office of the Central Committee of the Communist Party of China issued the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. The opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines, collectively the Overseas Listing Filing Rules, which became effective on March 31, 2023. The Overseas Listing Filing Rules comprehensively improve and reform the existing regulatory regime for overseas securities offering and listing activities by PRC domestic companies and regulate both direct and indirect overseas securities offering and listing activities by PRC domestic companies by adopting a filing-based regulatory regime.

Pursuant to the Overseas Listing Filing Rules, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Filing Rules provide that an overseas securities offering and listing is explicitly prohibited, if any of the following exists: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended overseas securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Filing Rules also provide that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. The determination of the indirect overseas offering by PRC domestic companies shall follow the principle of substance over form. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer or its major domestic operating entity must file with the CSRC within three business days after such application is submitted. The Overseas Listing Filing Rules also require subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises, or the Confidentiality and Archives Administration Provisions, which came into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Rui Fang	47	Chairman of the Board of Directors and Chief Executive Officer
Ying Li	37	Director and Chief Operating Officer
Shuli Sun	34	Director and Chief Product Officer
Bo Wang	42	Chief Technology Officer
Huirui Wan	34	Chief Financial Officer
Ying Le	35	Vice President
Dong Li*	47	Independent Director Nominee
Xu Han*	52	Independent Director Nominee

*

Each of Mr. Dong Li and Mr. Xu Han has accepted our appointment to be a director of our company, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Rui Fang is our founder and has served as the chairman of our board of directors since March 2020 and our chief executive officer since our inception. Mr. Fang has more than 20 years of fintech and internet e-commerce experience. Prior to founding our company, Mr. Fang had 17 years of work experience at NetEase, Inc. (NASDAQ: NTES; HKEX: 9999), where he served as its vice president and head of technology. He founded NetEase’s e-commerce division and served as its chief executive officer. During his tenure at NetEase, he serially incubated a number of business segments, including online insurance. Mr. Fang graduated and obtained his EMBA degree from Tsinghua University PBC School of Finance.

Ying Li has served as our director since March 2020 and as our chief operating officer since our inception. Ms. Li has 13 years of experience in e-commerce operations and marketing. Prior to joining our company, Ms. Li held various positions at NetEase from 2010 to 2017, including the director of strategic cooperation and vice president of the e-commerce division. In 2017, Ms. Li founded Beijing Zhengmang Technology Co., Ltd., an intelligent marketing solution provider, and she served as its chief executive officer from 2017 to 2020. Ms. Li obtained her bachelor’s degree from Beijing International Studies University in 2010.

Shuli Sun has served as our director since March 2020 and as our chief product officer since our inception. Before joining our company and from 2012 to 2019, Ms. Sun held various positions at NetEase, including the director of products, and served as the general manager of certain NetEase’s joint venture companies. Ms. Sun obtained her bachelor’s degree from Beijing Normal University in 2012.

Bo Wang has served as our chief technology officer since our inception. Prior to joining our company, he held various positions at NetEase from 2008 to 2019, including the director of technology and vice president of the e-commerce department. Mr. Wang obtained his master’s degree in computer science and technology from Beijing University of Posts and Telecommunications in 2007.

Huirui Wan has served as our chief financial officer since July 2023. Prior to joining our company, Mr. Wan served as the chief financial officer of Shanghai Kenexa Human Resources Science and Technology Co., Ltd. from 2022 to 2023. He previously served as an executive director at Goldman Sachs (Asia) LLC from 2018 to 2021, with extensive experience in initial public offerings and mergers and acquisitions. Mr. Wan worked at ARCM from 2015 to 2017 as a hedge fund specialist covering the US, Europe, Japan and Australia markets across asset classes including equities, distressed credit, commodities, currencies and derivatives. He graduated with honors and obtained dual bachelor’s degrees in mathematics and business administration from University of Waterloo and Wilfrid Laurier University in 2012, respectively.

Ying Le has served as our vice president since our inception. Prior to joining our company, Ms. Le held various positions at NetEase from 2014 to 2019, including the director of commerce and general manager of the strategic cooperation department. Ms. Le obtained her master’s degree from Peking University in 2013.

Dong Li will serve as our director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Li has more than 20 years’ management experience in public accounting, investment banking, and corporate finance. Mr. Li has served as the chief financial officer of TH International Limited (Nasdaq: THCH), the exclusive master franchisee of Tim Hortons coffee shops in China, since September 2021. Previously, from September 2019 to September 2021, Mr. Li served as the chief financial officer of Ximalaya Inc., a non-music audio company operating in China. Prior to that, from July 2017 to June 2019, Mr. Li was the chief financial officer of OneSmart International Education Group Limited (NYSE: ONE), a K-12 education company operating in China. Prior to that, he was also the chief financial officer of Ecovacs Robotics Holdings Limited (SSE: 603486); worked in investment banking for Bank of America Merrill Lynch and ICBC International; and served in the auditing practice group for KPMG. Mr. Li is also an independent director at GreenTree Hospitality Group Ltd. (NYSE: GHG), Boqii Holding Limited (NYSE: BQ), Helens International Holdings Company Limited (HKEx: 09869), Logory Logistics Technology Co., Ltd. (HKEx: 02482), and ZJLD Group Inc (HKEx: 06979). Mr. Li obtained a bachelor’s degree in accounting from School of Economics and Management at Tsinghua University in 1999 and an MBA from the Kellogg School of Management at Northwestern University in 2008. Mr. Li is also a member of the Chinese Institute of Certified Public Accountants and the Certified General Accountants Association of Canada.

Xu Han will serve as our director upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Han has served as the director and president of Tianjin Xinhai Financial Leasing Co., Ltd. since 2015. Previously, Mr. Han worked for and successively held various key managerial positions at China National Arts & Crafts Import & Export Corporation, Zhongmin International Economic Cooperation Company, Hebei Century Ark Industrial Co., Ltd., and Yingli Group. Mr. Han obtained a bachelor’s degree in business administration from Gifu Keizai University in Japan in 1998 and an EMBA from the PBC School of Finance at Tsinghua University in 2017.

Board of Directors

Our board of directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. Subject to the Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote with respect to any contract or transaction, or proposed contract or transaction notwithstanding that he or she may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may from time to time at their discretion exercise all the powers of our company to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, and to issue debentures or other securities whether outright or as security for any debt, liability or obligation of our company or of any third-party.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Dong Li and Xu Han. Dong Li will be the chairperson of our audit committee. We have determined that Dong Li and Xu Han satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act. We have determined that Dong Li qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Xu Han, Dong Li and Rui Fang. Xu Han will be the chairperson of our compensation committee. We have determined that Dong Li and Xu Han satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting a compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Rui Fang, Dong Li and Xu Han. Rui Fang will be the chairperson of our nominating and corporate governance committee. Dong Li and Xu Han satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders pursuant to our memorandum and articles of association. Our directors (other than independent directors) are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of our shareholders or upon any specified event or after any specified period in a written agreement between our company and the director, if any, and an appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting; but no such term shall be implied in the absence of an express provision. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his or her office by notice in writing to our company, (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his or her office be vacated, or (v) is removed from office pursuant to any other provision of our memorandum and articles of association.

Our officers are appointed by and serve at the discretion of our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We have the right to terminate the employment agreement for reasons such as failure to meet job requirements, serious violations, misconduct, or conflicts of interest. We may also terminate with 30 days’ notice or one-month salary if the employee is unable to perform agreed duties due to certain causes as prescribe in employment agreements.

The employee is obligated to safeguard the company’s interests and reputation and protect the company’s commercial secrets. The employee shall comply with the relevant confidentiality agreement and is prohibited from engaging in any business or behavior that competes with the company. Additionally, the employee must adhere to all confidentiality and nondisclosure requirements during and after the employment period. In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the year ended December 31, 2023, we paid an aggregate of approximately RMB8.6 million (US$1.2 million) in cash to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers and none of our non-executive directors has a service contract with us that provides for benefits upon termination of service. Our mainland China subsidiary, the VIE and its subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plans

2020 Share Incentive Plan

In July 2020, we adopted the 2020 Share Option Plan, or the 2020 Plan, to attract and retain the services of best available employees, directors, and consultants and provide additional incentives for such persons to exert their best efforts for the success of our business.

As of the date of this prospectus, the maximum aggregate number of ordinary shares available for issuance upon exercise under the 2020 Plan is 35,522,337.

As of the date of this prospectus, awards to purchase 18,542,325 ordinary shares under the 2020 Plan have been granted and remain outstanding, excluding awards that were forfeited or canceled after the relevant grant dates.

The following paragraphs describe the principal terms of the 2020 Plan.

Type of Awards. The 2020 Plan permits the awards of options and other types of share incentive awards as determined by the board of directors.

Plan Administration. Our board of directors or a compensation committee or such other committee as may be designated by the board of directors will administer the 2020 Plan. The plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

Award Agreement. Awards granted under the 2020 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to any employee or any other individual who provides services to our company or any of its subsidiaries or affiliates as determined by the plan administrator shall be eligible to be selected to receive an award under the 2020 Plan.

Exercise of Options. The plan administrator determines (i) the exercise price per share, (ii) the time or times at which an option becomes vested and exercisable in whole or in part, (iii) the term of each option, and (iv) the method or methods by which and the form or forms in which payment of the exercise price with respect thereto may be made or deemed to have been made. No Award shall be granted under the 2020 Plan after the earliest to occur of (i) the tenth year anniversary of the effective date of 2020 Plan; (ii) the maximum number of shares available for issuance under the 2020 Plan have been issued; or (iii) the board of directors terminates the 2020 Plan.

Transfer Restrictions. Except as may be permitted by the plan administrator or as specifically provided in an award agreement, (i) no award and no right under any award shall be assignable, alienable, saleable or transferable by a participant of 2020 Plan and (ii) during a participant’s lifetime, each award, and each right under any award, shall be exercisable only by such participant or, if permissible under applicable law, by such participant’s guardian or legal representative.

Termination and Amendment of the 2020 Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the 2020 Plan, the plan administrator may amend, alter, suspend, discontinue or terminate the 2020 Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required, or (ii) the consent of the affected participant, if such action would materially adversely affect the rights of such participant under any outstanding award.

The following table summarizes, as of the date of this prospectus, the number of issued and outstanding options we have granted to certain of our directors and executive officers.

Name	Ordinary Shares Underlying Options Granted		Exercise Price (US$ per Share)	Date of Grant	Date of Expiration
Rui Fang	5,017,500		0.06 – 0.30	August 1, 2020 – January 10, 2024	August 1, 2030 – January 10, 2034
Ying Li	*	(1)	0.06 – 0.30	August 1, 2020 – January 10, 2024	August 1, 2030 – January 10, 2034
Shuli Sun	*	(1)	0.06 – 0.20	August 1, 2020 – March 1, 2022	August 1, 2030 – March 1, 2032
Bo Wang	*	(1)	0.06 – 0.25	August 1, 2020 – September 1, 2022	August 1, 2030 – September 1, 2032
Huirui Wan	*	(1)	0.30	January 10, 2024	January 10, 2034
Ying Le	*	(1)	0.06 – 0.30	August 1, 2020 – January 10, 2024	August 1, 2030 – January 10, 2034
Total Options	9,675,375		0.06 – 0.30	August 1, 2020 – January 10, 2024	August 1, 2030 – January 10, 2034

Note:

(1)	Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

As of the date of this prospectus, other employees as a group hold options to purchase a total of 8,866,950 ordinary shares of our company, with exercise price ranging from US$0.06 to US$0.31 per share.

2024 Equity Incentive Plan

Our second equity incentive plan adopted in 2024, or the 2024 Plan, provides for the grant of share options, share appreciation rights, restricted share units, restricted shares or other share-based awards, which we refer to collectively as equity awards. We believe that the 2024 Plan will aid us in recruiting, retaining and motivating certain key employees, directors and consultants of outstanding ability through the granting of equity awards.

The initial maximum number of Shares which may be issuable pursuant to the 2024 Plan and other applicable share incentive schemes of the Company is 35,522,337 Shares, provided, however, that the maximum number of Shares pursuant to the 2024 Plan and other applicable share incentive schemes of the Company shall be 35,522,337 Shares plus an annual increase on the first day of each year during the term of the Plan commencing with the year beginning January 1, 2025, by an amount equal to the lesser of (i) an automatically increased additional one and a half percent (1.5%) of the then total issued and outstanding Shares plus the Shares issuable pursuant to share incentive schemes of the Company on the last day of the immediately preceding year (i.e., December 31 of each calendar year), and such increase shall only occur once a fiscal year, and (ii) such number of Shares as may be determined by the Committee, if and whenever the unallocated Shares which may be issuable pursuant to Awards under the Plan account for less than three percent (3.0%) of the then total issued and outstanding Shares plus the Shares issuable pursuant to share incentive schemes of the Company as of the first day of each fiscal year (i.e., January 1 of each calendar year). Notwithstanding anything to the contrary above, the board of directors may, at its full discretion, at any time during the year, to increase the number of unallocated shares under this plan and other applicable share incentive schemes at that time by any amount as deemed necessary and reasonable by the board of directors.

The following paragraphs describe the principal terms of the 2024 Plan.

Administration. The 2024 Plan is administered by the board of directors or the Compensation Committee of the board of directors to whom the board of directors shall delegate the authority to grant or amend Awards to Participants other than any of the committee members, independent directors and executive officers of the company. The Compensation Committee of the board of directors shall be entitled to delegate its duties and powers in whole or in part under this Plan to any other authorized individuals, provided, that such delegation is made in accordance with the purpose of this Plan and in the best interests of the Company. The plan administrator is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan, as well as determine the provisions, terms and conditions of each award consistent with the provisions of the plan.

Change in Control. A “change in control” under the 2024 Plan is generally defined as (i) the sale of substantially all company assets, or (ii) a transaction resulting in acquisition of over 50% voting power and board control by an outside entity, subject to certain exceptions involved with specified permitted holders and relevant shareholders. In the event of a change in control, the Compensation Committee of the board of directors may, but shall not be obligated to, (i) cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee of the board of directors), (ii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the Compensation Committee of the board of directors in its sole discretion, (iii) provide that for a period (as determined in the sole discretion of the Compensation Committee of the board of directors), such options or stock appreciation rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such options or stock appreciation rights shall terminate and be of no further force and effect, or (iv) if determined by the compensation committee of the board of directors in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control.

Term. Unless terminated earlier, the 2024 Plan will continue in effect for a term of ten years from the date of its adoption.

Award Agreements. Generally, equity awards granted under the 2024 Plan are evidenced by an award agreement providing for the number of ordinary shares subject to the award, and the terms and conditions of the award, which must be consistent with the 2024 Plan.

Vesting Schedule. The Compensation Committee of the board of directors determines the vesting schedule of each equity award granted under the 2024 Plan, which vesting schedule will be set forth in the award agreement for such equity award.

Amendment and Termination of Plan. Our board of directors or Compensation Committee of the board of directors may at any time amend, alter or discontinue the 2024 Plan, subject to certain exceptions.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own 5% or more of our ordinary shares.

The calculations in the table below are based on (1) 258,081,206 ordinary shares issued and outstanding on an as-converted basis as of the date of this prospectus, assuming the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis immediately prior to the completion of this offering, and (2)      Class A ordinary shares and      Class B ordinary shares issued and outstanding immediately after the completion of this offering, including      Class A ordinary shares to be sold by us in this offering in the form of ADSs, assuming the underwriters do not exercise their option to purchase additional ADSs. Immediately after this offering, holder of each of our Class A ordinary shares is entitled to one vote per share, and holder of each of our Class B ordinary shares is entitled to 20 votes per share.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned prior to this offering			Ordinary shares beneficially owned immediately after this offering
	Number	% of beneficial ownership**	% of aggregate voting power***	Class A ordinary shares	Class B ordinary shares	% of beneficial ownership**	% of aggregate voting power****
Directors and Executive Officers†:
Rui Fang(1)(2)	107,314,025	41.0%	41.0%
Ying Li(2)(3)	8,720,047	3.4%	3.4%
Shuli Sun(2)(4)	7,274,986	2.8%	2.8%
Bo Wang(2)(5)	6,709,986	2.6%	2.6%
Huirui Wan	*	*	*
Ying Le	*	*	*
Dong Li††	—	—	—
Xu Han††	—	—	—
All Directors and Executive Officers as a Group	132,076,044	49.8%	49.8%
Principal Shareholders:
For Ring Limited(1)	82,132,500	31.8%	31.8%
Hike Entities(6)	45,302,428	17.6%	17.6%
Northern Light Venture Capital V, Ltd.(7)	29,448,541	11.4%	11.4%
Qiming Entities(8)	22,424,170	8.7%	8.7%
Global Running Lion Limited(2)	21,802,125	8.4%	8.4%
SIG Global China Fund I, LLLP(9)	18,211,852	7.1%	7.1%
SCC Entities(10)	16,350,957	6.3%	6.3%
Franchise Fund LP(11)	14,015,106	5.4%	5.4%

Note:

†	The business address of our directors and executive officers is Building 2, No.8 Beichen West Road, Chaoyang District, Beijing, 100101, the People’s Republic of China.
††

Each of Mr. Dong Li and Mr. Xu Han has accepted the appointment as our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

*	Beneficially owns less than 1% of our outstanding shares on an as-converted basis.
**

For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) the total number of ordinary shares outstanding and (ii) the number of ordinary shares that such person or group has the right to acquire upon exercise of options, warrants or other right within 60 days after the date of this prospectus. The total number of ordinary shares on an as-converted basis outstanding as of the date of this prospectus is 258,081,206. The total number of ordinary shares outstanding after the completion of this offering will be     Class A ordinary shares and     Class B ordinary shares issued and outstanding immediately after the completion of this offering, including     Class A ordinary shares to be sold by us in this offering in the form of ADSs.

***

For each person or group included in this column, percentage of total voting power represents voting power based on ordinary shares held by such person or group with respect to all outstanding shares of our ordinary shares as a single class.

****

For each person or group included in this column, percentage of total voting power represents voting power based on Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Immediately after this offering, holder of each of our Class A ordinary shares is entitled to one vote per share. Holder of each of our Class B ordinary shares is entitled to 20 votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)

Represents (i) 21,802,125 ordinary shares with respect to Global Running Lion Limited, or Global Running Lion, over which Mr. Rui Fang as the proxy and attorney-in-fact to exercise the voting power, (ii) 82,132,500 ordinary shares held by For Ring Limited, a British Virgin Islands company, which is wholly owned by an entity wholly controlled by Mr. Rui Fang and a family trust of Mr. Rui Fang, and (iii) 3,379,400 ordinary shares that Mr. Rui Fang has the right to acquire upon exercise of the options within 60 days. The registered address of For Ring Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)

Represents 21,802,125 ordinary shares held by Global Running Lion, a British Virgin Islands company that is 32.6% beneficially owned by Ms. Ying Li, 28.9% beneficially owned by Mr. Bo Wang, 28.9% beneficially owned by Ms. Shuli Sun and 9.6% beneficially owned by Mr. Rui Fang. Mr. Rui Fang acts as the sole director and owns 100% of the voting power of Global Running Lion. The shareholders of Global Running Lion, including Ms. Ying Li, Mr. Bo Wang, Ms. Shuli Sun and entities controlled by their family trusts signed deed of voting agreements with Mr. Rui Fang, pursuant to which Ms. Ying Li, Mr. Bo Wang, Ms. Shuli Sun and certain other entities irrevocably appoint Mr. Rui Fang as their proxy and attorney-in-fact to exercise the voting power over the ordinary shares held by Ms. Ying Li, Mr. Bo Wang, Ms. Shuli Sun and such entities with respect to Global Running Lion. The registered address of Global Running Lion Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(3)

Represents (i) 7,102,172 ordinary shares held by Global Running Lion and beneficially owned by Ms. Ying Li, and (ii) 1,617,875 ordinary shares that Ms. Ying Li has the right to acquire upon exercise of the options within 60 days.

(4)

Represents (i) 6,299,986 ordinary shares held by Global Running Lion and beneficially owned by Ms. Shuli Sun, and (ii) 975,000 ordinary shares that Ms. Shuli Sun has the right to acquire upon exercise of the options within 60 days.

(5)

Represents (i) 6,299,986 ordinary shares held by Global Running Lion and beneficially owned by Mr. Bo Wang, and (ii) 410,000 ordinary shares that Mr. Bo Wang has the right to acquire upon exercise of the options within 60 days.

(6)

Represents (i) 13,572,696 Series Seed preferred shares, 4,395,604 Series Angel preferred shares and 4,531,551 Series B preferred shares held by Lunar Link Limited, a British Virgin Islands company; (ii) 17,196,535 Series Seed preferred shares held by Rocket Wise Limited, a British Virgin Islands company; and (iii) 5,606,042 Series C1 preferred shares held by HIKE Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands. Lunar Link Limited, Rocket Wise Limited and HIKE Capital III L.P. are collectively referred to as the HIKE Entities, beneficially controlled by XU Shi. The registered address of Lunar Link Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The registered address of Rocket Wise Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The registered address of HIKE Capital III L.P. is Sertus Chambers, P.O. Box 2547, Cassia Court, Camana Bay, Grand Cayman, Cayman Islands.

(7)

Represents 17,582,418 Series Angel preferred shares, 9,063,102 Series B preferred shares and 2,803,021 Series C1 preferred shares held by Northern Light Venture Capital V, Ltd. (“NLVC”). NLVC held the shares for and on behalf of each of Northern Light Venture Fund V, L.P., Northern Light Strategic Fund V, L.P. and Northern Light Partners Fund V, L.P (together, the “NLVC V Funds”) respectively. NLVC is the general partner of Northern Light Partners V, L.P. (“NLP”) , a Cayman Islands exempted limited liability partnership, which in turn is the general partner of the NLVC V Funds. Feng Deng is the controlling shareholder of NLVC. The registered address of Northern Light Venture Capital V, Ltd. is Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

(8)

Represents (i) 17,960,694 Series B preferred shares and 4,258,721 Series C1 preferred shares held by Qiming Venture Partners VII, L.P., a Cayman Islands exempted limited partnership, and (ii) 165,510 Series B preferred shares and 39,245 Series C1 preferred shares held by Qiming VII Strategic Investors Fund, L.P., a Cayman Islands exempted limited partnership. Qiming Venture Partners VII, L.P. and Qiming VII Strategic Investors Fund, L.P. are collectively referred to as the Qiming Entities. The general partner of Qiming Venture Partners VII, L.P. is Qiming GP VII, LLC, a Cayman Islands limited liability company which is also the general partner of Qiming VII Strategic Investors Fund, L.P. The voting and investment power of the shares held by Qiming Venture Partners VII, L.P. and Qiming VII Strategic Investors Fund, L.P. in the company is exercised by Qiming GP VII, LLC, which is beneficially owned by Duane Kuang, Gary Rieschel, Nisa Bernice Leung and Robert Headley, who disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The registered address for each of the entities is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(9)

Represents 12,839,394 Series B preferred shares, 3,737,362 Series C1 preferred shares and 1,635,096 Series C2 preferred shares held by SIG Global China Fund I, LLLP. SIG Global China Fund I, LLLP is a limited liability limited partnership organized under the laws of Delaware with its registered office at 251 Little Falls Drive, Wilmington, Delaware, USA. SIG Asia Investment, LLLP, a Delaware limited liability limited partnership, is the investment manager for SIG Global China Fund I, LLLP pursuant to an investment management agreement. In addition, Heights Capital Management, Inc., a Delaware Corporation, is the investment manager for SIG Asia Investment, LLLP pursuant to an investment management agreement. Arthur Dantchik, in his capacity as president of SIG Asia Investment, LLLP, and vice president of Heights Capital Management, Inc. may also be deemed to have investment discretion over the shares held by SIG Global China Fund I, LLLP. Mr. Dantchik disclaims any such investment discretion or beneficiary ownership with respect to these shares.

(10)

Represents (i) 9,343,404 Series C1 preferred shares held by Geometry Ventures Limited, a British Virgin Islands company, and (ii) 7,007,553 Series C1 preferred shares held by Quadrant Ventures Limited, a British Virgin Islands company. Geometry Ventures Limited and Quadrant Ventures Limited are collectively referred to as the SCC Entities, beneficially owned by Enlightenment Trust. Enlightenment Trust is a trust established under the laws of the Island of Jersey, of which Mr. Charlie Cao and his family members are the beneficiaries. The registered address of SCC Entities is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(11)

Represents 14,015,106 Series C2 preferred shares held by Franchise Fund LP. Franchise GP Limited, a Cayman Islands exempted limited liability partnership, is the general partner of the Franchise Fund LP. Shihong Wang is the ultimate beneficial owner of Franchise GP Limited. The registered address of Franchise Fund LP is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

As of the date of this prospectus, we had 18,211,852 preferred shares held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

See “Corporate History and Structure” for a description of the contractual arrangements by and among our mainland subsidiaries, the VIE and the shareholders of the VIE.

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—Shareholders Agreement.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plans

See “Management—Share Incentive Plans.”

Other Related Party Transactions

In connection with the PRC Operating Entities’ strategic shift to focus on the insurance distribution business on our own platform, Shouxin Insurance Agency (Guangdong) Co., Ltd. (“Shouxin Insurance Agency”, one of our subsidiaries) has substantially ceased its insurance distribution services to third-party online insurance distributors (also related to the knowledge sharing business) by December 31, 2023. Shouxin Insurance Agency incurred fees for leads from the Disposed Entities subsequent to the spin-off in June 2023. Such fee of RMB33.2 million (US$4.7 million) for the year ended December 31, 2023 was recorded as selling and marketing expenses of the discontinued operations and was considered related party transactions between the PRC Operating Entities and the Disposed Entities as we and the Disposed Entities have identical ownership interests after the spin-off, and such fee was fully paid during the first half of 2024. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinued Operations.”

In July 2023, the VIE entered into a service contract with Yinchuan Yuanbao Internet Hospital Co., Ltd. (“Yinchuan Yuanbao”), which has identical ownership interests with us after the spin-off. Through this service contract, the VIE provides system services to Yinchuan Yuanbao and earns service fees. In 2023, the VIE recorded revenue of RMB4.5 million (US$0.6 million) from Yinchuan Yuanbao for services provided under this contract, all of which was collected during the first half of 2024.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000.00, divided into 500,000,000 shares of par value US$0.0001 each, including (i) 348,913,419 ordinary shares of US$0.0001 each; and (ii) 30,769,231 Series Seed preferred shares of US$0.0001 each; (iii) 21,978,022 Series Angel preferred shares of US$0.0001 each; (iv) 45,315,510 Series B preferred shares of US$0.0001 each; (v) 37,373,616 Series C1 preferred shares of US$0.0001 each; and (vi) 15,650,202 Series C2 preferred shares of US$0.0001 each. All of our issued and outstanding shares are fully paid.

Immediately prior to the completion of this offering, our authorized share capital will be changed into US$    divided into    shares comprising of (i)     Class A ordinary shares of a par value of US$    each, (ii)     Class B ordinary shares of a par value of US$     each, and (iii)     shares of a par value of US$    each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding preferred shares and ordinary shares held by      will be converted into, and re-designated and re-classified, as Class A ordinary shares on a one-for-one basis, and the      ordinary shares held by      will be converted into, and re-designated and re-classified as, Class B ordinary shares. Following such conversion and re-designation, we will have     Class A ordinary shares issued and outstanding and      Class B ordinary shares issued and outstanding, assuming the underwriters do not exercise the option to purchase additional ADSs. All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote per share, while each Class B ordinary share is entitled to 20 votes per share. Holders of Class A and Class B ordinary shares will vote together as one class on all matters that require a shareholders’ vote. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while each Class A ordinary share is not convertible into Class B ordinary shares under any circumstance. The capital structure and/or disparate voting rights may have antitakeover effects preventing a change in control transaction that shareholders might consider in their best interest.

Our Post-Offering Memorandum and Articles of Association

We have adopted the sixth amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association and which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Companies Act, or any other law of the Cayman Island.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment, disposition, or a change of ultimate beneficial ownership of any Class B ordinary shares to any person who is not Mr. Rui Fang or an affiliate of Mr. Rui Fang, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of our company. On all matters subject to a vote at general meetings of our company, (1) on a show of hands, each shareholder shall be entitled to one vote, whereas (2), on a poll, each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to 20 votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any shareholder     present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or by our directors (acting by a resolution of our board). Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at a general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares, which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 10 calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the Nasdaq, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 calendar days in any calendar year.

Restructuring. A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and

(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of at least two-thirds of the holders of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by the creation or issue of further shares ranking pari passu with or subsequent to such existing class of shares or the redemption or purchase of any shares of any class by our company. The rights of the holders of Shares shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (save for our memorandum and articles of association, special resolutions passed by our shareholders, and our register of mortgages and charges). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for a period of up to 30 years);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act of the Cayman Islands differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90.0% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, or (b) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition, which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholders);

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that we shall indemnify our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.  Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders who together hold shares that carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties, which they owe to our company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our post-offering memorandum and articles of association, our company may be dissolved, liquidated, or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Series B Preferred Shares

On September 30, 2020, we issued (i) 755,259 Series B preferred shares to Deep Mind Holdings Limited, (ii) 4,531,551 Series B preferred shares to Hike Capital L.P., (iii) 9,063,102 Series B preferred shares to Northern Light Venture Capital V, Ltd., (iv) 17,960,694 Series B preferred shares to Qiming Venture Partners VII, L.P., (v) 165,510 Series B preferred shares to Qiming VII Strategic Investors Fund, L.P. and (vi) 12,839,394 Series B preferred shares to SIG Global China Fund I, LLLP.

Series C1 Preferred Shares

On March 19, 2021, we issued (i) 2,803,021 Series C1 preferred shares to Northern Light Venture Capital V, Ltd., (ii) 7,007,553 Series C1 preferred shares to Quadrant Ventures Limited, (iii) 3,737,362 Series C1 preferred shares to SIG Global China Fund I, LLLP, (iv) 373,736 Series C1 preferred shares to Deep Mind Holdings Limited, (v) 9,343,404 Series C1 preferred shares to Geometry Ventures Limited, (vi) 5,606,042 Series C1 preferred shares to HIKE Capital Ill L.P., (vii) 4,258,721 Series C1 preferred shares to Qiming Venture Partners VII, L.P., (viii) 39,245 Series C1 preferred shares to Qiming VII Strategic Investors Fund, L.P., and (ix) 4,204,532 Series C1 preferred shares to SINO-FRENCH (INNOVATION) FUND II.

Series C2 Preferred Shares

On April 13, 2021, we issued (i) 14,015,106 Series C2 preferred shares to Franchise Fund LP and (ii) 1,635,096 Series C2 preferred shares to SIG Global China Fund I, LLLP.

Options or Restricted Shares

See “Management—Share Incentive Plans.”

Shareholders Agreement

We entered into our fourth amended and restated shareholders agreement on April 13, 2021 with our shareholders, which consist of holders of ordinary shares and preferred shares. The fourth amended and restated

shareholders agreement provides for certain shareholders’ rights, including information rights, inspection rights, drag-along right, right of first refusal and co-sale rights, and contains provisions governing our board of directors and other corporate governance matters. The special rights other than registration rights, as well as certain corporate governance provisions, will automatically terminate upon the completion of this offering.

Registration Rights

We have granted certain registration rights to our holders of preferred shares.

Set forth below is a description of the registration rights granted under the shareholders agreement.

Demand Registration Rights.  If we shall receive, at any time after the earlier of (i) the sixth (6th) anniversary of the closing of Series C2 preferred shares, or (ii) six (6) month after a qualified initial public offering, a written request from the holders of at least ten percent (10%) of the registrable securities then outstanding that we file a registration statement under the Securities Act covering the registration of registrable securities, then we shall, within ten (10) business days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all holders. The holders shall send a written notice stating the number of registrable securities requested to be registered and included in such registration (the “Request Securities”) to we within ten (10) business days after receipt of the Request Notice. We shall thereafter use our best efforts to effect, as soon as practicable, the registration of the Request Securities, subject only to the certain limitations in the shareholders agreement.

Piggyback Registration Rights.  We shall notify all holders of registrable securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of us (including registration statements relating to secondary offerings of securities of us, but excluding registration statements relating to any registration applicable sections of the shareholders agreement or to any employee benefit plan or a corporate reorganization) and will afford each such holder an opportunity to include in such registration statement all or any part of the registrable securities then held by such holder. Each holder desiring to include in any such registration statement all or any part of the registrable securities held by such holder shall within ten (10) business days after receipt of the notice from us, so notify us in writing, and in such notice shall inform us of the number of registrable securities such holder wishes to include in such registration statement. If a holder decides not to include all of its registrable securities in any registration statement thereafter filed by us, such holder shall nevertheless continue to have the right to include any registrable securities in any subsequent registration statement or registration statements as may be filed by us with respect to offerings of its securities.

Form F-3 Registration Rights.  After the qualified initial public offering, we shall use our best efforts to qualify for registration on Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If we is qualified to use Form F-3, any holder or holders shall have a right to request in writing that we effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the registrable securities owned by such holder or holders, and upon receipt of each such request, we shall perform the tasks set out below: (a) Notice. Promptly give written notice of the proposed registration and the holder’s or holders’ request therefor, and any related qualification or compliance, to all other holders of registrable securities; and (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such holders or holders’ registrable securities as are specified in such request, together with all or such portion of the registrable securities of any other holder or holders joining in such request as are specified in a written request given within twenty (20) days after the date on which we provides the notice contemplated by the applicable section related to Form F-3 registration in the shareholders agreements; provided, however, that we shall not be obligated to effect any such registration, qualification or compliance pursuant to such section:

Expenses of Registration.  We shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the holders) incurred in connection with each registration requested pursuant to the shareholders agreement, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, we shall pay all expenses incurred in connection with a registration notwithstanding the cancelation or delay of the registration proceeding for any reason.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. - Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

We will appoint Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-     when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in,      Class A Ordinary Shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Class A Ordinary Shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Class A Ordinary Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the Class A Ordinary Shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Class A Ordinary Shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Class A Ordinary Shares with the beneficial ownership rights and interests in such Class A Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Class A Ordinary Shares . The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Cayman Islands laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of Class A Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Class A Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Class A Ordinary Shares deposited or modify the ADS-to- Class A Ordinary Shares ratio, in which case each ADS you hold will represent rights and interests in the additional Class A Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to- Class A Ordinary Shares ratio upon a distribution of Class A Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Class A Ordinary Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Class A Ordinary Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional Class A Ordinary Shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Class A Ordinary Shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, Class A Ordinary Shares or rights to subscribe for additional Class A Ordinary Shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Class A Ordinary Shares

The Class A Ordinary Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Class A Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Class A Ordinary Shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Class A Ordinary Shares

Upon completion of the offering, the Class A Ordinary Shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus. After the completion of the offering, the Class A Ordinary Shares that are being offered for sale pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit Class A Ordinary Shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Class A Ordinary Shares to the custodian. Your ability to deposit Class A Ordinary Shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Class A Ordinary Shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Class A Ordinary Shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The Class A Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Class A Ordinary Shares have been validly waived or exercised.

•	You are duly authorized to deposit the Class A Ordinary Shares.

•

The Class A Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Class A Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Class A Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Class A Ordinary Shares at the custodian’s offices. Your ability to withdraw the Class A Ordinary Shares held in respect of the ADSs may be limited by U.S. and the Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the Class A Ordinary Shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Class A Ordinary Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Class A Ordinary Shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Class A Ordinary Shares or ADSs are closed, or (ii) Class A Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Class A Ordinary Shares represented by your ADSs. The voting rights of holders of Class A Ordinary Shares are described in Section 4.10 of the Deposit Agreement.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

•

In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all Class A ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the Class A ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except (a) as set forth above in the case voting is by show of hands, (b) in the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a proxy to a person designated by us to vote the Class A ordinary shares represented by such holders’ ADSs; provided, however, that no such proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Class A ordinary shares may be adversely affected, and (c) as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees (some of which may be cumulative) under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Class A Ordinary Shares, upon a change in the ADS(s)-to- Class A Ordinary Shares ratio, ADS conversions, or for any other reason), excluding ADS issuances as a result of distributions of Class A Ordinary Shares)

Up to U.S. 5¢ per ADS issued

•  Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to- Class A Ordinary Shares ratio, ADS conversions, upon termination of the Deposit Agreement, or for any other reason)

Up to U.S. 5¢ per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Service	Fees
• Distribution of financial instruments, including, without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)	Up to U.S. 5¢ per ADS held

• ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa or conversion of ADSs for unsponsored American Depositary Shares (e.g., upon termination of the Deposit Agreement)).

Up to U.S. 5¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Class A Ordinary Shares on the share register and applicable to transfers of Class A Ordinary Shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain SWIFT, cable, telex and facsimile transmission and delivery expenses;

•

the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to Class A Ordinary Shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Class A Ordinary Shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Standard Termination Clause: Upon termination, the following will occur under the deposit agreement:

•

for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the Class A Ordinary Shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those Class A Ordinary Shares on the same terms as prior to the termination. During such six months’ period the depositary bank will continue to collect all distributions received on the Class A Ordinary Shares on deposit (e.g., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•

After the expiration of such six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

In connection with any termination of the deposit agreement, the depositary bank may, and shall, at our instruction, distribute to owners of ADSs the deposited property in a mandatory exchange for, and upon a mandatory cancellation of, the ADSs. The ability to receive the deposited property upon termination of the deposit agreement would be subject, in each case, to receipt by the depositary bank of (i) confirmation of satisfaction of certain U.S. regulatory requirements and (ii) payment of applicable depositary fees and taxes. The depositary bank will give notice to owners of ADSs at least 30 calendar days before termination of the deposit agreement. Owners of ADSs would be required to surrender ADSs to the depositary bank for cancellation in exchange for the deposited property.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Class A Ordinary Shares, for the validity or worth of the Class A Ordinary Shares, f for any financial transaction entered into by any person in respect of the ADSs or any Deposited Property, for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Class A Ordinary Shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Class A Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Class A Ordinary Shares, and such limitations would most likely not apply to ADS holders who withdraw the Class A Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Class A Ordinary Shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs) are governed by the laws of the Cayman Islands.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have    ADSs outstanding, representing     ordinary shares, or     % of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs. We intend to apply to list the ADSs on the Nasdaq, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

[Lock-up Agreements

We, our directors and executive officers and all of our existing shareholders and holders of share-based awards] have agreed, for a period of [180] days after the date of this prospectus, [not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including, but not limited to, any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee share option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.]

Rule 144

All of our ordinary shares that will be issued and outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal      ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•

the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, on the Nasdaq, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of Cayman Islands, mainland China, and U.S. federal income tax considerations of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel. To the extent it relates to PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or, after execution, brought to, or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares or ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or ADSs, nor will gains derived from the disposal of our ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of mainland China with a “de facto management body” within mainland China is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. Certain enterprises benefit from a preferential tax rate of 15% under the PRC Enterprise Income Tax Law if they qualify as high and new technology enterprises. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, production, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a mainland China-controlled enterprise that is incorporated offshore is located in mainland China. Although this circular only applies to offshore enterprises controlled by mainland China enterprises or mainland China enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a mainland China enterprise or a mainland China enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in mainland China only if all of the following conditions are met: (i) senior management and core management departments in charge of its daily operations function have their presence mainly in mainland China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in mainland China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in mainland China; and (iv) at least 50% of the enterprise’s voting board members or senior executives habitually reside in mainland China.

We believe that Yuanbao Inc. is not a mainland China resident enterprise for tax purposes. Yuanbao Inc. is a company incorporated outside of mainland China. Yuanbao Inc. is not controlled by a mainland China enterprise or mainland China enterprise group, and we do not believe that Yuanbao Inc. meets all of the conditions above. For the same reasons, we believe our other entities outside of mainland China are not mainland China resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

If the PRC tax authorities determine that Yuanbao Inc. is a mainland China resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within mainland China. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a mainland China resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20%. Any PRC tax imposed on dividends or gains may be subject to a reduction if a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of Yuanbao Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Yuanbao Inc. is treated as a mainland China resident enterprise.

Provided that our Cayman Islands holding company, Yuanbao Inc., is not deemed to be a mainland China resident enterprise, holders of the ADSs and ordinary shares who are not mainland China residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our ordinary shares or ADSs. However, under SAT Bulletin 7 and SAT Circular 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a mainland China resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to mainland China enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a mainland China resident enterprise. We and our non-mainland China resident investors may be at risk of being required to file a return and being taxed under SAT Bulletin 7 and SAT Circular 37, and we may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Circular 37, or to establish that we should not be taxed under these bulletins.

Certain Material United States Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect, and there can be no assurance that the Internal Revenue Service (the “IRS”) or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift or other non-income tax considerations, alternative minimum tax, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or ordinary shares through such entities,

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder (as defined below) is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (as defined in the Code) who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs are not expected to be subject to U.S. federal income tax. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner.

THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR OTHER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be a PFIC for U.S. federal income tax purposes for any taxable year, if applying the applicable look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles should be treated as an active asset to the extent associated with activities that produce or are intended to produce active income. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat the VIE and its subsidiaries as being owned by us for U.S. federal income tax purposes because we exercise effective control over their management decisions and are entitled to substantially all of the economic benefits associated with them. As a result, we consolidate their results of operations in our consolidated GAAP financial statements. If it were determined, however, that we are not the owner of the VIE and its subsidiaries for U.S. federal income tax purposes, the nature and composition of our income and assets would change and we may be more likely to be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of the VIE and its subsidiaries for U.S. federal income tax purposes, and based upon our historical, current and projected composition of our income and assets and the nature of our business operations, including the expected cash proceeds from this offering, and projections as to the value of our assets, taking into account the projected market value of our ADSs following this offering, we do not expect to be a PFIC for the current taxable year ending December 31, 2023, although there can be no assurance in this regard. PFIC status is based on an annual determination that cannot be made until the close of a taxable year and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn.

The determination of whether we will be a PFIC for any taxable year will also depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market price of our ADSs from time to time, which may fluctuate significantly) and also may be affected by how, and how quickly, we spend our liquid assets, the cash we generate from our operations and the cash raised in this offering, which generally will be considered a passive asset. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the listing of our ADSs on the Nasdaq. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or one or more future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of the value of our overall assets. Further, while we believe our classification methodology and valuation approach are reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

Dividends

Subject to the PFIC rules discussed herein, any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations. Dividends received by individuals and certain other non-corporate U.S. Holders may be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs or ordinary shares on which the dividends are paid are readily tradeable on an established securities market in the United States, or, we are eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, (2) we are not a PFIC with respect to such U.S. Holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our ordinary shares), which we intend to apply to list on the Nasdaq, will be considered readily tradeable on an established securities market in the United States, although there can be no assurance in this regard.

In the event that we are deemed to be a mainland China resident enterprise under the PRC EIT Law (see “—People’s Republic of China Taxation”), we may be eligible for the benefits of the United States-PRC income tax treaty (the “Treaty”) (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose).

Dividends paid on our ADSs or ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. In the event that we are deemed to be a mainland China resident enterprise under the PRC EIT Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on the ADSs or ordinary shares. In that case, depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. However, absent an election to apply the benefits of an applicable income tax treaty, certain non-U.S. taxes may not be creditable if the relevant foreign income tax rules are not consistent with certain U.S. federal income tax principles, and we have not determined whether the PRC income tax system meets all these requirements. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Subject to the PFIC rules discussed herein, a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation.

Capital gain or loss of U.S. Holders will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. However, in the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in mainland China, a U.S. Holder that is eligible for the benefits of the Treaty may treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder generally would not be able to use any foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are treated as a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-U.S. subsidiaries, the VIE or any subsidiaries of the VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, the VIE or any subsidiaries of the VIE.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange or other market, as defined in applicable United States Treasury Regulations. For those purposes, we expect that our ADSs, but not our ordinary shares, will be treated as marketable stock upon their listing on the Nasdaq, which is a qualified exchange for these purposes. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes a mark-to-market election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in a year when we are classified as a PFIC and we subsequently cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder that makes the mark-to-market election may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual IRS Form 8621 or such other forms as is required by the United States Treasury Department. Failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the taxable years for which such form is required to be filed. Each U.S. Holder should consult its tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or ordinary shares if we are or become a PFIC.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the ADSs or ordinary shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Information with Respect to Foreign Financial Assets

U.S. Holders who are individuals (and certain entities closely held by individuals) generally will be required to report the name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed $50,000.

U.S. Holders should consult their tax advisors regarding the application of these information reporting rules.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for which Goldman Sachs (Asia) L.L.C., Citigroup Global Markets Inc. and China International Capital Corporation Hong Kong Securities Limited are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Goldman Sachs (Asia) L.L.C.
Citigroup Global Markets Inc.
China International Capital Corporation Hong Kong Securities Limited
US Tiger Securities, Inc.
Kingswood Capital Partners, LLC
Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over -allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$    per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase on a pro rata basis up to    additional ADSs at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional     ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	US$	US$	US$
Underwriting discounts and commissions to be paid by us:	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$    . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to US$    .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, Goldman Sachs & Co. LLC. China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC, and, to the extent that its conduct may be deemed to involve participation in offers or sales of the ADSs in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with applicable laws and regulations.

We intend to apply for the listing of our ADSs on the Nasdaq under the trading symbol “      .”

We, [our directors, executive officers, all of our existing shareholders and all holders of share-based awards] have agreed with the representatives on behalf of the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs, and/or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, during the period ending 180 days after the date of this prospectus, subject to certain exceptions.

The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the Nasdaq, the over-the-counter market or otherwise.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

We cannot assure you that the initial public offering price will correspond to the price at which our ordinary shares or ADSs will trade in the public market subsequent to this offering or that an active trading market for our ordinary shares or ADSs will develop and continue after this offering.

[Directed Share Program

At our request, the underwriters have reserved up to % of the ADSs to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of ADSs available for sale to the general public will be reduced to the extent these individuals purchase such reserved ADSs. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus. For our directors and officers purchasing ADSs through the directed share program, the lock-up agreements described above shall govern with respect to their purchases. ]

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act. The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions. This document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any ADSs recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The ADSs may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This document is not intended to constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. No offer or invitation may be made to the public in the Cayman Islands to subscribe for or purchase the ordinary shares or any ADS. The ADSs and ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Finance Center (“DIFC”)

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

In relation to each Member State of the European Economic Area, or each a Relevant State, no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No ADSs have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which have been approved by the Financial Conduct Authority, except that the ADSs may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the ADSs shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Hong Kong

The ADSs have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to the ADSs has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Israel

In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

•

an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•

a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•

an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This document will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.

Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred en bloc without subdivision to a single investor.

People’s Republic of China

This document may not be circulated or distributed in mainland China and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of mainland China except pursuant to applicable laws and regulations of mainland China. For the purposes of this paragraph, mainland China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the ADSs under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

State of Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This document and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this document shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this document by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Switzerland

The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This document does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan through a public offering or in such an offering that require registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s ruling thereunder.

United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this document does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Latham & Watkins LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Kirkland & Ellis International LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Latham & Watkins LLP may rely upon JunHe LLP with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2022 and 2023 and for each of the two years in the period ended December 31, 2023 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our executive officers and directors and for holders of more than 10% of our ordinary shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

INDEX TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Yuanbao Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Yuanbao Inc. and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

April 10, 2024

We have served as the Company’s auditor since 2021, which includes periods before the Company became subject to SEC reporting requirements.

YUANBAO INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	Note	As of December 31, 2022	As of December 31, 2023
		RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents		373,559	863,118
Time deposits		242,386	240,741
Restricted cash		10,000	10,792
Short-term investments	20	25,435	21,079
Accounts receivable, net (allowance for credit losses: 2023: RMB596; 2022: RMB506)	4	217,401	247,087
Amounts due from related parties		—	4,557
Prepayments and other current assets, net	5	14,492	22,855
Current assets of discontinued operations	3	107,302	—

Total current assets		990,575	1,410,229

Non-current assets:
Property and equipment, net	6	2,726	3,865
Intangible assets, net	7	58,124	58,210
Right-of-use assets	8	20,248	30,818
Other non-current assets, net (allowance for credit losses: 2023: RMB577; 2022: nil)	9	—	17,523
Non-current assets of discontinued operations	3	5,340	—

Total non-current assets		86,438	110,416

TOTAL ASSETS		1,077,013	1,520,645

LIABILITIES
Current liabilities
Accounts payable		9,714	17,076
Contract liabilities	2 (p)	46,437	67,476
Salary and welfare payable		45,722	77,470
Taxes payable	11	7,202	9,451
Current lease liabilities	8	10,043	12,444
Accrued expenses and other current liabilities	12	247,545	417,043
Amounts due to related parties	3	—	33,191
Current liabilities of discontinued operations	3	105,817	—

Total current liabilities		472,480	634,151

Non-current liabilities
Non-current lease liabilities	8	14,182	18,574
Deferred tax liabilities	10	14,333	14,354
Non-current liabilities of discontinued operations	3	1,473	—

Total non-current liabilities		29,988	32,928

TOTAL LIABILITIES		502,468	667,079

Commitments and contingencies (Note 18)

YUANBAO INC.

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	Note	As of December 31, 2022	As of December 31, 2023
		RMB	RMB
MEZZANINE EQUITY:	14
Series Seed convertible redeemable preferred shares (US$0.0001 par value; 30,769,231 and 30,769,231 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)		430,851	563,088
Series Angel convertible redeemable preferred shares (US$0.0001 par value; 21,978,022 and 21,978,022 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)		312,510	406,113
Series B convertible redeemable preferred shares (US$0.0001 par value; 45,315,510 and 45,315,510 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)		685,325	867,956
Series C-1 convertible redeemable preferred shares (US$0.0001 par value; 37,373,616 and 37,373,616 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)		726,861	816,130
Series C-2 convertible redeemable preferred shares (US$0.0001 par value; 15,650,202 and 15,650,202 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)		299,345	337,664

TOTAL MEZZANINE EQUITY:		2,454,892	2,990,951

SHAREHOLDERS’ DEFICIT:
Ordinary shares (US$0.0001 par value, 348,913,419 and 348,913,419 shares authorized, 100,000,000 and 106,994,625 shares issued, 50,000,000 and 81,994,625 shares outstanding as of December 31, 2022 and 2023, respectively)	13	32	54
Additional paid-in capital		61,947	134,334
Accumulated deficit		(1,954,126)	(2,287,068)
Accumulated other comprehensive income		11,800	15,295

TOTAL SHAREHOLDERS’ DEFICIT:		(1,880,347)	(2,137,385)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		1,077,013	1,520,645

YUANBAO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(All amounts in thousands, except for share and per share data)

	Note	For the year ended December 31,
		2022	2023
		RMB	RMB
Revenue (including related party transactions of nil and RMB4,474 for the years ended December 31, 2022 and 2023)	19	850,250	2,045,152

Operating costs and expenses:
Operations and support		(62,878)	(137,962)
Selling and marketing expenses		(656,687)	(1,461,773)
General and administrative expenses		(68,416)	(141,531)
Research and development expenses		(78,434)	(128,528)

Total operating costs and expenses		(866,415)	(1,869,794)

Other income:
Interest income		6,618	19,697
Exchange gains		3,534	860
Investment income		900	628
Others, net		2,775	8,934

(Loss)/income before income taxes from continuing operations		(2,338)	205,477
Income tax expense	10	(12)	(291)

Net (loss)/income from continuing operations		(2,350)	205,186
Net income/(loss) from discontinued operations (including expenses charged by related parties of nil and RMB33,191 for the years ended December 31, 2022 and 2023)	3	21,102	(2,069)

Net income		18,752	203,117
Accretions to preferred shares redemption value		(454,121)	(536,059)

Net loss attributable to the Yuanbao Inc.’s ordinary shareholders		(435,369)	(332,942)

Including:
Net loss from continuing operations attributable to Yuanbao Inc.’s shareholders		(456,471)	(330,873)
Net income/(loss) from discontinued operations attributable to Yuanbao Inc.’s shareholders (including expenses charged by related parties of nil and RMB33,191 for the years ended December 31, 2022 and 2023)	3	21,102	(2,069)

Net income		18,752	203,117

Other comprehensive income:
Foreign currency translation adjustments		17,591	3,495

Total other comprehensive income		17,591	3,495

Total comprehensive income		36,343	206,612
Accretions to preferred shares redemption value	14	(454,121)	(536,059)

Comprehensive loss attributable to the Yuanbao Inc.’s ordinary shareholders		(417,778)	(329,447)

Net (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders per share, basic	17
- from continuing operations		(10.35)	(4.68)
- from discontinued operations		0.48	(0.03)
Net (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders per share, diluted	17
- from continuing operations		(10.35)	(4.68)
- from discontinued operations		0.48	(0.03)
Weighted average number of ordinary shares	17
Basic		44,109,589	70,710,325
Diluted		44,109,589	70,710,325

YUANBAO INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(All amounts in thousands, except for share and per share data)

		Ordinary shares		Additional paid-in capital	Accumulated other comprehensive (loss)/income	Accumulated deficit	Total shareholders’ deficit
	Note	Shares	Amounts
			RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2022		25,000,000	16	30,560	(5,791)	(1,518,757)	(1,493,972)
Net income		—	—	—	—	18,752	18,752
Preferred shares redemption value accretion	14	—	—	—	—	(454,121)	(454,121)
Share-based compensation	16	—	—	31,403	—	—	31,403
Vesting of restricted shares	16	25,000,000	16	(16)	—	—	—
Foreign currency translation adjustment		—	—	—	17,591	—	17,591

Balance at December 31, 2022		50,000,000	32	61,947	11,800	(1,954,126)	(1,880,347)
Net income		—	—	—	—	203,117	203,117
Preferred shares redemption value accretion	14	—	—	—	—	(536,059)	(536,059)
Disposal of discontinued operations			—	17,789	—	—	17,789
Share-based compensation	16	—	—	38,583	—	—	38,583
Exercise of share options	16	6,994,625	5	16,032	—	—	16,037
Vesting of restricted shares	16	25,000,000	17	(17)	—	—	—
Foreign currency translation adjustment		—	—	—	3,495	—	3,495

Balance at December 31, 2023		81,994,625	54	134,334	15,295	(2,287,068)	(2,137,385)

The accompanying notes are an integral part of these consolidated financial statements.

YUANBAO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	For the year ended December 31,
	2022	2023
	RMB	RMB
Cash flows from operating activities:
Net income	18,752	203,117
Net income/(loss) from discontinued operations	21,102	(2,069)
Net (loss)/income from continuing operations	(2,350)	205,186
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	1,620	3,049
Amortization of intangible assets	406	356
Amortization of prepaid staff compensation	—	103
Expected credit losses	672	827
Share-based compensation (Note 16)	27,074	37,110
Foreign exchange gains	(3,534)	(837)
Loss on disposal of property and equipment	165	14
Interest income of time deposit	(1,047)	(1,307)
Interest income of loans to staff	—	(103)
Amortization of right-of-use assets	7,490	12,630
Fair value changes of short-term investments	33	(288)
Deferred income tax	—	21
Changes in operating assets and liabilities:
Accounts receivable, net	(180,848)	(24,067)
Prepayments and other current assets	16,191	(8,077)
Prepaid staff compensation	—	(3,423)
Accounts payable	4,976	7,362
Lease liabilities	(3,329)	(16,407)
Contract liabilities	(70,612)	21,039
Salary and welfare payable	17,696	31,748
Tax payable	6,755	2,249
Accrued expenses and other current liabilities	233,752	159,422

Net cash provided by continuing operating activities	55,110	426,607
Net cash provided by discontinued operating activities	32,609	15,365

Net cash provided by operating activities	87,719	441,972

Cash flows from investing activities:
Cash paid to acquire property and equipment and intangible assets	(2,442)	(4,644)
Cash paid for consideration installment for prior year acquisition	(6,299)	—
Cash paid on short-term investments and time deposits	(548,689)	(1,000,898)
Cash paid for loans to staff	—	(14,677)
Cash received from maturity of time deposits	275,861	996,472
Cash received from disposal of short-term investments	52,737	10,191
Cash received from disposal of property and equipment	342	—

Net cash used in continuing investing activities	(228,490)	(13,556)
Net cash provided by/(used in) discontinued investing activities	9,558	(31,699)

Net cash used in investing activities	(218,932)	(45,255)

Cash flows from financing activities:
Proceeds from exercise of share options	—	18,046

Net cash provided by financing activities	—	18,046

YUANBAO INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	For the year ended December 31,
	2022	2023
	RMB	RMB
Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	24,840	6,588

Net (decrease)/increase in cash and cash equivalents and restricted cash	(106,373)	421,351
Cash and cash equivalents and restricted cash at beginning of the year	558,932	452,559

Cash and cash equivalents and restricted cash at end of the year	452,559	873,910

Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents—continuing operations	373,559	863,118
Cash and cash equivalents—discontinued operations	69,000	—
Restricted cash—continuing operations	10,000	10,792

Total cash and cash equivalents and restricted cash at end of year	452,559	873,910

Supplemental disclosure of cash flow information:
Cash paid for income tax	18	2,001
Supplemental schedule of non-cash investing and financing activities:
Accretions to preferred shares redemption value	454,121	536,059

The accompanying notes are an integral part of these consolidated financial statements.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities

Yuanbao Inc. (the “Company”) was incorporated in the Cayman Islands in 2019. The Company is a holding company and conducts its business mainly through its subsidiaries, the variable interest entity (the “VIE”) and subsidiaries of the VIE (collectively referred to as the “Group”). The Group is primarily engaged in providing online insurance distribution and services in the People’s Republic of China (the “PRC” or “China”).

The Company’s consolidated subsidiaries, the VIE and major subsidiaries of the VIE are as follows:

Subsidiaries	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Yuanbao (Hong Kong) Limited (“Yuanbao HK”)	Hong Kong, ChinaY2019	100%	Investment holding
Yuanbao Kechuang (Beijing) Technology Co., Ltd. (“Yuanbao Kechuang” or “primary beneficiary of the VIE”)	Beijing, ChinaY2020	100%	System services

The VIE	Place and year of incorporation	Percentage of direct or indirect economic interest	Principal activities
Yuanbao Shuke (Beijing) Technology Co., Ltd. (“Yuanbao Shuke”)	Beijing, China Y2019	100%	System services

Major subsidiaries of the VIE	Place and year of incorporation / acquisition	Percentage of direct or indirect economic interest	Principal activities
Yuanbao Insurance Brokerage (Beijing) Co., Ltd.	Beijing, China Y2005	100%	Insurance distribution services
Shouxin Insurance Agency (Guangdong) Co., Ltd.	Beijing, China Y2010	100%	Insurance distribution services

History of the Group

The Group’s history began with the commencement of operations of Yuanbao Shuke, a limited liability company established in Beijing, the PRC in September 2019, whose equity interests were directly hold by Mr. Rui Fang (the “Founder”) and Beijing Yibao Technology Limited Partnership by 79% and 21%, respectively.

Yuanbao Inc. is an exempted company with limited liability incorporated in the Cayman Islands in December 2019.

In March 2020, the Group entered into a series of contractual agreements and commenced its operations through Yuanbao Kechuang (Beijing), the Wholly Foreign Owned Enterprise (or the “WFOE”) in mainland China, and Yuanbao Shuke, or the VIE, and the VIE’s subsidiaries in mainland China.

During 2020 and 2021, the Company had successively issued Series Seed, Angel, B, C1 and C2 preferred shares to certain investors, respectively, the details of which are disclosed in Note 14.

In June 2023, the Group carried out a series of corporate restructuring activities, for which the details are disclosed in Note 3, Discontinued Operations.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Contractual arrangements with the VIE

PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunication service businesses. The Group conducts a significant portion of its operations in the PRC through Yuanbao Shuke and its subsidiaries. The Company relies on a series of contractual arrangements among the WFOE, the VIE and the VIE’s shareholders to conduct the business operations of the VIE and the VIE’s subsidiaries.

As a result of these contractual arrangements, the Company’s wholly-owned subsidiary is entitled to substantially all of the economic benefits from the VIE and the VIE’s subsidiaries and is obligated to absorb all of the VIE and the VIE’s subsidiaries expected losses and therefore the Company has determined that it is the ultimate primary beneficiary of the VIE and subsidiaries of the VIE, and has consolidated the financial results of the VIE and subsidiaries of the VIE in its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for accounting purposes.

Below is a summary of the currently effective contractual arrangements by and among the Company’s wholly owned subsidiary Yuanbao Kechuang, the VIE and the VIE’s shareholders (also nominee shareholders).

i)	Equity Interest Pledge Agreement (the “Pledge Agreement”)

Pursuant to the Equity Interest Pledge Agreement entered into amongst WFOE and Nominee Shareholders of the VIE, the shareholders of the VIE pledged all of their equity interests in the VIE to the WFOE to ensure the shareholders fully perform their obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, and the Power of Attorney. The WFOE shall have the right to collect dividends generated by the pledged equity interests during the term of the pledge. If the Nominee Shareholders breach their respective contractual obligations under the Pledge Agreement, the WFOE, as pledgee, will be entitled to rights, including but not limited to being paid based on the monetary valuation that such equity interest is converted into or from the proceeds from the auction or sale of the equity interest. The shareholders of the VIE are prohibited from transferring their pledged equity interests, placing or permitting any encumbrance that would prejudice the WFOE’s interests without the WFOE’s prior written consent. The pledge rights were effective upon registration of the pledges with the relevant Administration for Industry and Commerce, and the Pledge Agreement will remain effective until all the obligations have been satisfied in full. The WFOE completed the registration of the pledge of equity interests in the VIE with the relevant office of Administration for the Industry and Commerce in accordance with the PRC Civil Code.

ii)	Exclusive Option Agreement (the “Exclusive Option”)

Pursuant to the Exclusive Option Agreement entered into amongst WFOE, the VIE and the Nominee Shareholders, the Nominee Shareholders grant the WFOE or its designated party, an exclusive option to purchase all or part of the equity interests held by the Nominee Shareholders in the VIE at its sole discretion, to the extent permitted under the PRC laws for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law The WFOE has an option to purchase from the VIE at WFOE’s sole discretion, any or all of the assets and business of the VIE, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law. The shareholders should remit to the WFOE any gain that is paid by WFOE or its designated person(s) in connection with the purchased equity interest or the purchased business asset. The WFOE or its designated person(s) have sole discretion to decide when to exercise the option, whether in part or in full. Any and all dividends and other capital distributions made by the VIE to its shareholders should be repaid to the WFOE in full amount. This Agreement remains effective until all equity interests held by Nominee Shareholders in the VIE have been transferred or assigned to the WFOE and/or any other person designated by the WFOE in accordance with this Agreement.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

iii)	Exclusive Business Cooperation Agreement (the “BCA”)

Pursuant to the Exclusive Business Cooperation Agreement entered into amongst WFOE and the VIE, the WFOE is engaged by the VIE to exclusively provide technical and consulting services including but not limited to the licensing of technology and software, design, development, maintenance and updating of technologies, business and management consultation, and marketing and promotional services. The WFOE may appoint or designate its affiliates or other qualified parties to provide the services covered by the BCA. In return, the VIE agrees to pay a service fee equal to 100% of the consolidated net profits of the VIE after the VIE turns cumulative profitable and after certain expenses. The WFOE has sole discretion in determining the service fee charged to the VIE under this agreement. Without the WFOE’s prior written consent, the VIE shall not, directly and indirectly, obtain the same or similar services as provided under this agreement from any third party. The WFOE can terminate the BCA at its sole discretion; however, the VIE cannot terminate the BCA without WFOE’s material breach. The agreement will be in effect for an unlimited term, until the term of business of one party expires and extension is denied by the relevant approval authorities.

iv)	Power of Attorney

Pursuant to the power of attorney agreement entered into amongst WFOE, the VIE and the Nominee Shareholders, Nominee Shareholders irrevocably appoint WFOE as their attorney-in-fact to exercise on each shareholder’s behalf any and all rights that each shareholder has in respect of its equity interests in the VIE, including but not limited to executing the voting rights and the right to appoint directors and executive officers of the VIE. The agreements will remain effective and irrevocable for as long as the relevant Nominee Shareholder holds any equity interests in the VIE.

v)	Spousal Consent Letter (the “Spousal Letter”)

Each spouse of the married nominee shareholders of the VIE entered into a Spousal Letter, which unconditionally and irrevocably agreed that the equity interests in the VIE held by and registered in the name of their spouse will be disposed of pursuant to the Pledge Agreement and the POA. Each spouse agreed not to assert any rights over the equity interests in the VIE held by their spouse. In addition, in the event that the spouses obtain any equity interests in the VIE held by their spouse for any reason, they agreed to be bound by the contractual arrangements.

These contractual arrangements allow the Company, through its WFOE, to effectively control the VIE, and to derive substantially all of the economic benefits from the VIE. Accordingly, the Company consolidates the VIE for accounting purpose.

Risks in relation to the VIE structure

The Company has been advised by its PRC legal counsel, Han Kun Law Offices, that the contractual arrangements among the WFOE, the consolidated VIE and the VIE’s shareholders are valid, binding and enforceable under the current laws and regulations of China. Based on such legal opinion and the management’s knowledge and experience, the Company believes that its contractual arrangements with its consolidated VIEs are in compliance with current PRC laws and legally enforceable. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements, which could limit the Group’s ability to enforce these contractual arrangements and if the nominee shareholders of the VIE were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Risks in relation to the VIE structure (Continued)

On March 15, 2019, the National People’s Congress approved the PRC Foreign Investment Law, or the FIL, which had taken effect on January 1, 2020. The FIL does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. Since the FIL is relatively new, it is still unclear how the FIL would affect variable interest entity structure and business operation.

The Group’s operations depend on the VIE to honor their contractual agreements with the Group and the enforceability, and therefore the benefits depend on the authorization by the shareholders of the VIEs to exercise voting rights on all matters requiring shareholder approval in the VIE. The Company believes that the agreements on authorization to exercise shareholder’s voting power are legally enforceable and the possibility that it will no longer be able to be the ultimate primary beneficiary and consolidate the VIE as a result of the aforementioned risks and uncertainties is remote.

The Company’s ability to be the ultimate primary beneficiary of the VIE also depends on the Power of Attorney the shareholders have to vote on all matters requiring shareholder approval in the VIE. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.

In addition, if the Group’s corporate structure or the contractual arrangements with the VIE were found to be in violation of any existing or future PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:

•	revoke the business licenses and/or operating licenses of the Group;

•	confiscate any of the Group’s income that they deem to be obtained through illegal operations;

•	place restrictions on the Group’s right to collect revenues;

•	shut down the Group’s servers or block the Group’s apps/websites;

•

require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

•	impose other conditions or requirements with which the Group have not yet met;

•	taking other regulatory or enforcement actions against the Group that could be harmful to the Group’s business; or

•	impose fines on the Group.

The imposition of any of these restrictions or actions could result in a material adverse effect on the Group’s ability to conduct its business. In such case, the Group may not be able to operate or control the VIE, which may result in deconsolidation of the VIE in the Group’s consolidated financial statements. In the opinion of the Company’s management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group believes that the contractual arrangements among each of the VIE, their respective shareholders and relevant wholly foreign owned enterprise are in compliance with PRC law and are legally enforceable. The Group’s operations depend on the VIE to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. Management believes that each of the contractual arrangements

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Risks in relation to the VIE structure (Continued)

constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, the interpretation and implementation of the laws and regulations in the PRC and their application on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since there may be further amendments or changes on the PRC laws and regulations from time to time, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIE or the nominee shareholders of the VIE fail to perform their obligations under those arrangements.

The following table sets forth the assets, liabilities, results of operations and cash flows of the VIE and its subsidiaries, which are included in the Group’s consolidated financial statements. Transactions between the VIE and its subsidiaries are eliminated in the information presented below:

	As of December 31, 2022	As of December 31, 2023
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	165,060	372,885
Restricted cash	10,000	10,000
Short-term investments	25,435	21,079
Accounts receivable, net (allowance for credit losses: 2023: RMB174; 2022: RMB217)	71,778	55,674
Prepayments and other current assets, net	11,411	12,586
Amounts due from related parties	—	4,557
Amount due from the subsidiaries of the Group	—	59
Current assets of discontinued operations	107,302	—

Total current assets	390,986	476,840

Non-current assets:
Property and equipment, net	318	21
Intangible assets, net	57,568	57,756
Right-of-use assets	19,461	4,712
Non-current assets of discontinued operations	5,340	—

Total non-current assets	82,687	62,489

TOTAL ASSETS	473,673	539,329

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Risks in relation to the VIE structure (Continued)

	As of December 31, 2022	As of December 31, 2023
	RMB	RMB
Current liabilities:
Accounts payable	6,536	2,461
Contract liabilities	45,801	66,977
Salary and welfare payable	12,778	9,159
Taxes payable	1,126	1,134
Accrued expenses and other current liabilities	148,097	241,982
Current lease liabilities	9,750	1,975
Amount due to the subsidiaries of the company, current	203,541	250,379
Current liabilities of discontinued operations	105,817	—

Total current liabilities	533,446	574,067

Non-current liabilities:
Non-current lease liabilities	13,674	2,804
Deferred tax liabilities	14,333	14,354
Amount due to the subsidiaries of the Group, non-current	32,000	—
Non-current liabilities of discontinued operations	1,473	—

Total non-current liabilities	61,480	17,158

TOTAL LIABILITIES	594,926	591,225

The VIE holds certain assets with no carrying value on the consolidated balance sheet that are important to the Company’s ability to produce revenue (referred to as unrecognized revenue-producing assets). Unrecognized revenue-producing assets held by the VIE mainly include the ICP License and trademarks. Recognized revenue-producing assets held by the VIE mainly include the insurance brokerage license and the insurance agency license, recorded as intangible assets on the balance sheet. The VIE’s subsidiaries are primarily engaged in and generate revenue from the provision of insurance distribution services to its partnered insurance carriers and incur various types of related expenses. The WFOE and its subsidiary and VIE, on the other hand, are primarily engaged in research and development efforts as well as the provision of system services to its partnered insurance carriers to optimize the efficiency of insurance distribution. The following table sets forth the results of operations of the VIE and the VIE’s subsidiaries, which also includes their transactions with the company and the company’s subsidiaries including the WFOE.

	For the year ended December 31,
	2022	2023
	RMB	RMB
Revenue (including related party transactions of nil and RMB4,474 for the years ended December 31, 2022 and 2023)	438,353	803,906
Net (loss)/income from continuing operations	(24,730)	12,237
Net income/(loss) from discontinued operations	21,102	(2,069)
Net (loss)/income	(3,628)	10,168

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Risks in relation to the VIE structure (Continued)

	For the year ended December 31,
	2022	2023
	RMB	RMB
Net cash and cash equivalents and restricted cash provided by continuing operating activities	61,507	123,156
Net cash and cash equivalents and restricted cash provided by discontinued operating activities	32,609	15,365
Net cash and cash equivalents and restricted cash provided by continuing investing activities	16,581	4,203
Net cash and cash equivalents and restricted cash provided by/(used in) discontinued investing activities	9,558	(31,699)
Net cash and restricted cash provided by financing activities	65,200	27,800
Net increase in cash and cash equivalents and restricted cash	185,455	138,825

In accordance with various contractual agreements, the Company has the power to direct the activities of the VIE and the VIE’s subsidiaries and can have assets transferred out of the VIE. As the VIE is incorporated as limited liability company under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIE. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIE. As the Group is conducting certain businesses in the PRC through the VIE, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

There is no VIE in the Group where the Company or any subsidiary has a variable interest but is not the primary beneficiary.

2.	Significant Accounting Policies

a)	Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying consolidated financial statements are summarized below.

b)	Principles of consolidation

The Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and subsidiaries of the VIE for which the Company is the ultimate primary beneficiary.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

b)	Principles of consolidation (Continued)

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the ultimate primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, the VIE and subsidiaries of the VIE have been eliminated upon consolidation.

c)	Discontinued operations

The Group reports a disposal of its component or a group of its components as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on the Group’s operations and financial results. Classification as a discontinued operation occurs upon disposal (e.g., through sale, abandonment, or spin-off) or when the operation meets the criteria to be classified as held for sale, if earlier. In the period that a discontinued operation either has been disposed of or is classified as held for sale and for all prior periods presented, the financial positions, financial results and cash flows of the discontinued operation are presented separately in the consolidated balance sheets, consolidated statements of operations and comprehensive income and consolidated statements of cash flows, respectively. Unless otherwise noted, discussion in the Notes to consolidated financial statements refers to the Group’s continuing operations. Refer to Note 3, Discontinued Operations, for additional information.

d)	Use of estimates

The preparation of the Group’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates reflected in the Group’s financial statements include, but are not limited to, valuation of ordinary shares, preferred shares and share-based compensation. Actual results could differ from such estimates.

e)	Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is United States dollars (“US$”). The functional currency of the Group’s PRC entities is RMB.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, and expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive income in the consolidated statements of operations and comprehensive income.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

e)	Functional currency and foreign currency translation (Continued)

and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in foreign exchange losses in the consolidated statements of operations and comprehensive income.

f)	Fair value measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

g)	Cash and cash equivalents

Cash and cash equivalents mainly represent bank deposits and short-term, highly liquid investments, with original maturities of less than three months that are readily convertible to known amounts of cash, and have insignificant risk of changes in value related to changes in interest rates.

h)	Restricted cash

Cash that is restricted as to withdrawal or for use or pledged as security is reported separately on the consolidated balance sheets as restricted cash.

As of December 31, 2022 and 2023, restricted cash of the Group was mainly guaranteed deposits required by National Administration of Financial Regulation (“NAFR”) amounted to RMB10.0 million and RMB10.0 million, respectively, in order to protect from insurance premium appropriation by the insurance broker.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

i)	Short-term investments

In accordance with ASC 825, for investments in financial instruments with a variable interest rate indexed to the performance of underlying assets, the Company elected the fair value method at the date of initial recognition and carried these investments subsequently at fair value. Changes in the fair value are reflected in the consolidated statements of operations and comprehensive income. To estimate fair value, the Company refers to the quoted rate of return provided by financial institutions at the end of each period and classifies the valuation techniques that use these inputs as level 2 of fair value measurement. Since these investments’ maturity dates are within one year, they are classified as short-term investments. The Company recorded investment income from its short-term investments of RMB0.9 million and RMB0.6 million in the consolidated statements of operations and comprehensive income for the years ended December 31, 2022 and 2023, respectively.

Short-term investments as of December 31, 2022 and 2023 consisted primarily of investments in financial products issued by banks.

j)	Expected credit losses of receivables

The Group’s accounts receivable and deposits, loans to staff (included in “other non-current assets”) and others (included in “prepayments and other current assets”) are within the scope of Accounting Standards Codification (“ASC”) 326. To estimate current expected credit losses, the Group has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type, industry of the services the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Group’s customer collection trends. This is assessed at each quarter based on the Group’s specific facts and circumstances. The allowance for current expected credit losses and corresponding receivables were written off when they are determined to be uncollectible.

Accounts receivable is recorded at the invoiced amount and do not bear interest. The Group’s accounts receivable mainly represent insurance distribution and services fees receivable from insurance institutions. The Group recorded current expected credit loss expense of RMB0.2 million and RMB0.1 million for the years ended December 31, 2022 and 2023, respectively.

k)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the following estimated useful lives:

Electronic equipment	3 years
Leasehold improvement	Shorter of the lease term or estimated economic life

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive income.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

l)	Intangible assets other than goodwill

Intangible assets with an indefinite useful life represent the insurance brokerage license and insurance agency license (“Insurance Distribution and Service Related Licenses”). Intangible assets with an indefinite life are not amortized and are tested for impairment annually or more frequently if events or changes in circumstances indicate that they might be impaired.

Intangible assets with finite lives mainly comprise customer relationship, non-compete agreements, domain name, system and software. These assets are amortized on a straight-line basis over their estimated useful lives of respective assets. Below table sets forth the estimated useful life and residual value:

Category	Estimated useful life	Residual value
Customer relationship	1.5 years	0%
Software and system	3~10 years	0%
Non-Compete agreements	3 years	0%
Domain name	5.8 years	0%

m)	Other non-current assets, net

Other non-current assets represent interest-free long-term loans receivable from certain staff with a payment term of 5 years. They are initially measured at amortized cost, equaling to the present value of the total future cashflows discounted using effective interest rate by reference to the market interest rate for the corresponding period, net of an allowance for credit losses. The difference between present value and principal amount of loans is treated as prepaid compensation to staff and is amortized over five years by using the effective interest method.

The loans receivable discount is amortized as interest income over its five-year loan period.

n)	Impairment of long-lived assets

Long-lived assets including intangible assets other than goodwill, property and equipment are assessed for impairment, whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Group measures the carrying amount of long-lived assets against the estimated undiscounted future cash flows associated with it. Impairment exists when the estimated undiscounted future cash flows are less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value.

There was no impairment for such long-lived assets for the years ended December 31, 2022 and 2023, respectively.

o)	Acquisition

Asset acquisition

When the Company acquires other entities, if the assets acquired and liabilities assumed do not constitute a business, the transaction is accounted for as an asset acquisition. Assets are recognized based on the cost, which generally includes the transaction costs of the asset acquisition, and no gain or loss is recognized unless the fair value of noncash assets given as consideration differs from the assets’ carrying amounts on the Company’s

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

o)	Acquisition (Continued)

financial statements. The cost of a group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair value and does not give rise to goodwill.

Business acquisition

The Group accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by the Group to the sellers and equity instruments issued, if any. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of comprehensive income.

There is no asset acquisition or business acquisition for the years ended December 31, 2022 and 2023.

p)	Revenue recognition

Revenue is the transaction price the Group expects to be entitled to in exchange for the promised services in a contract in the common course of the Group’s activities and is recorded net of value-added tax (“VAT”). The services to be accounted for mainly include insurance distribution and services and knowledge sharing services.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

•	Step 1: Identify the contract(s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Group provides insurance distribution and services through its platform to facilitate insurance carriers’ sales of insurance products. The Group considers insurance carriers its customers.

Insurance distribution services

The Group distributes insurance policies underwritten by insurance carriers on its insurance distribution platform and earns commission fees determined as a percentage of premiums paid by insurance policyholders based on the terms specified in the distribution service contracts. Insurance distribution service fees are generally

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

p)	Revenue recognition (Continued)

billed to insurance carriers monthly. The payment term is generally 30 days. The term for the majority of insurance policies distributed by the Group on its platform is 12 months. Insurance policyholders generally pay premium monthly during the policy term. Those insurance policies are cancellable at any time during the policy term and premiums paid in advance are refundable. The Group’s contract terms can give rise to variable consideration such as refund of commission due to refund of premium to policyholders. Such refund period is typically within 1 month. The Group applies the guidance on constraining estimates of variable consideration under ASC 606. Revenue is recognized when a signed insurance policy is in place and the premium is collected from the insurance policyholders since the Group has fulfilled its performance obligation to distribute an insurance policy signed with insurance carriers.

System services

In connection with insurance distribution, the Group also generates revenue by providing insurance carriers with system services. The Group utilizes its full consumer service cycle engine which is connected to its insurance distribution platform to generate multi-dimensional and personalized consumer insights to optimize efficiency of insurance products distribution. The insurance carriers are charged by various means based on the terms specified in the system service contracts such as effective clicks on their insurance product display or effective responses to the insurance carriers’ request of consumer behavior insights. Revenue is recognized when the performance obligation to provide those services is satisfied (such as when effective clicks on insurance product display or effective responses to insurance carriers’ requests of consumer behavior insights occur). System service fees are generally billed to insurance carriers monthly. The payment term is generally 30 days.

Others

Other revenue is primarily revenue generated from promotion video producing services. Revenue is recognized when the promotion video is delivered.

Knowledge sharing services

The Group delivers knowledge sharing courses through its own Yixue Niuniu online platform and is responsible for fulfilling all obligations of the online course delivery according to its sales contracts with the learners. Therefore, the Group determines that the individual learners are the Group’s customers and recognizes revenue on a gross basis. Each contract of knowledge sharing services is accounted for as a single performance obligation. All contracts with the learners are billed in advance. Upfront full payment of the fee by the learners is required prior to accessing any enrolled course contents, which is initially recorded as contract liabilities. Contractually, through accessing to the Group’s online platforms, the learners retain access to the e-learnings they purchased for contractual service period (typically 1 year) since the purchase date of the e-learnings. The Group recognizes online course revenue ratably over the corresponding contractual service period as the learners simultaneously receive and consume the benefits provided by the online courses as they retain access to the course contents.

The knowledge sharing services were part of the knowledge sharing and related business disposed by the Group in June 2023. For more details, see Note 3 Discontinued Operations.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

p)	Revenue recognition (Continued)

Accounts receivable

Accounts receivable mainly represent amounts due from insurance carriers for insurance distribution and services fees, when the Group has satisfied its performance obligations and has the unconditional right to payment.

Contract assets

Contract assets represents revenue that has been recognized for satisfied performance obligations for which the Company does not have an unconditional right to consideration. The Group does not have any contract assets as of December 31, 2022 and 2023, respectively.

Contract liabilities

Contract liabilities primarily consist of customer advances which relates to the payments received for insurance distribution and services.

For the years ended December 31, 2022 and 2023, the additions to the contract liabilities balance were primary cash payments received or due in advance of satisfying the Group’s performance obligations, while the reductions to the contract liabilities balance were primarily due to the recognition of revenues upon fulfillment of the Group’s performance obligations, both of which were in the ordinary course of business.

During the years ended December 31, 2022 and 2023, the Group recognized revenue amounted to RMB80.9 million and RMB43.2 million, that was included in the corresponding opening contract liabilities balance on December 31, 2021 and 2022, respectively.

	December 31, 2022	December 31, 2023
	RMB	RMB
Contract liabilities
- Insurance distribution services	43,593	62,050
- System services	2,844	5,426

Total	46,437	67,476

q)	Selling and marketing expenses

Selling and marketing expenses consist primarily of marketing expenses for user acquisition and brand building, salary and welfare benefits to the Group’s sales and marketing personnel. The Group recognized all selling and marketing expenses as incurred.

r)	General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses and benefits, rental and related expenses for employees involved in general corporate functions, including finance, legal and human resources, as well as expenses associated with use of facilities and equipment, such as depreciation and amortization expenses and other general corporate related expenses.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

s)	Research and development expenses

Research and development expenses mainly consist of salary and welfare benefits incurred for the development and enhancement to the Company’s websites and platform of applications.

t)	Operations and support

Operations and support mainly consist of (i) costs for customer service personnel and insurance policy acquisition personnel; (ii) channel fee, which is service fee paid to user traffic channels based on successful sales; (iii) cloud service and bandwidth costs, (iv) transaction fees charged by third-party payment platforms related to insurance distribution and services, and (v) other direct costs related to the operation of business.

u)	Others, net

Others, net, mainly consist of non-operating income and expenses, such as government subsidies recorded for additional deduction of Value Added Tax (“VAT”). During the years ended December 31, 2022 and 2023, government subsidies recognized in the others, net was RMB4.2 million and RMB6.2 million, respectively.

v)	Leases

The Group determines whether an arrangement constitutes a lease at inception and records lease liabilities and right-of-use assets (“ROU”) on its consolidated balance sheets at the lease commencement. The Group measures its lease liabilities based on the present value of the total lease payments not yet paid discounted based on its incremental borrowing rate, as the rates implicit in its leases are not determinable. The Group’s incremental borrowing rate is the estimated rate the Group would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Group estimates its incremental borrowing rate based on an analysis of publicly traded debt securities of companies with credit and financial profiles similar to its own. The Group measures right-of-use assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Group begins recognizing rent expense when the lessor makes the underlying asset available to the Group.

When a lease is terminated in its entirety, there is no remaining lease liability or right-of-use asset left. Any difference between the carrying amounts of the right-of-use asset and the lease liability is recorded in the consolidated statements of operations and comprehensive income as a gain or loss; if a termination penalty is paid, that amount is included in the gain or loss on termination. A modification of a lease may result in a partial termination of the lease. The Group records partial termination of a lease by adjusting the lease liability and right-of-use asset. The right-of-use asset is decreased on a basis proportionate to the partial termination of the existing lease. The difference between the decrease in the carrying amount of the lease liability resulting from the modification and the proportionate decrease in the carrying amount of the right-of-use asset is recorded in the consolidated statements of operations and comprehensive income.

The Group has made an accounting policy election to exempt leases with an initial term of 12 months or less without a purchase option that is likely to be exercised from being recognized on the balance sheets. Payments related to those leases continue to be recognized in the consolidated statements of operations and comprehensive income on a straight-line basis over the lease term.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

w)	Share-based compensation

Share-based compensation expenses arise from share-based awards, including share options for the purchase of ordinary shares and restricted shares. The Company accounts for share-based awards granted to employee and non-employee in accordance with ASC 718 Stock Compensation. For share options for the purchase of ordinary shares determined to be equity classified awards, the related share-based compensation expenses are recognized in the consolidated financial statements based on their grant date fair values which are calculated using the binomial option pricing model. The determination of the fair value is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the fair value of ordinary shares, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share-based compensation expenses are recorded net of actual forfeitures using straight-line method during the service period requirement.

For an award with a performance and/or service condition that affects vesting, the performance and/or service condition is not considered in determining the award’s fair value on the grant date. Performance and service conditions should be considered when the Group is estimating the quantity of awards that will vest. Compensation expenses will reflect the number of awards that are expected to vest and will be adjusted to reflect those awards that do ultimately vest. The Group recognizes compensation expenses for awards with performance conditions if and when the Group concludes that it is probable that the performance condition will be achieved, net of actual pre-vesting forfeitures over the requisite service period. The Group reassesses the probability of vesting at each reporting period for awards with performance conditions and adjusts compensation expenses based on its probability assessment, unless on certain situations, the Group may not be able to determine that it is probable that a performance condition will be satisfied until the event occurs. The vesting of the share options granted by the Group historically till December 31, 2023 are only subject to service condition.

x)	Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

The Group considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

x)	Taxation (Continued)

The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, and (iii) specific known trend of profits expected to be reflected within the industry.

Uncertain tax positions

In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under “accrued expenses and other current liabilities” on its consolidated balance sheet and under “others, net” in its consolidated statement of operations and comprehensive income. The Group did not incur any material interest payments or penalty in connection with tax positions for the years ended December 31, 2022 and 2023.

y)	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

z)	Net loss/net income per share

In accordance with ASC 260, the two-class method is used for computing income per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s preferred shares are participating securities because they are entitled to receive dividends or distributions. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Group is in a net loss position and net loss is not allocated to other participating securities because in accordance with their contractual terms they are not obligated to share in the losses.

Basic net loss/income per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss/income per share is computed using the weighted average number of ordinary shares and potential ordinary shares outstanding during the period under treasury stock method. Potential ordinary shares include options to purchase ordinary shares, restricted shares and preferred shares unless they were anti-dilutive. The computation of diluted net loss/income per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e., an increase in income per share amounts or a decrease in loss per share amounts) on net loss/income per share.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

aa)	Statutory reserves

In accordance with China’s Company Laws, the Company’s subsidiary, the VIE and subsidiaries of the VIE in PRC must make appropriations from their after-tax profit, if any (as determined under the accounting principles generally acceptable in the People’s Republic of China (“PRC GAAP”)) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The Group has not appropriated any amount to statutory reserves for the years ended December 31, 2022 and 2023, because the Group’s subsidiary, the VIE and subsidiaries of the VIE were in the position of accumulated deficit as of December 31, 2022 and 2023.

ab)	Comprehensive income

Comprehensive income is defined to include all changes in deficit of the Group during a period arising from transactions and other events and circumstances from non-owner resources. Other comprehensive income, as presented on the consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

ac)	Segment reporting

The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments. The Group’s CODM has been identified as Mr. Fang, Chairman of the Board of Directors and Chief Executive Officer.

ad)	Significant risk and uncertainties

Currency risk

RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, has the administration authority for the conversion of RMB into foreign currencies. The value of RMB is subject to changes in global and local economic and political developments that affect supply and demand in the China Foreign Exchange Trading System market of cash and cash equivalents and restricted cash.

As of December 31, 2022 and 2023, there were cash at bank denominated in US dollars amounting to approximately US$0.3 million (RMB2.2 million) and US$0.9 million (RMB6.4 million), respectively, and denominated in RMB amounting to approximately RMB371.4 million and RMB856.7 million, respectively.

Concentration of credit risk

Financial instruments that potentially subject the Group to the concentration of credit risk mainly consist of cash and cash equivalents, restricted cash, time deposits, accounts receivable, deposits and others (included in “Prepayments and other current assets”) and amounts due from related parties.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

ad)	Significant risk and uncertainties (Continued)

As of December 31, 2022 and 2023, substantially all of the Group’s cash and cash equivalents, time deposits and restricted cash were held in financial institutions located in China, which management considers being of high credit quality.

As of December 31, 2022 and 2023, the Group had approximately RMB371.8 million and RMB857.0 million, cash and cash equivalents held by its PRC subsidiaries and the VIE, representing 99.5% and 99.3% of total cash and cash equivalents, time deposits and restricted cash of the Group, respectively. Cash transfers from the Company’s PRC subsidiaries and the VIE to their parent companies outside of China are subject to relevant laws and regulations. Shortages in the availability of foreign currency may temporarily restrict the ability of the PRC subsidiaries and consolidated affiliated entities to remit sufficient foreign currency to pay dividends or other payments to the Company, or otherwise satisfy their foreign currency denominated obligations.

Details of the customers accounting for 10% or more of revenue of the Group are as follows:

	For the year ended December 31,
	2022		2023
	RMB	%	RMB	%
Customer A	366,475	43%	539,136	26%
Customer B	110,104	13%	*	*
Customer C	109,104	13%	229,038	11%
Customer D	*	*	385,860	19%
Customer E	*	*	207,350	10%

*	represented less than 10% of revenue for the year.

Details of the customers which accounted for 10% or more of accounts receivable are as follows:

	For the year ended December 31,
	2022		2023
	RMB	%	RMB	%
Customer A	43,810	20%	77,487	31%
Customer B	24,055	11%	*	*
Customer C	39,277	18%	29,526	12%
Customer D	49,020	23%	*	*
Customer E	*	*	26,226	11%
Customer F	26,614	12%	*	*

*	represented less than 10% of accounts receivable as of the year end.

The Group performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

ae)	Recently issued accounting pronouncements not yet adopted

The Group qualifies as an “emerging growth company”, or “EGC”, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group elected to use the extended transition

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

ae)	Recently issued accounting pronouncements not yet adopted (Continued)

period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act, that is the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated balance sheets, consolidated statements of operations and comprehensive income, and consolidated statements of cash flows.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Group considered there was no material impact of these accounting standard updates on its consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (ASU 2021-08), which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with Topic 606, Revenue from Contracts with Customers. The new amendments are effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption of the amendments is permitted. The amendments should be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Group considered there was no material impact of the new guidance on the consolidated financial statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which clarifies or improves disclosure and presentation requirements of a variety of topics, such as statement of cash flows, earnings per share and equity, etc. The amendments are effective for entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. For all other entities, the amendments will be effective two years later. The Group is currently evaluating the impact of the new guidance on the consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

ae)	Recently issued accounting pronouncements not yet adopted (Continued)

single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. This standard is effective for the Company for annual periods beginning after December 15, 2023 and interim periods beginning after December 15, 2024. The Company is currently evaluating the impact of the adoption of ASU 2023-07.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 is intended to improve transparency of income tax disclosure by requiring income tax disclosures to contain consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. Specifically, public business entities are required to disclose a tabular reconciliation, using both percentages and reporting currency amounts. This standard affects the disclosure of income taxes, not the accounting for income taxes. This standard is effective for the Company for the annual period beginning after December 15, 2025, with early adoption permitted. The Group is currently evaluating the impact of the new guidance on the consolidated financial statements.

3.	Discontinued Operations

On June 1, 2023, in order to focus on its principal business of insurance distribution, the shareholders of the Company entered into Shareholders Resolutions to undertake a spin-off as a distribution to all existing shareholders on a pro rata basis to separate its non-core business which is primarily the knowledge sharing and related business (the “Target Business”) from the Group. As part of the spin-off activities, 100% equity interests of Yixue Niuniu (Beijing) Technology Co., Ltd. and Lemon Jieyou (Beijing) Technology Development Co., Ltd. and their subsidiaries (the “Disposed Entities”) were transferred from the Group to Xingze Zhizhi (Beijing) Technology Co., Ltd. (“Xingze Zhizhi”, a newly established domestic company out of the Group) with a total consideration of RMB20 yuan on June 5, 2023. This capital transaction resulted in an increase in additional paid-in capital of RMB17.8 million and no gain or loss was recorded in the consolidated statements of comprehensive income. As a result, the Group only focuses on its principal business of insurance distribution.

As the divestiture of the Target Business by the Group represents a strategic shift that has (or will have) a major effect on the Group’s operations and financial results, it has qualified as discontinued operation. Accordingly, the Target Business’ financial results for all periods presented have been reflected in the consolidated statements of operations and comprehensive income as a discontinued operation. Also, the related assets and liabilities associated with the discontinued operation in the prior period consolidated balance sheets are classified as discontinued operations.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

3.	Discontinued Operations (Continued)

The following table represents financial results of the Target Business:

	For the year ended December 31,
	2022	2023
	RMB	RMB
Revenue	271,387	232,849

Operating costs and expenses:
Operations and support	(75,677)	(49,235)
Selling and marketing expenses (including related party transactions of nil and RMB33,191 for the years ended December 31, 2022 and 2023)(i)	(119,499)	(143,070)
General and administrative expenses	(12,367)	(9,248)
Research and development expenses	(41,541)	(34,145)

Total operating costs and expenses	(249,084)	(235,698)
Other income	697	1,176

Income/(loss) before tax from discontinued operations	23,000	(1,673)
Income tax expense	(1,898)	(396)

Net income/(loss) from discontinued operations	21,102	(2,069)

(i)

In connection with the Group’s strategic shift to focus on its insurance distribution business on its own platform, Shouxin Insurance Agency (Guangdong) Co., Ltd. (“Shouxin Insurance Agency”, a subsidiary of the Group) has substantially ceased its insurance distribution services to third-party online insurance distributors (also related to the knowledge sharing business) by December 31, 2023. Shouxin Insurance Agency incurred fees for leads from the Disposed Entities subsequent to the spin-off in June 2023. Such fee was recorded as selling and marketing expenses of the discontinued operations and were considered related party transactions between the Group and the Disposed Entities as the Group and the Disposed Entities have identical ownership interests after the spin-off.

The following table presents the carrying amounts of the related assets and liabilities associated with the discontinued operations:

	December 31, 2022	December 31, 2023
	RMB	RMB
Cash and cash equivalents	69,000	—
Accounts receivable, net	26,265	—
Other current assets	12,037	—

Total current assets	107,302	—
Total non-current assets	5,340	—

Total assets	112,642	—

Contract liabilities	82,766	—
Salary and welfare payable	5,906	—
Accrued expenses and other current liabilities	7,118	—
Other current liabilities	10,027	—

Total current liabilities	105,817	—
Total non-current liabilities	1,473	—

Total liabilities	107,290	—

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

4.	Accounts Receivable, net

Accounts receivable, net is consisted of the following:

	December 31, 2022	December 31, 2023
	RMB	RMB
Up to three months	185,253	225,992
Three to six months	31,769	20,858
Six to twelve months	883	826
Above one year	2	7

Accounts receivable, gross:	217,907	247,683
Less: allowance for credit losses	(506)	(596)

Accounts receivable, net	217,401	247,087

The following table summarizes the movement of the Group’s allowance for current expected credit losses:

	December 31, 2022	December 31, 2023
	RMB	RMB
Balance at the beginning of the year	(309)	(506)
Additions	(197)	(90)

Balance at the end of the year	(506)	(596)

5.	Prepayments and Other Current Assets, net

The following is a summary of prepayments and other current assets, net:

	December 31, 2022	December 31, 2023
	RMB	RMB
Rental and other deposits	5,430	13,286
Prepaid for other services	2,195	4,194
Deductible VAT input	5,941	3,306
Others	1,487	2,750

Total	15,053	23,536
Less: allowance for credit losses	(561)	(681)

Prepayments and other current assets, net	14,492	22,855

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

6.	Property and Equipment, net

The following is a summary of property and equipment, net:

	December 31, 2022	December 31, 2023
	RMB	RMB
Electronic equipment	3,826	5,115
Leasehold improvement	1,861	4,742

Total property and equipment	5,687	9,857
Less: accumulated depreciation	(2,961)	(5,992)

Property and equipment, net	2,726	3,865

Depreciation expenses were RMB1.6 million and RMB3.0 million for the years ended December 31, 2022 and 2023, respectively. No impairment charge was recognized for any of the periods presented.

7.	Intangible Assets, net

The following is a summary of intangible assets, net:

	December 31, 2022	December 31, 2023
	RMB	RMB
Gross carrying amount
Insurance distribution and service related licenses	57,330	57,330
Software and system	1,398	1,840

Total intangible assets	58,728	59,170
Less: accumulated amortization	(604)	(960)

Intangible assets, net	58,124	58,210

Licenses for insurance distribution and services has indefinite useful life. Amortization expenses were RMB0.4 million and RMB0.4 million for the years ended December 31, 2022 and 2023, respectively. No impairment charge was recognized for any of the periods presented.

As of December 31, 2023, intangible assets amortization expense for future years is expected to be as follows:

Amortization expense of intangible assets
RMB
2024	161
2025	95
2026	95
2027	95
2028	95
Thereafter	339

Total	880

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

8.	Leases

The Group’s operating leases mainly related to offices facilities. As of December 31, 2022 and 2023, the Group recognized the following items related to operating leases on its consolidated balance sheet:

	December 31, 2022	December 31, 2023
	RMB	RMB
Operating lease right-of use assets	20,248	30,818

Current operating lease liabilities	(10,043)	(12,444)
Non-current operating lease liabilities	(14,182)	(18,574)

Total operating lease liabilities	(24,225)	(31,018)

Weighted average remaining lease term	2.4 years	2.5 years
Weighted average discount rate	4.39%	3.96%

The Group’s lease payments for office facilities include fixed rental payments and do not consist of any variable lease payments that depend on an index or a rate. As of December 31, 2023, there was no leases that have not yet commenced.

The components of lease cost for the years ended December 31, 2022 and 2023 were as follows:

	For the year ended December 31,
	2022	2023
	RMB	RMB
Operating lease expenses	8,639	14,125
Short term lease expenses	743	68

Total lease expenses	9,382	14,193

Supplemental cash flow information related to leases for the years ended December 31, 2022 and 2023 were as follows:

	For the year ended December 31,
	2022	2023
	RMB	RMB
Cash paid for operating leases	4,427	13,537
Right-of-use assets obtained in exchange for lease liabilities	27,369	44,792

During the years ended December 31, 2022 and 2023, gain from lease termination of RMB0.3 million and RMB4.2 million was recorded in others, net, respectively.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

8.	Leases (Continued)

Maturities of lease liabilities under the Group’s non-cancellable operating leases as of December 31, 2022 and 2023:

	December 31, 2022	December 31, 2023
	RMB	RMB
Year ending/ended December 31,
2023	10,819	—
2024	10,528	13,449
2025	4,007	13,597
2026	—	5,528

Total remaining undiscounted lease payments	25,354	32,574
Less: Interest	(1,129)	(1,556)

Total present value of lease liabilities	24,225	31,018
Less: Current operating lease liabilities	(10,043)	(12,444)

Non-current operating lease liabilities	14,182	18,574

9.	Other non-current assets, net

The following is a summary of other non-current assets, net:

	December 31, 2022	December 31, 2023
	RMB	RMB
Interest-free loans to staff (i)	—	14,780
Less: allowance for credit losses	—	(577)

Interest-free loans to staff, net	—	14,203
Prepaid staff compensation (ii)	—	3,320

Total other non-current assets, net	—	17,523

(i)	Amount represents the present value of interest-free loans with a principal amount of RMB18.1 million, which was drawn down in December 2023. The principal will be due upon maturity of 5 years.

(ii)	Prepaid staff compensation represents the interest free discount related to the above interest-free loans to staff.

10.	Taxation

a)	Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to its shareholders, no Cayman Islands withholding tax will be imposed.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

10.	Taxation (Continued)

a)	Income taxes (Continued)

Hong Kong, China

Subsidiary incorporated in Hong Kong is subject to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits more than HK$2 million.

Mainland China

Under the Enterprise Income Tax Law of the PRC (the “EIT Law”), the Company’s Chinese subsidiaries, the VIE and subsidiaries of the VIE are subject to an income tax of 25%, except for Yuanbao Shuke and Yuanbao Kechuang. Due to their current status as entitled High and New Technology Enterprise (“HNTE”), both Yuanbao Shuke and Yuanbao Kechuang enjoy a preferential tax rate of 15% starting from 2022. This status is subject to annual evaluation and a requirement that they reapply for HNTE status every three years.

The EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered resident enterprises for the PRC income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the EIT Law of PRC provide that non-resident legal entities will be considered as PRC resident enterprises if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occurs within the PRC. The Group does not believe that the Group’s entities organized outside of the PRC should be treated as resident enterprises for the PRC income tax purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiary registered outside the PRC should be deemed resident enterprises, the Company and its subsidiary registered outside the PRC will be subject to the PRC income tax, at a rate of 25%.

The current and deferred portions of income tax expense included in the consolidated statements of comprehensive income during the years ended December 31, 2022 and 2023 are as follows:

	For the year ended December 31,
	2022	2023
	RMB	RMB
Current income tax expense	12	269
Deferred income tax expense	—	22

Income tax expense	12	291

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

10.	Taxation (Continued)

a)	Income taxes (Continued)

Reconciliation between the income tax expense computed by applying the Enterprise Income Tax (“EIT”) rate to income before income taxes and actual provision were as follows:

	For the year ended December 31,
	2022	2023
	RMB	RMB
(Loss)/income before income tax	(2,338)	205,477
Tax (benefit)/expense at EIT tax rate of 25%	(584)	51,369
Effect of different tax rates applicable to different subsidiaries of the Group	(1,513)	(12,845)
Effect of additional deduction for qualified research and development expenses	(8,114)	(16,323)
Effect on deferred tax assets due to change in tax rates	38,106	—
Non-deductible expenses	5,623	5,891
Changes in valuation allowance	(33,506)	(27,801)

Income tax expense	12	291

The significant components of deferred taxes are as follows:

	For the year ended December 31,
	2022	2023
	RMB	RMB
Deferred tax assets
Advertising expenses (i)	11,382	9,865
Accumulated losses carryforward	79,947	68,789
Operating lease liabilities	4,324	4,952
Book/tax basis differences in revenue	15,049	609
Others	194	8,468
Less: valuation allowance	(85,148)	(57,347)

Gross deferred tax assets	25,748	35,336
Offset	(25,748)	(35,336)

Net deferred tax assets	—	—

Deferred tax liabilities
Accrued interest and fair value change	221	117
Operating lease right-of-use assets	3,581	4,919
Book/tax basis differences in revenue	21,946	30,321
Intangible assets	14,333	14,333

Gross deferred tax liabilities	40,081	49,690
Offset	(25,748)	(35,336)

Net deferred tax liabilities	14,333	14,354

(i)

The pre-tax deduction limitation for advertising expense is 15% of revenue every year. The Company can carryforward any unclaimed advertising expense to the future years and there is no limitation for the use in future years.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

10.	Taxation (Continued)

a)	Income taxes (Continued)

Valuation allowance is provided against deferred tax assets when the Group determines that it is more-likely-than-not that the deferred tax assets will not be utilized in the future. The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses.

As of December 31, 2022 and 2023, the Group had accumulated losses carryforward of approximately RMB531.8 million and RMB459.4 million, respectively, which arose from the subsidiaries, the VIE and the VIE’s subsidiaries established in PRC. As of December 31, 2023, the accumulated losses carryforward in the PRC can be carried forward for five years to offset future taxable income and the period was extended to ten years for entities qualified as HNTE in 2022 and thereafter. As of December 31, 2023, the accumulated losses carryforward will expire during the period from 2024 to 2032, if unused.

Movement of valuation allowance:

	For the year ended December 31,
	2022	2023
	RMB	RMB
Balance at the beginning of the year	118,654	85,148
Additions	767	4,837
Reversals	(34,273)	(32,638)

Balance at the end of the year	85,148	57,347

b)	Withholding income tax

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate that may be lowered to 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation (“SAT”) further promulgated the Notice on How to Understand and Identify the “Beneficial Owner” in Tax Treaties (the “Circular 601”) on October 27, 2009, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance and that a beneficial ownership analysis will be used based on a “substance-over-form” principle to determine whether or not to grant the tax treaty benefits. Further, the SAT promulgated the Notice on Issues Related to the “Beneficial Owner” in Tax Treaties in February 2018, which replaced the Circular 601 and requires the “beneficial owner” to have

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

10.	Taxation (Continued)

b)	Withholding income tax (Continued)

ownership and the right to dispose of the income or the rights and properties giving rise to the income and generally engage in substantive business activities and sets forth certain detailed factors in determining the “beneficial owner” status.

The Company plans to retain its available funds and any future earnings to operate and expand its operating business. As of December 31, 2022 and 2023, the Company did not record any such withholding tax of its subsidiary, the VIE or subsidiaries of the VIE in the PRC.

11.	Taxes Payable

The Group’s subsidiaries, the VIE and subsidiaries of the VIE incorporated in China are subject to 3% and 6% VAT for services rendered.

The following is a summary of taxes payable as of December 31, 2022 and 2023:

	December 31, 2022	December 31, 2023
	RMB	RMB
VAT payables	5,927	5,473
Withheld individual income tax payables	1,119	3,550
Others	156	428

Total	7,202	9,451

12.	Accrued Expenses and Other Current Liabilities

The following is a summary of accrued expenses and other current liabilities as of December 31, 2022 and 2023:

	December 31, 2022	December 31, 2023
	RMB	RMB
Insurance premium payables	92,567	205,451
Security deposit	1,500	8,500
Marketing and promotion expense payables	144,414	177,902
Accrued other service fees and others	7,719	22,954
Refund liabilities	1,345	2,236

Total	247,545	417,043

13.	Ordinary Shares

The Company’s Memorandum and Articles of Association authorizes the Company to issue up to 348,913,419 ordinary shares with a par value of US$0.0001 per shares. As of December 31, 2022 and 2023, the Company has 100,000,000 and 106,994,625 shares issued, 50,000,000 and 81,994,625 shares outstanding,

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

13.	Ordinary Shares (Continued)

respectively. Each ordinary share is entitled to one vote. The holders of common shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all other classes of preferred shares outstanding.

In connection with the issuance of the preferred shares, the founders agreed to restrict its ordinary shares in the Group. All of the founder’s ordinary shares in the Group was converted to restricted ordinary shares subject to repurchase by the Group (the “Founder Restricted Shares”). The Founder Restricted Shares vest in equal and continuous monthly installments starting from March 2020, provided that the founder remains full-time employee of the Group at the end of such month.

14.	Preferred Shares

Since March 2020, the Group have raised approximately US$152.5 million in equity financing from a group of investors:

Series Seed financing

In March 2020, the Group raised US$4.0 million from the issuance of Series Seed preferred shares of the Group to Hike Capital L.P.

Series Angel financing

In March 2020, the Group raised an aggregate of US$5.0 million from the issuance of Series Angel preferred shares of the Group to Northern Light Venture Capital and Hike Capital L.P..

Series B financing

In September 2020, the Group raised an aggregate of US$30.0 million from the issuance of Series B preferred shares of the Group to Qiming VII Strategic Investors Fund, L.P., Qiming Venture Partners VII, L.P., SIG Global China Fund I, LLLP, Deep Mind Holdings Limited, Hike Capital L.P. and Northern Light Venture Capital V, Ltd..

Series C1 financing

In March 2021, the Group raised an aggregate of US$80.0 million from the issuance of Series C1 preferred shares of the Group to SIG Global China Fund I, LLLP, Quadrant Ventures Limited, Geometry Ventures Limited, Hike Capital III L.P., Qiming Venture Partners VII, L.P., Qiming VII Strategic Investors Fund, L.P., Northern Light Venture Capital V, Ltd, Sino- French (Innovation) Fund II and Deep Mind Holdings Limited.

In February 2021 and before issuance of Series C1, the Group obtained 2 bridge loans from certain investors of Series C1, with an aggregated principal amount of US$15.0 million and an annual interest rate of 8%. If the investor (or its affiliates) and the Company entered into the definitive agreements for the proposed share subscription and close the transaction, no interests shall accrue on the loan. These loans were paid off in April 2021 with no interest incurred as the share subscription closed as proposed.

Series C2 financing

In April 2021, the Group raised an aggregate of US$33.5 million from the issuance of Series C2 preferred shares of the Group to Franchise Fund LP and SIG Global China Fund I, LLLP.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred Shares (Continued)

Series Seed, Angel, B, C1 and C2 convertible redeemable preferred shares are collectively referred to as the “Preferred Shares”.

The Group’s preferred shares activities for the years ended December 31, 2022 and 2023 are summarized below:

	Series Seed Preferred Shares		Series Angel Preferred Shares		Series B Preferred Shares		Series C1 Preferred Shares		Series C2 Preferred Shares		Mezzanine Equity
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Total Number of shares	Amount (RMB)
Balance as of January 1, 2022	30,769,231	284,005	21,978,022	208,325	45,315,510	481,581	37,373,616	726,861	15,650,202	299,345	151,086,581	2,000,117
Accretions to Preferred Shares redemption value	—	146,846	—	104,185	—	203,744	—	—	—	—	—	454,775

Balance as of December 31, 2022	30,769,231	430,851	21,978,022	312,510	45,315,510	685,325	37,373,616	726,861	15,650,202	299,345	151,086,581	2,454,892

Accretions to Preferred Shares redemption value	—	132,237	—	93,603	—	182,631	—	89,269	—	38,319	—	536,059

Balance as of December 31, 2023	30,769,231	563,088	21,978,022	406,113	45,315,510	867,956	37,373,616	816,130	15,650,202	337,664	151,086,581	2,990,951

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred Shares (Continued)

The key terms of the Preferred Shares are as follows:

Conversion rights

The Series Seed, Angel, B, C1 and C2 preferred shares are convertible, at the option of the holders, at any time after the original issue date of the relevant series of preferred shares into such number of fully paid and non-assessable ordinary shares. Each preferred share shall automatically be converted into ordinary shares at the then effective conversion price upon the closing of a Qualified Initial Public Offering (“QIPO”), which means the Company has been registered under the applicable securities laws with a pre-offering valuation of at least US$1,500.0 million and gross proceeds to the Company in excess of US$150.0 million.

The conversion ratio for each preferred share shall be determined by dividing the issue price by the then conversion price, in effect at the time of the conversion. The conversion price shall initially be equal to the respective issue price of the preferred shares, subject to certain adjustment such as share split and share dividend.

Redemption rights

At the option of a holder of the preferred shares any time on or after the earliest of: (i) Company’s failure to consummate a QIPO by the respective Redemption Start Date (refer to the end of the paragraph for details) for each series of preferred shares; (ii) material breach of representations, warranties, covenants or other obligations by the relevant party under the Transaction Documents; (iii) cessation employment of Mr. Rui Fang by the Group Companies or (iv) the occurrence of any material adverse change in the regulatory environment which causes the Control Documents (has the meaning ascribed in each share purchase agreements) and the VIE Structure contemplated under the Control Documents to be invalid under the applicable laws, and no substituted scheme has been presented and approved by the Preferred Majority (means the holders representing more than two thirds of the Preferred Shares then outstanding, voting as a single class) within three months after such invalidation, the Company shall redeem all or any part of the outstanding preferred shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the redemption price. Prior to the issuance of Series C1 in March 2021, the “Redemption Start Date” of the Preferred Shares were September 30, 2025. Upon the issuance of Series C1, the “Redemption Start Date” for all then Preferred Shares were modified to be March 19, 2026, and upon the issuance of Series C2, the “Redemption Start Date” for all then Preferred Shares were further modified to be April 13, 2026.

The redemption price of the respective Preferred Shares shall be equal to the highest of: (i) an amount equal to: preferred shares issue price*(1+8%*N), N = a fraction, the numerator of which is the number of calendar days between the original issue date and the date on which the redemption price with respect to the preferred shares is paid and the denominator of which is 365, plus all declared but unpaid dividends on the Series B preferred shares required to be redeemed up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or (ii) one hundred and twenty percent (120%) of the original investment amount, plus all declared but unpaid dividends; or (iii) the fair market value of the preferred shares determined by an independent appraiser selected jointly by the Company, Rui Fang, Shuli Sun, Ying Li, Bo Wang, and the holders of a majority of redeeming Preferred Shares.

Dividend rights

Each holders of the Preferred Shares shall be entitled to receive noncumulative preferential dividends in an amount equal to eight percent of their respective issue price (as adjusted for any share splits, share dividends,

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred Shares (Continued)

combinations, recapitalizations and similar transactions) per annum, prior to the distribution of dividends ratably among the holders of ordinary shares and Preferred Shares in proportion to the number of outstanding ordinary shares held by them (calculated on an as-converted basis).

No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Group, unless and until dividends have been paid in full on the Preferred Shares.

Liquidation rights

Upon any liquidation, dissolution or winding up of the Company and/or any Group Company, either voluntary or involuntary, distributions to shareholders of the Company shall be made in the seniority of Series C2, C1, B, Angel, Seed and ordinary shares. After setting aside or paying in full of the preference amount (as agreed at end of this paragraph) of each series of Preferred Shares, the remaining assets and funds of the Company available for distribution to members, if any, shall be distributed ratably among all the holders of outstanding ordinary shares and all the holders of outstanding Preferred Shares in proportion to the number of outstanding ordinary shares held by them (with outstanding Preferred Shares treated on an as-if-converted basis). The preference amount of each Series of Preferred Shares is the amount equal to the higher of the followings: (i) one hundred and twenty percent of the issue price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) of relevant Preferred Shares, plus all dividends declared and unpaid with respect thereto per share then held by such holder, (ii) one hundred percent of the issue price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and the interests at a simple rate of eight percent of relevant Preferred Shares issue price per annum, plus all dividends declared and unpaid with respect thereto per share then held by such holder.

Voting rights

Each Preferred Share confers the right to receive notice of, attend and vote at any general meeting of members.

Accounting of Preferred Shares

The Group has classified the Preferred Shares in the mezzanine equity of the consolidated balance sheets. In addition, the Group records accretions on the Preferred Shares to the redemption value from the issuance dates to the earliest redemption dates. Each issuance of the Preferred Shares was recognized at the respective issue price at the date of issuance net of issuance costs.

The Group has determined that there was no beneficial conversion feature attributable to all preferred shares because the initial effective conversion prices of these preferred shares were higher than the fair value of the Group’s common shares determined by the Group taking into account independent valuations. The Group has classified all Preferred Shares as mezzanine equities in the consolidated balance sheet as they are contingently redeemable at the options of the holders.

Upon issuance of Series C2 preferred shares in April 2021, the redemption start dates by which the Company fails to consummate QIPO were changed to align with that of Series C2 preferred shares. Based on the independent valuations, the Group compared the fair value of Series Seed, Series Angel, Series B and Series C1 preferred shares immediately before and after the modifications, and it is determined that the changes of the fair value were lower than 10%. The Company also noted that the modification of pre-existing preferred shares

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

14.	Preferred Shares (Continued)

occurred in connection with the issuance of Series C1 and C2 Preferred Shares, such modification may reflect concessions made by existing holders of Preferred Shares to attract the new capital and may represent a transfer of value between difference classes of preferred shareholders. When there is no transfer of value between the preferred and common shareholder classes, recognition of deemed dividend may not be required. The Company concluded no accounting entries should be booked in relation to the modification of pre-existing preferred shares considering the fair value changes arising from the modification and the guidance regarding such modification in connection with a new round of financing being considered a transfer of value (if any) among holders of Preferred Shares.

15.	Employee Benefits

The Company’s subsidiaries, the VIE and subsidiaries of the VIE incorporated in China participate in a government-mandated multi-employer defined contribution plan under which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor regulations require the Company’s Chinese subsidiaries, the VIE and subsidiaries of the VIE to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; hence, the Group has no further commitments beyond its monthly contribution. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB31.4 million and RMB43.8 million for the years ended December 31, 2022 and 2023, respectively.

16.	Share-based Compensation

(a)	Stock options

2020 Incentive Plan

In July 2020, the Group permitted the grant of options of the Company to employee or any other individual who provides services to the Group(“the 2020 Incentive Plan”). Option awards are granted with exercise price determined by the Board of Directors. Those options awards generally vest over a period of four years.

The Group uses binomial option pricing model to determine fair value of the option awards. The estimated fair value of each option granted is estimated on the date of grant with the following assumptions:

	2022	2023
Risk-free interest rate	1.7%~3.3%	4.1%~4.3%
Expected volatility	42.3%~44.4%	49.7%~50.0%
Expected dividends yields	—	—
Expected term (years)	10	10
Discount for lack of marketability (“DLOM”)	19.0%~19.2%	12.5%~13.8%

The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The weighted average volatility is the expected volatility at the grant date weighted by number of options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. The contractual term is the contract life of the options. The Group estimated the risk-free interest rate based on the market yield of US Government Bonds with maturities of ten years as of the valuation date, plus a country default risk spread between China and US.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

16.	Share-based Compensation (Continued)

(a)	Stock options (Continued)

The following table presents a summary of the Company’s stock options activities for the years ended December 31, 2022 and 2023.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual life	Weighted Average Grant-date Fair Value	Aggregated intrinsic value
		US$		US$	RMB
Outstanding on January 1, 2022	17,590,400	0.08	8.86	0.30	32,377,292
Granted	3,482,000	0.22	—	1.45	—
Exercised	—	—	—	—	—
Forfeited	(517,500)	0.18	—	0.60	—

Outstanding on December 31, 2022	20,554,900	0.11	8.09	0.49	66,096,465

Vested and exercisable at December 31, 2022	13,238,640	0.10	7.88	0.32	—
Granted	2,984,900	0.28	—	2.14	—
Exercised (i)	(6,994,625)	0.36	—	0.40	—
Forfeited	(1,610,200)	0.20	—	1.29	—

Outstanding on December 31, 2023	14,934,975	0.14	6.95	0.76	78,067,491

Vested and exercisable at December 31, 2023	2,896,945	0.10	6.44	0.39	—

(i)

On June 26, 2023, a written resolution of the Directors of the Company decided to raise exercise price of certain options under the 2020 Incentive Plan, and on the same day approved acceleration of exercising of certain options on the raised exercise price. On September 28, 2023, certain employee of the Group agreed in written with the Company to accept the raised exercise price and to exercise options immediately. Management consider the repricing of option as modification of awards upon mutual agreement signed on September 28, 2023. Management compared the fair value of options immediately before and after modification and noted no incremental cost.

During the years ended December 31, 2022 and 2023, the Group recorded share-based compensation expense of RMB17.9 million and RMB27.5 million, respectively, related to the above share options. As of December 31, 2022 and 2023, total unrecognized compensation expenses related to unvested awards granted under the 2020 Incentive Plan were RMB3.7million and RMB41.8 million respectively.

(b)	Restricted share owned by the founders

In accordance with the restricted share agreements dated as of March 27, 2020 (the “Restriction Commencement Date”), all ordinary shares ultimately owned by the Company’s founders (the “Restricted Shareholders”) became subject to four-year vesting schedule, which shall vest annually in equal installments over the next four years after the Restriction Commencement Date, provided that the Restricted Shareholders remain a full-time employee of the Group as of the date of such vesting. Any and all of unvested restricted shares shall become vested upon the earlier to (i) occur of liquidation events or deemed liquidation events as defined in the Amended and Restated Memorandum and Articles of Association of the Company (the “Restated M&A”), and the founders’ employment with the Group is terminated by the Group, or (ii) the closing of the QIPO as defined in the Restated M&A. The Company accounted for this arrangement similar to grant of restricted stock awards

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

16.	Share-based Compensation (Continued)

(b)	Restricted share owned by the founders (Continued)

subject to service vesting conditions on the Restriction Commencement Date, though these founders’ shares are legally outstanding. Accordingly, compensation cost was measured based on the fair value of the ordinary shares at the Restriction Commencement Date and is recognized over the requisite service period.

The Group determined that the unvested Restricted Shareholders’ shares are participating securities as they have nonforfeitable rights to receive dividends but do not have a contractual obligation to fund or otherwise absorb the Group’s losses. The weighted-average grant date fair value of the restricted shares is USD$0.05 per share.

The following table presents a summary of the Company’s activities of restricted shares owned by the founders in the years ended December 31, 2022 and 2023:

Number of Shares

Unvested on January 1, 2022	75,000,000
Granted	—
Vested	(25,000,000)

Unvested on December 31, 2022	50,000,000

Unvested on January 1, 2023	50,000,000
Granted	—
Vested	(25,000,000)

Unvested on December 31, 2023	25,000,000

During the years ended December 31, 2022 and 2023, the Group recorded share-based compensation expense of RMB9.2 million and RMB9.7 million related to the Restricted Shareholders’ shares. As of December 31, 2022 and 2023, total unrecognized compensation expenses related to unvested restricted share owned by the Founders were RMB11.4 million and RMB2.3 million, respectively.

(c)	Share-based compensation cost

Share-based compensation recognized in operating expenses for the years ended December 31, 2022 and 2023 were as follows:

	For the year ended December 31,
	2022	2023
	RMB	RMB
Selling and marketing expenses	1,014	1,779
General and administrative expenses	22,004	29,719
Research and development expenses	4,056	5,612

Total	27,074	37,110

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

17.	Net (loss)/income Per Share

Basic and diluted net (loss)/income per share have been calculated in accordance with ASC 260 on computation of net (loss)/income per share for the years ended December 31, 2022 and 2023 as follows:

	December 31, 2022	December 31, 2023
	RMB	RMB
Numerator:
Net (loss)/income from continuing operations	(2,350)	205,186
Less: accretions to preferred shares redemption value	(454,121)	(536,059)

Net loss from continuing operations attributable to ordinary shareholders of the Company	(456,471)	(330,873)
Net income/(loss) from discontinued operations attributable to ordinary shareholders of the Company	21,102	(2,069)

Net loss attributable to ordinary shareholders of the Company	(435,369)	(332,942)

Denominator:
Weighted average number of ordinary shares outstanding, basic	44,109,589	70,710,325
Weighted average number of ordinary shares outstanding, diluted	44,109,589	70,710,325
Net loss per share from continuing operations attributable to ordinary shareholders of the Company, basic	(10.35)	(4.68)
Net income/(loss) per share from discontinued operations attributable to ordinary shareholders of the Company, basic	0.48	(0.03)

Net loss per share, basic	(9.87)	(4.71)

Net loss per share from continuing operations attributable to ordinary shareholders of the Company, diluted	(10.35)	(4.68)
Net income/(loss) per share from discontinued operations attributable to ordinary shareholders of the Company, diluted	0.48	(0.03)

Net loss per share, diluted	(9.87)	(4.71)

Share options, restricted shares and preferred shares are considered as potential dilutive shares throughout the reporting periods. However, due to the Group’s negative financial results for the year ended December 31, 2022 and 2023, the potential dilutive shares have anti-dilutive effect on loss per share if they are converted to ordinary shares. Thus diluted loss per share is equivalent to basic loss per share.

18.	Commitments and Contingencies

Contingencies

The Company is not currently a party to any pending material litigation or other legal proceeding or claims.

The Company is incorporated in the Cayman Islands and is considered as a foreign entity under PRC laws. The Company conducts its businesses partly through the VIE. The VIE holds the licenses and approvals that are essential for the Company’s business operations. In the opinion of the Company’s PRC legal counsel, the current ownership structures and the contractual arrangements with the VIE and the VIE’s shareholders as well as the operations of the VIE are in compliance with all existing PRC laws, rules and regulations. However, there may be changes and other developments in PRC laws and regulations. Accordingly, the Company cannot be assured

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

18.	Commitments and Contingencies (Continued)

that PRC government authorities will not take a view in the future contrary to the opinion of the Company’s PRC legal counsel. If the current ownership structures of the Company and its contractual arrangements with the VIE were found to be in violation of any existing or future PRC laws or regulations, the Company may be required to restructure its ownership structure and operations in China to comply with amendments from time to time and new PRC laws and regulations.

19.	Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company concluded that the Group’s CODM is Mr. Fang, Chairman of the Board of Directors and CEO.

The Group’s organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of products and technology. The Group’s operating segments are based on such organizational structure and information reviewed by the Group’s CODM to evaluate the operating segment results. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has one operating segment.

Key revenues streams are as below:

	For the year ended December 31,
	2022	2023
	RMB	RMB
Insurance distribution services	334,255	711,849
Short-term insurance	292,633	681,972
- Medical insurance	248,337	504,178
- Critical illness insurance	39,149	164,274
- Others	5,147	13,520
Long-term insurance	41,622	29,877
- Life insurance and others	41,622	29,877
System services	515,560	1,320,816
- Precise marketing service	296,134	908,549
- Analytics service	215,671	348,027
- Other system service(i)	3,755	64,240
Others	435	12,487

Total	850,250	2,045,152

(i)

Related party revenue of RMB4.5 million for the year ended December 31, 2023 and the corresponding amounts due from related parties of RMB4.6 million (including value-added tax) as of December 31, 2023 are related to other system services provided to the Disposed Entities.

Substantially all revenues are derived from mainland China based on the geographical locations where services are provided to customers. In addition, the Group’s long-lived assets are substantially all located in mainland China. Therefore, no geographical segments are presented.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

20.	Fair Value Measurement

The Group’s financial instruments consist primarily of cash and cash equivalents, time deposits, restricted cash, short-term investments, accounts receivable, deposits (included in “Prepayments and other current assets”), loans to staff (included in the “Other non-current assets, net”), accounts payables, and other payables (included in “Accrued expenses and other current liabilities”).

Recurring

The following tables set forth, by level within the fair value hierarchy, financial assets measured at fair value as of December 31, 2022 and 2023. As required by ASC Topic 820, financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the respective fair value measurement.

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
	RMB	RMB	RMB	RMB
Short-term investments	—	25,435	—	25,435

Total	—	25,435	—	25,435

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
	RMB	RMB	RMB	RMB
Short-term investments	—	21,079	—	21,079

Total	—	21,079	—	21,079

The Company’s other financial instruments, including cash and cash equivalents, restricted cash, time deposits, accounts receivable, deposits (included in “Prepayments and other current assets”), accounts payable and other payables (included in “Accrued expenses and other current liabilities”) are not measured at fair value in the consolidated balance sheets, as their carrying values approximated fair value due to their short-term maturity. Loans to staff (included in “Other non-current assets, net”) are measured at amortized cost, their fair value were estimated by discounting the scheduled cash flows through to estimated maturity using estimated discount rates close to market interest rate and hence their carrying values approximated fair value.

Non-recurring

As of December 31, 2022 and 2023, the Group had no financial assets or financial liabilities that are measured at fair value at non-recurring basis. The Group’s non-financial assets, such as intangible assets, property and equipment, would be measured at fair value on non-recurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

21.	Restricted Net Assets

Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries, the VIE and subsidiaries of the VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

21.	Restricted Net Assets (Continued)

statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries, the VIE and subsidiaries of the VIE are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to RMB579.4 million as of December 31, 2023. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries, the VIE and subsidiaries of the VIE for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries, the VIE and subsidiaries of the VIE due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

22.	Subsequent Events

The Group has performed evaluation of subsequent events through April 10, 2024, which is the date the consolidated financial statements are available to be issued, with no material events or transactions identified that should have been recorded or disclosed in the consolidated financial statements.

23.	Parent Company Only Condensed Financial Information

The Company performed a test on the restricted net assets of subsidiaries and the VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that the condensed financial information of the Company is required to be presented. The condensed financial information of the Company has been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04, using the same accounting policies as set out in the Group’s consolidated financial statements, except that the Company uses the equity method to account for investments in its subsidiaries and the VIE.

The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general- purpose financial statements of the reporting entity and should be read in conjunction with the notes to the consolidated financial statements of the Company.

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

23.	Parent Company Only Condensed Financial Information (Continued)

The Company did not have significant capital and other commitments or guarantees as of December 31, 2022 and 2023.

Balance sheet

	As of December 31, 2022	As of December 31, 2023
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	1,747	6,031
Time deposits	206,849	203,203
Prepayments and other current assets, net	867	3,533
Amounts due from subsidiaries	—	17,835

Total current assets	209,463	230,602

Non-current assets:
Investment in subsidiaries and the VIE	365,382	633,025

Total non-current assets	365,382	633,025

TOTAL ASSETS	574,845	863,627

LIABILITIES
Current liabilities:
Accrued expenses and other current liabilities	300	10,061

Total current liabilities	300	10,061

TOTAL LIABILITIES	300	10,061

Series Seed convertible redeemable preferred shares (US$0.0001 par value; 30,769,231 and 30,769,231 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)	430,851	563,088
Series Angel convertible redeemable preferred shares (US$0.0001 par value; 21,978,022 and 21,978,022 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)	312,510	406,113
Series B convertible redeemable preferred shares (US$0.0001 par value; 45,315,510 and 45,315,510 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)	685,325	867,956
Series C-1 convertible redeemable preferred shares (US$0.0001 par value; 37,373,616 and 37,373,616 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)	726,861	816,130
Series C-2 convertible redeemable preferred shares (US$0.0001 par value; 15,650,202 and 15,650,202 shares authorized, issued and outstanding as of December 31, 2022 and 2023, respectively)	299,345	337,664

TOTAL MEZZANINE EQUITY:	2,454,892	2,990,951

Ordinary shares (US$0.0001 par value, 348,913,419 and 348,913,419 shares authorized, 100,000,000 and 106,994,625 issued, 50,000,000 and 81,994,625 shares outstanding as of December 31, 2022 and 2023, respectively)	32	54
Additional paid in capital	61,947	134,334
Accumulated deficit	(1,954,126)	(2,287,068)
Accumulated other comprehensive income	11,800	15,295

Total shareholders’ deficit	(1,880,347)	(2,137,385)

Total liabilities, mezzanine equity and shareholders’ deficit	574,845	863,627

YUANBAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

23.	Parent Company Only Condensed Financial Information (Continued)

Statement of Comprehensive Income

	For the year ended December 31,
	2022	2023
	RMB	RMB
General and administrative expenses	(325)	(16,875)

Total operating expenses	(325)	(16,875)

Other income:
Others, net	1,984	8,792
Equity in income of subsidiaries, the VIE and subsidiaries of the VIE	17,093	213,269

Net income	18,752	205,186
Accretions to preferred shares redemption value	(454,121)	(536,059)

Net loss attributable to the Yuanbao Inc.’s ordinary shareholders	(435,369)	(330,873)

Net income	18,752	205,186

Other comprehensive income:
Foreign currency translation adjustments	17,591	3,495
Total other comprehensive income	17,591	3,495

Total comprehensive income	36,343	208,681
Accretions to preferred shares redemption value	(454,121)	(536,059)

Comprehensive loss attributable to the Yuanbao Inc.’s ordinary shareholders	(417,778)	(327,378)

Cash flows

	For the year ended December 31,
	2022	2023
	RMB	RMB
Net cash provided/(used in) by operating activities	928	(1,703)

Cash flows from investing activities:
Cash paid for investments in subsidiaries	(67,421)	(73)
Purchase of time deposits	(431,109)	(858,554)
Cash received from maturity of time deposits	224,260	861,102

Net cash (used in)/provided by investing activities	(274,270)	2,475

Cash flows from financing activities:
Net cash provided by financing activities	—	—
Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	21,170	3,512

Net (decrease)/increase in cash and cash equivalents and restricted cash	(252,172)	4,284
Cash and cash equivalents and restricted cash at beginning of the year	253,919	1,747

Cash and cash equivalents and restricted cash at end of the year	1,747	6,031

YUANBAO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data)

	Note	As of December 31, 2023	As of September 30, 2024
		RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents		863,118	1,779,578
Time deposits		240,741	240,494
Restricted cash		10,792	15,000
Short-term investments	19	21,079	21,436
Accounts receivable, net (allowance for credit losses: as of December 31, 2023: RMB596; as of September 30, 2024: RMB15,295)	4	247,087	240,168
Amounts due from related parties		4,557	—
Prepayments and other current assets, net	5	22,855	21,766

Total current assets		1,410,229	2,318,442

Non-current assets:
Property and equipment, net		3,865	5,112
Intangible assets, net	6	58,210	58,073
Right-of-use assets	7	30,818	22,467
Deferred tax assets	9	—	4,119
Other non-current assets, net (allowance for credit losses: as of December 31, 2023: RMB577; as of September 30, 2024: RMB489)	8	17,523	17,611

Total non-current assets		110,416	107,382

TOTAL ASSETS		1,520,645	2,425,824

LIABILITIES
Current liabilities:
Accounts payable		17,076	16,470
Contract liabilities	2(o)	67,476	122,032
Salary and welfare payable		77,470	79,667
Taxes payable	10	9,451	23,189
Current lease liabilities	7	12,444	13,363
Accrued expenses and other current liabilities	11	417,043	659,684
Amounts due to related parties	3	33,191	—

Total current liabilities		634,151	914,405

Non-current liabilities:
Non-current lease liabilities	7	18,574	9,098
Deferred tax liabilities	9	14,354	33,934

Total non-current liabilities		32,928	43,032

TOTAL LIABILITIES		667,079	957,437

Commitments and contingencies (Note 17)

YUANBAO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(All amounts in thousands, except for share and per share data)

	Note	As of December 31, 2023	As of September 30, 2024
		RMB	RMB
MEZZANINE EQUITY:	13
Series Seed convertible redeemable preferred shares (US$0.0001 par value; 30,769,231 and 30,769,231 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)		563,088	664,382
Series Angel convertible redeemable preferred shares (US$0.0001 par value; 21,978,022 and 21,978,022 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)		406,113	476,692
Series B convertible redeemable preferred shares (US$0.0001 par value; 45,315,510 and 45,315,510 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)		867,956	994,210
Series C-1 convertible redeemable preferred shares (US$0.0001 par value; 37,373,616 and 37,373,616 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)		816,130	840,517
Series C-2 convertible redeemable preferred shares (US$0.0001 par value; 15,650,202 and 15,650,202 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)		337,664	348,072

TOTAL MEZZANINE EQUITY		2,990,951	3,323,873

SHAREHOLDERS’ DEFICIT:
Ordinary shares (US$0.0001 par value, 348,913,419 and 348,913,419 shares authorized, 106,994,625 and 106,994,625 shares issued, 81,994,625 and 106,994,625 shares outstanding as of December 31, 2023 and September 30, 2024, respectively)	12	54	71
Additional paid-in capital		134,334	177,930
Accumulated deficit		(2,287,068)	(2,046,443)
Accumulated other comprehensive income		15,295	12,956

TOTAL SHAREHOLDERS’ DEFICIT		(2,137,385)	(1,855,486)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		1,520,645	2,425,824

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

YUANBAO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(All amounts in thousands, except for share and per share data)

	Note	For the nine months ended September 30,
		2023	2024
		RMB	RMB
Revenue	18	1,501,087	2,395,768

Operating costs and expenses:
Operations and support		(98,545)	(123,754)
Selling and marketing expenses		(1,150,444)	(1,415,915)
General and administrative expenses		(84,677)	(135,980)
Research and development expenses		(74,143)	(150,721)

Total operating costs and expenses		(1,407,809)	(1,826,370)

Other income:
Interest income		14,144	18,431
Exchange gains/(loss)		1,167	(2,087)
Investment income		501	2,561
Others, net		7,015	1,777

Income before income taxes from continuing operations		116,105	590,080
Income tax expense	9	(139)	(16,533)

Net income from continuing operations		115,966	573,547
Net income from discontinued operations	3	26,352	—

Net income		142,318	573,547
Accretion to preferred shares redemption value		(352,412)	(332,922)

Net (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders		(210,094)	240,625

Including:
Net (loss)/income from continuing operations attributable to Yuanbao Inc.’s ordinary shareholders		(236,446)	240,625
Net income from discontinued operations attributable to Yuanbao Inc.’s ordinary shareholders	3	26,352	—

Net income		142,318	573,547

Other comprehensive income/(loss):
Foreign currency translation adjustments		8,319	(2,339)

Total other comprehensive income/(loss)		8,319	(2,339)

Total comprehensive income		150,637	571,208
Accretion to preferred shares redemption value	13	(352,412)	(332,922)

Comprehensive (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders		(201,775)	238,286

Net (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders per share, basic	16
- from continuing operations		(3.52)	2.45
- from discontinued operations		0.39	—
Net (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders per share, diluted	16
- from continuing operations		(3.52)	2.01
- from discontinued operations		0.39	—
Weighted average number of ordinary shares	16
Basic		67,170,078	98,328,935
Diluted		67,170,078	119,875,254

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

YUANBAO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(All amounts in thousands, except for share and per share data)

	Note	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total shareholders’ deficit
		Shares	Amounts
			RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2023		50,000,000	32	61,947	11,800	(1,954,126)	(1,880,347)
Net income		—	—	—	—	142,318	142,318
Preferred shares redemption value accretion	13	—	—	—	—	(352,412)	(352,412)
Disposal of discontinued operations		—	—	17,789	—	—	17,789
Share-based compensation	15	—	—	27,246	—	—	27,246
Exercise of share options		6,994,625	5	16,031	—	—	16,036
Vesting of restricted shares	15	25,000,000	17	(17)	—	—	—
Foreign currency translation adjustment		—	—	—	8,319	—	8,319

Balance at September 30, 2023		81,994,625	54	122,996	20,119	(2,164,220)	(2,021,051)
Balance at January 1, 2024		81,994,625	54	134,334	15,295	(2,287,068)	(2,137,385)
Net income		—	—	—	—	573,547	573,547
Preferred shares redemption value accretion	13	—	—	—	—	(332,922)	(332,922)
Share-based compensation	15	—	—	43,284	—	—	43,284
Vesting of restricted shares	15	25,000,000	17	312	—	—	329
Foreign currency translation adjustment		—	—	—	(2,339)	—	(2,339)

Balance at September 30, 2024		106,994,625	71	177,930	12,956	(2,046,443)	(1,855,486)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

YUANBAO INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands, except for share and per share data)

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Cash flows from operating activities:
Net income	142,318	573,547
Net income from discontinued operations	26,352	—
Net income from continuing operations	115,966	573,547
Adjustments to reconcile net income to net cash used in operating activities:
Share-based compensation (Note 15)	27,481	43,284
Expected credit losses	287	14,545
Amortization of right-of-use assets	10,741	8,717
Deferred income taxes	—	15,461
Other depreciation and amortization	2,673	2,363
Other, net	(3,822)	1,208
Changes in operating assets and liabilities:
Accounts receivable, net	(21,343)	(7,780)
Prepayments and other current assets	(51,785)	3,767
Amount due from related parties	(1,770)	4,557
Amount due to related parties	41,184	(33,191)
Accounts payable	4,087	(606)
Lease liabilities	(13,855)	(8,923)
Contract liabilities	46,519	54,556
Salary and welfare payable	(11,514)	2,197
Taxes payable	3,691	13,731
Accrued expenses and other current liabilities	99,290	242,981

Net cash provided by continuing operating activities	247,830	930,414

Net cash provided by discontinued operating activities	32,612	—

Net cash provided by operating activities	280,442	930,414

Cash flows from investing activities:
Cash paid to acquire property and equipment and intangible assets	(4,606)	(3,006)
Cash paid on short-term investments and time deposits	(515,243)	(2,152,246)
Cash received from maturity of short-term investments and time deposits	517,621	2,151,055
Cash received from disposal of property and equipment	—	63

Net cash used in continuing investing activities	(2,228)	(4,134)

Net cash used in discontinued investing activities	(31,699)	—

Net cash used in investing activities	(33,927)	(4,134)
Cash flows from financing activities:
Cash paid for initial public offering costs	—	(2,800)

Net cash used in financing activities	—	(2,800)

Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	6,540	(2,812)

Net increase in cash and cash equivalents and restricted cash	253,055	920,668
Cash and cash equivalents and restricted cash at beginning of the period	452,559	873,910

Cash and cash equivalents and restricted cash at end of the period	705,614	1,794,578

Reconciliation to amounts on unaudited interim condensed consolidated balance sheets:
Cash and cash equivalents—continuing operations	695,614	1,779,578
Restricted cash—continuing operations	10,000	15,000

Total cash and cash equivalents and restricted cash at end of period	705,614	1,794,578

Supplemental disclosure of cash flow information:
Cash paid for income tax	2,001	434
Supplemental schedule of non-cash investing and financing activities:
Accretion to preferred shares redemption value	(352,412)	(332,922)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities

Yuanbao Inc. (the “Company”) was incorporated in the Cayman Islands in 2019. The Company is a holding company and conducts its business mainly through its subsidiaries, the variable interest entity (the “VIE”) and subsidiaries of the VIE (collectively referred to as the “Group”). The Group is primarily engaged in providing online insurance distribution and services in the People’s Republic of China (the “PRC” or “China”).

The Company’s consolidated subsidiaries, the VIE and major subsidiaries of the VIE are as follows:

Subsidiaries	Place and year of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Yuanbao (Hong Kong) Limited (“Yuanbao HK”)	Hong Kong, China Y2019	100%	Investment holding
Yuanbao Kechuang (Beijing) Technology Co., Ltd. (“Yuanbao Kechuang” or “primary beneficiary of the VIE”)	Beijing, China Y2020	100%	System services

The VIE	Place and year of incorporation	Percentage of direct or indirect economic interest	Principal activities
Yuanbao Shuke (Beijing) Technology Co., Ltd. (“Yuanbao Shuke”)	Beijing, China Y2019	100%	System services

Major subsidiaries of the VIE	Place and year of incorporation/ acquisition	Percentage of direct or indirect economic interest	Principal activities
Yuanbao Insurance Brokerage (Beijing) Co., Ltd.	Beijing, China Y2005	100%	Insurance distribution services
Shouxin Insurance Agency (Guangdong) Co., Ltd.	Beijing, China Y2010	100%	Insurance distribution services

History of the Group

The Group’s history began with the commencement of operations of Yuanbao Shuke, a limited liability company established in Beijing, the PRC in September 2019, whose equity interests were directly hold by Mr. Rui Fang (the “Founder”) and Beijing Yibao Technology Limited Partnership by 79% and 21%, respectively.

Yuanbao Inc. is an exempted company with limited liability incorporated in the Cayman Islands in December 2019.

In March 2020, the Group entered into a series of contractual agreements and commenced its operations through Yuanbao Kechuang (Beijing), the Wholly Foreign Owned Enterprise (or the “WFOE”) in mainland China, and Yuanbao Shuke, or the VIE, and the VIE’s subsidiaries in mainland China.

During 2020 and 2021, the Company had successively issued Series Seed, Angel, B, C1 and C2 preferred shares to certain investors, respectively, the details of which are disclosed in Note 13.

In June 2023, the Group carried out a series of corporate restructuring activities, for which the details are disclosed in Note 3, Discontinued Operations.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Contractual arrangements with the VIE

PRC laws and regulations place certain restrictions on foreign investment in value-added telecommunication service businesses. The Group conducts a significant portion of its operations in the PRC through Yuanbao Shuke and its subsidiaries. The Company relies on a series of contractual arrangements among the WFOE, the VIE and the VIE’s shareholders to conduct the business operations of the VIE and the VIE’s subsidiaries.

As a result of these contractual arrangements, the Company’s wholly-owned subsidiary is entitled to substantially all of the economic benefits from the VIE and the VIE’s subsidiaries and is obligated to absorb all of the VIE and the VIE’s subsidiaries expected losses and therefore the Company has determined that it is the ultimate primary beneficiary of the VIE and subsidiaries of the VIE, and has consolidated the financial results of the VIE and subsidiaries of the VIE in its unaudited interim condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for accounting purposes.

Below is a summary of the currently effective contractual arrangements by and among the Company’s wholly owned subsidiary Yuanbao Kechuang, the VIE and the VIE’s shareholders (also nominee shareholders).

i)	Equity Interest Pledge Agreement (the “Pledge Agreement”)

Pursuant to the Equity Interest Pledge Agreement entered into amongst WFOE and Nominee Shareholders of the VIE, the shareholders of the VIE pledged all of their equity interests in the VIE to the WFOE to ensure the shareholders fully perform their obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, and the Power of Attorney. The WFOE shall have the right to collect dividends generated by the pledged equity interests during the term of the pledge. If the Nominee Shareholders breach their respective contractual obligations under the Pledge Agreement, the WFOE, as pledgee, will be entitled to rights, including but not limited to being paid based on the monetary valuation that such equity interest is converted into or from the proceeds from the auction or sale of the equity interest. The shareholders of the VIE are prohibited from transferring their pledged equity interests, placing or permitting any encumbrance that would prejudice the WFOE’s interests without the WFOE’s prior written consent. The pledge rights were effective upon registration of the pledges with the relevant Administration for Industry and Commerce, and the Pledge Agreement will remain effective until all the obligations have been satisfied in full. The WFOE completed the registration of the pledge of equity interests in the VIE with the relevant office of Administration for the Industry and Commerce in accordance with the PRC Civil Code.

ii)	Exclusive Option Agreement (the “Exclusive Option”)

Pursuant to the Exclusive Option Agreement entered into amongst WFOE, the VIE and the Nominee Shareholders, the Nominee Shareholders grant the WFOE or its designated party, an exclusive option to purchase all or part of the equity interests held by the Nominee Shareholders in the VIE at its sole discretion, to the extent permitted under the PRC laws for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable PRC law. The WFOE has an option to purchase from the VIE at WFOE’s sole discretion, any or all of the assets and business of the VIE, to the extent permitted under PRC law, and at the lowest purchase price permitted by PRC law. The shareholders should remit to the WFOE any gain that is paid by WFOE or its designated person(s) in connection with the purchased equity interest or the purchased business asset. The WFOE or its designated person(s) have sole discretion to decide when to exercise

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Contractual arrangements with the VIE (Continued)

ii)	Exclusive Option Agreement (the “Exclusive Option”) (Continued)

the option, whether in part or in full. Any and all dividends and other capital distributions made by the VIE to its shareholders should be repaid to the WFOE in full amount. This Agreement remains effective until all equity interests held by Nominee Shareholders in the VIE have been transferred or assigned to the WFOE and/or any other person designated by the WFOE in accordance with this Agreement.

iii)	Exclusive Business Cooperation Agreement (the “BCA”)

Pursuant to the Exclusive Business Cooperation Agreement entered into amongst WFOE and the VIE, the WFOE is engaged by the VIE to exclusively provide technical and consulting services including but not limited to the licensing of technology and software, design, development, maintenance and updating of technologies, business and management consultation, and marketing and promotional services. The WFOE may appoint or designate its affiliates or other qualified parties to provide the services covered by the BCA. In return, the VIE agrees to pay a service fee equal to 100% of the consolidated net profits of the VIE after the VIE turns cumulative profitable and after certain expenses. The WFOE has sole discretion in determining the service fee charged to the VIE under this agreement. Without the WFOE’s prior written consent, the VIE shall not, directly and indirectly, obtain the same or similar services as provided under this agreement from any third party. The WFOE can terminate the BCA at its sole discretion; however, the VIE cannot terminate the BCA without WFOE’s material breach. The agreement will be in effect for an unlimited term, until the term of business of one party expires and extension is denied by the relevant approval authorities.

iv)	Power of Attorney

Pursuant to the power of attorney agreement entered into amongst WFOE, the VIE and the Nominee Shareholders, Nominee Shareholders irrevocably appoint WFOE as their attorney-in-fact to exercise on each shareholder’s behalf any and all rights that each shareholder has in respect of its equity interests in the VIE, including but not limited to executing the voting rights and the right to appoint directors and executive officers of the VIE. The agreements will remain effective and irrevocable for as long as the relevant Nominee Shareholder holds any equity interests in the VIE.

v)	Spousal Consent Letter (the “Spousal Letter”)

Each spouse of the married nominee shareholders of the VIE entered into a Spousal Letter, which unconditionally and irrevocably agreed that the equity interests in the VIE held by and registered in the name of their spouse will be disposed of pursuant to the Pledge Agreement and the POA. Each spouse agreed not to assert any rights over the equity interests in the VIE held by their spouse. In addition, in the event that the spouses obtain any equity interests in the VIE held by their spouse for any reason, they agreed to be bound by the contractual arrangements.

These contractual arrangements allow the Company, through its WFOE, to effectively control the VIE, and to derive substantially all of the economic benefits from the VIE. Accordingly, the Company consolidates the VIE for accounting purpose.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Risks in relation to the VIE structure

The Company has been advised by its PRC legal counsel, Han Kun Law Offices, that the contractual arrangements among the WFOE, the consolidated VIE and the VIE’s shareholders are valid, binding and enforceable under the current laws and regulations of China. Based on such legal opinion and the management’s knowledge and experience, the Company believes that its contractual arrangements with its consolidated VIEs are in compliance with current PRC laws and legally enforceable. However, uncertainties may arise in the interpretation and application of PRC laws and regulations including those that govern the contractual arrangements are subject to change, which could limit the Group’s ability to enforce these contractual arrangements and if the nominee shareholders of the VIE were to reduce their interests in the Group, their interest may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual arrangements.

On March 15, 2019, the National People’s Congress approved the PRC Foreign Investment Law, or the FIL, which had taken effect on January 1, 2020. The FIL does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign invested enterprises if they are ultimately “controlled” by foreign investors. Since the FIL is relatively new, it is still unclear how the FIL would affect variable interest entity structure and business operation.

The Group’s operations depend on the VIE to honor their contractual agreements with the Group and the enforceability, and therefore the benefits depend on the authorization by the shareholders of the VIEs to exercise voting rights on all matters requiring shareholder approval in the VIE. The Company believes that the agreements on authorization to exercise shareholder’s voting power are legally enforceable and the possibility that it will no longer be able to be the ultimate primary beneficiary and consolidate the VIE as a result of the aforementioned risks and uncertainties is remote.

The Company’s ability to be the ultimate primary beneficiary of the VIE also depends on the Power of Attorney the shareholders have to vote on all matters requiring shareholder approval in the VIE. As noted above, the Company believes these Power of Attorney are legally enforceable but may not be as effective as direct equity ownership.

In addition, if the Group’s corporate structure or the contractual arrangements with the VIE were found to be in violation of any existing or future PRC laws and regulations, the PRC regulatory authorities could, within their respective jurisdictions:

•	revoke the business licenses and/or operating licenses of the Group;

•	confiscate any of the Group’s income that they deem to be obtained through illegal operations;

•	place restrictions on the Group’s right to collect revenues;

•	shut down the Group’s servers or block the Group’s apps/websites;

•

require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate the Group’s businesses, staff and assets;

•	impose other conditions or requirements with which the Group have not yet met;

•	taking other regulatory or enforcement actions against the Group that could be harmful to the Group’s business; or

•	impose fines on the Group.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Risks in relation to the VIE structure (Continued)

The imposition of any of these restrictions or actions could result in a material adverse effect on the Group’s ability to conduct its business. In such case, the Group may not be able to operate or control the VIE, which may result in deconsolidation of the VIE in the Group’s unaudited interim condensed consolidated financial statements. In the opinion of the Company’s management, the likelihood for the Group to lose such ability is remote based on current facts and circumstances. The Group believes that the contractual arrangements among each of the VIE, their respective shareholders and relevant wholly foreign owned enterprise are in compliance with PRC law and are legally enforceable. The Group’s operations depend on the VIE to honor their contractual arrangements with the Group. These contractual arrangements are governed by PRC law and disputes arising out of these agreements are expected to be decided by arbitration in the PRC. Management believes that each of the contractual arrangements constitutes valid and legally binding obligations of each party to such contractual arrangements under PRC laws. However, uncertainties may arise in the interpretation and implementation of the laws and regulations in the PRC and their application on the legality, binding effect and enforceability of contracts are subject to the discretion of competent PRC authorities, and therefore there is no assurance that relevant PRC authorities will take the same position as the Group herein in respect of the legality, binding effect and enforceability of each of the contractual arrangements. Meanwhile, since there may be further amendments or changes on the PRC laws and regulations from time to time, which may limit legal protections available to the Group to enforce the contractual arrangements should the VIE or the nominee shareholders of the VIE fail to perform their obligations under those arrangements.

The following table sets forth the assets, liabilities, results of operations and cash flows of the VIE and its subsidiaries, which are included in the Group’s unaudited interim condensed consolidated financial statements. Transactions between the VIE and its subsidiaries are eliminated in the information presented below:

	As of December 31, 2023	As of September 30, 2024
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	372,885	807,200
Restricted cash	10,000	15,000
Short-term investments	21,079	21,431
Accounts receivable, net (allowance for credit losses: as of December 31, 2023: RMB174; as of September 30, 2024: RMB13,306)	55,674	79,909
Prepayments and other current assets, net	12,586	9,772
Amounts due from related parties	4,557	—
Amounts due from the subsidiaries of the Company	59	—

Total current assets	476,840	933,312

Non-current assets:
Property and equipment, net	21	1,679
Intangible assets, net	57,756	57,695
Right-of-use assets	4,712	3,339
Deferred tax assets	—	4,119

Total non-current assets	62,489	66,832

TOTAL ASSETS	539,329	1,000,144

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Risks in relation to the VIE structure (Continued)

	As of December 31, 2023	As of September 30, 2024
	RMB	RMB
Current liabilities:
Accounts payable	2,461	7,734
Contract liabilities	66,977	122,032
Salary and welfare payable	9,159	13,322
Taxes payable	1,134	1,976
Accrued expenses and other current liabilities	241,982	521,399
Current lease liabilities	1,975	2,033
Amounts due to the subsidiaries of the Company, current	250,379	353,055

Total current liabilities	574,067	1,021,551

Non-current liabilities:
Non-current lease liabilities	2,804	1,294
Deferred tax liabilities	14,354	15,393

Total non-current liabilities	17,158	16,687

TOTAL LIABILITIES	591,225	1,038,238

The VIE holds certain assets with no carrying value on the unaudited interim condensed consolidated balance sheet that are important to the Company’s ability to produce revenue (referred to as unrecognized revenue-producing assets). Unrecognized revenue-producing assets held by the VIE mainly include the ICP License and trademarks. Recognized revenue-producing assets held by the VIE mainly include the insurance brokerage license and the insurance agency license, recorded as intangible assets on the balance sheet. The VIE’s subsidiaries are primarily engaged in and generate revenue from the provision of insurance distribution services to its partnered insurance carriers and incur various types of related expenses. The WFOE and its subsidiary and the VIE, on the other hand, are primarily engaged in research and development efforts as well as the provision of system services to its partnered insurance carriers to optimize the efficiency of insurance distribution. The following table sets forth the results of operations of the VIE and the VIE’s subsidiaries, which also includes their transactions with the Company and the Company’s subsidiaries including the WFOE.

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Revenue	611,615	1,060,909
Net (loss)/income from continuing operations	(5,999)	7,523
Net income from discontinued operations	26,352	—
Net income	20,353	7,523

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

1.	Organization and Principal Activities (Continued)

Risks in relation to the VIE structure (Continued)

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Net cash and cash equivalents and restricted cash provided by continuing operating activities	136,106	485,176
Net cash and cash equivalents and restricted cash provided by discontinued operating activities	32,612	—
Net cash and cash equivalents and restricted cash provided by/ (used in) continuing investing activities	4,542	(1,861)
Net cash and cash equivalents and restricted cash used in discontinued investing activities	(31,699)	—
Net cash and restricted cash provided by/ (used in) financing activities	16,000	(44,000)
Net increase in cash and cash equivalents and restricted cash	157,561	439,315

In accordance with various contractual agreements, the Company has the power to direct the activities of the VIE and the VIE’s subsidiaries and can have assets transferred out of the VIE. As the VIE is incorporated as limited liability company under the PRC Company Law, creditors do not have recourse to the general credit of the Company for the liabilities of the VIE. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIE. As the Group is conducting certain businesses in the PRC through the VIE, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.

There is no VIE in the Group where the Company or any subsidiary has a variable interest but is not the primary beneficiary.

2.	Significant Accounting Policies

a)	Basis of presentation

The unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the unaudited interim condensed consolidated financial statements and accompanying notes have been prepared on the same basis as the audited financial statements included all adjustments (consisting of normal recurring adjustments) considered necessary by management to a fair statement of the results of operations, financial position and cash flows for the interim periods presented. The unaudited interim condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the unaudited interim condensed consolidated financial

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

a)	Basis of presentation (Continued)

statements have read or have access to the audited consolidated financial statements for the years ended December 31, 2022 and 2023. Interim results of operations are not necessarily indicative of the results for the full year or for any future periods. These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements as of and for the years ended December 31, 2022 and 2023 and notes thereto also included herein

b)	Principles of consolidation

The Group’s unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and subsidiaries of the VIE for which the Company is the ultimate primary beneficiary.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of the board of directors, or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, has the power to direct the activities that most significantly impact the entity’s economic performance, bears the risks and enjoys the rewards normally associated with ownership of the entity, and therefore the Company or its subsidiary is the ultimate primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, the VIE and subsidiaries of the VIE have been eliminated upon consolidation.

c)	Discontinued operations

The Group reports a disposal of its component or a group of its components as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on the Group’s operations and financial results. Classification as a discontinued operation occurs upon disposal (e.g., through sale, abandonment, or spin-off) or when the operation meets the criteria to be classified as held for sale, if earlier. In the period that a discontinued operation either has been disposed of or is classified as held for sale and for all prior periods presented, the financial positions, financial results and cash flows of the discontinued operation are presented separately in the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of operations and comprehensive income and unaudited interim condensed consolidated statements of cash flows, respectively. Unless otherwise noted, discussion in the Notes to the unaudited interim condensed consolidated financial statements refer to the Group’s continuing operations. Refer to Note 3, Discontinued Operations, for additional information.

d)	Use of estimates

The preparation of the Group’s unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

d)	Use of estimates (Continued)

reported amounts of revenues and expenses during the reporting period. Significant accounting estimates reflected in the Group’s unaudited interim condensed consolidated financial statements include, but are not limited to, valuation of ordinary shares, preferred shares and share-based compensation. Actual results could differ from such estimates.

e)	Functional currency and foreign currency translation

The Group uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company and its overseas subsidiaries which incorporated in the Cayman Islands and Hong Kong is United States dollars (“US$”). The functional currency of the Group’s PRC entities is RMB.

In the unaudited interim condensed consolidated financial statements, the financial information of the Company and other entities located outside of the PRC have been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, and expenses, gains and losses are translated using the average rate for the interim period. Translation adjustments are reported as foreign currency translation adjustments and are shown as a component of other comprehensive income/(loss) in the unaudited interim condensed consolidated statements of operations and comprehensive income.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the balance sheet dates. Net gains and losses resulting from foreign exchange transactions are included in foreign exchange losses in the unaudited interim condensed consolidated statements of operations and comprehensive income.

f)	Fair value measurements

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

•	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

f)	Fair value measurements (Continued)

active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•	Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

g)	Cash and cash equivalents

Cash and cash equivalents mainly represent bank deposits and short-term, highly liquid investments, with original maturities of less than three months that are readily convertible to known amounts of cash, and have insignificant risk of changes in value related to changes in interest rates.

Bank deposits with original maturities of three months or more are recorded as time deposits in the consolidated balance sheet. As of December 31, 2023 and September 30, 2024, all time deposits were with original maturities of three months.

h)	Restricted cash

Cash that is restricted as to withdrawal or for use or pledged as security is reported separately on the balance sheets as restricted cash.

As of December 31, 2023 and September 30, 2024, restricted cash of the Group was mainly guaranteed deposits required by National Administration of Financial Regulation (“NAFR”) amounted to RMB10.0 million and RMB15.0 million, respectively, in order to protect from insurance premium appropriation by the insurance broker.

i)	Short-term investments

In accordance with ASC 825, for investments in financial instruments with a variable interest rate indexed to the performance of underlying assets, the Company elected the fair value method at the date of initial recognition and carried these investments subsequently at fair value. Changes in the fair value are reflected in the unaudited interim condensed consolidated statements of operations and comprehensive income. To estimate fair value, the Company refers to the quoted rate of return provided by financial institutions at the end of each period and classifies the valuation techniques that use these inputs as level 2 of fair value measurement. Since these investments’ maturity dates are within one year, they are classified as short-term investments. The Company recorded investment income from its short-term investments of RMB0.5 million and RMB2.6 million in the unaudited interim condensed consolidated statements of operations and comprehensive income for the nine months ended September 30, 2023 and 2024, respectively.

Short-term investments as of December 31, 2023 and September 30, 2024, consisted primarily of investments in financial products issued by banks.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

j)	Expected credit losses of receivables

The Group’s accounts receivable and deposits, loans to staff (included in “other non-current assets”) and others (included in “prepayments and other current assets”) are within the scope of Accounting Standards Codification (“ASC”) 326. To estimate current expected credit losses, the Group has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type, industry of the services the Group provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Group considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in the Group’s customer collection trends. This is assessed at each quarter based on the Group’s specific facts and circumstances. The allowance for current expected credit losses and corresponding receivables were written off when they are determined to be uncollectible.

Accounts receivable is recorded at the invoiced amount and do not bear interest. The Group’s accounts receivable mainly represent insurance distribution and services fees receivable from insurance institutions. The Group recorded current expected credit loss expense of RMB0.1 million and RMB14.7 million for the nine months ended September 30, 2023 and 2024, respectively.

k)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment, if any. Depreciation is computed using the straight-line method over the following estimated useful lives and residual value:

Category	Estimated useful life	Residual value
Electronic equipment	3 years	0%
Motor vehicles	4 years	0%-5%
Leasehold improvement	Shorter of the lease term or estimated economic life	Nil

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the unaudited interim condensed consolidated statements of operations and comprehensive income.

l)	Intangible assets other than goodwill

Intangible assets with an indefinite useful life represent the insurance brokerage license and insurance agency license (“Insurance Distribution and Service-Related Licenses”). Intangible assets with an indefinite life are not amortized and are tested for impairment annually or more frequently if events or changes in circumstances indicate that they might be impaired.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

l)	Intangible assets other than goodwill

Intangible assets with finite lives mainly comprise customer relationship, non-compete agreements, domain name, system and software. These assets are amortized on a straight-line basis over their estimated useful lives of respective assets. Below table sets forth the estimated useful life and residual value:

Category	Estimated useful life	Residual value
Customer relationship	1.5 years	0%
Software and system	3~10 years	0%
Non-Compete agreements	3 years	0%
Domain name	5.8 years	0%

m)	Other non-current assets, net

Other non-current assets represent interest-free long-term loans receivable from certain staff with a payment term of 5 years. They are initially measured at amortized cost, equaling to the present value of the total future cashflows discounted using effective interest rate by reference to the market interest rate for the corresponding period, net of an allowance for credit losses. The difference between present value and principal amount of loans is treated as prepaid compensation to staff and is amortized over five years by using the effective interest method.

The loans receivable discount is amortized as interest income over its five-year loan period.

n)	Impairment of long-lived assets

Long-lived assets including intangible assets other than goodwill, property and equipment, are assessed for impairment, whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Group measures the carrying amount of long-lived assets against the estimated undiscounted future cash flows associated with it. Impairment exists when the estimated undiscounted future cash flows are less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value.

There was no impairment for such long-lived assets for the nine months ended September 30, 2023 and 2024, respectively.

o)	Revenue recognition

Revenue is the transaction price the Group expects to be entitled to in exchange for the promised services in a contract in the common course of the Group’s activities and is recorded net of value-added tax (“VAT”). The services to be accounted for mainly include insurance distribution and services and knowledge sharing services.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Group applies the following steps:

•	Step 1: Identify the contract(s) with a customer

•	Step 2: Identify the performance obligations in the contract

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

o)	Revenue recognition (Continued)

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Group provides insurance distribution and services through its platform to facilitate insurance carriers’ sales of insurance products. The Group considers insurance carriers its customers.

Insurance distribution services

The Group distributes insurance policies underwritten by insurance carriers on its insurance distribution platform and earns commission fees determined as a percentage of premiums paid by insurance policyholders based on the terms specified in the distribution service contracts. Insurance distribution service fees are generally billed to insurance carriers monthly. The payment term is generally 30 days. The term for the majority of insurance policies distributed by the Group on its platform is 12 months. Insurance policyholders generally pay premium monthly during the policy term. Those insurance policies are cancellable at any time during the policy term and premiums paid in advance are refundable. The Group’s contract terms can give rise to variable consideration such as refund of commission due to refund of premium to policyholders. Such refund period is typically within 1 month. The Group applies the guidance on constraining estimates of variable consideration under ASC 606. Revenue is recognized when a signed insurance policy is in place and the premium is collected from the insurance policyholders since the Group has fulfilled its performance obligation to distribute an insurance policy signed with insurance carriers.

System services

In connection with insurance distribution, the Group also generates revenue by providing insurance carriers with system services. The Group utilizes its full consumer service cycle engine which is connected to its insurance distribution platform to generate multi-dimensional and personalized consumer insights to optimize efficiency of insurance products distribution. The insurance carriers are charged by various means based on the terms specified in the system service contracts such as effective clicks on their insurance product display or effective responses to the insurance carriers’ request of consumer behavior insights. Revenue is recognized when the performance obligation to provide those services is satisfied (such as when effective clicks on insurance product display or effective responses to insurance carriers’ requests of consumer behavior insights occur). System service fees are generally billed to insurance carriers monthly. The payment term is generally 30 days.

Others

Other revenue is primarily revenue generated from promotion video producing services. Revenue is recognized when the promotion video is delivered.

Knowledge sharing services

The Group delivers knowledge sharing courses through its own Yixue Niuniu online platform and is responsible for fulfilling all obligations of the online course delivery according to its sales contracts with the learners. Therefore, the Group determines that the individual learners are the Group’s customers and recognizes

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

o)	Revenue recognition (Continued)

Knowledge sharing services (Continued)

revenue on a gross basis. Each contract of knowledge sharing services is accounted for as a single performance obligation. All contracts with the learners are billed in advance. Upfront full payment of the fee by the learners is required prior to accessing any enrolled course contents, which is initially recorded as contract liabilities. Contractually, through accessing to the Group’s online platforms, the learners retain access to the e-learnings they purchased for contractual service period (typically 1 year) since the purchase date of the e-learnings. The Group recognizes online course revenue ratably over the corresponding contractual service period as the learners simultaneously receive and consume the benefits provided by the online courses as they retain access to the course contents.

The knowledge sharing services were part of the knowledge sharing and related business disposed by the Group in June 2023. For more details, see Note 3 Discontinued Operations.

Accounts receivable

Accounts receivable mainly represent amounts due from insurance carriers for insurance distribution and services fees, when the Group has satisfied its performance obligations and has the unconditional right to payment.

Contract assets

Contract assets represents revenue that has been recognized for satisfied performance obligations for which the Company does not have an unconditional right to consideration. The Group does not have any contract assets as of December 31, 2023 and September 30, 2024, respectively.

Contract liabilities

Contract liabilities primarily consist of customer advances which relates to the payments received for insurance distribution and services.

For the nine months ended September 30, 2023 and 2024, the additions to the contract liabilities balance were primary cash payments received or due in advance of satisfying the Group’s performance obligations, while the reductions to the contract liabilities balance were primarily due to the recognition of revenues upon fulfillment of the Group’s performance obligations, both of which were in the ordinary course of business.

During the nine months ended September 30, 2023 and 2024, the Group recognized revenue amounted to RMB43.8 million and RMB64.1 million, that was included in the corresponding opening contract liabilities balance on December 31, 2022 and 2023, respectively.

Contract liabilities	December 31, 2023	September 30, 2024
	RMB	RMB
- Insurance distribution services	62,050	119,859
- System services	5,426	2,173

Total	67,476	122,032

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

p)	Selling and marketing expenses

Selling and marketing expenses consist primarily of marketing expenses for user acquisition and brand building, salary and welfare benefits to the Group’s sales and marketing personnel. The Group recognized all selling and marketing expenses as incurred.

q)	General and administrative expenses

General and administrative expenses consist primarily of salaries, bonuses and benefits, rental and related expenses for employees involved in general corporate functions, including finance, legal and human resources, as well as expenses associated with use of facilities and equipment, such as depreciation and amortization expenses and other general corporate related expenses.

r)	Research and development expenses

Research and development expenses mainly consist of salary and welfare benefits incurred for the development and enhancement to the Company’s websites and platform of applications.

s)	Operations and support

Operations and support mainly consist of (i) costs for customer service personnel and insurance policy acquisition personnel; (ii) channel fee, which is service fee paid to user traffic channels based on successful sales; (iii) cloud service and bandwidth costs, (iv) transaction fees charged by third-party payment platforms related to insurance distribution and services, and (v) other direct costs related to the operation of business.

t)	Others, net

Others, net, mainly consist of non-operating income and expenses, such as government subsidies recorded for additional deduction of Value Added Tax (“VAT”). During the nine months ended September 30, 2023 and 2024, government subsidies recognized in the others, net was RMB4.3 million and RMB3.0 million, respectively.

u)	Leases

The Group determines whether an arrangement constitutes a lease at inception and records lease liabilities and right-of-use assets (“ROU”) on its balance sheets at the lease commencement. The Group measures its lease liabilities based on the present value of the total lease payments not yet paid discounted based on its incremental borrowing rate, as the rates implicit in its leases are not determinable. The Group’s incremental borrowing rate is the estimated rate the Group would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Group estimates its incremental borrowing rate based on an analysis of publicly traded debt securities of companies with credit and financial profiles similar to its own. The Group measures right-of-use assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Group begins recognizing rent expense when the lessor makes the underlying asset available to the Group.

When a lease is terminated in its entirety, there is no remaining lease liability or right-of-use asset left. Any difference between the carrying amounts of the right-of-use asset and the lease liability is recorded in the

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

u)	Leases (Continued)

unaudited interim condensed consolidated statements of operations and comprehensive income as a gain or loss; if a termination penalty is paid, that amount is included in the gain or loss on termination. A modification of a lease may result in a partial termination of the lease. The Group records partial termination of a lease by adjusting the lease liability and right-of-use asset. The right-of-use asset is decreased on a basis proportionate to the partial termination of the existing lease. The difference between the decrease in the carrying amount of the lease liability resulting from the modification and the proportionate decrease in the carrying amount of the right-of-use asset is recorded in the unaudited interim condensed consolidated statements of operations and comprehensive income.

The Group has made an accounting policy election to exempt leases with an initial term of 12 months or less without a purchase option that is likely to be exercised from being recognized on the balance sheets. Payments related to those leases continue to be recognized in the unaudited interim condensed consolidated statements of operations and comprehensive income on a straight-line basis over the lease term.

v)	Share-based compensation

Share-based compensation expenses arise from share-based awards, including share options for the purchase of ordinary shares and restricted shares.

The Company accounts for share-based awards granted to employee and non-employee in accordance with ASC 718 Stock Compensation. For share options for the purchase of ordinary shares determined to be equity classified awards, the related share-based compensation expenses are recognized in the unaudited interim condensed consolidated financial statements based on their grant date fair values which are calculated using the binomial option pricing model. The determination of the fair value is affected by the fair value of ordinary shares as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the fair value of ordinary shares, actual and projected employee share option exercise behavior, risk-free interest rates and expected dividends. The fair value of the ordinary shares is assessed using the income approach/discounted cash flow method, with a discount for lack of marketability, given that the shares underlying the awards were not publicly traded at the time of grant. Share-based compensation expenses are recorded net of actual forfeitures using straight-line method during the service period requirement.

For an award with a performance and/or service condition that affects vesting, the performance and/or service condition is not considered in determining the award’s fair value on the grant date. Performance and service conditions should be considered when the Group is estimating the quantity of awards that will vest. Compensation expenses will reflect the number of awards that are expected to vest and will be adjusted to reflect those awards that do ultimately vest. The Group recognizes compensation expenses for awards with performance conditions if and when the Group concludes that it is probable that the performance condition will be achieved, net of actual pre-vesting forfeitures over the requisite service period. The Group reassesses the probability of vesting at each reporting period for awards with performance conditions and adjusts compensation expenses based on its probability assessment, unless on certain situations, the Group may not be able to determine that it is probable that a performance condition will be satisfied until the event occurs. The vesting of the share options granted by the Group historically till September 30, 2024 are only subject to service condition.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

w)	Taxation

Income taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the guidance on accounting for income taxes in an interim period. As the year progresses, the Group refines the estimates of the year’s taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the unaudited interim condensed consolidated statements of operations in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

The Group considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, and (iii) specific known trend of profits expected to be reflected within the industry.

Uncertain tax positions

In order to assess uncertain tax positions, the Group applies a more likely than not threshold and a two-step approach for the tax position measurement and financial statement recognition. Under the two-step approach, the first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Group recognizes interest and penalties, if any, under “accrued expenses and other current liabilities” on its balance sheet and under “others, net” in its statement of operations and comprehensive income. The Group did not recognize any income tax due to uncertain tax position or incur any interest payments or penalty in connection with tax positions for the nine months ended September 30, 2023 and 2024.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

x)	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

y)	Net loss/income per share

In accordance with ASC 260, the two-class method is used for computing net income per share in the event the Group has net income available for distribution. Under the two-class method, net income is allocated between ordinary shares and participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s preferred shares are participating securities because they are entitled to receive dividends or distributions. While when the Group is in a net loss position, net loss is not allocated to other participating securities because in accordance with their contractual terms they are not obligated to share in the losses.

Basic net loss/income per share is computed by dividing net loss/income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted net income per share is computed by dividing net income attributable to ordinary shareholders, adjusted for the effects of the presumed issuance of potential ordinary shares, by the number of (1) weighted average number of ordinary shares outstanding, plus (2) potentially issuable shares. The Group had convertible redeemable preferred shares, share options and restricted shares which could potentially dilute basic loss/income per ordinary share. To calculate the number of shares for diluted net income per ordinary share, the effect of convertible redeemable preferred shares is computed using the if-converted method and the effect of share options and restricted shares is computed using the treasury stock method. The computation of diluted net loss/income per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e., an increase in earnings per share amounts or a decrease in loss per share amounts) on net loss/income per share.

z)	Statutory reserves

In accordance with China’s Company Laws, the Company’s subsidiary, the VIE and subsidiaries of the VIE in PRC must make appropriations from their after-tax profit, if any (as determined under the accounting principles generally acceptable in the People’s Republic of China (“PRC GAAP”)) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The Group revisits its after-tax profits at each year end and it did not appropriate any amount to statutory reserves by the end of December 31, 2023, as by then the Group’s subsidiary, the VIE and subsidiaries of the VIE were in the position of accumulated deficit.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

aa)	Comprehensive income/(loss)

Comprehensive income/(loss) is defined to include all changes in deficit of the Group during a period arising from transactions and other events and circumstances from nonowner resources. Other comprehensive income/(loss), as presented on the consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

ab)	Segment reporting

The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments. The Group’s CODM has been identified as Mr. Fang, Chairman of the Board of Directors and Chief Executive Officer.

ac)	Significant risk and uncertainties

Currency risk

RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, has the administration authority for the conversion of RMB into foreign currencies. The value of RMB is subject to changes in global and local economic and political developments that affect supply and demand in the China Foreign Exchange Trading System market of cash and cash equivalents and restricted cash.

As of December 31, 2023 and September 30, 2024, there were cash at bank denominated in US dollars amounting to approximately US$0.9 million (RMB6.4 million) and US$10.2 million (RMB71.6 million), respectively, and denominated in RMB amounting to approximately RMB856.7 million and RMB1,708.0 million, respectively.

Concentration of credit risk

Financial instruments that potentially subject the Group to the concentration of credit risk mainly consist of cash and cash equivalents, restricted cash, time deposits, accounts receivable, deposits, amounts due from related parties and others (included in “Prepayments and other current assets” and “Other non-current assets”).

As of December 31, 2023 and September 30, 2024, substantially all of the Group’s cash and cash equivalents, time deposits and restricted cash were held in financial institutions located in China, which management considers being of high credit quality.

As of December 31, 2023 and September 30, 2024, the Group had approximately RMB857.0 million and RMB1,703.7 million cash and cash equivalents held by its PRC subsidiaries and the VIE, representing 99.3% and 95.7% of total cash and cash equivalents of the Group, respectively. Cash transfers from the Company’s PRC subsidiaries and the VIE to companies outside of China are subject to relevant laws and regulations. Shortages in the availability of foreign currency may temporarily restrict the ability of the PRC subsidiaries and consolidated affiliated entities to remit sufficient foreign currency to pay dividends or other payments to the Company, or otherwise satisfy their foreign currency denominated obligations.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

ac)	Significant risk and uncertainties (Continued)

Concentration of credit risk (Continued)

Details of the customers accounting for 10% or more of revenue of the Group are as follows:

	For the nine months ended September 30,
	2023		2024
	RMB	%	RMB	%
Customer A	317,752	21%	669,898	28%
Customer C	156,997	10%	339,552	14%
Customer D	337,015	22%	*	*
Customer E	155,922	10%	402,682	17%
Customer F	179,258	12%	*	*

*	represented less than 10% of revenue for the reporting periods.

Details of the customers which accounted for 10% or more of accounts receivable are as follows:

	As of December 31, 2023		As of September 30, 2024
	RMB	%	RMB	%
Customer A	77,487	31%	34,208	14%
Customer C	29,526	12%	26,565	11%
Customer E	26,226	11%	97,273	41%

*	represented less than 10% of accounts receivable as of the reporting period-ends.

The Group performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable.

ad)	Recently issued accounting pronouncements not yet adopted

The Group qualifies as an “emerging growth company”, or “EGC”, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act, that is the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the unaudited interim condensed consolidated balance sheets, unaudited interim condensed consolidated statements of operations and comprehensive income, and unaudited interim condensed consolidated statements of cash flows.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which clarifies or improves disclosure and presentation requirements of a variety of topics, such as statement of cash flows, earnings per share and equity, etc. The amendments are effective for entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

ad)	Recently issued accounting pronouncements not yet adopted (Continued)

Regulation S-K becomes effective, with early adoption prohibited. For all other entities, the amendments will be effective two years later. The Group is currently evaluating the impact of the new guidance on the unaudited interim condensed consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. This standard is effective for the Company for annual periods beginning after December 15, 2023 and interim periods beginning after December 15, 2024. The Group is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 is intended to improve transparency of income tax disclosure by requiring income tax disclosures to contain consistent categories and greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. Specifically, public business entities are required to disclose a tabular reconciliation, using both percentages and reporting currency amounts. This standard affects the disclosure of income taxes, not the accounting for income taxes. This standard is effective for the Company for the annual period beginning after December 15, 2025, with early adoption permitted. The Group is currently evaluating the impact of the new guidance on the unaudited interim consolidated financial statements.

In March 2024, the FASB issued ASU No. 2024-01, Compensation—Stock Compensation (Topic 718)—Scope Application of Profits Interest and Similar Awards (“ASU 2024-01”). ASU 2024-01 clarifies how to determine whether profits interest and similar awards are in the scope of ASC 718 and applies to all reporting entities that account for profits interest awards as compensation to employees or non-employees. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted. If an entity adopts the amendments in an interim period, it should adopt them as of the beginning of the annual period that includes that interim period. The Group is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements—Amendments to Remove References to the Concepts Statements (“ASU 2024-02”). The amendments in this Update affect a variety of Topics in the Codification. The amendments apply to all reporting entities within the scope of the affected accounting guidance. This update contains amendments to the Codification that remove references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior statements to provide guidance in certain topical areas. ASU 2024-02 is effective for public business entities for fiscal years beginning after December 15, 2024. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2025. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

2.	Significant Accounting Policies (Continued)

ad)	Recently issued accounting pronouncements not yet adopted (Continued)

available for issuance. The Group is currently evaluating the potential impact of the adoption of ASU 2024-02 on its consolidated financial statements.

3.	Discontinued Operations

On June 1, 2023, in order to focus on its principal business of insurance distribution, the shareholders of the Company entered into Shareholders Resolutions to undertake a spin-off as a distribution to all existing shareholders on a pro rata basis to separate its non-core business which is primarily the knowledge sharing and related business (the “Target Business”) from the Group. As part of the spin-off activities, 100% equity interests of Yixue Niuniu (Beijing) Technology Co., Ltd. and Lemon Jieyou (Beijing) Technology Development Co., Ltd. and their subsidiaries (the “Disposed Entities”) were transferred from the Group to Xingze Zhizhi (Beijing) Technology Co., Ltd. (“Xingze Zhizhi”, a newly established domestic company outside of the Group) with a total consideration of RMB20 yuan on June 5, 2023. This capital transaction resulted in an increase in additional paid-in capital of RMB17.8 million and no gain or loss was recorded in the unaudited interim condensed consolidated statements of operations and comprehensive income. As a result, the Group only focuses on its principal business of insurance distribution.

As the divestiture of the Target Business by the Group represents a strategic shift that has (or will have) a major effect on the Group’s operations and financial results, it has qualified as a discontinued operation. Accordingly, the Target Business’ financial results for all periods presented have been reflected in the unaudited interim condensed consolidated statements of operations and comprehensive income as a discontinued operation.

In connection with the Group’s strategic shift to focus on its insurance distribution business on its own platform, Shouxin Insurance Agency (Guangdong) Co., Ltd. (“Shouxin Insurance Agency”, a subsidiary of the Group) has substantially ceased its insurance distribution services to third-party online insurance distributors (also related to the knowledge sharing business) by December 31, 2023. Shouxin Insurance Agency incurred fees for leads from the Disposed Entities subsequent to the spin-off in June 2023. Such fee was considered related party transactions between the Group and the Disposed Entities as the Group and the Disposed Entities have identical ownership interests after the spin-off. The amounts due to related parties which were related to the fees payable to the Disposed Entities were RMB33,191 as of December 31, 2023, which were fully paid during the first half of 2024.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

3.	Discontinued Operations (Continued)

The following table represents financial results of the Target Business:

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Revenue	223,781	—

Operating costs and expenses:
Operations and support	(45,908)	—
Selling and marketing expenses	(109,878)	—
General and administrative expenses	(9,248)	—
Research and development expenses	(33,175)	—

Total operating costs and expenses	(198,209)	—

Other income	1,176	—

Income before tax from discontinued operations	26,748 (396)	— —
Income tax expense

Net income from discontinued operations	26,352	—

The carrying amounts of the related assets and liabilities associated with the discontinued operations were nil as of December 31, 2023 and September 30, 2024, respectively.

4.	Accounts Receivable, net

Accounts receivable, net is consisted of the following:

	December 31, 2023	September 30, 2024
	RMB	RMB
Up to three months	225,992	238,787
Three to six months	20,858	8,563
Six to twelve months	826	8,113
Above one year	7	—

Accounts receivable, gross:	247,683	255,463
Less: allowance for credit losses	(596)	(15,295)

Accounts receivable, net	247,087	240,168

The following table summarizes the movement of the Group’s allowance for current expected credit losses:

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Balance at the beginning of the period	(506)	(596)
Additions	(42)	(14,699)

Balance at the end of the period	(548)	(15,295)

During the nine months ended September 30, 2023 and 2024, the current expected credit loss allowance of nil and RMB14.7 million was recorded in respect of the individually assessed receivables, respectively.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

5.	Prepayments and Other Current Assets, net

The following is a summary of prepayments and other current assets, net:

	December 31, 2023	September 30, 2024
	RMB	RMB
Rental and other deposits	13,286	12,981
Prepaid for other services	4,194	7,881
Deductible VAT input	3,306	18
Others	2,750	1,501

Total	23,536	22,381
Less: allowance for credit losses	(681)	(615)

Prepayments and other current assets, net	22,855	21,766

6.	Intangible Assets, net

The following is a summary of intangible assets, net:

	December 31, 2023	September 30, 2024
	RMB	RMB
Gross carrying amount
Insurance distribution and service-related licenses	57,330	57,330
Software and systems	1,840	1,840

Total intangible assets	59,170	59,170
Less: accumulated amortization	(960)	(1,097)

Intangible assets, net	58,210	58,073

Licenses for insurance distribution and services have indefinite useful lives. Amortization expenses were RMB0.3 million and RMB0.1 million for the nine months ended September 30, 2023 and 2024, respectively. No impairment charge was recognized for any of the periods presented.

7.	Leases

The Group’s operating leases mainly related to offices facilities. As of December 31, 2023 and September 30, 2024, the Group recognized the following items related to operating leases on its unaudited interim condensed consolidated balance sheet:

	December 31, 2023	September 30, 2024
	RMB	RMB
Operating lease right-of use assets	30,818	22,467

Current operating lease liabilities	(12,444)	(13,363)
Non-current operating lease liabilities	(18,574)	(9,098)

Total operating lease liabilities	(31,018)	(22,461)

Weighted average remaining lease term	2.5 years	1.7 years
Weighted average discount rate	3.96%	3.91%

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

7.	Leases (Continued)

The Group’s lease payments for office facilities include fixed rental payments and do not consist of any variable lease payments that depend on an index or a rate. As of September 30, 2024, there was no lease that has not yet commenced.

The components of lease cost for the nine months ended September 30, 2023 and 2024 were as follows:

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Operating lease expenses	10,391	9,496
Short term lease expenses	60	27

Total lease expenses	10,451	9,523

Supplemental cash flow information related to leases for the nine months ended September 30, 2023 and 2024 were as follows:

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Cash paid for operating leases	7,672	9,874
Right-of-use assets obtained in exchange for lease liabilities	41,564	1,894

During the nine months ended September 30, 2023 and 2024, gain from lease termination of RMB4.0 million and loss from lease termination of RMB0.2 million were recorded in others, net, respectively.

8.	Other Non-current Assets, net

The following is a summary of other non-current assets, net:

	December 31, 2023	September 30, 2024
	RMB	RMB
Interest-free loans to staff (i)	14,780	15,252
Less: allowance for credit losses	(577)	(489)

Interest-free loans to staff, net	14,203	14,763
Prepaid staff compensation (ii)	3,320	2,848

Total other non-current assets, net	17,523	17,611

(i)	Amount represents the present value of interest-free loans with a principal amount of RMB18.1 million, which was drawn down in December 2023. The principal will be due upon maturity of 5 years.

(ii)	Prepaid staff compensation represents the interest free discount related to the above interest-free loans to staff.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

9.	Taxation

a)	Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends by the Company in the Cayman Islands to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong, China

Subsidiary incorporated in Hong Kong is subject to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits more than HK$2 million.

Mainland China

Under the Enterprise Income Tax Law of the PRC (the “EIT Law”), the standard enterprise income tax rate for domestic enterprises and foreign invested enterprises is 25%. In addition, the EIT Law provides for, among others, a preferential tax rate of 15% for enterprises qualified as High and New Technology Enterprises (“HNTE”). Further, certain subsidiaries were recognized as Software Enterprises and thereby entitled to full exemption from EIT for two years beginning from their first profitable calendar year and a 50% reduction for the subsequent three calendar years.

The Company’s Chinese subsidiaries, VIE and subsidiaries of VIE are subject to an income tax of 25%, except for Yuanbao Shuke and Yuanbao Kechuang. Both Yuanbao Shuke and Yuanbao Kechuang were recognized as HNTEs and enjoy a preferential tax rate of 15% starting from 2022. This status is subject to annual evaluation and a requirement that they reapply for HNTE status every three years.

In addition, Yuanbao Kechuang was also granted the Software Enterprise (“SE”) status in 2024 and thereby is expected to be entitled to an income tax exemption for 2024, which is its first profitable taxation year. As the SE status is subject to review and approval by the relevant authorities every year, the preferential income tax of the SE status each year would be accounted for when the approval is received for the year.

The EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered resident enterprises for the PRC income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the EIT Law of PRC provide that non-resident legal entities will be considered as PRC resident enterprises if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occurs within the PRC. The Group does not believe that the Group’s entities organized outside of the PRC should be treated as resident enterprises for the PRC income tax purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiary registered outside the PRC should be deemed resident enterprises, the Company and its subsidiary registered outside the PRC will be subject to the PRC income tax, at a rate of 25%.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

9.	Taxation (Continued)

a)	Income taxes (Continued)

Valuation allowance is provided against deferred tax assets when the Group determines that it is more-likely-than-not that the deferred tax assets will not be utilized in the future. The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more-likely-than-not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgement and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses.

The Company recorded income tax expense of RMB0.1 million and RMB16.5 million representing estimated annual effective income tax rates of 0.1% and 2.8% for the nine months ended September 30, 2023 and 2024, respectively. The income tax expense for the nine months ended September 30, 2024 was primarily related to deferred tax liabilities on the Company’s profitable subsidiaries. Management regularly updates the estimated annual effective tax rate at the end of each interim period to reflect the Company’s best estimate.

b)	Withholding income tax

The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign-invested entity (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company incorporated, does not have such tax treaty with China. According to the arrangement between Mainland China and Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate that may be lowered to 5% (if the foreign investor owns directly at least 25% of the shares of the FIE). The State Administration of Taxation (“SAT”) further promulgated the Notice on How to Understand and Identify the “Beneficial Owner” in Tax Treaties (the “Circular 601”) on October 27, 2009, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance and that a beneficial ownership analysis will be used based on a “substance-over-form” principle to determine whether or not to grant the tax treaty benefits. Further, the SAT promulgated the Notice on Issues Related to the “Beneficial Owner” in Tax Treaties in February 2018, which replaced the Circular 601 and requires the “beneficial owner” to have ownership and the right to dispose of the income or the rights and properties giving rise to the income and generally engage in substantive business activities and sets forth certain detailed factors in determining the “beneficial owner” status.

The Company plans to retain its available funds and any future earnings to operate and expand its operating business. As of December 31, 2023 and September 30, 2024, the Company did not record any such withholding tax of its subsidiary, the VIE or subsidiaries of the VIE in the PRC.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

10.	Taxes Payable

The Group’s subsidiaries, the VIE and subsidiaries of the VIE incorporated in China are subject to 3% and 6% VAT for services rendered.

The following is a summary of taxes payable as of December 31, 2023 and September 30, 2024:

	December 31, 2023	September 30, 2024
	RMB	RMB
VAT payables	5,473	19,076
Withheld individual income tax payables	3,550	2,040
Others	428	2,073

Total	9,451	23,189

11.	Accrued Expenses and Other Current Liabilities

The following is a summary of accrued expenses and other current liabilities as of December 31, 2023 and September 30, 2024:

	December 31, 2023	September 30, 2024
	RMB	RMB
Insurance premium payables (i)	205,451	382,796
Marketing and promotion expenses payable	177,902	176,672
Security deposits	8,500	38,800
Professional service fees	10,675	9,621
Refund liabilities	2,236	26,844
Accrued other service fees and others	12,279	24,951

Total	417,043	659,684

(i)

Amounts represent insurance premium collected by the Company on behalf of insurance carriers which were also presented as cash and cash equivalents in the consolidated balance sheets. Such amounts will generally be paid to insurance carriers in the following month.

12.	Ordinary Shares

The Company’s Memorandum and Articles of Association authorizes the Company to issue up to 348,913,419 ordinary shares with a par value of US$0.0001 per shares. As of December 31, 2023 and September 30, 2024, the Company has 106,994,625 and 106,994,625 shares issued, 81,994,625 and 106,994,625 shares outstanding, respectively. Each ordinary share is entitled to one vote. The holders of common shares are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of holders of all other classes of preferred shares outstanding.

In connection with the issuance of the preferred shares, the founders agreed to restrict its ordinary shares in the Group. All of the founders’ ordinary shares in the Group were converted to restricted ordinary shares subject

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

12.	Ordinary Shares (Continued)

to repurchase by the Group (the “Founders Restricted Shares”). The Founders Restricted Shares vest annual in equal installments over the next four years starting from March 2020, provided that the founder remains full-time employee of the Group at the end of such month. As of March 31, 2024, all the Founders Restricted Shares had been vested.

13.	Preferred Shares

Since March 2020, the Group have raised approximately US$152.5 million in equity financing from a group of investors:

Series Seed financing

In March 2020, the Group raised US$4.0 million from the issuance of Series Seed preferred shares of the Group to Hike Capital L.P..

Series Angel financing

In March 2020, the Group raised an aggregate of US$5.0 million from the issuance of Series Angel preferred shares of the Group to Northern Light Venture Capital and Hike Capital L.P..

Series B financing

In September 2020, the Group raised an aggregate of US$30.0 million from the issuance of Series B preferred shares of the Group to Qiming VII Strategic Investors Fund, L.P., Qiming Venture Partners VII, L.P., SIG Global China Fund I, LLLP, Deep Mind Holdings Limited, Hike Capital L.P. and Northern Light Venture Capital V, Ltd..

Series C1 financing

In March 2021, the Group raised an aggregate of US$80.0 million from the issuance of Series C1 preferred shares of the Group to SIG Global China Fund I, LLLP, Quadrant Ventures Limited, Geometry Ventures Limited, Hike Capital III L.P., Qiming Venture Partners VII, L.P., Qiming VII Strategic Investors Fund, L.P., Northern Light Venture Capital V, Ltd, Sino- French (Innovation) Fund II and Deep Mind Holdings Limited.

In February 2021 and before issuance of Series C1, the Group obtained 2 bridge loans from certain investors of Series C1, with an aggregated principal amount of US$15.0 million and an annual interest rate of 8%. If the investor (or its affiliates) and the Company entered into the definitive agreements for the proposed share subscription and close the transaction, no interests shall accrue on the loan. These loans were paid off in April 2021 with no interest incurred as the share subscription closed as proposed.

Series C2 financing

In April 2021, the Group raised an aggregate of US$33.5 million from the issuance of Series C2 preferred shares of the Group to Franchise Fund LP and SIG Global China Fund I, LLLP.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

13.	Preferred Shares (Continued)

Series Seed, Angel, B, C1 and C2 convertible redeemable preferred shares are collectively referred to as the “Preferred Shares.”

The Group’s preferred shares activities for the nine months ended September 30, 2023 and 2024 are summarized below:

	Series Seed Preferred Shares		Series Angel Preferred Shares		Series B Preferred Shares		Series C1 Preferred Shares		Series C2 Preferred Shares		Mezzanine Equity
	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Number of shares	Amount (RMB)	Total Number of shares	Amount (RMB)
Balance as of January 1, 2023	30,769,231	430,851	21,978,022	312,510	45,315,510	685,325	37,373,616	726,861	15,650,202	299,345	151,086,581	2,454,892
Accretion to Preferred Shares redemption value	—	80,168	—	57,106	—	115,174	—	69,860	—	30,104	—	352,412

Balance as of September 30, 2023	30,769,231	511,019	21,978,022	369,616	45,315,510	800,499	37,373,616	796,721	15,650,202	329,449	151,086,581	2,807,304

Balance as of January 1, 2024	30,769,231	563,088	21,978,022	406,113	45,315,510	867,956	37,373,616	816,130	15,650,202	337,664	151,086,581	2,990,951
Accretion to Preferred Shares redemption value	—	101,294	—	70,579	—	126,254	—	24,387	—	10,408	—	332,922

Balance as of September 30, 2024	30,769,231	664,382	21,978,022	476,692	45,315,510	994,210	37,373,616	840,517	15,650,202	348,072	151,086,581	3,323,873

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

13.	Preferred Shares (Continued)

The key terms of the Preferred Shares are as follows:

Conversion rights

The Series Seed, Angel, B, C1 and C2 preferred shares are convertible, at the option of the holders, at any time after the original issue date of the relevant series of preferred shares into such number of fully paid and non-assessable ordinary shares. Each preferred share shall automatically be converted into ordinary shares at the then effective conversion price upon the closing of a Qualified Initial Public Offering (“QIPO”), which meant to be the Company been registered under the applicable securities laws with a pre-offering valuation of at least US$1,500.0 million and gross proceeds to the Company in excess of US$150.0 million. In September 2024, all holders of these preferred shares agreed and confirmed that, an initial public offering of the Company registered under the United States Securities Act of 1933, as amended, shall be deemed to be a “QIPO” for any and all purposes, regardless of the offering proceeds or pre-money valuation of the Company.

The conversion ratio for each preferred share shall be determined by dividing the issue price by the then conversion price, in effect at the time of the conversion. The conversion price shall initially be equal to the respective issue price of the preferred shares, subject to certain adjustment such as share split and share dividend.

Redemption rights

At the option of a holder of the preferred shares any time on or after the earliest of: (i) Company’s failure to consummate a QIPO by the respective Redemption Start Date (refer to the end of the paragraph for details) for each series of preferred shares; (ii) material breach of representations, warranties, covenants or other obligations by the relevant party under the Transaction Documents; (iii) cessation employment of Mr. Rui Fang by the Group Companies or (iv) the occurrence of any material adverse change in the regulatory environment which causes the Control Documents (has the meaning ascribed in each share purchase agreements) and the VIE Structure contemplated under the Control Documents to be invalid under the applicable laws, and no substituted scheme has been presented and approved by the Preferred Majority (means the holders representing more than two thirds of the Preferred Shares then outstanding, voting as a single class) within three months after such invalidation, the Company shall redeem all or any part of the outstanding preferred shares held by the requesting holder as elected by such holder out of funds legally available therefor including capital, at the redemption price. Prior to the issuance of Series C1 in March 2021, the “Redemption Start Date” of the Preferred Shares were September 30, 2025. Upon the issuance of Series C1, the “Redemption Start Date” for all then Preferred Shares were modified to be March 19, 2026, and upon the issuance of Series C2, the “Redemption Start Date” for all then Preferred Shares were further modified to be April 13, 2026.

The redemption price of the respective Preferred Shares shall be equal to the highest of: (i) an amount equal to: preferred shares issue price*(1+8%*N), N = a fraction, the numerator of which is the number of calendar days between the original issue date and the date on which the redemption price with respect to the preferred shares is paid and the denominator of which is 365, plus all declared but unpaid dividends on the Series B preferred shares required to be redeemed up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or (ii) one hundred and twenty percent (120%) of the original investment amount, plus all declared but unpaid dividends; or (iii) the fair market value of the preferred shares determined by an independent appraiser selected jointly by the Company, Rui Fang, Shuli Sun, Ying Li, Bo Wang, and the holders of a majority of redeeming Preferred Shares.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

13.	Preferred Shares (Continued)

Dividend rights

Each holders of the Preferred Shares shall be entitled to receive noncumulative preferential dividends in an amount equal to eight percent of their respective issue price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per annum, prior to the distribution of dividends ratably among the holders of ordinary shares and Preferred Shares in proportion to the number of outstanding ordinary shares held by them (calculated on an as-converted basis).

No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Group, unless and until dividends have been paid in full on the Preferred Shares.

Liquidation rights

Upon any liquidation, dissolution or winding up of the Company and/or any Group Company, either voluntary or involuntary, distributions to shareholders of the Company shall be made in the seniority of Series C2, C1, B, Angel, Seed and ordinary shares. After setting aside or paying in full of the preference amount (as agreed at end of this paragraph) of each series of Preferred Shares, the remaining assets and funds of the Company available for distribution to members, if any, shall be distributed ratably among all the holders of outstanding ordinary shares and all the holders of outstanding Preferred Shares in proportion to the number of outstanding ordinary shares held by them (with outstanding Preferred Shares treated on an as-if-converted basis). The preference amount of each Series of Preferred Shares is the amount equal to the higher of the followings: (i) one hundred and twenty percent of the issue price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) of relevant Preferred Shares, plus all dividends declared and unpaid with respect thereto per share then held by such holder, (ii) one hundred percent of the issue price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and the interests at a simple rate of eight percent of relevant Preferred Shares issue price per annum, plus all dividends declared and unpaid with respect thereto per share then held by such holder.

Voting rights

Each Preferred Share confers the right to receive notice of, attend and vote at any general meeting of members.

Accounting of Preferred Shares

The Group has classified the Preferred Shares in the mezzanine equity of the unaudited interim condensed consolidated balance sheets. In addition, the Group records accretion on the Preferred Shares to the redemption value from the issuance dates to the earliest redemption dates. Each issuance of the Preferred Shares was recognized at the respective issue price at the date of issuance net of issuance costs.

The Group has determined that there was no beneficial conversion feature attributable to all preferred shares because the initial effective conversion prices of these preferred shares were higher than the fair value of the Group’s common shares determined by the Group taking into account independent valuations. The Group has classified all Preferred Shares as mezzanine equities in the unaudited interim condensed consolidated balance sheet as they are contingently redeemable at the options of the holders.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

13.	Preferred Shares (Continued)

Upon issuance of Series C2 preferred shares in April 2021, the redemption start dates by which the Company fails to consummate QIPO were changed to align with that of Series C2 preferred shares. Based on the independent valuations, the Group compared the fair value of Series Seed, Series Angel, Series B and Series C1 preferred shares immediately before and after the modifications, and it is determined that the changes of the fair value were lower than 10%. The Company also noted that the modification of pre-existing preferred shares occurred in connection with the issuance of Series C1 and C2 Preferred Shares, such modification may reflect concessions made by existing holders of Preferred Shares to attract the new capital and may represent a transfer of value between difference classes of preferred shareholders. When there is no transfer of value between the preferred and common shareholder classes, recognition of deemed dividend may not be required. The Company concluded no accounting entries should be booked in relation to the modification of pre-existing preferred shares considering the fair value changes arising from the modification and the guidance regarding such modification in connection with a new round of financing being considered a transfer of value (if any) among holders of Preferred Shares.

14.	Employee Benefits

The Company’s subsidiaries, the VIE and subsidiaries of the VIE incorporated in China participate in a government-mandated multi-employer defined contribution plan under which certain retirement, medical, housing and other welfare benefits are provided to employees. Chinese labor regulations require the Company’s Chinese subsidiaries, the VIE and subsidiaries of the VIE to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; hence, the Group has no further commitments beyond its monthly contribution. The total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB32.4 million and RMB40.1 million for the nine months ended September 30, 2023 and 2024, respectively.

15.	Share-based Compensation

(a)	Share options

2020 Incentive Plan

In July 2020, the Group permitted the grant of options of the Company to employee or any other individual who provides services to the Group (“the 2020 Incentive Plan”). Option awards are granted with exercise price determined by the Board of Directors. Those options awards generally vest over a period of four years.

The Group uses binomial option pricing model to determine fair value of the option awards. The estimated fair value of each option granted is estimated on the date of grant with the following assumptions:

	For the nine months ended September 30,
	2023	2024
Risk-free interest rate	4.1%~4.3%	4.0%~4.2%
Expected volatility	49.7%~50.0%	50.0%~50.3%
Expected dividends yields	—	—
Expected term (years)	10	10
Discount for lack of marketability (“DLOM”)	12.5%~13.8%	7.3%~9.5%

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

15.	Share-based Compensation (Continued)

(a)	Share options (Continued)

The expected volatility at the grant date and each option valuation date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term of the options. The weighted average volatility is the expected volatility at the grant date weighted by number of options. The Company has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. The contractual term is the contract life of the options. The Group estimated the risk-free interest rate based on the market yield of US Government Bonds with maturities of ten years as of the valuation date, plus a country default risk spread between China and US.

The following table presents a summary of the Company’s share options activities for the nine months ended September 30, 2023 and 2024.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual life	Weighted Average Grant- date Fair Value
		US$		US$
Outstanding on January 1, 2023	20,554,900	0.11	8.09	0.49
Granted	2,984,900	0.28		2.14
Exercised	(6,994,625)	0.36		0.40
Forfeited	(710,840)	0.22		1.46

Outstanding on September 30, 2023	15,834,335	0.14	6.98	0.78

Vested and exercisable at September 30, 2023	3,141,755	0.10	6.48	0.42
Outstanding on January 1, 2024	14,934,975	0.14	6.95	0.76
Granted	4,584,000	0.30		2.45
Exercised	—	—		—
Forfeited	(975,650)	0.25		1.85

Outstanding on September 30, 2024	18,543,325	0.17	7.26	1.12

Vested and exercisable at September 30, 2024	9,700,360	0.10	6.24	0.41

During the nine months ended September 30, 2023 and 2024, the Group recorded share-based compensation expense of RMB20.3 million and RMB41.0 million, respectively, related to the above share options. As of December 31, 2023 and September 30, 2024, total unrecognized compensation expenses related to unvested awards granted under the 2020 Incentive Plan were RMB41.8 million and RMB67.8 million respectively.

(b)	Restricted share owned by the Founders

In accordance with the restricted share agreements dated as of March 27, 2020 (the “Restriction Commencement Date”), all ordinary shares ultimately owned by the Company’s founders (the “Restricted Shareholders”) became subject to four-year vesting schedule, which shall vest annually in equal installments over the next four years after the Restriction Commencement Date, provided that the Restricted Shareholders remain a full-time employee of the Group as of the date of such vesting. Any and all of unvested restricted shares shall become vested upon the earlier to (i) occur of liquidation events or deemed liquidation events as defined in the

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

15.	Share-based Compensation (Continued)

(b)	Restricted share owned by the Founders (Continued)

Amended and Restated Memorandum and Articles of Association of the Company (the “Restated M&A”), and the founders’ employment with the Group is terminated by the Group, or (ii) the closing of the QIPO as defined in the Restated M&A. The Company accounted for this arrangement similar to grant of restricted stock awards subject to service vesting conditions on the Restriction Commencement Date, though these founders’ shares are legally outstanding. Accordingly, compensation cost was measured based on the fair value of the ordinary shares at the Restriction Commencement Date and is recognized over the requisite service period.

The Group determined that the unvested Restricted Shareholders’ shares are participating securities as they have nonforfeitable rights to receive dividends but do not have a contractual obligation to fund or otherwise absorb the Group’s losses. The weighted-average grant date fair value of the restricted shares is USD$0.05 per share.

As of September 30, 2024, all restricted shares owned by the Founders had been vested. The following table presents a summary of the Company’s activities of restricted shares owned by the founders in the nine months ended September 30, 2023 and 2024:

Number of Shares

Unvested on January 1, 2023	50,000,000
Granted	—
Vested	(25,000,000)

Unvested on September 30, 2023	25,000,000

Unvested on January 1, 2024	25,000,000
Granted	—
Vested	(25,000,000)

Unvested on September 30, 2024	—

During the nine months ended September 30, 2023 and 2024, the Group recorded share-based compensation expense of RMB7.2 million and RMB2.3 million related to the Restricted Shareholders’ shares. As of December 31, 2023 and September 30, 2024, total unrecognized compensation expenses related to unvested restricted share owned by the Founders were RMB2.3 million and nil, respectively.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

15.	Share-based Compensation (Continued)

(c)	Share-based compensation cost

Share-based compensation recognized in operating expenses for the nine months ended September 30, 2023 and 2024 were as follows:

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Operation and support	—	16
Selling and marketing expenses	1,275	10,153
General and administrative expenses	22,044	24,568
Research and development expenses	4,162	8,547

Total	27,481	43,284

16.	Net (Loss)/Income Per Share

Basic and diluted net (loss)/income per share have been calculated in accordance with ASC 260 on computation of net (loss)/income per share for the nine months ended September 30, 2023 and 2024 as follows:

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Numerator:
Net (loss)/income from continuing operations attributable to ordinary shareholders of the Company	(236,446)	240,625
Net income from discontinued operations attributable to ordinary shareholders of the Company	26,352	—

Net (loss)/income attributable to ordinary shareholders of the Company	(210,094)	240,625

Denominator:
Weighted average number of ordinary shares outstanding, basic	67,170,078	98,328,935
Dilutive effect of share options	—	13,252,389
Dilutive effect of restricted shares	—	8,293,930

Weighted average number of ordinary shares outstanding, diluted	67,170,078	119,875,254

Net (loss)/income per share from continuing operations attributable to ordinary shareholders of the Company, basic	(3.52)	2.45
Net income per share from discontinued operations attributable to ordinary shareholders of the Company, basic	0.39	—

Net (loss)/income per share, basic	(3.13)	2.45

Net (loss)/income per share from continuing operations attributable to ordinary shareholders of the Company, diluted	(3.52)	2.01
Net income per share from discontinued operations attributable to ordinary shareholders of the Company, diluted	0.39	—

Net (loss)/income per share, diluted	(3.13)	2.01

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

16.	Net (Loss)/Income Per Share (Continued)

Share options, restricted shares, and preferred shares are considered as potential dilutive shares throughout the reporting periods. Due to the Group’s negative financial results for the nine months ended September 30, 2023, the potential dilutive shares have anti-dilutive effect on loss per share if they are converted to ordinary shares, thus the diluted loss per share for the nine months ended September 30, 2023 was equivalent to the basic loss per share.

17.	Commitments and Contingencies

Contingencies

The Company is not currently a party to any pending material litigation or other legal proceeding or claims.

The Company is incorporated in the Cayman Islands and is considered as a foreign entity under PRC laws. The Company conducts its businesses partly through the VIE. The VIE holds the licenses and approvals that are essential for the Company’s business operations. In the opinion of the Company’s PRC legal counsel, the current ownership structures and the contractual arrangements with the VIE and the VIE’s shareholders as well as the operations of the VIE are in compliance with all existing PRC laws, rules and regulations. However, there may be changes and other developments in PRC laws and regulations. Accordingly, the Company cannot be assured that PRC government authorities will not take a view in the future contrary to the opinion of the Company’s PRC legal counsel. If the current ownership structures of the Company and its contractual arrangements with the VIE were found to be in violation of any existing or future PRC laws or regulations, the Company may be required to restructure its ownership structure and operations in China to comply with amendments from time to time and new PRC laws and regulations.

18.	Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. The Company concluded that the Group’s CODM is Mr. Fang, Chairman of the Board of Directors and CEO.

The Group’s organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of products and technology. The Group’s operating segments are based on such organizational structure and information reviewed by the Group’s CODM to evaluate the operating segment results. The Group has internal reporting of revenue, cost and expenses by nature as a whole. Hence, the Group has one operating segment.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

18.	Segment Information (Continued)

Key revenues streams are as below:

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Insurance distribution services	544,316	784,337
Short-term insurance	520,156	769,163
- Medical insurance	384,962	557,955
- Critical illness insurance	125,694	186,540
- Others	9,500	24,668
Long-term insurance	24,160	15,174
- Life insurance and others	24,160	15,174
System services	945,038	1,603,758
- Precise marketing services	725,072	1,121,944
- Analytics services	165,216	443,799
- Other system services	54,750	38,015
Others	11,733	7,673

Total	1,501,087	2,395,768

As of December 31, 2023, the amounts due from related parties of RMB4,557 were mainly related to the system services provided to the Disposed Entities during the nine months ended September 30, 2023, all of which was collected during the first half of 2024.

Substantially all revenues are derived from mainland China based on the geographical locations where services are provided to customers. In addition, the Group’s long-lived assets are substantially all located in mainland China. Therefore, no geographical segments are presented.

19.	Fair Value Measurement

The Group’s financial instruments consist primarily of cash and cash equivalents, time deposits, restricted cash, short-term investments, accounts receivable, deposits (included in “Prepayments and other current assets”), amounts due from related parties, loans to staff (included in the “Other non-current assets, net”), accounts payable, other payables (included in “Accrued expenses and other current liabilities”) and amounts due to related parties.

Recurring

The following tables set forth, by level within the fair value hierarchy, financial assets measured at fair value as of December 31, 2023 and September 30, 2024. As required by ASC Topic 820, financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the respective fair value measurement.

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
	RMB	RMB	RMB	RMB
Short-term investments	—	21,079	—	21,079

Total	—	21,079	—	21,079

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

19.	Fair Value Measurement (Continued)

	As of September 30, 2024
	Level 1	Level 2	Level 3	Total
	RMB	RMB	RMB	RMB
Short-term investments	—	21,436	—	21,436

Total	—	21,436	—	21,436

The Company’s other financial instruments, including cash and cash equivalents, restricted cash, time deposits, accounts receivable, deposits (included in “Prepayments and other current assets”), amounts due from/to related parties, accounts payable and other payables (included in “Accrued expenses and other current liabilities”) are not measured at fair value in the unaudited interim condensed consolidated balance sheets. Their carrying values approximated fair value due to their short-term maturity. Loans to staff (included in “Other non-current assets, net”) are measured at amortized cost. Their fair values were estimated by discounting the scheduled cash flows through to estimated maturity using estimated discount rates close to market interest rate and hence their carrying values approximated fair value.

Non-recurring

As of December 31, 2023 and September 30, 2024, the Group had no financial assets or financial liabilities that are measured at fair value at non-recurring basis. The Group’s non-financial assets, such as intangible assets, property and equipment, would be measured at fair value on non-recurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

20.	Restricted Net Assets

Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries, the VIE and subsidiaries of the VIE can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries, the VIE and subsidiaries of the VIE are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion amounted to RMB864.9 million as of September 30, 2024. Even though the Company currently does not require any such dividends, loans or advances from the PRC subsidiaries, the VIE and subsidiaries of the VIE for working capital and other funding purposes, the Company may in the future require additional cash resources from its PRC subsidiaries, the VIE and subsidiaries of the VIE due to changes in business conditions, to fund future acquisitions and developments, or merely declare and pay dividends to or distributions to the Company’s shareholders.

21.	Subsequent Events

The Group has performed evaluation of subsequent events through November 6, 2024, which is the date the unaudited interim condensed consolidated financial statements are available to be issued, with no material events or transactions identified that should have been recorded or disclosed in the unaudited interim condensed consolidated financial statements.

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

22.	Parent Company Only Unaudited Interim Condensed Financial Information

The Company performed a test on the restricted net assets of subsidiaries and the VIE in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that the unaudited interim condensed financial information of the Company is required to be presented. The unaudited interim condensed financial information of the Company has been prepared in accordance with SEC Regulation S-X Rule 5-04 and Rule 12-04, using the same accounting policies as set out in the Group’s consolidated financial statements, except that the Company uses the equity method to account for investments in its subsidiaries and the VIE.

The subsidiaries did not pay any dividend to the Company for the years presented. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted. The footnote disclosures contain supplemental information relating to the operations of the Company, as such, these statements are not the general-purpose financial statements of the reporting entity and should be read in conjunction with the notes to the unaudited interim condensed consolidated financial statements of the Company.

The Company did not have significant capital and other commitments or guarantees as of December 31, 2023 and September 30, 2024.

Balance sheet

	As of December 31, 2023	As of September 30, 2024
	RMB	RMB
ASSETS
Current assets:
Cash and cash equivalents	6,031	71,272
Time deposits	203,203	201,533
Prepayments and other current assets, net	3,533	5,873
Amounts due from subsidiaries	17,835	17,645

Total current assets	230,602	296,323

Non-current assets:
Investment in subsidiaries and the VIE	633,025	1,253,400

Total non-current assets	633,025	1,253,400

TOTAL ASSETS	863,627	1,549,723

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

22.	Parent Company Only Unaudited Interim Condensed Financial Information (Continued)

	As of December 31, 2023	As of September 30, 2024
	RMB	RMB
LIABILITIES
Current liabilities:
Accrued expenses and other current liabilities	10,061	11,262
Amounts due to subsidiaries	—	70,074

Total current liabilities	10,061	81,336

TOTAL LIABILITIES	10,061	81,336

Series Seed convertible redeemable preferred shares (US$0.0001 par value; 30,769,231 and 30,769,231 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)	563,088	664,382
Series Angel convertible redeemable preferred shares (US$0.0001 par value; 21,978,022 and 21,978,022 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)	406,113	476,692
Series B convertible redeemable preferred shares (US$0.0001 par value; 45,315,510 and 45,315,510 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)	867,956	994,210
Series C-1 convertible redeemable preferred shares (US$0.0001 par value; 37,373,616 and 37,373,616 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)	816,130	840,517
Series C-2 convertible redeemable preferred shares (US$0.0001 par value; 15,650,202 and 15,650,202 shares authorized, issued and outstanding as of December 31, 2023 and September 30, 2024, respectively)	337,664	348,072

TOTAL MEZZANINE EQUITY:	2,990,951	3,323,873

Ordinary shares (US$0.0001 par value, 348,913,419 and 348,913,419 shares authorized, 106,994,625 and 106,994,625 issued, and 81,994,625 and 106,994,625 outstanding as of December 31, 2023 and September 30, 2024, respectively)	54	71
Additional paid in capital	134,334	177,930
Accumulated deficit	(2,287,068)	(2,046,443)
Accumulated other comprehensive income	15,295	12,956

Total shareholders’ deficit	(2,137,385)	(1,855,486)

Total liabilities, mezzanine equity and shareholders’ deficit	863,627	1,549,723

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

22.	Parent Company Only Unaudited Interim Condensed Financial Information (Continued)

Statement of comprehensive income

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
General and administrative expenses	(3,822)	(10,829)

Total operating expenses	(3,822)	(10,829)

Other income:
Others, net	6,213	7,376
Equity in income of subsidiaries, the VIE and subsidiaries of the VIE	139,927	577,000

Net income	142,318	573,547
Accretion to preferred shares redemption value	(352,412)	(332,922)

Net (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders	(210,094)	240,625

Net income	142,318	573,547

Other comprehensive income:
Foreign currency translation adjustments	8,319	(2,339)

Total other comprehensive income	8,319	(2,339)

Total comprehensive income	150,637	571,208
Accretion to preferred shares redemption value	(352,412)	(332,922)

Comprehensive (loss)/income attributable to the Yuanbao Inc.’s ordinary shareholders	(201,775)	238,286

YUANBAO INC.

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(All amounts in thousands, except for share and per share data)

22.	Parent Company Only Unaudited Interim Condensed Financial Information (Continued)

Cash flows

	For the nine months ended September 30,
	2023	2024
	RMB	RMB
Net cash provided by/(used in) operating activities	291	(1,794)

Cash flows from investing activities:
Cash paid for investments in subsidiaries	(73)	—
Purchase of time deposits	(437,183)	(1,039,231)
Cash received from maturity of time deposits	434,578	1,039,671

Net cash (used in)/provided by investing activities	(2,678)	440
Cash flows from financing activities:
Cash paid for initial public offering costs	—	(2,800)
Cash received from subsidiary	—	70,074

Net cash provided by financing activities	—	67,274

Effect of foreign exchange rate changes on cash and cash equivalents and restricted cash	5,097	(679)

Net increase in cash and cash equivalents and restricted cash	2,710	65,241
Cash and cash equivalents and restricted cash at beginning of the period	1,747	6,031

Cash and cash equivalents and restricted cash at end of the period	4,457	71,272

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Series B preferred shares
Deep Mind Holdings Limited	September 30, 2020	755,259	US$0.5 million
Hike Capital L.P.	September 30, 2020	4,531,551	US$3.0 million
Northern Light Venture Capital V, Ltd.	September 30, 2020	9,063,102	US$6.0 million
Qiming Venture Partners VII, L.P.	September 30, 2020	17,960,694	Approximately US$11.9 million
Qiming VII Strategic Investors Fund, L.P.	September 30, 2020	165,510	Approximately US$0.1 million
SIG Global China Fund I, LLLP	September 30, 2020	12,839,394	US$8.5 million

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Series C1 preferred shares
Northern Light Venture Capital V, Ltd.	March 19, 2021	2,803,021	US$6.0 million
Quadrant Ventures Limited	March 19, 2021	7,007,553	US$15.0 million
SIG Global China Fund I, LLLP	March 19, 2021	3,737,362	US$8.0 million
Deep Mind Holdings Limited	March 19, 2021	373,736	US$0.8 million
Geometry Ventures Limited	March 19, 2021	9,343,404	US$20.0 million
HIKE Capital Ill L.P.	March 19, 2021	5,606,042	US$12.0 million
Qiming Venture Partners VII, L.P.	March 19, 2021	4,258,721	Approximately US$9.1 million
Qiming VII Strategic Investors Fund, L.P.	March 19, 2021	39,245	Approximately US$84 thousand
SINO-FRENCH (INNOVATION) FUND II	March 19, 2021	4,204,532	US$9.0 million
Series C2 preferred shares
Franchise Fund LP	April 13, 2021	14,015,106	US$30.0 million
SIG Global China Fund I, LLLP	April 13, 2021	1,635,096	US$3.5 million
Options
Certain directors, officers and employees	various dates	options to purchase ordinary shares	Past and future services provided by these individuals to us

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

•

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Yuanbao Inc.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1**	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2**	Form of the Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2**	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4†**	The Fourth Amended and Restated Shareholders Agreement among the Registrant and other parties thereto dated April 13, 2021

5.1**	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1**	Form of opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2**	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1**	2020 Share Option Plan

10.2**	2024 Equity Incentive Plan

10.3**	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4**	Form of Employment Agreement between the Registrant and its executive officers

10.5†**	English translation of the executed form of the Amended Exclusive Business Cooperation Agreement dated January 1, 2024

10.6†**	English translation of the executed form of the Exclusive Equity Option Agreement dated March 17, 2020

10.7†**	English translation of the executed form of the Equity Pledge Agreement dated March 17, 2020

10.8†**	English translation of the executed form of the Exclusive Asset Purchase Agreement dated March 17, 2020

10.9†**	English translation of the executed form of the Shareholder Entrustment Agreement dated March 17, 2020

10.10†**	English translation of the executed form of the Power of Attorney dated March 17, 2020

10.11†**	English translation of the executed form of the Spousal Consent Letter dated March 17, 2020

10.12†**	English translation of the executed form of the Undertaking Letter dated March 17, 2020

10.13†**	English translation of the executed form of the Loan Agreement dated September 16, 2020

10.14†**	English translation of the executed form of the Equity Pledge Agreements dated September 17, 2020

21.1**	Significant Subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

Exhibit Number	Description of Document

23.3**	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.4**	Consent of Dong Li, independent director nominee

23.5**	Consent of Xu Han, independent director nominee

24.1**	Powers of Attorney (included on signature page)

99.1**	Code of Business Conduct and Ethics of the Registrant

99.2**	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.4**	Consent of Frost & Sullivan

99.5**	Representations under Item 8.A.4 of Form 20-F

107**	Filing Fee Table

*	To be filed by amendment.
**	Previously Filed.
†

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on November 6, 2024.

Yuanbao Inc.

By:	/s/ Rui Fang
Name: Rui Fang
Title: Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Mr. Rui Fang and Mr. Huirui Wan as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on November 6, 2024.

Signature	Title
/s/ Rui Fang	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Rui Fang

/s/ Ying Li	Director
Ying Li

/s/ Shuli Sun	Director
Shuli Sun

/s/ Huirui Wan	Chief Financial Officer (Principal Financial and Accounting Officer)
Huirui Wan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Yuanbao Inc., has signed this registration statement or amendment thereto in New York on November 6, 2024.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President